As filed with the Securities and Exchange Commission on July 16, 2009.
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Infineon Technologies AG
(Exact name of registrant as specified in its charter)

Federal Republic of Germany (State or other jurisdiction of incorporation or organization)	Not applicable (I.R.S. Employer Identification Number)
Am Campeon 1-12
D-85579 Neubiberg
Federal Republic of Germany
Tel: +49-89-234-0
(Address and telephone number of registrant’s principal executive offices)

Infineon Technologies North America Corp.
640 N. McCarthy Blvd
Milpitas, California 95035
(408) 501-6000
Attention: General Counsel
(Name, address, and telephone number of agent for service)

Copies to:

John A. Burgess Timothy J. Corbett Wilmer Cutler Pickering Hale and Dorr LLP 10 Noble Street London EC2V 7QJ United Kingdom Tel. +44-20-7645-2400 Fax. +44-20-7645-2424	Mark Strauch Freshfields Bruckhaus Deringer LLP Bockenheimer Anlage 44 60322 Frankfurt am Main Germany Tel. +49-69-27-30-80 Fax +49-69-23-26-64	Raymond J. Fisher Linklaters LLP 1345 Avenue of the Americas New York, New York 10105 Tel: +1-212-903-9000 Fax +1-212-903-9100

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering	Aggregate	Amount of
Securities to be Registered	Registered	Price per Unit(2)	Offering Price(2)	Registration Fee(3)
Ordinary Shares(1)	337,000,000	$2.99	$1,009,008,330	$56,302.66
Ordinary Share Rights(4)		None	None	None
ADS Rights(4)		None	None	None

(1)	A portion of the ordinary shares will be represented by the registrant’s American Depositary Shares (“ADSs”), each of which represents one ordinary share. ADSs issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to the Registration Statement on Form F-6 (File No. 333-141499).

(2)	Estimated solely for calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended, based on an exchange rate of €1.00 = $1.3926 (the Federal Reserve Board’s noon buying rate in New York on July 10, 2009).

(3)	Calculated by multiplying 0.0000558 by the proposed maximum aggregate offering price.

(4)	No separate consideration will be received for the Ordinary Share Rights or ADS Rights.

PROSPECTUS

Rights Offering of up to 337,000,000 Ordinary Shares
in the form of Ordinary Shares or American Depositary Shares of

Infineon Technologies AG

In this rights offering, Infineon Technologies AG is offering:

•	to holders of its ordinary shares, the right to subscribe for new ordinary shares; and

•	to holders of American Depositary Shares, or ADSs, each representing one ordinary share of Infineon Technologies AG, the right to subscribe for new ADSs.

Offering to holders of ADSs

You will receive one ADS right for each whole ADS you own of record on July 17, 2009. Nine ADS rights will entitle you to purchase four new ADSs at $2.99 per ADS. The required estimated subscription payment is $3.29 per ADS. ADS rights may be exercised only in integral multiples of the subscription ratio. Fractional ADSs will not be issued and will be rounded down to the nearest whole ADS. Rights to subscribe for ADSs will expire at 5:00 p.m. (New York City time) on July 29, 2009.

Offering to holders of ordinary shares

You will receive one ordinary share right for each ordinary share you own of record on July 17, 2009. Nine ordinary share rights will entitle you to purchase four new ordinary shares at €2.15 per ordinary share. Ordinary share rights may be exercised only in integral multiples of the subscription ratio. Fractional shares will not be issued. Rights to subscribe for new ordinary shares will expire at 11:59 p.m. (Frankfurt time) on August 3, 2009.

The ADSs trade over-the-counter on the OTCQX International market under the symbol “IFNNY” and the ordinary shares trade on the Frankfurt Stock Exchange under the symbol “IFX”. We will not initiate trading of the ADS rights or ordinary share rights on the OTCQX International market, the Frankfurt Stock Exchange or any other market or stock exchange. On July 15, 2009, the closing price of the ADSs on the OTCQX International market was $4.40 and the closing price of the ordinary shares on the Frankfurt Stock Exchange as reported by Xetra was €3.13.

Any ordinary shares that are not sold in the rights offering (including in the form of ADSs), up to a maximum of 30 percent minus one share of our outstanding share capital, will, subject to certain conditions, be subscribed for by Admiral Participations (Luxembourg) S.à r.l., a fund managed by an affiliate of Apollo Global Management LLC (the “backstop investor”). If the number of unsubscribed shares represent less than 15 percent of our share capital, the backstop investor may, but is not obligated to, acquire any unsubscribed shares. If our shareholders purchase 52 percent or more of the shares offered in this offering, the number of unsubscribed shares will represent less than 15 percent of our total share capital.

The amount of fees we pay in this offering depends on the total number of shares subscribed for in this offering, including the number of shares subscribed for by the backstop investor. If the backstop investor acquires unsubscribed shares representing more than 25 percent of our share capital and our existing shareholders acquire all of the remaining offered shares, then we expect to receive net proceeds of approximately €700 million (approximately $975 million), after deducting estimated fees and expenses of approximately €25 million. If 52 percent of the offered shares are purchased by our existing shareholders and none are purchased by the backstop investor, we expect to receive net proceeds of €335 million (approximately $467 million), after deducting estimated fees and expenses of approximately €40 million.

See “Risk Factors” beginning on page 15 to read about factors you should consider before investing in the ordinary shares or ADSs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Bookrunners and Joint Lead Managers

Credit Suisse	Deutsche Bank	Merrill Lynch International
Joint Lead Manager
Citi
Selling Agent
Erste Bank

The date of this prospectus is July 16, 2009.

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FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements about the future of our business and the industry in which we operate. These include statements relating to the proceeds from the offering, general economic conditions, future developments in the world semiconductor market; our ability to manage our costs and to achieve our savings and growth targets; the resolution of the insolvency proceedings of Qimonda AG, our subsidiary (“Qimonda”), and the liabilities we may face as a result of Qimonda’s insolvency; the benefits of R&D alliances and activities; our planned levels of future investment; the introduction of new technology at our facilities; the continuing transitioning of our production processes to smaller structure sizes; and our continuing ability to offer commercially viable products.

These forward-looking statements are subject to broader economic developments, including the duration and depth of the current economic downturn; trends in demand and prices for semiconductors generally and for our products in particular, as well as for the end-products, such as automobiles and consumer electronics, that incorporate our products; the success of our development efforts, both alone and with partners; the success of our efforts to introduce new production processes at our facilities; the actions of competitors; the availability of funds, including for the re-financing of our indebtedness; the outcome of antitrust investigations and litigation matters; and the outcome of Qimonda’s insolvency proceedings; as well as the other factors mentioned in the “Risk Factors” section of the prospectus.

As a result, our actual results could differ materially from those contained in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. We do not undertake any obligation to publicly update or revise any forward-looking statements in light of developments which differ from those anticipated.

INCORPORATION OF DOCUMENTS BY REFERENCE

We have filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the company, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s internet site, as discussed below.

The SEC allows us to “incorporate by reference” the information we file with them, which means we can disclose important information to you by referring you to those documents. We incorporate by reference into this prospectus the following information and documents:

•	Our 2008 Annual Report on Form 20-F, filed with the SEC on December 29, 2008.

•	Our Report on Form 6-K filed on July 16, 2009 containing portions of the German prospectus in connection with this offering (the “German Prospectus”).

The most recent information that we file with the SEC automatically updates and supersedes earlier information. Specifically, the information included in our German Prospectus, including that contained under the headings “Summary of the Company’s Business” and “Business”, supersedes the corresponding sections of our 2008 Annual Report on Form 20-F. Additionally, the information included in this prospectus under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and the consolidated audited financial statements filed with this prospectus, supersede the corresponding sections of our 2008 Annual Report on Form 20-F.

In addition, we will incorporate by reference into this prospectus all documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and, to the extent, if any, we designate therein, reports on Form 6-K we furnish to the SEC after the date of this prospectus and prior to the termination or expiry of any offering contemplated in this prospectus.

We will provide to you, upon your written or oral request, without charge, a copy of any or all of the documents we referred to above which we have incorporated in this prospectus by reference. You should direct your requests to Investor Relations at investor.relations@infineon.com (tel. no. +49-89-234-26655).

You may read and copy any document that we file with or furnish to the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

MARKET AND INDUSTRY DATA

Market data used in this prospectus were obtained from internal company estimates and various trade associations and market research firms which monitor the industries in which we compete, including data prepared or reported by iSuppli Corporation (“iSuppli”). We have not independently verified these third-party market data. Similarly, internal company estimates, while believed by us to be reliable, have not been verified by any independent sources, and neither we nor any other person makes any representation as to the accuracy of the information. While we are not aware of any misstatements regarding any industry or similar data presented herein, such data involve risks and uncertainties and is subject to change based on various factors, including those discussed under the “Risk Factors” section in this prospectus.

ABOUT THIS PROSPECTUS

In this prospectus, references to “our company” are to Infineon Technologies AG and its subsidiaries. References to “Infineon,” “we,” or “us” are to Infineon Technologies AG and, unless the context otherwise requires, to its subsidiaries.

SUMMARY

Overview

Infineon is one of the world’s leading semiconductor suppliers by revenue. Infineon has been at the forefront of the development, manufacture and marketing of semiconductors for more than 50 years, first as the Siemens Semiconductor Group and then, from 1999, as an independent group. Infineon Technologies AG has been a publicly traded company since March 2000. According to the market research company iSuppli (June 2009), Infineon (excluding Qimonda) was ranked the number ten semiconductor company in the world by revenue in the 2008 calendar year.

Infineon designs, develops, manufactures and markets a broad range of semiconductors and complete system solutions used in a wide variety of applications for energy efficiency, security and communications. Infineon’s main business is currently conducted through its five operating segments: Automotive, Industrial & Multimarket, Chip Card & Security, Wireless Solutions and Wireline Communications. On July 7, 2009, we entered into an asset purchase agreement to sell the Wireline Communications business, which is expected to close in the fall of 2009.

In the 2009 fiscal year, we are taking significant measures, in particular through our cost-reduction program “IFX10+”, with the aim of cutting costs, reducing debt, preserving cash and otherwise improving our financial condition. The efforts continue at present. We believe that due to the positive impact of our overall cost reduction and cash preservation measures to retain liquidity, we will be able to finance our normal business operations out of cash flows from continuing operations despite the sharp decline in revenue levels.

Our principal business address is Am Campeon 1-12, D-85579 Neubiberg, Federal Republic of Germany, and our telephone number is +49-89-234-0.

Background to and Reasons for the Offering

The entire semiconductor industry, including Infineon, has been adversely affected by the global economic downturn and financial crisis. Our revenues declined from €1,153 million in the fourth quarter of the 2008 fiscal year to €845 million in the third quarter of the 2009 fiscal year. Our gross cash position decreased during the first nine months of the 2009 fiscal year by €12 million, from €883 million as of September 30, 2008 to €871 million as of June 30, 2009. Included in this decline in the gross cash position were:

•	approximately €106 million of cash outflows in connection with our IFX10+ cost reduction program,

•	scheduled debt repayments of approximately €101 million, which included €41 million for our syndicated loan facility, and

•	voluntary repurchases of an aggregate nominal amount of €246 million of our guaranteed subordinated convertible notes due 2010 that were issued by our subsidiary Infineon Technologies Holding B.V. (“Convertible Notes due 2010”) and our guaranteed subordinated exchangeable notes due 2010 that were issued by our subsidiary Infineon Technologies Investment B.V. (“Exchangeable Notes due 2010”) for an aggregate of €161 million in cash.

These outflows were partly offset by a reimbursement of €112 million by the Deposit Protection Fund of the German Private Commercial Banks (Einlagensicherungsfonds des Bundesverbandes deutscher Banken e.V.) in relation to the insolvency of Lehman Brothers Bankhaus AG and gross proceeds of €182 million from the issuance of new guaranteed subordinated convertible notes due 2014 that were issued by our subsidiary Infineon Technologies Holding B.V. (the “New Convertible Notes due 2014”). Despite the very significant revenue decline, we generated sufficient free cash flow from operations to fund the majority of the cash outflows relating to our IFX 10+ cost reduction program.

Our management believes that we should seek to maintain a gross cash position of at least €250 to €300 million to operate our business effectively. As a result, we have acted vigorously to reduce operating expenses, conserve cash and improve our balance sheet. The steps that we have taken to this end include, among other things, the IFX10+ cost reduction program, debt repurchases, the issuance of the New Convertible Notes due 2014 and the divestiture of the Wireline Communications business. Through our IFX 10+ cost reduction program, we have achieved significant cost reductions. Our operating expenses for the three months ended June 30, 2009 decreased by €88 million when compared to the three months ended September 30, 2008. Our management believes that these savings are mainly due to our IFX 10+ cost reduction program. In aggregate, we are targeting total cost reductions from this program of

€600 million for the 2009 fiscal year when compared to our total costs in the 2008 fiscal year, some of which are temporary in nature.

In addition, on July 7, 2009, we entered into an asset purchase agreement with an entity affiliated with Golden Gate Private Equity, Inc. to sell our Wireline Communications business for cash consideration of €250 million. The majority of the purchase price is payable at closing, which is expected to occur in the fall of 2009, with €20 million of the purchase price being payable nine months after the closing date. We are selling our Wireline Communications business in order to focus on the further development of our main business, our strategy and strong position in the key areas of energy efficiency, security and communications, while further improving our balance sheet and strengthening our liquidity position.

Our management believes that the positive impact of our cost reduction and cash preservation measures will enable us to finance our ordinary business operations out of cash flows from continuing operations, despite the sharp decline in revenue levels. However, our ability to refinance certain liabilities while maintaining our target level of liquidity is a concern. The current outstanding nominal amount as of June 30, 2009 of €522 million of Convertible Notes due 2010 will become due for repayment on June 5, 2010, and the current nominal amount as of June 30, 2009 of €48 million of Exchangeable Notes due 2010 will become due for repayment on August 31, 2010. Also, we are expecting other scheduled debt repayments of an aggregate of approximately €110 million through the end of September 2010, including our multi-currency revolving facility. We will also incur further cash outflows in connection with our IFX10+ cost reduction program, and may incur additional expenses in connection with the insolvency of Qimonda and the resolution of our ongoing negotiations regarding ALTIS, the manufacturing joint venture between us and IBM in France. We are taking a number of measures, including this offering, our cost reduction program and the sale of our Wireline Communications business, in order to meet these obligations and maintain the desired level of liquidity.

Our management believes that prior to the announcement of the offering on July 10, 2009, the market perception factored in a degree of uncertainty as to our liquidity position, our ability to repay the Convertible Notes due 2010 and the Exchangeable Notes due 2010 as they come due and our contingent liabilities relating to Qimonda and ALTIS. We also believe that the successful completion of the offering will further improve the capital markets’ confidence in our ability to repay these notes and satisfy these contingent liabilities while maintaining a sufficient amount of liquidity, and will help market participants perceive us as well placed to achieve sustainable and, ultimately improved, profitability.

Any ordinary shares that are not sold in the rights offering (including in the form of ADSs), up to a maximum of 30 percent minus one share of our outstanding share capital, will, subject to certain conditions, be subscribed for by the backstop investor. If the number of unsubscribed shares represent less than 15 percent of our share capital, the backstop investor may, but is not obligated to, acquire any unsubscribed shares. If our shareholders purchase 52 percent or more of the shares offered in this offering, the number of unsubscribed shares will represent less than 15 percent of our total share capital.

The amount of fees we pay in this offering depends on the total number of shares subscribed for in this offering, including the number of shares subscribed for by the backstop investor. If the backstop investor acquires unsubscribed shares representing more than 25 percent of our share capital and our existing shareholders acquire all of the remaining offered shares, then we expect to receive net proceeds of approximately €700 million (approximately $975 million), after deducting estimated fees and expenses of approximately €25 million. If 52 percent of the offered shares are purchased by our existing shareholders and none are purchased by the backstop investor, we expect to receive net proceeds of €335 million (approximately $467 million), after deducting estimated fees and expenses of approximately €40 million.

We believe that the successful completion of the offering, resulting in net proceeds of between €335 to €700 million, will strengthen our capital structure. In particular, assuming we are able to place all of the 337,000,000 new ordinary shares, and the backstop investor purchases unsubscribed shares representing more than 25 percent of our share capital, we will receive the maximum net proceeds of €700 million, in which case we plan to use approximately €570 million to repay the Convertible Notes due 2010 and the Exchangeable Notes due 2010, of which as of June 30, 2009, €570 million were outstanding.

We intend to use any net proceeds, together with available cash reserves and the proceeds of the sale of the Wireline Communications business, that exceed the amount needed to repay these notes to strengthen our liquidity position, satisfy any contingent liabilities, and repay other indebtedness, as well as to continue to invest in a very innovation driven industry and to pursue strategic opportunities in an increasingly consolidating industry.

Summary Consolidated Financial Data

For periods beginning October 1, 2008, we have prepared our financial statements in accordance with International Financial Reporting Standards (“IFRS”). In connection with our transition to IFRS, we have also prepared financial statements for the two years ended September 30, 2008 in accordance with IFRS. Below we present summary consolidated statements of operations data for the 2007 and 2008 fiscal years and the six-month periods ended March 31, 2008 and 2009, and summary consolidated balance sheet data at September 30, 2007 and 2008 and at March 31, 2009, derived from Infineon’s consolidated IFRS financial statements. The summary consolidated statements of operations data for the 2007 and 2008 fiscal years and the summary consolidated balance sheet data at September 30, 2007 and 2008, prepared in accordance with IFRS, have been extracted from financial statements as of and for the fiscal year ended September 30, 2008, prepared in accordance with IFRS, which appear beginning on page F-2. We also present summary consolidated statements of operations data for the six-month periods ended March 31, 2008 and 2009, and selected consolidated balance sheet data at March 31, 2009, derived from Infineon’s condensed consolidated IFRS financial statements, which appear in this prospectus beginning on page F-79.

	For the years ended September 30,(1)			For the six months ended March 31,(1)(2)
	2007	2008	2008(2)(3)	2008	2009	2009(4)
	(in millions, except per share data)

Selected Consolidated Statement of Operations Data
Revenue	€4,074	€4,321	$6,084	€2,139	€1,577	$2,091
Income (loss) from continuing operations before income taxes	(44)	(147)	(207)	82	(264)	(350)
Income (loss) from continuing operations	(43)	(188)	(265)	59	(266)	(353)
Loss from discontinued operations, net of income taxes	(327)	(3,559)	(5,011)	(2,543)	(396)	(525)
Net loss	(370)	(3,747)	(5,276)	(2,484)	(662)	(878)
Attributable to:
Minority interests	(23)	(812)	(1,143)	(552)	(49)	(65)
Shareholders of Infineon Technologies AG	(347)	(2,935)	(4,133)	(1,932)	(613)	(813)
Basic and diluted loss per share from continuing operations	(0.08)	(0.33)	(0.46)	0.06	(0.36)	(0.48)
Basic and diluted loss per share from discontinued operations	(0.38)	(3.58)	(5.04)	(2.64)	(0.46)	(0.61)

Basic and diluted loss per share	(0.46)	(3.91)	(5.50)	(2.58)	(0.82)	(1.09)

Selected Consolidated Balance Sheet Data
Cash and cash equivalents	1,809	749	1,055		532	706
Available-for-sale financial assets	417	134	189		133	176
Working capital (deficit), excluding cash and cash equivalents, available-for-sale financial assets and net assets held for disposal	(43)	86	121		(28)	(37)
Assets held for disposal	303	2,129	2,998		6	8
Total assets	10,599	6,982	9,831		3,977	5,274
Short-term debt and current maturities	336	207	291		170	225
Liabilities held for disposal	129	2,123	2,989		—	—
Long-term debt	1,227	963	1,356		816	1,082
Total equity	6,004	2,161	3,043		1,703	2,259

Notes

(1)	During the 2008 fiscal year we committed to a plan to dispose of Qimonda. As a result, the results of Qimonda are reported as discontinued operations in the Selected Consolidated Statements of Operations Data for all periods presented, and the assets and liabilities of Qimonda have been reclassified as held for disposal in the Selected Consolidated Balance Sheet Data as of March 31, 2008 and as of September 30, 2008. On January 23, 2009, Qimonda and its wholly owned subsidiary Qimonda Dresden GmbH & Co. oHG filed an application at the Munich Local Court to commence insolvency proceedings. As a result of this application, we deconsolidated Qimonda during the second quarter of the 2009 fiscal year. On April 1, 2009, the insolvency proceedings formally opened.

(2)	Unaudited.

(3)	Converted from Euro into U.S. dollars at an exchange rate of €1 = $1.4081, which was the noon buying rate of the Federal Reserve Bank of New York on September 30, 2008.

(4)	Converted from Euro into U.S. dollars at an exchange rate of €1 = $1.3261, which was the noon buying rate of the Federal Reserve Board in New York on March 31, 2009.

Recent Developments

Cost Reductions and Financing

We have in recent periods implemented a number of significant measures to cut costs, reduce debt, preserve cash and otherwise improve our financial condition. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Measures Taken to Date to Improve Our Financial Condition.”

Subsequent to March 31, 2009, we repurchased €38 million in nominal amount of our Exchangeable Notes due 2010 for €27 million in cash and €56 million in nominal amount of our Convertible Notes due 2010 for €44 million in cash. The repurchases were made out of available cash.

On May 26, 2009, we, through our subsidiary Infineon Technologies Holding B.V., issued a nominal amount of €196 million in New Convertible Notes due 2014 at a discount of 7.2 percent in an offering to institutional investors guaranteed by us.

On July 7, 2009, we entered into an asset purchase agreement to sell the Wireline Communications business for cash consideration of €250 million. The majority of the purchase price is payable at closing, which is expected to occur in the fall of 2009, with €20 million of the purchase price being payable nine months after the closing date. We are selling the Wireline Communications business in order to focus on the further development of our main business, our strategy and strong position in the key areas of energy efficiency, security and communications, while at the same time further improving our balance sheet and strengthening our liquidity position. The sale is expected to close in the fall of 2009.

On July 10, 2009, we entered into an investment agreement with the backstop investor, pursuant to which the backstop investor will subscribe for unsubscribed ordinary shares at the subscription price, up to a maximum of 30 percent minus one share of our share capital. The backstop investor’s obligations are subject to the condition that unsubscribed shares represent at least 15 percent of our share capital, unless such requirement is waived by such backstop investor.

Preliminary Results for the Quarter Ended June 30, 2009

Our revenues in the three months ended June 30, 2009 were €845 million compared to €747 million in the three months ended March 31, 2009 and €1,029 million in the three months ended June 30, 2008. Revenues were up 13 percent sequentially and down 18 percent year-over-year. In the three months ended June 30, 2009, Automotive sales were approximately €206 million, Industrial & Multimarket sales were approximately €221 million, Chip Card & Security sales were approximately €82 million, Wireless Solutions sales were approximately €251 million, and Wireline Communications sales were approximately €84 million. Other Operating Segment and Corporate and Elimination sales were approximately €1 million.

Segment Results for the three months ended June 30, 2009 were as follows: Automotive Segment Result was approximately negative €17 million, Industrial & Multimarket Segment Result was approximately €9 million, Chip Card & Security Segment Result was approximately €4 million, Wireless Solutions Segment Result was approximately €19 million, Wireline Communications Segment Result was approximately €7 million, Other Operating Segment Result was approximately negative €1 million, and Corporate Elimination Segment Result was approximately negative €13 million. For the definition of Segment Result, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Segment Result”.

Our gross cash position amounted to €871 million as of June 30, 2009. Total debt at book values amounted to €1,022 million, and at nominal values amounted to €1,114 million. Our net debt position using nominal values was €243 million as of June 30, 2009.

We define gross cash position from continuing operations as cash and cash equivalents and available-for-sale financial assets, and net debt position from continuing operations as gross cash position less short-term debt and current maturities of long-term debt, and long-term debt. Since we hold a portion of our available monetary resources in the form of readily available-for-sale financial assets, which for IFRS purposes are not considered “cash”, we report our gross cash and net debt positions to provide investors with an understanding of our overall liquidity.

As of June 30, 2009, inventories were €521 million compared to €543 million as of March 31, 2009, trade and other receivables were €496 million compared to €518 million as of March 31, 2009, and trade and other payables were €365 million compared to €302 million as of March 31, 2009.

Capital expenditures, including capitalization of research and development (“R&D”) expenses in accordance with IFRS, for the three months ended June 30, 2009 were approximately €26 million compared to €51 million in the three months ended March 31, 2009. Depreciation and amortization, including amortization of capitalized R&D, was approximately €133 million for the three months ended June 30, 2009 compared to €137 million in the three months ended March 31, 2009.

We expect to release our quarterly results for the three and nine months ended June 30, 2009 on or about July 29, 2009.

Risk Factors

An investment in our shares involves significant risks. See “Risk Factors” for a discussion of a number of the material risks that we face.

Summary of the Offering

We are offering up to 337,000,000 ordinary shares, in the form of ordinary shares or ADSs, in a rights offering to holders of our ordinary shares and ADSs. Each new ordinary share and ADS will have full dividend rights for the 2009 fiscal year.

The new ADS subscription price is $2.99 per ADS, using an exchange rate of $1.3926 per €1.00 (the Federal Reserve Board’s noon buying rate in New York on July 10, 2009). A subscriber of new ADSs in the offering must deposit with the depositary $3.29 per new ADS subscribed, which represents 110 percent of the ADS subscription price, upon the subscription for each new ADS. See “— Offering to Holders of ADSs”.

We have entered into a backstop arrangement with the backstop investor pursuant to which the backstop investor has agreed to purchase some or all of the ordinary shares that are unsubscribed in this offering. See “— Backstop Arrangement”.

Assuming the rights offering is fully subscribed, we expect to have 1,086,742,085 ordinary shares, in the form of ordinary shares or ADSs, issued and outstanding after completion of the offering. This is an expected increase of approximately 44.9 percent based on the number of our ordinary shares and ADSs outstanding prior to the consummation of the offering.

We intend to use the net proceeds (up to approximately €700 million) from the offering to strengthen our capital structure and repay debt as it comes due. In particular, assuming we are able to place all of the 337,000,000 new ordinary shares (including ADSs), and the backstop investor purchases unsubscribed shares representing more than 25 percent of our share capital, we will receive the maximum net proceeds of €700 million, in which case we plan to use approximately €570 million to repay the Convertible Notes due 2010 and the Exchangeable Notes due 2010, of which as of June 30, 2009, €570 million were outstanding. We intend to use any net proceeds that exceed the amount needed to repay these notes to meet contingent liabilities, continue to invest in our business, and pursue strategic opportunities.

Offering to Holders of ADSs

ADS rights offering	You will receive one ADS right for each whole ADS you own on the ADS record date. Nine ADS rights will entitle you to purchase four new ADSs at $2.99 per ADS. The required estimated subscription payment is $3.29 per ADS. ADS rights may be exercised only in integral multiples of the subscription ratio. Fractional ADSs will not be issued and will be rounded down to the nearest whole ADS.

ADS record date	July 17, 2009.

ADS rights exercise period	From July 20, 2009 through 5:00 p.m. (New York City time) on July 29, 2009.

Ordinary share and ADS trading price	The closing price of our ordinary shares on the Frankfurt Stock Exchange on July 15, 2009, the last trading day prior to the launch of this offering, was €3.13 per share, and the closing price of our ADSs on the OTCQX International market was $4.40 on such date.

ADS subscription price	$2.99 per ADS, which is the subscription price of €2.15 per ordinary share translated into U.S. dollars at the Federal Reserve Board’s noon buying rate in New York of €1 = $1.3926 on July 10, 2009.

Estimated ADS subscription payment	In order to exercise your ADS rights, you must pay to the depositary the estimated ADS subscription payment of $3.29 per ADS, which is the subscription price of $2.99 per ADS, plus an additional 10 percent which represents an allowance for potential fluctuations in the exchange rate between the Euro and the U.S. dollar, conversion expenses and ADS issuance fees of the depositary of $0.05 per new ADS.

If the amount of the estimated ADS subscription payment you paid to the depositary is, for any reason, including due to currency exchange rate fluctuations, insufficient to pay the subscription price in Euro plus conversion expenses and ADS issuance fees for all of the ADSs you are subscribing for, the depositary will subscribe on your behalf for only the number of whole ADSs that can be subscribed for with the amount you have paid, and will refund to you as soon as practicable the excess amount without interest, provided that such excess amount is at least $20.00.

If the amount of the ADS subscription payment in U.S. dollars you made to the depositary is more than the subscription price plus conversion expenses and ADS issuance fees, the depositary will refund to you as soon as practicable the excess without interest, provided that such excess amount is at least $20.00.

Procedure for exercising ADS rights	If you hold ADSs directly, you may exercise your ADS rights during the ADS rights exercise period by delivering a properly completed ADS rights certificate and full payment of the estimated ADS subscription payment for the new ADSs to the depositary prior to 5:00 p.m. (New York City time) on July 29, 2009.

If you hold ADSs through The Depository Trust Company, you may exercise your ADS rights by timely delivering to the depositary completed subscription instructions through DTC’s PSOP Function on the “agent subscriptions over PTS” procedure accompanied by payment in full of the estimated ADS subscription payment.

If you are a beneficial owner of ADSs and wish to exercise your ADS rights, you should timely contact the securities intermediary through which you hold ADS rights to arrange for their exercise.

We provide more details on how to exercise ADS rights under “Description of the Offering — Offering to ADS Holders.”

Transferability	Rights to purchase ADSs in the ADS rights offering are not transferrable.

Publication of Quarterly Financial Results	We intend to release our financial results for the three-month and nine-month periods ended June 30, 2009 on or about July 29, 2009. Our financial results will be available at www.infineon.com before the Frankfurt Stock Exchange opens for trading on that date, and will be filed with the SEC on that date on a Report on Form 6-K

Exercise of ADS rights irrevocable	The exercise of ADS rights is irrevocable and may not be cancelled or modified, except that an exercise of ADS rights may be revoked (but not otherwise modified) after the release of our quarterly financial results on or about July 29, 2009 up until 5:00 p.m. New York City time on July 30, 2009. If you decide to revoke your exercise of ADS rights, your instructions must be received by the depositary no later than 5:00 p.m. (New York City time) on July 30, 2009. You will bear the risk of any currency exchange loss and currency exchange expenses incurred in connection with any conversion of Euros into U.S. dollars that may be required in order to refund to you your estimated subscription payment following your revocation.

Unexercised rights	If you do not exercise your ADS rights within the ADS rights exercise period, they will expire and you will have no further rights.

Depositary	Deutsche Bank Trust Company Americas.

Listing	The ADSs are traded over-the-counter on the OTCQX International market under the symbol “IFNNY”. The ADSs purchased in this offering will be traded over-the-counter on the OTCQX International market.

Delivery of new ADRs	The depositary will deliver new ADRs evidencing the new ADSs subscribed in the rights offering as soon as practicable after confirmation of receipt of the underlying new ordinary shares by the depositary’s custodian, which is expected to be on or about August 7, 2009.

ADS issuance fee	Subscribing holders will be charged an ADS issuance fee of $0.05 per new ADS issued, payable to the depositary. The depositary will deduct the ADS issuance fee from the estimated ADS subscription payment in respect of each holder’s subscription.

New ADSs	Your specific rights in the new ADSs and in the ordinary shares underlying the new ADSs are set out in a deposit agreement among us, Deutsche Bank Trust Company Americas, as depositary, and the holders and beneficial owners of ADSs. To understand the terms of the ADSs, you should read the deposit agreement, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

For additional information regarding the rights offering to holders of our ADSs, see “Description of the Offering — Offering to Holders of ADSs,” which also contains a summary timetable containing important dates relating to the ADS rights offering.

Offering to Holders of Ordinary Shares

Ordinary share rights offering	You will receive one ordinary share right for each ordinary share you hold on the share record date. Nine ordinary share rights will entitle you to purchase four new ordinary shares. Ordinary share rights may be exercised only in integral multiples of the subscription ratio. Fractional ordinary shares will not be issued and will be rounded down to the nearest whole share.

Share record date	July 17, 2009.

Share rights exercise period	From July 20, 2009 through 11.59 p.m. (Frankfurt time) on August 3, 2009.

Ordinary share and ADS trading price	The closing price of our ordinary shares on the Frankfurt Stock Exchange on July 15, 2009, the last trading day prior to the launch of this offering, was €3.13 per share, and the closing price of our ADSs on the OTCQX International market was $4.40 on such date.

Ordinary share subscription price	€2.15 per ordinary share.

Procedure for exercising ordinary share rights	You may exercise your ordinary share rights by delivering to your broker or custodian instructions and full payment of the ordinary share subscription price for the new ordinary shares being purchased.

Transferability	You may transfer all or any portion of your right to purchase ordinary shares in the ordinary share rights offering. If you transfer or sell your rights, you will have no further rights to purchase ordinary shares with respect to the rights transferred or sold. We will not initiate trading of the ordinary share rights on the Frankfurt Stock Exchange, the OTCQX International market, or any other market or stock exchange.

Publication of Quarterly Financial Results	We intend to release our financial results for the three-month and nine-month periods ended June 30, 2009 on or about July 29, 2009. Our financial results will be available at www.infineon.com before the Frankfurt Stock Exchange opens for trading on that date, and will be filed with the SEC on that date on a Report on Form 6-K.

Exercise of share rights irrevocable	The exercise of ordinary share rights is irrevocable and may not be cancelled or modified, except that ordinary share rights may be revoked (but not otherwise modified) within two days after the release of our quarterly financial results on or about July 29, 2009. If you decide to revoke your exercise of ordinary share rights, your instructions must be received by one of the German branches of Deutsche Bank AG (Frankfurt, Germany) no later than 5:00 p.m. (Frankfurt time) on July 31, 2009.

Unexercised rights	If you do not exercise your ordinary share rights within the share rights exercise period, they will expire and you will have no further rights.

Listing	The ordinary shares are listed on the Frankfurt Stock Exchange under the symbol “IFX”. The ordinary shares purchased in this offering will be listed on the Frankfurt Stock Exchange.

Delivery of new shares	We expect to deliver the new ordinary shares subscribed in this rights offering on or about August 7, 2009

For additional information regarding the rights offering to holders of our ordinary shares, see “Description of the Offering — Offering to Holders of Ordinary Shares” which also contains a summary timetable containing important dates relating to the ordinary share rights offering.

Backstop Arrangement

Backstop Arrangement	We and Admiral Participations (Luxembourg) S.à r.l. (the “backstop investor”), a subsidiary of a fund managed by Apollo Global Management LLC, have entered into an investment agreement pursuant to which the backstop investor has agreed to acquire all unsubscribed shares in the offering (and the fractional amount of up to €7,562,592, amounting to up to 3,781,296 ordinary shares), up to a maximum number of unsubscribed ordinary shares representing 30 percent minus one share of our share capital following this offering at the subscription price of €2.15 per share. If unsubscribed ordinary shares, together with any ordinary share rights acquired by the backstop investor, represent less than 15 percent of our share capital, the backstop investor has the option, but is not obligated, to purchase the unsubscribed ordinary shares.

The obligation of the backstop investor to acquire any unsubscribed ordinary shares is subject to certain conditions precedent being met or waived by the backstop investor, including, but not limited to, applicable merger clearances and clearance by the German Ministry of Economy and Technology (Bundesministerium für Wirtschaft und Technologie) pursuant to the German Foreign Trade Act (Außenwirtschaftsgesetz). Additional conditions to the backstop investor’s obligation to acquire any unsubscribed shares include the appointment to our supervisory board of one representative of the backstop investor, Mr. Manfred Puffer, by the competent court; the resignation of Mr. Max Dietrich Kley, the current chairman of our supervisory board, as of September 30, 2009; the election of Mr. Manfred Puffer as chairman of our supervisory board as of October 1, 2009; and the nomination of another representative of the backstop investor, Mr. Gernot Löhr, as a member of our supervisory board to be appointed by the competent court subject to the resignation of the current chairman as member of the supervisory board taking effect.

The backstop investor will have no obligation, but will be entitled, to subscribe for unsubscribed ordinary shares if the total number of unsubscribed shares, together with any ordinary share rights acquired by the backstop investor, represent less than 15 percent of our total share capital. If the backstop investor wishes to subscribe for unsubscribed ordinary shares despite the 15 percent threshold not being met, the backstop investor has to waive this condition on the business day following the end of the subscription period. The backstop investor may declare its unconditional commitment to acquire, other than through the offering and within 30 days following the satisfaction or waiver of the conditions precedent, unsubscribed shares representing 15 percent or more of our share capital. The obligation of the backstop investor to acquire any unsubscribed shares is subject to (a) Mr. Manfred Puffer having been appointed by the competent court to our supervisory board, (b) Mr. Max Dietrich Kley, the current chairman of the supervisory board, having submitted (i) a letter to the backstop investor in which he commits to resign as of September 30, 2009 and (ii) a resignation letter to our management board and the co-chairman of the supervisory board resigning as chairman and supervisory board member as of September 30, 2009, subject to the backstop investor by that date holding at least 15 percent of our share capital, or as of October 15, 2009, if the backstop investor holds at least such percentage only by such date, in each case evidenced by a corresponding notice to us according to Section 21 (1) German Securities Trading Act, (c) Mr. Manfred Puffer having been elected as chairman of the supervisory board as of October 1, 2009 subject to the resignation of the current chairman taking effect, and (d) the nomination committee of the supervisory board having nominated Mr. Gernot Löhr as member of the supervisory board to be appointed by the competent court subject to the resignation of the current chairman as member of the supervisory board taking effect.

Until the applicable merger clearances and/or clearance by the German Ministry of Economy and Technology pursuant to the German Foreign Trade Act are received, the backstop investor will only be allowed to acquire or subscribe for unsubscribed ordinary shares representing 25 percent minus one share of our share capital. Once the applicable clearances have been obtained, the backstop investor may, at its sole discretion, also subscribe for the remaining unsubscribed ordinary shares in excess of 25 percent up to a maximum of 30 percent minus one share of our share capital.

If the backstop investor does not acquire any shares for any reason, we are required to pay the backstop investor a lump sum of €21 million. If the backstop investor acquires unsubscribed shares representing 25 percent or less of our share capital, we are required to pay the backstop investor an amount equal to the sum of (i) €5.5 million plus (ii) an amount of €0.057 per share by which the unsubscribed shares purchased by the backstop investor fall short of 25 percent plus one share of our share capital.

The backstop investor reserves the right to terminate its agreement with us to acquire unsubscribed shares. The circumstances under which it may terminate the agreement include, but are not limited to, our failure to provide a legal opinion and the non-occurrence of the other conditions precedent. The backstop investor can also terminate the agreement if the capital increase relating to the unsubscribed shares has not been registered with the Commercial Register within twelve business days after application by us for such registration. In these cases, the backstop investor may, by written notice to us, withdraw from the backstop arrangement. To the extent that it has not yet been exercised, such right of withdrawal will lapse upon registration of the unsubscribed shares to be acquired by the backstop investor in the commercial register.

For as long as the backstop investor holds at least 15 percent of our share capital, it will be entitled to propose two individuals to be elected to our supervisory board, and for as long as the backstop investor holds at least 10 percent of our share capital, the backstop investor will be entitled to propose one individual to be elected to our supervisory board.

Provided that the backstop investor acquires at least 15 percent of our share capital, the backstop investor undertakes not to sell, transfer, pledge, encumber or otherwise dispose of (including the granting of any option over or the creation of any form of trust relationship in respect of) any acquired shares, not to enter into any agreement or transaction in respect of any voting rights or other rights attached to acquired shares, or enter into any transaction (including derivative transactions) and not to carry out any other action that would be the economic equivalent of any of the above for a period of 12 months following the date of acquisition of our shares, without the consent of our management board. This undertaking does not apply to the sale and/or transfer (i) of acquired shares to its affiliates, (ii) of up to 10 percent of the acquired shares to co-investors until October 31, 2009, (iii) of acquired shares in connection with a mandatory public takeover offer of a third party under the German Act on the Acquisition of Securities and on Takeovers, (iv) of acquired shares in connection with a voluntary public takeover offer of a third party under the German Act on the Acquisition of Securities and on Takeovers, (v) of acquired shares in connection with a merger or other business combination of us with a third party, (vi) of acquired shares in connection with a share buy-back by us, and (vii) of acquired shares in such quantity to be able to self-fund (net of transaction fees and expenses) the issuance price resulting from the exercise of subscription rights in connection with a rights offering for our shares. The backstop investor will consult with our management board before transferring any acquired shares in connection with any public takeover offer. Subject to the condition that the backstop investor acquires a stake of at least 15 percent of our share capital, the backstop investor undertakes that, for the entire term of the lock-up agreement with us, its acquired shares will be booked in a blocked security deposit.

The backstop investor’s obligation with regard to the lock-up agreement will automatically terminate if one of the following events occurs during the period of 12 months following the date of acquisition of our shares: (i) at any time a person other than a person proposed by the backstop investor becomes the chairman of our supervisory board, (ii) Mr. Gernot Löhr is not appointed as member of our supervisory board by the competent court within 10 business days after the date on which such filing had to be made, or (iii) at any time less than two persons proposed by the backstop investor are not members of our supervisory board, provided that, in each case, the situation has not been remedied within 30 days after the later of the occurrence of the relevant event or receipt by us from the backstop investor of a nomination of alternative eligible backstop investor’s nominee(s). The backstop investor’s obligation with regard to the lock-up agreement will also automatically terminate if any of the following occurs: (i) the reduction of the maximum number of supervisory board members from sixteen to twelve persons has not become effective by the date of the next ordinary shareholders’ meeting relating to the 2009 fiscal year; or (ii) all governmental or regulatory clearances which are required for the backstop investor to acquire unsubscribed shares representing a maximum of 30 percent minus one share of our share capital have not been granted by October 1, 2009.

During the backstop investor lock-up period, we will not, directly or indirectly, solicit, initiate, encourage or assist any third party in the acquisition of a stake of 10 percent or more of our share capital.

RISK FACTORS

In considering whether to invest in our shares, investors should consider carefully the following risks and investment considerations related to Infineon and this offering, in addition to the other information in this prospectus. Investors should also be aware of and consider the risks described below related to our business and related to the securities markets and ownership of our shares.

The risks and uncertainties described below may not be the only ones facing Infineon. Additional risks and uncertainties not currently known to us or that we currently deem immaterial could also adversely affect our business. If any of the following risks actually occurs, our business could be adversely affected. In such cases, the trading price of our shares could decline, and investors could lose all or part of their investment.

Risks Relating to Infineon and our Market

The financial resources available to Infineon, including the proceeds of the offering, may be insufficient to meet our capital needs.

We face considerable liquidity risks arising from the current economic downturn, tight credit markets, and our existing financial liabilities, as well as the relatively low recent trading price of our shares. Our net losses have increased over the past two years, primarily due to the losses of Qimonda and the generally poor performance of the economy in general, and the semiconductor industry in particular, throughout that period. While we continue to bear relatively high levels of debt amounting to €986 million as of March 31, 2009, our lower share price and the tighter credit markets have made it more difficult for us to obtain financing. Our cash from operating activities, current cash resources, existing sources of external financing and the proceeds from the offering may be insufficient to meet our further capital needs.

Furthermore, we may be unable to successfully place the shares that are the subject of the offering, since the capital increase has not been guaranteed by the underwriters, and the backstop arrangement entered into on July 10, 2009, among us and the backstop investor is subject to certain conditions precedent being met or waived and may be terminated under certain circumstances. The backstop investor has agreed to acquire all unsubscribed shares in the offering (and the fractional amount of up to €7,562,592, amounting to up to 3,781,296 ordinary shares), up to a maximum number of unsubscribed ordinary shares representing 30 percent minus one share of our share capital at the subscription price. The obligation of the backstop investor to acquire any unsubscribed shares is subject to certain conditions precedent being met or waived by the backstop investor, including, but not limited to, applicable merger clearances and/or clearance by the German Ministry of Economy and Technology (Bundesministerium für Wirtschaft und Technologie) pursuant to the German Foreign Trade Act (Außenwirtschaftsgesetz). Additional conditions to the backstop investor’s obligation to acquire any unsubscribed shares include the appointment to our supervisory board of one representative of the backstop investor, Mr. Manfred Puffer, by the competent court; the resignation of Mr. Max Dietrich Kley, the current chairman of our supervisory board, as of September 30, 2009; the election of Mr. Manfred Puffer of as chairman of our supervisory board as of October 1, 2009; and the nomination of another representative of the backstop investor, Mr. Gernot Löhr, as a member of our supervisory board to be appointed by the competent court subject to the resignation of the current chairman as member of the supervisory board taking effect. Furthermore, the backstop investor has the option, but is not obligated, to purchase the unsubscribed ordinary shares if such shares, together with any ordinary share rights acquired by the backstop investor, represent less than 15 percent of our share capital. The backstop investor can waive this requirement. If the backstop investor wishes to subscribe for unsubscribed ordinary shares despite the 15 percent threshold not being met, the backstop investor has to waive this condition on the business day following the end of the subscription period.

The backstop investor may declare its unconditional commitment to acquire, other than through the offering and within 30 days following the satisfaction or waiver of the conditions precedent, unsubscribed shares representing 15 percent or more of our share capital. The obligation of the backstop investor to acquire any unsubscribed shares is subject to (a) Mr. Manfred Puffer having been appointed by the competent court to our supervisory board, (b) Mr. Max Dietrich Kley, the current chairman of the supervisory board, having submitted (i) a letter to the backstop investor in which he commits to resign as of September 30, 2009 and (ii) a resignation letter to our management board and the co-chairman of the supervisory board resigning as chairman and supervisory board member as of September 30, 2009, subject to the backstop investor by that date holding at least 15 percent of our share capital, or as of October 15, 2009, at least such percentage only by such date, in each case evidenced by a corresponding notice to us according to Section 21 (1) German Securities Trading Act, (c) Mr. Manfred Puffer having been elected as chairman of the supervisory board as of October 1, 2009 subject to the resignation of the current chairman taking effect, and (d) the nomination committee of the supervisory board having nominated Mr. Gernot Löhr as member of the supervisory board to be appointed by the competent court subject to the resignation of the current chairman as member of the supervisory board taking effect.

The backstop investor reserves the right to terminate its agreement with us to acquire unsubscribed shares. The circumstances under which it may terminate the agreement include, but are not limited to, our failure to provide a legal opinion and the non-occurrence of the other conditions precedent. The backstop investor can also terminate the agreement if the capital increase relating to the unsubscribed shares has not been registered with the Commercial Register within twelve business days after application by us for such registration.

AIF VII Euro Holdings, L.P., a company which currently directly owns the backstop investor, has issued a binding and irrevocable commitment letter in favor of the backstop investor and us to fund the full subscription price with regard to shares to be acquired by the backstop investor when due. This obligation is conditional on (i) satisfaction or waiver of the conditions precedent as set forth in the backstop arrangement and (ii) unless waived by the backstop investor, unsubscribed ordinary shares, together with any ordinary share rights acquired by the backstop investor, representing at least 15 percent of our share capital. There can be no assurance, however, that the backstop arrangement will be fulfilled and, as a result, the proceeds of the offering may be less than the minimum gross proceeds that we anticipate.

In addition, the purchaser of the Wireline Communications business may terminate the asset purchase agreement. Pursuant to the asset purchase agreement dated July 7, 2009 between us and Wireline Holdings S.à r.l., an entity affiliated with Golden Gate Private Equity, Inc. (“Golden Gate Private Equity”), Wireline Holdings has agreed to purchase the Wireline Communications business for €250 million. The majority of the purchase price is payable at closing, which is expected to occur in the fall of 2009, with €20 million of the purchase price being payable nine months after the closing date. Wireline Holdings is able to terminate the Asset Purchase Agreement in certain circumstances, including if the closing has not occurred by December 31, 2009. The closing is subject to the receipt of the required antitrust approvals. Furthermore, under German labor law, the separation of the Wireline Communications business qualifies as a measure requiring the prior conclusion of the negotiations with Infineon’s competent works councils (Betriebsräte) with respect to the balancing of interest (Interessenausgleich) procedures. Successful termination of the negotiations is a condition precedent for the closing of the transaction. Negotiations will commence in July and we expect them to last for several weeks.

If the offering fails to raise the anticipated amount of capital or if we are unable to obtain financing from other sources on commercially reasonable terms, or at all, then we may face difficulties in repaying or be unable to repay our debts as they come due, in particular our Convertible Notes due 2010 and Exchangeable Notes due 2010. As of June 30, 2009, we have Convertible Notes due 2010 outstanding in the nominal amount of €522 million and Exchangeable Notes due 2010 outstanding in the nominal amount of €48 million. If for these or other reasons we are unable to meet our repayment obligations in respect of our outstanding notes or other debts, our share price could decline further or experience increased volatility, and investors could lose all or part of their investment.

If we are unsuccessful in implementing our operational restructuring plans, our revenues and profitability may be adversely affected.

Our future success and financial performance are largely dependent on our ability to successfully implement our business strategy and achieve sustained profitability. In furtherance of our overall strategy, we have restructured and are continuing to restructure our operations to improve our focus on our main business. These operational restructuring plans include the implementation of our cost-reduction program “IFX10+”, which includes the following primary measures:

•	product portfolio management to eliminate unprofitable or insufficiently profitable product families and to increase efficiency in R&D;

•	reduction of manufacturing costs and optimization of the value chain;

•	improved efficiency of processes and tasks in the fields of general and administrative expenses, R&D, and marketing and sales;

•	re-organization of our structure along our target markets; effective October 1, 2008, we are divided into five segments: Automotive, Industrial & Multimarket, Chip Card & Security, Wireless Solutions and Wireline Communications; and

•	reductions in workforce.

Any failure to continue to execute our strategy successfully, including the execution of our cost reduction program “IFX10+”, could have a material adverse effect on our operations or financial performance.

Ongoing financial market volatility and adverse developments in the global economic environment have had and could continue to have a significant adverse impact on our business, financial condition and operating results.

Our business, financial condition and results of operations have been and could continue to be significantly negatively impacted by general economic conditions and the related downturn in the semiconductor market. The global economy has recently experienced a significant downturn, reflecting the effects of the credit market crisis, slower economic activity, a generally negative economic outlook, and a decrease in consumer and business confidence. A prolonged economic downturn would pose a number of significant risks for Infineon, including:

•	significant declines in revenue;

•	significant reductions in selling prices;

•	increased volatility and/or declines in our share price;

•	increased volatility or adverse movements in foreign currency exchange rates;

•	delays in, or curtailment of, purchasing decisions by our customers or potential customers either as a result of overall economic uncertainty or as a result of their inability to access the liquidity necessary to engage in purchasing initiatives or new product development;

•	increased credit risk associated with our customers or potential customers, particularly those that may operate in industries most affected by the economic downturn, such as automotives;

•	unprofitable operations;

•	impairment of goodwill or other long-lived assets; and

•	negative cash flows.

To the extent that the current economic downturn worsens or is prolonged, our business, financial condition and results of operations could continue to be significantly and adversely affected.

The semiconductor industry is characterized by intense competition, which could reduce our sales or put continued pressure on our sales prices.

The semiconductor industry is highly competitive, and has been characterized by rapid technological change, short product lifecycles, high capital expenditures, intense pricing pressure from major customers, periods of oversupply and continuous advancements in process technologies and manufacturing facilities. Increased competitive pressure or the relative weakening of our competitive position could materially and adversely affect our business, financial condition and results of operations.

We operate in a highly cyclical industry and our business has in the past suffered, is currently suffering and could again suffer from periodic downturns.

The semiconductor industry is highly cyclical and has suffered from significant economic downturns at various times. These downturns have involved periods of production overcapacity, oversupply, lower prices and lower revenues. In addition, average selling prices for our products can fluctuate significantly from quarter to quarter or month to month.

There can be no assurance that the markets in which we operate will resume growth in the near term, that the growth rates experienced in past periods will be attainable again in future years, or that we will be successful in managing any future downturn or substantial decline in average selling prices, any of which could have a material adverse effect on our results of operations and financial condition.

We may not be able to match our production capacity to demand.

It is difficult to predict future developments in the markets we serve, making it hard to estimate requirements for production capacity. If markets do not grow as we have anticipated, or shrink faster than we have anticipated, we risk under utilization of our facilities or having insufficient capacity to meet customer demand.

Market developments and industry overcapacity may lead to under utilization of our facilities, which may result in idle capacity costs, write-offs of inventories and losses on products due to falling average selling prices. Such a development could potentially require us to undertake restructuring activities that may involve significant charges to our results of operations. In particular, semiconductor companies have added significant capacity from time to time, also prior to the economic downturn. In the past, the net increases of supply sometimes exceeded demand requirements, leading to oversupply situations and downturns in the industry. Downturns, such as the current downturn, have had a severe negative effect on the profitability of the industry. Given the volatility and competition in the semiconductor industry, we are likely to face downturns again in the future, which would likely have similar effects. Fluctuations in the rate at which industry capacity grows relative to the growth rate in demand for semiconductor products may in the future put pressure on our average selling prices and negatively affect our results of operations.

In addition, during periods of increased demand, we may not have sufficient capacity to meet customer orders. In the past, we have responded to increased demand by opening new production facilities or entering into strategic alliances, which in many cases resulted in significant expenditures. We have also purchased an increasing number of processed wafers and packages from semiconductor foundries and subcontractors to meet higher levels of demand and have incurred higher costs of goods sold as a result. To expand our production capacity in the future, we may have to spend substantial amounts, which could negatively affect our results of operations.

Our business could suffer as a result of volatility in different parts of the world.

We operate globally, with numerous manufacturing, assembly and testing facilities on three continents, including facilities that we operate jointly with a partner. In the 2008 fiscal year and for the six months ended March 31, 2009, 78.6 percent and 80.0 percent of our revenues, respectively, were generated outside Germany and 59.7 percent and 61.9 percent, respectively, were generated outside Europe. Our business is therefore subject to risks involved in international business, including:

•	negative economic developments in foreign economies and instability of foreign governments, including the threat of war, terrorist attacks, epidemic, pandemic or civil unrest;

•	changes in laws and policies affecting trade and investment; and

•	varying practices of the regulatory, tax, judicial and administrative bodies in the jurisdictions where we operate.

Substantial changes in any of these conditions could have an adverse effect on our business and results of operations. Our results of operations could also be hurt if demand for the products made by our customers decreases due to adverse economic conditions in any of the regions where they sell their own products.

In difficult market conditions, our high fixed costs adversely affect our results.

In less favorable industry conditions, in addition to price pressure, we are faced with a decline in the utilization rates of our manufacturing facilities due to decreases in product demand. Since the semiconductor industry is characterized by high fixed costs, our ability to reduce our total costs in line with revenue declines is limited. The costs associated with the excess capacity, particularly for our front-end fabrication facilities (“fabs”), are charged directly to cost of sales as idle capacity charges. We cannot guarantee that difficult market conditions will not adversely affect the capacity utilization of our fabs and, consequently, our future gross profits.

The competitive environment of the semiconductor industry has led to industry consolidation, and we may face even more intense competition from newly merged competitors.

The highly competitive environment of the semiconductor industry and the high costs associated with manufacturing technologies and developing marketable products have resulted in significant consolidation in the industry and are likely to lead to further consolidation in the future. Such consolidation can allow our competitors to further benefit from economies of scale, enjoy improved or more comprehensive product portfolios and increase the size of their serviceable markets. In addition, we may become a target for a company looking to improve our competitive position. Any such corporate event could result in unpredictable consequences, which could have a material adverse effect on our results of operations and financial condition. Consequently, our competitive position may be adversely impacted by consolidation among other industry participants, who may leverage increased market share and economies of scale to improve their competitive position.

We intend to continue to engage in acquisitions, joint ventures and other transactions that may complement or expand our business. We may not be able to complete these transactions, and even if executed, these transactions pose significant risks and could have a negative effect on our operations.

Our future success may be dependent on opportunities to enter into joint ventures and to buy other businesses or technologies that could complement, enhance or expand our current business or products or that might otherwise offer us growth opportunities or gains in productivity. If we are unable to identify suitable targets, our growth prospects may suffer, and we may not be able to realize sufficient scale advantages to compete effectively in all relevant markets. We may also face competition for desirable targets from other companies in the semiconductor industry. Our ability to acquire targets may also be limited by applicable antitrust laws and other regulations in the United States, the European Union and other jurisdictions in which we do business. We may not be able to complete such transactions, for reasons including, but not limited to, a failure to secure financing or as a result of restrictive covenants in our debt instruments. Any transactions that we are able to identify and complete may involve a number of risks, including:

•	the diversion of our management’s attention from our existing business to integrate the operations and personnel of the acquired or combined business or joint venture;

•	possible negative impacts on our operating results during the integration process; and

•	our possible inability to achieve the intended objectives of the transaction.

We may be unable to successfully integrate businesses we acquire and may be required to record charges related to the goodwill or other long-lived assets associated with the acquired businesses.

We have acquired other companies, businesses and technologies from time to time. We intend to continue to make acquisitions of, and investments in, other companies. We face risks resulting from the expansion of our operations through acquisitions, including the risk that we might be unable to successfully integrate new businesses or teams with our culture and strategies on a timely basis or at all. We also cannot be certain that we will be able to achieve the full scope of the benefits we expect from a particular acquisition or investment. Our business, financial condition and results of operations may suffer if we fail to coordinate our resources effectively to manage both our existing businesses and any businesses we acquire.

We review the goodwill associated with our acquisitions for impairment at least once a year. Changes in our expectations due to changes in market developments which we cannot foresee have in the past resulted in us writing off amounts associated with the goodwill of acquired companies, and future changes may require additional write-offs in future periods, which could have a material adverse effect on our financial results.

We may not be able to protect our proprietary intellectual property and may be accused of infringing the intellectual property rights of others.

Our success depends on our ability to obtain patents, licenses and other intellectual property rights covering our products and our design and manufacturing processes. The process of seeking patent protection can be long and expensive. Patents may not be granted on currently pending or future applications or may not be of sufficient scope or strength to provide us with meaningful protection or commercial advantage. In addition, effective copyright, trademark and trade secret protection may be unavailable or limited in some countries, and our trade secrets may be vulnerable to disclosure or misappropriation by employees, contractors and other persons.

Competitors may also develop technologies that are protected by patents and other intellectual property rights. These technologies may therefore either be unavailable to us or be made available to us only on unfavorable terms and conditions. Litigation, which could require significant financial and management resources, may be necessary to enforce our patents or other intellectual property rights or to defend against claims of infringement of intellectual property rights brought against Infineon by others. Lawsuits may have a material adverse effect on our business. We may be forced to stop producing substantially all or some of our products or to license the underlying technology upon economically unfavorable terms and conditions or we may be required to pay damages for the prior use of third-party intellectual property.

Our business could suffer due to decreases in customer demand.

Our sales volume depends significantly on the market success of our customers in developing and selling end-products that incorporate our products. The fast pace of technological change, difficulties in the execution of individual projects, general economic conditions and other factors may limit the market success of our customers, resulting in a decrease in the volume of demand for our products and adversely affecting our results of operations.

Due to the time needed to develop the final product for end customers and the time until such products are ultimately introduced to the market, we may face significant and sometimes unpredictable delays between the implementation of our products and volume ramp up. This may cause significant idle capacity costs.

The loss of one or more of our key customers, for example, owing to a decrease in customer confidence in us due to our perceived liquidity position, may adversely affect our business.

Historically, a significant portion of our revenue has come from a relatively small number of customers and distributors. The loss or financial failure of any significant customer or distributor, or any reduction in orders by any of our key customers or distributors, for example, owing to a loss of customer confidence in us due to our perceived liquidity position, could materially and adversely affect our business.

Fluctuations in the mix of products sold may adversely affect our financial results.

We achieve differing gross profits across our wide range of products. Our financial results therefore depend in part on the structure of our product portfolio. Fluctuations in the mix and types of our products may also affect the extent to which we are able to recover our fixed costs and investments that are associated with a particular product, and as a result can negatively impact our financial results.

If we fail to successfully implement an optimum make-or-buy strategy, our business could suffer from higher costs.

We intend to continue to invest in leading-edge process technologies such as power, embedded flash and radio-frequency technologies. At the same time, for complementary metal-oxide-semiconductors, or CMOS below 90-nanometers, we plan to continue to share risks and expand our access to leading-edge technology through long-term strategic partnerships with other leading industry participants and by making more extensive use of manufacturing at silicon foundries. However, the decision to develop our own solutions or to cooperate with third-party suppliers could adversely affect our results of operations if we fail to achieve sufficient volume production, if market conditions for the services we obtain from foundries become more expensive due to increases in worldwide demand for foundry services, or if strategic partners fail to perform properly.

Our business could suffer from problems with manufacturing.

The semiconductor industry is characterized by the introduction of new or enhanced products with short life cycles in a rapidly changing technological environment. We manufacture our products using processes that are highly complex, require advanced and costly equipment and must continuously be modified to improve yields and performance. Difficulties in the manufacturing process can reduce yields or interrupt production, especially during rapid ramp up periods, and as a result of such problems we may on occasion not be able to deliver products on time or in a cost-effective, competitive manner.

We cannot foresee and prepare for every contingency. If production at a fabrication facility is interrupted, we may not be able to shift production to other facilities on a timely basis or customers may purchase products from other suppliers. In either case, the loss of revenues and damage to the relationship with our customers could be significant. Increasing production capacity to reduce exposure to potential production interruptions would increase our fixed costs. If demand for our products does not increase proportionally to the increase in production capacity, our operating results could be harmed.

If our outside foundry suppliers fail to meet our expectations, our results of operations and our ability to exploit growth opportunities could be adversely affected.

We outsource production of some of our products to third-party suppliers, including semiconductor foundry manufacturers and assembly and test facilities, and expects that our reliance on outsourcing will increase. If our outside suppliers are unable to satisfy our demand, or experience manufacturing difficulties, delays or reduced yields, our results of operations and ability to satisfy customer demand could suffer. In addition, purchasing rather than manufacturing these products may adversely affect our gross profit margin if the purchase costs of these products are higher than our own manufacturing costs. Our internal manufacturing costs include depreciation and other fixed costs, while costs for products outsourced are based in large part on market conditions. Prices for foundry products also vary depending on capacity utilization rates at our suppliers, quantities demanded, product technology and geometry. Furthermore, these outsourcing costs can vary materially from quarter to quarter and, in cases of industry shortages, they can increase significantly, negatively impacting our results of operations.

Products that do not meet customer specifications or that contain, or are perceived to contain, defects or errors or that are otherwise incompatible with their intended end use could impose significant costs on us.

The design and production processes for our products are highly complex. It is possible that we may produce products that do not meet customer specifications, contain or are perceived to contain defects or errors, or are otherwise incompatible with their intended uses. We may incur substantial costs in remedying such defects or errors, which could include material inventory write-downs. Moreover, if actual or perceived problems with nonconforming, defective or incompatible products occur after we have shipped the products, we might not only bear direct liability for providing replacements or otherwise compensating customers, but could also suffer from long-term damage to our relationship with important customers or to our reputation in the industry generally. This could have a material adverse effect on our business, financial condition and results of operations.

We may be adversely affected by property loss and business interruption.

Damage and loss caused by fire, natural hazards, supply shortage, or other disturbance at semiconductor facilities or within our supply chain – at customers as well as at suppliers – can be severe. Thus, even though we have constructed and operate our facilities in ways that minimize the specific risks and that enable a quick response if such event should occur, damages from such events could nonetheless be severe. Furthermore, despite our continued expectations to invest in prevention and response measures at our facilities and to maintain property loss and business interruption insurance, any loss may exceed the amounts recoverable under our insurance policies. As a result, any such events could have a material adverse effect on our business, financial condition and results of operations, and any such loss may exceed the amounts recoverable under our insurance policies.

Our business could suffer if we are not able to secure the development of new technologies or if we cannot keep pace with the technology development of our competitors.

The semiconductor industry is characterized by rapid technological changes. New process technologies using smaller feature sizes and offering better performance characteristics are introduced every one to two years. The introduction of new technologies allows us to increase the functions per chip while at the same time improving performance parameters, such as decreasing power consumption or increasing processing speed. In addition, the reduction of feature sizes allows us to produce smaller chips offering the same functionality and thereby considerably reduce the costs per function. In order to remain competitive, it is essential that we secure the capabilities to develop and qualify new technologies for the manufacturing of new products. If we are unable to develop and qualify new technologies and products, or if we devote resources to the pursuit of technologies or products that fail to be accepted in the marketplace or that fail to be commercially viable, our business may suffer.

We rely on strategic partners and other third parties, and our business could be harmed if they fail to perform as expected or relationships with them were to be terminated.

As part of our strategy, we have entered into a number of long-term strategic alliances with leading industry participants, both to manufacture semiconductors and to develop new manufacturing process technologies and products. If our strategic partners encounter financial difficulty or change their business strategies, they may no longer be able or willing to participate in these alliances. Some of the agreements governing our strategic alliances allow our partners to terminate the agreement if our equity ownership changes so that a third party gains control of Infineon or of a significant portion of our shares. Our business could be harmed if any of our strategic partners were to discontinue our participation in a strategic alliance or if the alliance were otherwise terminated. To the extent we rely on alliances and third-party design and/or manufacturing relationships, we face the risks of:

•	reduced control over delivery schedules and product costs;

•	manufacturing costs that are higher than anticipated;

•	the inability of our manufacturing partners to develop manufacturing methods appropriate for our products and their unwillingness to devote adequate capacity to produce our products;

•	a decline in product reliability;

•	an inability to maintain continuing relationships with our suppliers; and

•	limited ability to meet customer demand when faced with product shortages.

If any of these risks materialize, we could experience an interruption in our supply chain or an increase in costs, which could delay or decrease our revenues or adversely affect our business, financial condition and results of operations.

New business is often subject to a competitive selection process that can be lengthy and uncertain and that requires us to incur significant expenses in advance. Even if we win and begin a product design, a customer may decide to cancel or change our product plans, which could cause us to generate no sales from a product and adversely affect our results of operations.

In several of our business areas, we focus on winning competitive bid selection processes, known as “design wins”, to develop products for use in our customers’ products. These selection processes can be lengthy and can require us to incur significant design and development expenditures. We may not win the competitive selection process and may never generate any revenues despite incurring significant design and development expenditures.

If we win a product design and receive corresponding orders from our customers, we may experience delays in generating revenues from our products as a result of the lengthy development and design cycle. In addition, a delay or cancellation of a customer’s plans could significantly adversely affect our financial results, as we may have incurred significant expenses and generated no revenues. Finally, if our customers fail to successfully market and sell their products, our results of operations could be materially adversely affected as the demand for our products falls.

We rely on a limited number of suppliers of manufacturing equipment and materials and could suffer shortages if these suppliers were to interrupt supply or increase their prices.

Our manufacturing operations depend upon obtaining deliveries of equipment and adequate supplies of materials on a timely basis. We purchase equipment and materials from a number of suppliers on a just-in-time basis. From time to time, suppliers may extend lead times, limit supply to Infineon or increase prices due to capacity constraints or other factors. Because the equipment that we purchase is complex, it is difficult for us to substitute one supplier for another or one piece of equipment for another. Some materials are only available from a limited number of suppliers. Although we believe that supplies of the materials we use are currently adequate, shortages could occur in critical materials, such as silicon wafers or specialized chemicals used in production, due to interruption of supply or increased industry demand. Our results of operations would be hurt if we were not able to obtain adequate supplies of quality equipment or materials in a timely manner or if there were significant increases in the costs of equipment or materials.

We may be adversely affected by rising raw material prices.

We are exposed to fluctuations in raw material prices. In the recent past, gold, copper and petroleum-based organic polymer prices in particular have fluctuated on a worldwide basis. If we are not able to compensate for or pass on our increased costs to customers, such price increases could have a material adverse impact on our financial results.

Our business could suffer if we are unable to secure dependable power supplies at reasonable cost.

Our business requires reliable electrical power at reasonable cost and may be adversely affected by power shortages due to disruptions in supply, as well as by increases in market prices for fuel or electricity.

Our operations rely on complex information technology systems and networks, and any disruptions in such systems or networks could have a material adverse impact on our business and results of operations.

We rely heavily on information technology systems and networks to support business processes as well as internal and external communications. These systems and networks are potentially vulnerable to damage or interruption from a variety of sources. However, despite precautions taken by us to manage our risks related to system and network disruptions, including the use of multiple suppliers, an extended outage in a telecommunications network utilized by our systems or a similar event could lead to an extended unanticipated interruption of our systems or networks, which could have an adverse effect on our business. Furthermore, any data leaks resulting from information technology security breaches despite use of sophisticated information technology security to protect our highly confidential information could adversely affect our business operations or reputation.

We have recorded significant reorganization and impairment charges in the past and may do so again in the future, which could materially adversely affect our business.

In the past, we have recorded restructuring and asset impairment charges relating to our efforts to consolidate and refocus our business. For example, for the 2008 fiscal year and the six months ended March 31, 2009, we recorded €325 million and €7 million, respectively, in such charges. As we respond to continuing rapid change in the semiconductor industry in order to remain competitive, we may incur additional employee termination, restructuring and asset impairment charges in the future.

In addition, we test our long-lived assets, including intangible assets, for impairment when events or changes in circumstances indicate that our carrying value may not be recoverable. Given the fact that our market capitalization has in recent periods occasionally been less than our book value, we conducted such an impairment analysis as of March 31, 2009. We believe that the substantial decrease in our market value in recent periods was largely due to factors which do not impact the fair value of our cash generating units to the same extent, and therefore concluded that long-lived assets were not impaired as of such date. We will continue to review our long-lived assets for potential impairment, and may in the future be required to record charges in that regard.

Charges related to employee termination, restructuring and asset impairments may have a material adverse effect on our business, financial condition and results of operations, especially in the periods in which such charges are recorded.

Our business could suffer if third-party service providers fail to perform as expected.

We have outsourced a number of business functions and processes, including some of our IT-services, which may comprise the usual risks of such outsourcing in case a service provider encounters difficulties providing the required services. For example, if a service provider is not able to provide the agreed services, we may not be able to replace such service provider on short notice, which may have an adverse effect on our business.

Our success depends on our ability to recruit and retain sufficient qualified key personnel.

Our success depends significantly on the recruitment and retention of highly skilled personnel, particularly in the areas of R&D, marketing, production management and general management. The competition for such highly skilled employees is intense and the loss of the services of key personnel without adequate replacement or the inability to attract new qualified personnel could have a material adverse effect on Infineon. We can provide no assurance that it will be able to successfully retain and/or recruit the key personnel we require.

Reductions in government subsidies or demands for repayment of such subsidies could increase our reported expenses or limit our ability to fund capital expenditures.

Our reported expenses have been reduced in recent years by various subsidies received from governmental entities. In particular, we have received, and expect to continue to receive, subsidies for investment projects as well as for R&D projects. We recognized governmental subsidies as a reduction of R&D expenses and cost of sales in an aggregate amount of €110 million in the 2007 fiscal year, €84 million in the 2008 fiscal year and €36 million in the six months ended March 31, 2009.

As the general availability of government funding is outside our control, we can provide no assurance that we will continue to benefit from such support, that sufficient alternative funding would be available if necessary or that any such alternative funding would be provided on terms as favorable to us as those we currently receive. In addition, if certain conditions are not met or certain events occur, we may have to repay the government subsidies that we have already received.

The application for and implementation of such subsidies often involves compliance with extensive regulatory requirements, including, in the case of subsidies to be granted within the European Union, notification to the European Commission of the contemplated grant prior to disbursement. In particular, establishment of compliance with project-related ceilings on aggregate subsidies defined under European Union law often involves highly complex economic evaluations. If we fail to meet applicable requirements, we may not be able to receive the relevant subsidies or may be obliged to repay current or future subsidies, which could have a material adverse effect on our business.

The terms of certain of the subsidies we have received impose conditions that may limit our flexibility to utilize subsidized facilities as we deem appropriate, to divert equipment to other facilities, to reduce employment at the site, or to use related intellectual property outside the European Union. This could impair our ability to operate our business in the manner we believe to be most cost effective.

Our operating results fluctuate significantly from quarter to quarter, and as a result we may fail to meet the expectations of securities analysts and investors, which could cause our stock price to decline.

Our operating results have fluctuated significantly from quarter to quarter in the past and are likely to continue to do so due to a number of factors, many of which are not within our control. If our operating results do not meet the expectations of securities analysts or investors, the market price of our shares will likely decline. Our reported results can be affected by numerous factors, including:

•	the overall cyclicality of, and changing economic and market conditions in, the semiconductor industry, as well as seasonality in sales of consumer products in which our products are incorporated;

•	our ability to scale our operations in response to changes in demand for our existing products and services or demand for new products requested by our customers;

•	intellectual property disputes, customer indemnification claims and other types of litigation risks;

•	the gain or loss of a key customer, design win or order;

•	the timing, rescheduling or cancellation of significant customer orders and our ability, as well as the ability of our customers, to manage inventory;

•	changes in accounting rules;

•	our success in implementing cost reductions measures;

•	the length of particular product development cycles; and

•	liabilities arising as a result of Qimonda’s insolvency.

Due to the foregoing factors and the other risks discussed in this prospectus, investors should not rely on quarter-to-quarter comparisons of our operating results as an indicator of future performance.

Our results of operations and financial condition can be adversely impacted by changes in exchange rates.

Our results of operations can be negatively affected by changes in exchange rates, particularly between the Euro and the U.S. dollar or the Japanese yen. In addition, the balance sheet impact of currency translation adjustments has been, and may continue to be, material. Furthermore, while we operate in an industry with prices primarily denominated in U.S. dollars and therefore receives a large proportion of our revenues in U.S. dollars, a large proportion of our expenses are in Euro and it also reports our financial results in Euro, which is our operational currency. As a result, our financial results can be significantly negatively affected by exchange rate fluctuations of the U.S. dollar against the Euro. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosures about Market Risks.”

If we fail to maintain effective internal controls, we may not be able to report financial results accurately or on a timely basis, or to detect fraud, which could have a material adverse effect on our business or share price.

Effective internal controls are necessary for us to provide reasonable assurance with respect to our financial reports and to effectively prevent financial fraud. Pursuant to the Sarbanes Oxley Act, we are required to periodically evaluate the effectiveness of the design and operation of our internal controls. Internal controls over financial reporting may not prevent or detect misstatements because of inherent limitations, including the possibility of human error or collusion, the circumvention or overriding of controls, or fraud. If we fail to maintain an effective system of internal controls, our business and operating results could be harmed, and we could fail to meet our reporting obligations, which could have a material adverse effect on our business and our share price.

We are exposed to various tax risks, and several factors could have an adverse effect on the tax burden of Infineon.

Our German and foreign tax returns are periodically examined by tax authorities, and several entities of the consolidated group are currently subject to such an examination. The most recent finalized corporate income, trade and sales tax audit of Infineon and our German subsidiaries covered the 1999 through 2001 fiscal years; for the 2002 through 2005 fiscal years a tax audit has started. Given the considerable amount of available tax losses incurred by us, additional tax assessments at Infineon level should not trigger substantial tax charges, if any. We regularly assess the adequacy of our domestic and foreign tax provisions in light of new evidence and make adjustments to the extent necessary. Due to the complexities in tax laws and their interpretation by the tax authorities there can be no assurance that the outcome of German and foreign tax audits will not differ from these estimates, that is, additional tax charges imposed by the tax authorities may exceed taxes accrued for as liabilities or provisions and may require additional liquidity.

In case of changes in the shareholders’ structure of Infineon, there is a risk that our tax losses, tax loss carry-forwards and interest carry-forwards may be eliminated entirely or in part. Such elimination in whole or in part may, in particular, result from a direct or indirect acquisition of shares (e.g. straight acquisition, capital increase) of more than 50 percent or of more than 25 percent up to 50 percent, respectively, by an individual shareholder, a related party, or a defined group of shareholders within a five-year period (see Section 8c of the German Corporate Income Tax Act (Körperschaftsteuergesetz)). If, therefore, under the backstop arrangement the backstop investor acquired Investment Shares representing more than 25 percent of the shares in Infineon, an according amount of tax losses, tax loss carry-forwards and interest carry-forwards may be eliminated. The elimination of the tax loss carry-forwards would have a non-cash effect in the consolidated financial statements of Infineon as a consequence of the derecognition of deferred tax assets relating to those tax loss carry-forwards. In addition, the tax burden in Germany for future tax assessment periods could increase as respective tax losses, tax loss carry-forwards or interest carry-forwards would no longer be available to offset future taxable income.

Furthermore, future changes of the tax laws in Germany or other jurisdictions relevant for us could increase the tax burden of Infineon. This as well as the above mentioned risks could have a material adverse effect on cash flows, financial condition and results of operations of Infineon.

Our deferred tax assets are subject to regular reassessment, which may result in additional valuation allowances.

We recognized deferred tax assets in a total amount of €400 million as of September 30, 2008. The realization of deferred tax assets is dependent upon our ability to generate the appropriate character of future taxable income sufficient to utilize loss carry-forwards or tax credits before their expiration. A change of the estimated amounts and character of future income may require additional valuation allowances.

Environmental laws and regulations may expose us to liability and increase our costs.

Our operations are subject to many environmental laws and regulations wherever we operate, governing, among other things, air and noise emissions, wastewater discharges, the use and handling of hazardous substances, waste disposal and the investigation and remediation of soil and ground water contamination.

An EU Directive imposes a “take-back” obligation on manufacturers to finance the collection, recovery and disposal of electrical and electronic equipment. Because of unclear statutory definitions and interpretations in individual member states, as well as ongoing discussions on national implementing measures, we are unable at this time to determine in detail the consequences of this directive for Infineon. Additional European legislation restricts the use of lead and other hazardous substances in electrical and electronic equipment from July 2006. Both Directives are under revision and their possible impacts currently cannot be determined in detail. A further EU Directive restricts the use of hazardous substances in automotive vehicles. Because the Directive has been changed and further revision is foreseen, the future impact on Infineon cannot currently be determined in detail.

Another Directive describes eco-design requirements for energy-using products, including information requirements for components and sub-assemblies. Furthermore the European regulatory framework for chemicals, called REACH, deals with the registration, evaluation, authorization and restriction of chemicals. This legislation may complicate our R&D activities and may require us to change certain of our manufacturing processes to utilize more costly materials or to incur substantial additional costs. In addition, pursuant to the EU Directive on environmental liability with regard to the prevention and remedying of environmental damage, we could face increased environmental liability, which may result in higher costs and potential damage claims.

In addition, the Chinese government restricts the use of lead and other hazardous substances in electronic products. Because neither all implementing measures nor the key product catalogue are in place, the consequences for Infineon cannot currently be determined in detail. Similar regulations or substance bans are being proposed or implemented in various countries of the world. We are not able at this time to estimate the amount of additional costs that we may incur in connection with these regulations.

There is a risk that we may become the subject of environmental, health or safety liabilities or litigation. Environmental, health, and safety claims or the failure to comply with current or future regulations could result in the assessment of damages or imposition of fines against us, suspension of production or a cessation of operations. Significant financial reserves or additional compliance expenditures could be required in the future due to changes in law or new information regarding environmental conditions or other events, and those expenditures could adversely affect our business or financial condition. As with other companies engaged in similar activities, we face inherent risks of environmental liability in our current and historical manufacturing locations. Costs associated with future additional environmental compliance or remediation obligations could adversely affect our business.

We may face significant liabilities as a result of the insolvency of Qimonda.

As a result of the commencement of insolvency proceedings by Qimonda, we are exposed to potential liabilities arising in connection with the Qimonda business. Such potential liabilities include, among others, pending antitrust and securities law claims, potential claims for repayment of governmental subsidies, employee-related contingencies and purported unfair dismissal claims by employees of Qimonda North America. We recorded aggregate provisions and allowances of €203 million as of March 31, 2009 relating to such of those liabilities which management believes are probable and can be estimated with reasonable accuracy at that time. There can be no assurance that such provisions and allowances recorded will be sufficient to cover all liabilities that may ultimately be incurred in relation to these matters. In preparing our financial statements for the current and subsequent quarters, we will review the provisions and allowances with respect to these and any new potential liabilities to determine whether any adjustments should be made.

In addition, we may be subject to claims by the insolvency administrator under German insolvency laws for repayment of certain amounts received by us from Qimonda, for example, payments for intra-

group services and supplies, during defined periods prior to the commencement of insolvency proceedings.

Furthermore, we may lose the right to use Qimonda’s intellectual property rights under the contribution agreement between us and Qimonda if and to the extent this agreement was successfully challenged by the insolvency administrator under German insolvency laws.

The insolvency of Qimonda may also subject us to other claims arising in connection with certain liabilities, contracts, offers, uncompleted transactions, continuing obligations, risks, encumbrances and other liabilities contributed to Qimonda in connection with the carve-out of the Qimonda business, as it is unlikely that Qimonda will be able to fulfill its obligation to indemnify us against any such liabilities due to its insolvency.

Finally, there can be no assurance that the insolvency administrator or creditors of Qimonda will not seek to recover money from us by asserting claims that we cannot currently foresee. Even if a court were to dismiss or otherwise rule against such claims, defending against them could require us to expend significant time, money and management attention.

We might be required to repay any outstanding Exchangeable Notes due 2010 prior to their maturity date, which could materially adversely affect our financial condition.

Our outstanding Exchangeable Notes due 2010 might become repayable prior to their maturity date upon the occurrence of stated events, for example, a change of control or liquidation of all or substantially all of the assets of Qimonda or the termination of the deposit agreement relating to Qimonda’s ADR facility without a replacement agreement. In the event that the Qimonda insolvency administrator is successful in consummating a sale of all or a material portion of the business of Qimonda or its assets, or the deposit agreement is terminated without a replacement agreement, or if any part of the reorganization is deemed to trigger a repayment obligation as to the Exchangeable Notes due 2010, we could become obligated to repay such Exchangeable Notes due 2010 at par. The outstanding nominal amount of Exchangeable Notes was €48 million as of June 30, 2009. Any early repayment of the Exchangeable Notes due 2010 would require a substantial expenditure of cash and could have a material adverse effect on our financial condition and results of operations.

A sale or closure of the ALTIS facility may result in us incurring material additional costs and charges.

We and our joint venture partner IBM are currently involved in ongoing negotiations with strategic and financial partners regarding a divestiture of our respective shares in ALTIS, a manufacturing joint venture in France. The outcome of these negotiations cannot be predicted at this stage. In the event of a failure to reach an agreement with the potential buyers, we and IBM may well have to resort to the closure of the ALTIS manufacturing facility. Either the sale or the closure of the facility may result in Infineon incurring material additional costs and charges. In the event of a sale, we may incur, amongst others, expenses under a wafer supply agreement that is to be concluded between the joint venture partners and the potential buyer. In the event of a closure, we and IBM may incur material expenses relating to the closing. Although the exact amount of any such expenses cannot be reliably assessed as yet, such expenses could have a material adverse effect on our results of operations and financial position.

The Wireline Communications business could be adversely impacted if the intended sale is not completed.

If the sale of the Wireline Communications business is not completed, the Wireline Communications business could be adversely impacted because of lower demand for our products due to customer uncertainty, decreased efficiency and employee attrition as a result of employee uncertainty.

We may be held liable for damages in connection with the sale of the Wireline Communications business.

Under the asset purchase agreement, we made certain representations and warranties to Wireline Holdings and may be required to pay damages if these representations and warranties turn out to have been incorrect or if we breach our obligations under the asset purchase agreement. We could therefore become involved in disputes and litigation with regard to these representations and warranties and be forced to pay damages. If we do not have sufficient cash to cover damages, we may be forced to borrow money or to sell assets in order to procure these funds, which would reduce our revenue or operating results. If these risks should materialize, this could have an adverse effect on our business, operating results, or financial condition.

We may face increased expenses due to the sale of the Wireline Communications business.

Certain fixed costs that are associated with the Wireline Communications business will not be transferred in connection with the asset purchase agreement. If such fixed costs are not transferred to Wireline Holdings, we will continue to be responsible for such expenses. We will participate in certain set-up costs of Wireline Holdings that will arise in connection with the transfer of the Wireline Communications business. Furthermore, should the sale of the Wireline Communications business be completed and should we not be able to either transfer, reduce or eliminate the fixed costs associated with the Wireline Communications business or should we incur substantial restructuring costs associated with the sale of the Wireline Communications business, this could have a material adverse effect on our operations or financial performance.

Our business and financial condition could be adversely affected by current or future litigation.

We are a party to lawsuits in the normal course of our business, including suits involving allegations of intellectual property infringement, product liability and breaches of contract. The results of complex legal proceedings are difficult to predict. There can be no assurance that the results of current or future legal proceedings will not materially harm our business, reputation or brand.

We record a provision for litigation risks when it is probable that a liability has been incurred and the associated amount can be reasonably estimated. We maintain liability insurance for certain legal risks at levels our management believes are appropriate and consistent with industry practice. We may incur losses relating to litigation beyond the limits, or outside the coverage, of such insurance and such losses may have a material adverse effect on the results of our operations or financial condition, and our provisions for litigation-related losses may not be sufficient to cover our ultimate loss or expenditure. An unfavorable resolution of a particular lawsuit could have a material adverse effect on our business, operating results, or financial condition.

We are a subject of investigations in several jurisdictions in connection with pricing practices in the Dynamic Random Access Memory (“DRAM”) industry, and is a defendant in civil antitrust claims in connection with these matters.

In September 2004, we entered into a plea agreement with the Antitrust Division of the U.S. Department of Justice (the “DOJ”) in connection with our investigation of alleged antitrust violations in the DRAM industry. Pursuant to this plea agreement, we agreed to plead guilty to a single count relating to the price fixing of DRAM products and to pay a fine of $160 million, payable in equal annual installments through 2009.

Subsequent to the commencement of the DOJ investigation, a number of purported class action lawsuits were filed against us and other DRAM suppliers in U.S. federal courts and in state courts in various U.S. states and Canadian provinces. The complaints allege violations of U.S. federal and state or Canadian antitrust and competition laws and seek treble damages in unspecified amounts, costs, attorneys’ fees and an injunction against the allegedly unlawful conduct on behalf of the plaintiffs. In July 2006, the state attorney generals of a number of U.S. states filed actions against us and other DRAM suppliers in U.S. federal courts. The claims involve allegations of DRAM price fixing and artificial price inflation and seek to recover three times actual damages and other relief.

In April 2003, we received a request for information regarding DRAM industry practices from the European Commission and in May 2004 we received a notice of a formal inquiry into alleged DRAM industry competition law violations from the Canadian Competition Bureau. We are cooperating with the European Commission and the Canadian Competition Bureau in their inquiries.

An adverse final resolution of the matters described above could result in significant financial liability to, and other adverse effects upon, us which would have a material adverse effect on our business, results of operations and financial condition. Irrespective of the validity or the successful assertion of the above-referenced claims, we could incur significant costs with respect to defending against or settling such claims, which could have a material adverse effect on our results of operations, financial condition and cash flow.

Purported class action lawsuits have been filed against us alleging securities fraud.

Following our announcement in September 2004 of our agreement to plead guilty in connection with the DOJ’s antitrust investigation and to pay a fine of $160 million, several purported securities class action lawsuits have been brought against us in U.S. district courts. The lawsuits were consolidated into one complaint that is pending at the U.S. District Court for the Northern District of California. Plaintiffs allege violations of the U.S. securities laws and assert among other things that we made materially false and misleading public statements about our historical and projected financial results as well as competitive position and manipulated the price of our securities, thereby injuring our shareholders. Although we are defending against these suits vigorously, a significant settlement or negative outcome at trial could have a material adverse effect on our financial results.

We are the subject of an investigation by the European Commission in connection with alleged violations of competition laws in the Chip Card & Security segment.

In October 2008, we learned that the European Commission had commenced an investigation involving our Chip Card & Security segment for alleged violations of competition laws. This investigation is in the very early stages. We are assessing this situation and will continue to monitor the investigation carefully. If the European Commission were to find that our Chip Card & Security segment violated European Union competition laws, the fines and penalties that would likely be imposed on us could be substantial and would be expected to have a material adverse effect on our business, operations and financial condition.

We might be faced with product liability or warranty claims.

Despite our current efforts, defects may occur in our products. The occurrence of defects, particularly in consumer areas and areas in which personal injury could result, such as our automotive division could give rise to warranty claims or to liability for damages caused by such defects. We could also incur consequential damages and experience limited acceptance of our products in the market. In addition, customers have from time to time notified us of potential contractual warranty claims in respect of products that we supplied, and are likely to do so in the future. These matters could have a material adverse effect on our business and financial condition.

Risks Related to the New Shares and Risks Related to the Offering

The backstop investor may influence our business activities and may be in a position to control the outcome of certain matters submitted to our shareholders.

The backstop investor has agreed to acquire ordinary shares at the subscription price, but not more than 30 percent minus one share in our share capital and voting rights post execution of the offering, subject to the terms and conditions of the investment agreement between us and the backstop investor. Based on the historical numbers of votes present at our general meetings during 2006 through 2009, a shareholding interest of 30 percent minus one share in our share capital and voting rights may provide the backstop investor with a blocking minority with respect to important decisions of Infineon, that is, those requiring a qualified majority. Such decisions include, but are not limited to, certain corporate actions (such as capital increases excluding shareholders’ subscription rights) and certain reorganization measures. Moreover, this interest may provide the backstop investor, either alone or in cooperation with other major shareholders, with a majority of those votes present at our general meeting. In that case, the backstop investor would be in a position to have resolutions passed by a simple majority. This would enable the backstop investor to exert considerable influence in our general meeting and therefore also on decisions submitted for the vote of the general meeting (for example, regarding the composition of the supervisory board or the amount of dividends).

Through a blocking minority or any majority presence, the backstop investor may also be able to exert influence on the corporate policies of Infineon and such influence could conflict with our interests and/or those of our other shareholders.

Sales of a large volume of shares in Infineon by major shareholders could cause significant downward pressure on our share price.

The price of our shares could decline significantly if one or more of our major shareholders, including Dodge & Cox International Stock Fund, Merrill Lynch International, Capital Group International Inc., Templeton Investment Counsel LLC, FMR LLC, Platinum International Fund, Odey Asset Management LLP, Platinum Investment Management Limited, Brandes Investment Partners L.P., and the backstop investor or other holders of a significant percentage of our shares were to sell a large volume of their shares.

If the condition that the unsubscribed shares (together with any ordinary share rights acquired by the backstop investor) represent at least 15 percent of our share capital is met or waived, the backstop investor may become a major shareholder and undertakes not to (a) sell, transfer, pledge, encumber or otherwise dispose of (including the granting of any option over or the creation of any form of trust relationship in respect of) any shares that it acquires, (b) enter into any agreement or transaction in respect of any voting rights or other rights attached to such shares, or (c) enter into any transaction (including derivative transactions) and carry out any other action that would be the economic equivalent of any of the above for a period of 12 months following the date of acquisition of such shares, without the consent of our management board. This undertaking does not apply to the sale and/or transfer of shares it acquires (i) to one of its affiliates pursuant to sections 15 et seq. of the German Stock Corporation Act, (ii) of up to 10 percent of the shares it acquires to co-investors until October 31, 2009, (iii) in connection with a mandatory public takeover offer of a third party under the German Act on the Acquisition of Securities and on Takeovers, (iv) in connection with a voluntary public takeover offer of a third party, (v) in connection with a merger or other business combination of Infineon with a third party under the German Act on the Acquisition of Securities and on Takeovers, (vi) in connection with a share buy-back by Infineon, and (vii) in such quantity to be able to self-fund (net of transaction fees and expenses) the issuance price resulting from the exercise of subscription rights in connection with a rights offering for shares by Infineon. The backstop investor will consult with our management board before transferring any shares that it acquires in connection with any public takeover offer.

However, the backstop investor’s obligation with regard to the foregoing lock-up agreement will automatically terminate if during the period of 12 months following the date of acquisition of shares one of the following occurs: (i) at any time a person other than a person proposed by the backstop investor becomes the chairman of our supervisory board, or (ii) Mr. Gernot Löhr is not appointed as member of our supervisory board by the competent court within 10 business days after the date on which such filing had to be made, or (iii) at any time less than two persons proposed by the backstop investor are members of our supervisory board, provided that, in each case, the situation has not been remedied within 30 days after the later of the occurrence of the relevant event or receipt by us from the backstop investor of a nomination of alternative eligible backstop investor’s nominee(s).

The backstop investor’s obligation with regard to the foregoing lock-up agreement will further automatically terminate if any of the following occurs: (i) the reduction of the maximum number of supervisory board members from sixteen to twelve persons has not become effective by the date of the next ordinary shareholders’ meeting relating to the 2009 fiscal year; or (ii) not all governmental or regulatory clearances which are required for an acquisition by the backstop investor of up to 30 percent minus one share of our share capital have been granted by October 1, 2009.

There is no assurance that the major shareholders will continue to hold our shares. Moreover, a decline in the price of our shares resulting from sales by one or more major shareholders could make it more difficult for us to issue new shares at a time and price that our management board deems reasonable.

Our share price is subject to risks associated with market-price fluctuations.

Regardless of a potential sale of our shares by major shareholders, the price of our shares could vary considerably, especially because of fluctuations in actual or forecast results of operations, changes in profit forecasts or the non-fulfillment of securities analysts’ profit expectations, changes in general economic conditions, or other factors. The general volatility of share prices, which has increased considerably over the course of the worsening credit crisis in the financial market in 2008 and 2009, could also put pressure on the price of our shares without this being directly related to our business activities, cash flow, financial condition, results of operations, or business outlook. Furthermore, the possibility exists that hedge funds having short-term investment goals have already acquired, or will acquire, large blocks of shares, which would enable such funds to deliberately affect our share price.

Our share price is subject to risks relating to securities transactions engaged by the backstop investor and/or its affiliates.

The backstop investor may – from time to time – purchase or sell shares, options or subscription rights or enter into and withdraw from various derivative transactions with respect to our shares, provided that the backstop investor may not, until the end of the subscription period, buy shares of Infineon or other instruments that lead to an attribution of voting rights pursuant to the rules of the German Securities Trading Act. In addition, after expiration of the subscription period until the settlement of the sale of shares to the backstop investor, if any, the backstop investor may not establish a participation in the equity capital or voting rights of Infineon if such acquisition, together with the shares finally subscribed for by the backstop investor, would, pursuant to the rules of the German Securities Trading Act, result in the backstop investor’s participation exceeding 30 percent minus one share of our share capital. Any purchase or sale by the backstop investor and/or its affiliates could have an increasing or decreasing effect of the value of any such rights or the shares before, during or after the subscription period.

The investments of shareholders and ADS holders who fail to participate in this offering will be diluted considerably.

Ordinary share rights or ADS rights that have not been exercised by August 3, 2009 or July 29, 2009, respectively, will become void and worthless. If you fail to exercise your rights during the applicable subscription period, your proportional investment in our company will decrease, with the exact amount of such dilution depending on the total number of subscribed ordinary shares, including ordinary shares represented by ADSs. If you fail to sell any unexercised ordinary share rights during the ordinary share rights trading period, you will receive no economic value for the unexercised and unsold ordinary share rights.

ADS rights are not transferable, and trading in ordinary share rights might not develop.

ADS rights are not transferable. Additionally, we and the underwriters will not initiate trading of ordinary share rights on the regulated market of the Frankfurt Stock Exchange or any other German stock exchange. Accordingly, ordinary share rights cannot be purchased or sold on the regulated market of such a stock exchange. However, ordinary share rights are transferable and may be traded over the counter. There is no guarantee that you will be able to trade ordinary share rights. As a consequence, there can be no assurance that you will be able to realize the inherent value of your ordinary share rights by selling your ordinary share rights and, thus, might suffer a significant loss upon expiration of the subscription period.

Furthermore, the value of ordinary share rights depends largely on the price of our shares. Therefore, a significant decline in the price of our shares could also adversely affect the value of ordinary share rights.

The underwriters may terminate the underwriting agreement.

Pursuant to the underwriting agreement, the underwriters have agreed to the following: (i) to offer the new ordinary shares to the shareholders of Infineon, (ii) to subscribe for the new ordinary shares and (iii) to allot to the shareholders the shares subscribed in accordance with the exercise of their subscription rights after the registration of the capital increase in the commercial register of the Local Court of Munich (the “Commercial Register”). The underwriters plan to subscribe for the new ordinary shares pursuant to the underwriting agreement. The underwriters can, under certain conditions, terminate the underwriting agreement until such time as the new ordinary shares have been delivered. If the underwriting agreement is terminated, the offering expires and the subscription rights become void or worthless. Even investors who have acquired subscription rights in the secondary market will then suffer a corresponding loss since transactions involving subscription rights in connection with a termination of the offering will not be reversed.

Future corporate actions could result in a further material dilution of shareholders’ investments in us.

To finance our business activities and growth, as well as our continuing and future obligations, we may require additional capital in the future. The issuance of additional new shares or convertible notes or notes with warrants would cause further dilution of the proportionate holdings of our existing shareholders. Moreover, the acquisition of other enterprises or equity investments in companies in exchange for new shares to be issued by us and the exercise of stock options by our employees could result in further dilution.

PRESENTATION OF FINANCIAL INFORMATION AND EXCHANGE RATES

Our financial statements included with this prospectus are denominated in Euro, or “€.” The tables below set forth, for the periods and dates indicated, information concerning the Federal Reserve Bank of New York’s noon buying rate for Euro, expressed in United States dollars or “$,” per one Euro or “€”. Information in the tables below for periods after December 31, 2008 are from the Federal Reserve Board’s noon buying rates.

The table below states the average exchange rates of US dollars per Euro for the periods shown. The annual average exchange rate is computed by using the noon buying rate for the Euro on the last business day of each month during the period indicated.

Annual average exchange rates of the U.S. dollar per Euro

Average

Fiscal year ended September 30, 2005	$1.2727
Fiscal year ended September 30, 2006	1.2361
Fiscal year ended September 30, 2007	1.3420
Fiscal year ended September 30, 2008	1.5067
Six months ended March 31, 2009	1.3004

The table below shows the high and low exchange rates for Euro in US dollars per Euro for the periods shown below:

Recent high and low exchange rates of the U.S. dollar per Euro

	High	Low

January 2009	$1.3946	$1.2804
February 2009	1.3064	1.2547
March 2009	1.3730	1.2549
April 2009	1.3458	1.2978
May 2009	1.4126	1.3267
June 2009	1.4270	1.3784
July 2009 (through July 10)	1.4186	1.3852

The noon buying rate on September 30, 2008 was €1.00 = $1.4081, and on July 10, 2009 was €1.00 = $1.3926.

SELECTED CONSOLIDATED FINANCIAL DATA OF INFINEON
PREPARED IN ACCORDANCE WITH IFRS

The financial information set forth in this prospectus may not contain all of the financial information that you should consider when making an investment decision. This information should be read in conjunction with, and is qualified in its entirety by reference to, the “Risk Factors” section of this prospectus, beginning on page 15. You should also carefully read the sections headed “Selected Consolidated Financial Data of Infineon Prepared in Accordance with U.S. GAAP” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, as well as the consolidated financial statements included in this prospectus.

For periods beginning October 1, 2008, we have prepared our financial statements in accordance with IFRS. In connection with our transition to IFRS, we have also prepared financial statements for the two years ended September 30, 2008 in accordance with IFRS. Below we present selected consolidated statements of operations data for the 2007 and 2008 fiscal years and the six-month periods ended March 31, 2008 and 2009, and selected consolidated balance sheet data at September 30, 2007 and 2008 and at March 31, 2009, derived from Infineon’s consolidated IFRS financial statements. The selected consolidated statements of operations data for the 2007 and 2008 fiscal years and the selected consolidated balance sheet data at September 30, 2007 and 2008, prepared in accordance with IFRS, have been extracted from financial statements as of and for the fiscal year ended September 30, 2008, prepared in accordance with IFRS, and appear in this prospectus beginning on page F-2. We also present selected consolidated statements of operations data for the six-month periods ended March 31, 2008 and 2009, and selected consolidated balance sheet data at March 31, 2009, derived from our condensed consolidated IFRS financial statements, which appear in this prospectus beginning on page F-79.

	For the years ended			For the six months ended
	September 30,(1)			March 31,(1)(2)
	2007	2008	2008(2)(3)	2008	2009	2009(4)
	(in millions, except per share data)

Selected Consolidated Statement of Operations Data
Revenue	€4,074	€4,321	$6,084	€2,139	€1,577	$2,091
Income (loss) from continuing operations before income taxes	(44)	(147)	(207)	82	(264)	(350)
Income (loss) from continuing operations	(43)	(188)	(265)	59	(266)	(353)
Loss from discontinued operations, net of income taxes	(327)	(3,559)	(5,011)	(2,543)	(396)	(525)
Net loss	(370)	(3,747)	(5,276)	(2,484)	(662)	(878)
Attributable to:
Minority interests	(23)	(812)	(1,143)	(552)	(49)	(65)
Shareholders of Infineon Technologies AG	(347)	(2,935)	(4,133)	(1,932)	(613)	(813)
Basic and diluted loss per share from continuing operations	(0.08)	(0.33)	(0.46)	0.06	(0.36)	(0.48)
Basic and diluted loss per share from discontinued operations	(0.38)	(3.58)	(5.04)	(2.64)	(0.46)	(0.61)

Basic and diluted loss per share	(0.46)	(3.91)	(5.50)	(2.58)	(0.82)	(1.09)

Selected Consolidated Balance Sheet Data
Cash and cash equivalents	1,809	749	1,055		532	706
Available-for-sale financial assets	417	134	189		133	176
Working capital (deficit), excluding cash and cash equivalents, available-for-sale financial assets and net assets held for disposal	(43)	86	121		(28)	(37)
Assets held for disposal	303	2,129	2,998		6	8
Total assets	10,599	6,982	9,831		3,977	5,274
Short-term debt and current maturities	336	207	291		170	225
Liabilities held for disposal	129	2,123	2,989		—	—
Long-term debt	1,227	963	1,356		816	1,082
Total equity	6,004	2,161	3,043		1,703	2,259

Notes

(1)	During the 2008 fiscal year we committed to a plan to dispose of Qimonda. As a result, the results of Qimonda are reported as discontinued operations in the Selected Consolidated Statements of Operations Data for all periods presented, and the assets and liabilities of Qimonda have been reclassified as held for disposal in the Selected Consolidated Balance Sheet Data as of March 31, 2008 and as of September 30, 2008. On January 23, 2009, Qimonda and its wholly owned subsidiary Qimonda Dresden GmbH & Co. oHG filed an application at the Munich Local Court to commence insolvency proceedings. As a result of this application, we deconsolidated Qimonda during the second quarter of the 2009 fiscal year. On April 1, 2009, the insolvency proceedings formally opened.

(2)	Unaudited.

(3)	Converted from Euro into U.S. dollars at an exchange rate of €1 = $1.4081, which was the noon buying rate of the Federal Reserve Bank of New York on September 30, 2008.

(4)	Converted from Euro into U.S. dollars at an exchange rate of €1 = $1.3261, which was the noon buying rate of the Federal Reserve Board in New York on March 31, 2009.

SELECTED CONSOLIDATED FINANCIAL DATA OF INFINEON
PREPARED IN ACCORDANCE WITH U.S. GAAP

The financial information set forth in this prospectus may not contain all of the financial information that you should consider when making an investment decision. This information should be read in conjunction with, and is qualified in its entirety by reference to, the “Risk Factors” section of this prospectus, beginning on page 15. You should also carefully read the sections headed “Selected Consolidated Financial Data of Infineon Prepared in Accordance with IFRS” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, as well as the consolidated financial statements included in this prospectus.

For periods prior to October 1, 2008, we prepared our financial statements in accordance with accounting standards generally accepted in the United States (“U.S. GAAP”). Below we present selected consolidated statements of operations data for the 2004 through 2008 fiscal years and selected consolidated balance sheet data at September 30, 2004 through 2008 derived from our consolidated U.S. GAAP financial statements. Selected financial information prepared in accordance with International Financial Reporting Standards is included in the section headed “Selected Consolidated Financial Data of Infineon Prepared in Accordance with IFRS”.

	For the years ended September 30,(1)
	2004	2005	2006	2007	2008	2008(2)
	(in millions, except per share data)

Selected Consolidated Statement of Operations Data
Net sales	€4,187	€3,934	€4,114	€4,074	€4,321	$6,084
Income (loss) before income taxes, discontinued operations, and extraordinary loss	83	(291)	(203)	32	(74)	(105)
Income (loss) from continuing operations	140	(324)	(250)	(37)	(135)	(190)
Income (loss) from discontinued operations, net of tax	(79)	12	(18)	(296)	(2,987)	(4,206)
Net income (loss)	€61	€(312)	€(268)	€(368)	€(3,122)	$(4,396)
Basic and diluted earnings (loss) per share:
Earnings (loss) per share from continuing operations	€0.19	€(0.43)	€(0.34)	€(0.05)	€(0.18)	$(0.25)
Earnings (loss) per share from discontinued operations	€(0.11)	€0.01	€(0.02)	€(0.40)	€(3.98)	$(5.60)
Basic and diluted earnings (loss) per share	€0.08	€(0.42)	€(0.36)	€(0.49)	€(4.16)	$(5.86)
Selected Consolidated Balance Sheet Data
Cash and cash equivalents	€31	€516	€1,108	€1,073	€749	$1,055
Marketable securities	1,936	858	477	210	143	201
Working capital (deficit), excluding cash and cash equivalents, marketable securities and net assets held for disposal	377	381	39	(16)	105	150
Assets held for disposal	4,750	4,861	5,861	5,653	2,224	3,131
Total assets	10,976	10,853	11,693	10,753	7,083	9,974
Short-term debt and current maturities	103	99	797	260	207	291
Liabilities held for disposal	1,933	1,813	1,911	1,897	2,091	2,945
Long-term debt	1,400	1,458	1,058	1,149	1,051	1,480
Shareholders’ equity	5,978	5,629	5,315	4,914	1,764	2,484

Notes:

(1)	During the 2008 fiscal year, we committed to a plan to dispose of Qimonda AG (“Qimonda”). As a result, the results of Qimonda are reported as discontinued operations in the Selected Consolidated Statement of Operations data for all periods presented, and the assets and liabilities of Qimonda have been reclassified as held for disposal in the Selected Consolidated Balance Sheet data for all periods presented.

(2)	Converted from Euro into U.S. dollars at an exchange rate of €1 = $1.4081, which was the noon buying rate of the Federal Reserve Bank of New York on September 30, 2008.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis of our consolidated financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and other financial information included elsewhere in this prospectus. Our audited consolidated financial statements have been prepared in accordance with International Financial Reporting Standards, or IFRS, and on the basis of a number of assumptions more fully explained in Note 1 (Description of Business and General Information) and Note 2 (Summary of Significant Accounting Policies) to our audited consolidated financial statements appearing elsewhere in this prospectus.

This management’s discussion and analysis of financial condition and results of operations contains forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results or outcomes to differ materially from those expressed in any forward-looking statement. These factors include those identified under the heading “Risk Factors” and elsewhere in this prospectus.

Our Business

We design, develop, manufacture and market a broad range of semiconductors and complete system solutions used in a wide variety of microelectronic applications, including computer systems, telecommunications systems, consumer goods, automotive products, industrial automation and control systems, and chip card applications. Our products include standard commodity components, full-custom devices, semi-custom devices, and application-specific components for analog, digital, and mixed-signal applications. We have operations, investments, and customers located mainly in Europe, Asia and North America.

Our core business is currently organized in five operating segments: Automotive, Industrial & Multimarket, Chip Card & Security, Wireless Solutions, and Wireline Communications:

•	The Automotive segment designs, develops, manufactures and markets semiconductors for use in automotive applications. Together with its product portfolio, Infineon offers corresponding system know-how and support to its customers.

•	The Industrial & Multimarket segment designs, develops, manufactures and markets semiconductors and complete system solutions primarily for use in industrial applications and in applications with customer-specific product requirements.

•	The Chip Card & Security segment designs, develops, manufactures and markets semiconductors and complete system solutions primarily for use in chip card and security applications.

•	The Wireless Solutions segment designs, develops, manufactures and markets a wide range of ICs, other semiconductors and complete system solutions for wireless communication applications.

•	The Wireline Communications segment designs, develops, manufactures and markets a wide range of ICs, other semiconductors and complete system solutions focused on wireline access applications. On July 7, 2009, we entered into an asset purchase agreement to sell the Wireline Communications business, and such sale is expected to close in the fall of 2009.

Our current segment structure reflects a reorganization of our operations effective October 1, 2008. Segment results for all periods presented in this prospectus have been reclassified to be consistent with the current reporting structure and presentation, as well as to facilitate analysis of operating segment information.

We have two additional segments for reporting purposes, our Other Operating Segments, which includes remaining activities for certain product lines that have been disposed of, and other business activities, and our Corporate and Eliminations segment, which contains items not allocated to our operating segments, such as certain corporate headquarters’ costs, strategic investments, unabsorbed excess capacity and restructuring costs.

Measures Taken to Date to Improve Our Financial Condition

We have taken the following measures to date with the goal of cutting costs, reducing debt, preserving cash and otherwise improving our financial condition:

Repurchase of the Convertible Notes due 2010 and Exchangeable Notes due 2010

During the 2008 fiscal year, we repurchased an aggregate nominal amount of €100 million of our Convertible Notes due 2010.

Since September 30, 2008, we have continued to repurchase our Convertible Notes due 2010 and Exchangeable Notes due 2010. In particular, on May 5, 2009, we invited holders of the Convertible Notes due 2010 and Exchangeable Notes due 2010 to submit offers to sell their Convertible Notes due 2010 and Exchangeable Notes due 2010 to us. Through this invitation and other direct purchases, we purchased an aggregate nominal amount of €246 million of the Convertible Notes due 2010 and Exchangeable Notes due 2010 during the period from September 30, 2008 to June 30, 2009, for a total purchase price of approximately €161 million, excluding related fees and expenses.

On June 30, 2009, the outstanding nominal amount of the Convertible Notes due 2010 was €522 million, and the outstanding nominal amount of the Exchangeable Notes due 2010 was €48 million.

Cost Reduction Measures

To address rising risks in the current market environment, adverse currency trends and below benchmark margins, we implemented our cost-reduction program “IFX10+” in the third quarter of the 2008 fiscal year. Subsequent to the end of the 2008 fiscal year, and in light of continuing adverse developments in general economic conditions and in our industry, we identified significant further costs savings in addition to those originally anticipated. We expect that this program will result in significant annualized cost savings in the next fiscal year, primarily through measures in the following areas:

•	Product portfolio management to eliminate unprofitable or insufficiently profitable product families and to increase efficiency in R&D;

•	Reduction of manufacturing costs and optimization of the value chain;

•	Improved efficiency of processes and tasks in the fields of general and administrative expenses, R&D, and marketing and sales;

•	Re-organization of our structure along our target markets. Starting October 1, 2008, we are divided into five segments: Automotive, Industrial & Multimarket, Chip Card & Security, Wireless Solutions and Wireline Communications; and

•	Reductions in workforce.

During the 2008 fiscal year, we incurred restructuring charges of €188 million, which are primarily related to the IFX10+ cost-reduction program.

We initially expected to reach annual savings of at least €200 million, but we increased annual savings expectations in December 2008 to at least €250 million. In response to the continued and increasingly severe deterioration in the general market environment, we implemented additional substantial cost reductions and achieved cash savings. In February 2009, we increased targeted savings to €600 million for the 2009 fiscal year compared to actual costs in the 2008 fiscal year, some of which may be temporary in nature, and €200 million of which related to savings in operating expenses and €400 million to manufacturing costs savings.

Our operating expenses for the third quarter of the 2009 fiscal year decreased by €88 million when compared to the fourth quarter of the 2008 fiscal year. Our management believes that these savings are mainly due to our IFX 10+ cost reduction program.

In the second quarter of the 2009 fiscal year, we continued to make significant progress in reducing the number of employees. As of March 31, 2009, we employed 26,362 employees compared to 29,119 employees as of September 30, 2008. As of June 30, 2008, we employed 26,108 employees. In connection with the sale of the Wireline Communications business, approximately 900 employees will be transferred, of which 600 employees are from the Wireline Communications division and 300 employees are currently working in central functions mainly for the Wireline Communications segment.

Issuance of New Notes

On May 26, 2009, our company, through our subsidiary Infineon Technologies Holding B.V., issued €196 million in the New Convertible Notes due 2014 at a discount of 7.2 percent in an offering to institutional investors guaranteed by us. The notes are convertible, at the option of the holders of the notes, into a maximum of 74.9 million ordinary shares of our company, at a conversion price of €2.61 per share through maturity. The notes accrue interest at 7.5 percent per year. The principal of the notes is unsecured and ranks pari passu with all present and future unsecured subordinated obligations of the issuer. The coupons of the notes are secured and unsubordinated. The noteholders have a negative pledge relating to future capital market indebtedness and an early redemption option in the event of a change of control. We may redeem the New Convertible Notes due 2014 after two and a half years at their nominal amount plus interest accrued thereon, if our closing share price exceeds 150 percent of the conversion price on 15 out of the last 30 consecutive trading days. The notes are listed on the Open Market (Freiverkehr) of the Frankfurt Stock Exchange.

Divestiture of the Wireline Communications Business

On July 7, 2009, we entered into an asset purchase agreement to sell the Wireline Communications business for cash consideration of €250 million. The majority of the purchase price is payable at closing, which is expected to occur in the fall of 2009, with €20 million of the purchase price being payable nine months after the closing date. We are selling the Wireline Communications business in order to focus on the further development of our main business, our strategy and strong position in the key areas of energy efficiency, security and communications, while at the same time further improving our balance sheet and strengthening our liquidity position. The sale is expected to close in the fall of 2009. The sale of the Wireline Communications business will allow us to concentrate on our four remaining operating segments.

The Semiconductor Industry and Factors that Impact Our Business

Our business and the semiconductor industry generally are highly cyclical and characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving standards, short product life-cycles and wide fluctuations in product supply and demand.

Cyclicality

The market for semiconductors has historically been volatile. Supply and demand have fluctuated cyclically and have caused pronounced fluctuations in prices and margins. According to iSuppli (May 2009), the overall market growth compared to the previous year was 10 percent in 2006 and four percent in 2007, before shrinking by five percent in 2008. iSuppli (May 2009) predicts that the overall market will contract by approximately 24 percent in the 2009 calendar year.

The industry’s cyclicality results from a complex set of factors, including, in particular, fluctuations in demand for the end products that use semiconductors and fluctuations in the manufacturing capacity available to produce semiconductors. Semiconductor manufacturing facilities (so-called fabrication facilities, or “fabs”) can take several years to plan, construct, and begin operations. Semiconductor manufacturers have in the past made capital investments in plant and equipment during periods of favorable market conditions, in response to anticipated demand growth for semiconductors. If more than one of these newly built fabs comes on-line at about the same time, the supply of chips to the market can be vastly increased. Without sustained growth in demand, this cycle has typically led to manufacturing over-capacity and oversupply of products, which in turn has led to sharp drops in semiconductor prices. When prices drop, manufacturers have in the past cut back on investing in new fabs. As demand for chips grows over time, without additional fabs coming on-line, prices tend to rise, leading to a new cycle of investment. The semiconductor industry has generally been slow to react to declines in demand, due to its capital-intensive nature and the need to make commitments for equipment purchases well in advance of planned expansion.

We attempt to mitigate the impact of cyclicality by investing in manufacturing capacities throughout the cycle and entering into alliances and foundry manufacturing arrangements that provide flexibility in responding to changes in the cycle. See “Risk Factors — We operate in a highly cyclical industry and our business has in the past suffered, is currently suffering and could again suffer from periodic downturns.”

Substantial Capital and R&D Expenditures

Semiconductor manufacturing is very capital-intensive. The manufacturing capacities that are essential to maintain a competitive cost position require large capital investments. The top 10 capital spenders in the industry, according to IC Insights, account for approximately 60 percent of the industry’s projected 2009 capital spending budgets. Manufacturing processes and product designs are based on leading-edge technologies that require considerable R&D expenditures. A high percentage of the cost of operating a fab is fixed; therefore, increases or decreases in capacity utilization can have a significant effect on profitability. See “Risk Factors — In difficult market conditions, our high fixed costs adversely affect our results.”

Because pricing, for commodity products in particular, is market-driven and largely beyond our control, a key factor in achieving and maintaining profitability is to continually lower per-unit costs by reducing total costs and by increasing unit production output through productivity improvements.

To reduce total costs, we intend to share the costs of our R&D and manufacturing facilities with third parties, either by establishing alliances or through the use of foundry facilities for manufacturing. We believe that cooperation in alliances for R&D, as well as manufacturing and foundry partnerships, provide us with a number of important benefits, including the sharing of risks and costs, reductions in our own capital requirements, acquisitions of technical know-how, and access to additional production capacities. Our principal alliances are with IBM, Chartered Semiconductor Manufacturing Ltd., Singapore and Samsung Electronics Co. Ltd., Seoul, Korea for CMOS development and manufacturing at 65-nanometer, 45-nanometer, and 32-nanometer process technologies. Further, we have established foundry relationships with United Microelectronics Corporation, Taipei, Taiwan for 130-nanometer and 90-nanometer manufacturing and with Taiwan Semiconductor Manufacturing Corporation, particularly with respect to leading-edge CMOS products for wireless communications down to 90-nanometer. In the backend field, in August 2008, we, STMicroelectronics NV and STATS ChipPAC Ltd. announced an agreement to jointly develop the next-generation of embedded Wafer-Level Ball Grid Array (“eWLB”) technology, based on our first-generation technology, for use in manufacturing future-generation semiconductor packages. This will build on our existing eWLB packaging technology, which we have licensed to our development partners. The new R&D effort, for which the resulting IP will be jointly owned by the three companies, will focus on using both sides of a reconstituted wafer to provide solutions for semiconductor devices with a higher integration level and a greater number of contact elements.

We expect to continue to increase unit production output through improvements in manufacturing, which is achieved by producing chips with smaller structure sizes (more bits per chip) and by producing more chips per silicon wafer (by using larger wafers). Currently, a substantial portion of our standard CMOS manufacturing capacity is based on 130-nanometer structure sizes. Our 130-nanometer process technology, with up to eight layers of copper metallization, is in full production at several manufacturing sites, including our Dresden facility. Additional 130-nanometer process options have been developed to fulfill the needs of specialty applications. Our 90-nanometer technology is in production. We are currently qualifying 65-nanometer technology at several manufacturing partners and have begun to develop products based on 40-nanometer technology which are currently planned to be manufactured initially at one of our manufacturing partners.

About half of our fab capacity is used for the manufacture of power semiconductors used in automotive and industrial applications. We have manufacturing sites in Regensburg, Germany, in Villach, Austria and in Kulim, Malaysia. We continue to focus on innovation for power semiconductors, introducing power copper metallization and special processes to fabricate ever thinner wafers to optimize electrical resistance.

Technological Development and Competition

Sales prices per unit are volatile and generally decline over time due to technological developments and competitive pressure. Our products generally have a certain degree of application specification. Unit sales prices for logic products typically decline over time as technological developments occur.

We aim to offset the effects of declining unit sales prices on total net sales by optimizing product mix, by increasing unit sales volume and by continually reducing per-unit production costs. The growth in volume depends in part on productivity improvements in manufacturing. By moving to ever-smaller structure sizes, the number of functional elements has historically doubled approximately every two years.

Seasonality

Our sales are affected by seasonal and cyclical influences, with sales historically strongest in our fourth fiscal quarter. These short cycles are influenced by longer cycles that are a response to innovative technical solutions from our customers that incorporate our products. The short-term and mid-term cyclicality of our sales reflects the supply and demand fluctuations for the products that contain our semiconductors. If anticipated sales or shipments do not occur when expected, expenses and inventory levels in a given quarter can be disproportionately high, and our results of operations for that quarter, and potentially for future quarters, may be adversely affected.

Product Development Cycles

The cycle for test, evaluation and adoption of our products by customers before the start of volume production can range from several months to more than one year. Due to this lengthy cycle, we may experience significant delays from the time we incur expenses for R&D, marketing efforts, and investments in inventory, to the time we generate corresponding revenue, if any.

Acquisition and Divestiture Strategy

A key element of our core business strategy is to seek to reduce the time required to develop new technologies and products and bring them to market, and to optimize our existing product offerings, market coverage, engineering workforce, and technological capabilities. We plan to continue to evaluate strategic opportunities as they arise, including business combination transactions, strategic relationships, capital investments, and the purchase or sale of assets or businesses.

Intellectual Property

Due to the high-technology nature of the semiconductor industry, IP, meaning intangible assets relating to proprietary technology, is of significant importance. We also derive modest revenues from the licensing of our IP, generally pursuant to cross licensing arrangements.

Challenges that Lie Ahead

Going forward, our success will remain highly dependent on our ability to stay at the leading edge of technology development, and to continue to optimize our product portfolio. We must achieve both objectives to ensure that we have the flexibility to react to fluctuations in market demand for different types of semiconductor products. We believe that the ability to offer and the flexibility to manufacture a broad portfolio of products will be increasingly important to our long-term success in many markets within the semiconductor industry. Establishing and maintaining advantageous technology, development and manufacturing alliances, including the use of third-party foundries, and continuing our efforts to broaden our product portfolio while focusing on our core competencies will make it easier for us to respond to changes in market conditions and to improve our financial performance.

Results of Operations

Results of Operations as a Percentage of Revenue

The following table presents the various line items in our consolidated statements of operations expressed as percentages of revenue.

	For the years ended		For the six months ended
	September 30,(1)		March 31,(1)
	2007	2008	2008	2009

Revenue	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	(66.7)	(65.8)	(65.0)	(83.2)

Gross profit	33.3	34.2	35.0	16.8

Research and development expenses	(18.2)	(16.1)	(16.4)	(17.2)
Selling, and general administrative expenses	(12.4)	(13.1)	(12.6)	(14.1)
Other operating income	0.9	2.8	2.2	1.2
Other operating expenses	(1.4)	(8.4)	(1.8)	(3.2)
Operating income (loss)	2.2	(0.6)	6.4	(16.5)
Financial income	2.7	1.3	1.4	5.1
Financial expense	(6.0)	(4.1)	(4.1)	(5.6)
Income from investments accounted for using the equity method, net	—	—	0.1	0.2

(Loss) income from continuing operations before income taxes	(1.1)	(3.4)	3.8	(16.8)

Income tax expense		(0.9)	(1.0)	(0.1)

(Loss) income from continuing operations	(1.1)	(4.3)	2.8	(16.9)

Loss from discontinued operations, net of income taxes	(8.0)	(82.4)	(118.9)	(25.1)

Net loss	(9.1)%	(86.7)%	(116.1)%	(42.0)%

Attributable to:
Minority interests	(0.6)%	(18.8)%	(25.8)%	(3.1)%
Shareholders of Infineon Technologies AG	(8.5)%	(67.9)%	(90.3)%	(38.9)%

(1)	Columns may not add up due to rounding.

Six Months Ended March 31, 2009 Compared with Six Months Ended March 31, 2008

Revenue

We generate our revenues primarily from the sale of our semiconductor products and systems solutions. Our semiconductor products include a wide array of chips and components used in electronic applications ranging from wireless and wireline communication systems, to chip cards, to automotive electronics, and industrial applications.

Our revenues fluctuate in response to a combination of factors, including the following:

•	The market prices for our products, including fluctuations in exchange rates that affect our prices;

•	Our overall product mix and sales volumes;

•	The stage of our products in their respective life cycles;

•	The effects of competition and competitive pricing strategies;

•	Governmental regulations influencing our markets (e.g., energy efficiency regulations); and

•	The global and regional economic cycles.

Our revenues decreased by 26 percent, from €2,139 million in the first half of the 2008 fiscal year to €1,577 million in the first half of the 2009 fiscal year. Our Automotive, Industrial & Multimarket and Chip Card & Security segments were most affected.

Revenue by Segment

	Six months ended March 31,
	2008		2009
	(€ in millions, except percentages)

Revenue:
Automotive	634	30%	395	25%
Industrial & Multimarket	567	26	427	27
Chip Card & Security	237	11	171	11
Wireless Solutions(1)	450	21	401	25
Wireline Communications	208	10	167	11
Other Operating Segments(2)	123	6	10	1
Corporate and Eliminations(3)	(80)	(4)	6	—

Total	2,139	100%	1,577	100%

(1)	Includes revenues of €8 million and €1 million for the six months ended March 31, 2008 and 2009, respectively, from sales of wireless communication applications to Qimonda.

(2)	Includes revenues of €70 million for the six months ended March 31, 2008, from sales of wafers from Infineon’s 200-millimeter facility in Dresden to Qimonda under a foundry agreement.

(3)	Includes the elimination of revenues of €78 million and €1 million for the six months ended March 31, 2008 and 2009, respectively, since these sales were not part of the Qimonda disposal plan.

•	Automotive — In the six months ended March 31, 2009, segment revenues decreased by 38 percent to €395 million, compared to €634 million in the six months ended March 31, 2009. This decrease mainly reflects the continuing demand-driven worldwide downturn in the automobile market as well as inventory adjustments in the value chain.

•	Industrial & Multimarket — In the first half of our 2009 fiscal year, revenues of our Industrial & Multimarket segment decreased by 25 percent from €567 million to €427 million compared to the first half of the 2008 fiscal year. This decrease primarily resulted from weak demand for consumer products as well as inventory adjustments in the value chain.

•	Chip Card & Security — In the six months ended March 31, 2009, revenues of our Chip Card & Security segment decreased by 28 percent to €171 million, compared to €237 million in the six months ended March 31, 2008. This decrease was mainly driven by decreases in revenues from government identification and payment & communication applications.

•	Wireless Solutions — In the six months ended March 31, 2009, revenues of our Wireless Solutions segment decreased by 11 percent to €401 million, compared to €450 million in the six months ended March 31, 2008, mainly driven by a weakened demand due to the economic downturn and resulting decline in handset sales.

•	Wireline Communications — In the six months ended March 31, 2009, revenues of our Wireline Communications segment decreased by 20 percent to €167 million, compared to €208 million in the six months ended March 31, 2008. This decrease was mainly driven by the economic slowdown and inventory corrections in the supply chain.

•	Other Operating segments — Revenues of other operating segments decreased by 92 percent from €123 million in the six months ended March 31, 2008 to €10 million in the six months ended March 31, 2009. Revenues of other operating segments in the six months ended March 31, 2008 comprised mainly revenues from sales of wafers from our 200-millimeter facility in Dresden to Qimonda under a foundry agreement, which revenues have been eliminated in the Corporate and Eliminations segment. Effective November 30, 2007, Qimonda canceled the foundry agreement. The last wafers were delivered to Qimonda in May 2008. Furthermore, revenues of other operating segments in the six months ended March 31, 2008, included revenues from our hard disk drive (“HDD”) business which we sold to LSI Corporation (“LSI”) in April 2008.

Revenue by Geographic Area

	Six months ended March 31,
	2008		2009
	(€ in millions, except percentages)

Revenue:
Germany	460	21%	315	20%
Other Europe	409	19%	286	18%
North America	282	13%	164	11%
Asia/Pacific	848	40%	720	46%
Japan	104	5%	72	4%
Other	36	2%	20	1%

Total	2,139	100%	1,577	100%

The regional distribution of revenues in the six months ended March 31, 2009, changed compared to the six months ended March 31, 2008, primarily reflecting changes in the revenues of the segments. The shift in the regional distribution from Germany, other Europe, and North America to Asia/Pacific resulted primarily from the significant revenue decreases of our Automotive segment, whose customers are based largely in Germany, other Europe and North America. Furthermore, increased revenues of our Wireless Solutions segment in Asia/Pacific during the six months ended March 31, 2009, compared to the six months ended March 31, 2008, contributed to the changes in the regional distribution of revenues.

Cost of Goods Sold and Gross Profit

Our cost of goods sold consists principally of:

•	Direct materials, which consist principally of raw wafer costs;

•	Labor costs;

•	Overhead, including maintenance of production equipment, indirect materials, utilities and royalties;

•	Depreciation and amortization, including amortization of capitalized development cost;

•	Subcontracted expenses for assembly and test services;

•	Production support, including facilities, utilities, quality control, automated systems and management functions; and

•	Foundry production costs.

In addition to factors that affect our revenue, our gross profit is impacted by:

•	Factory utilization rates and related idle capacity costs;

•	Amortization of purchased intangible assets and capitalized development costs;

•	Product warranty costs;

•	Provisions for excess or obsolete inventories; and

•	Government grants, which are recognized over the remaining useful life of the related manufacturing assets.

	Six months ended March 31,
	2008	2009
	(€ in millions, except percentages)

Cost of goods sold	1,390	1,312
Gross Profit	749	265
Percentage of revenues	35%	17%

Cost of goods sold decreased by 6 percent to €1,312 million in the six months ended March 31, 2009 compared to €1,390 million in the six months ended March 31, 2008. As a percentage of revenue, our gross profit decreased from 35 percent in the six months ended March 31, 2008 to 17 percent in the six months ended March 31, 2009. This deterioration primarily resulted from lower sales volumes and higher idle capacity cost.

Research and Development Expenses

R&D expenses consist primarily of salaries and benefits for R&D personnel, material costs, depreciation and maintenance of equipment used in our R&D efforts, and contracted technology development costs. R&D expenses also include our joint technology development arrangements with partners such as IBM. Costs of research activities undertaken with the prospect of gaining new scientific or technical knowledge and understanding are expensed as incurred. Costs for development activities, whereby research findings are applied to a plan or design for the production of new or substantially improved products and processes, are capitalized if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and we intend, and have sufficient resources, to complete development and use or sell the asset. The costs capitalized include the cost of materials, direct labor and directly attributable general overhead expenditure that serves to prepare the asset for use.

We continue to focus our investments on the development of leading-edge manufacturing technologies and products with high potential for growth and profitability.

	Six months ended
	March 31,
	2008	2009
	(€ in millions, except percentages)

Research and development expenses	351	271
Percentage of revenues	16%	17%
Government subsidies	37	29
Percentage of revenue	2%	2%

Some of our R&D projects qualify for subsidies from local and regional governments where we do business. If the criteria to receive a grant are met, the subsidies received reduce R&D expenses over the project term as expenses are incurred.

R&D expenses totaled €271 million in the six months ended March 31, 2009 compared to €351 million in the six months ended March 31, 2008. This decrease resulted primarily from cost savings measures which were implemented under our IFX10+ cost-reduction program. Additionally, the reversal of bonus provisions and lower bonus and incentive expenses due to our current results contributed to the decrease in R&D expenses. As a percentage of revenues, R&D expenses in the six months ended March 31, 2009, slightly increased compared to the six months ended March 31, 2008, primarily as a result of lower revenues, and despite lower R&D expenses.

R&D expenses decreased throughout all segments in the six months ended March 31, 2009 compared to the six months ended March 31, 2008, primarily as a result of implemented cost savings measures. As a percentage of revenues, R&D expenses decreased in the Wireless Solutions segment, the Wireline Communications segment and other operating segments despite the significant decreases in revenues in these segments. R&D expenses as a percentage of revenues increased in the Automotive segment, the Industrial & Multimarket segment and the Chip Card & Security segment.

Selling, General and Administrative Expense

Selling expenses consist primarily of salaries and benefits for personnel engaged in sales and marketing activities, costs of customer samples, other marketing incentives, and related marketing expenses.

General and administrative expenses consist primarily of salaries and benefits for administrative personnel, non-manufacturing related overhead costs, consultancy, legal and other fees for professional services, recruitment and training expenses.

	Six months ended
	March 31,
	2008	2009
	(€ in millions, except percentages)

Selling, General and Administrative Expense	270	222
Percentage of revenues	13%	14%

In the six months ended March 31, 2009, selling, general and administrative expenses decreased by 18 percent to €222 million, compared to €270 million the six months ended March 31, 2008. This decrease primarily reflected cost savings as a result of our IFX10+ cost-reduction program. Additionally, the reversal of bonus provisions and lower bonus and incentive expenses due to our current results contributed to the decrease of selling, general and administrative expenses. As a percentage of revenues, selling, general and administrative expenses increased slightly from 13 percent in the six months ended March 31, 2008 to 14 percent in the six months ended March 31, 2009, primarily as a result of lower revenues, despite lower selling, general and administrative expenses in absolute terms.

Other Items Affecting Earnings

	Six months ended
	March 31,
	2008	2009
	(€ in millions)

Other operating income	48	18
Other operating expense	(39)	(50)
Financial income	31	81
Financial expense	(88)	(88)
Income from investments accounted for using the equity method, net	2	3

In the six months ended March 31, 2009, other operating income decreased by 63 percent to €18 million, compared to €48 million in the six months ended March 31, 2008. Other operating income for the six months ended March 31, 2008 included a gain before tax of €28 million from the sale of 40 percent of our interest in Infineon Technologies Bipolar GmbH & Co. KG (“Bipolar”) to Siemens AG (“Siemens”).

Other operating expense increased from €39 million in the six months ended March 31, 2008 to €50 million in the six months ended March 31, 2009. These increases primarily relate to the loss on the sale of the SensoNor business of €16 million, which were partly offset by lower restructuring expenses in the six months ended March 31, 2009. Other operating expense in the six months ended March 31, 2008, also included an amount of €14 million allocated to purchased in-process R&D from the acquisition of the mobility product business of LSI which was expensed because there was no future economic benefit from its use or disposal.

Financial income increased by €50 million in the six months ended March 31, 2009, compared to the six months ended March 31, 2008. This increase primarily resulted from the €48 million gain we realized in the six months ended March 31, 2009, from the repurchase of notional amounts of our Exchangeable Notes due 2010 and our Convertible Notes due 2010.

In the six months ended March 31, 2009, financial expense remained unchanged, as increased valuation charges and losses on sales of financial assets were nearly offset by reduced interest expenses.

Income from investments accounted for using the equity method, net for the periods presented consisted of our share in the net income of Bipolar.

Segment Result

Beginning October 1, 2008, the management board uses the financial measure Segment Result to assess the operating performance of our reportable segments and as a basis for allocating resources among the segments. We define Segment Result as operating income (loss) excluding asset impairments net of reversals, restructuring and other related closure costs, share-based compensation expense, acquisition-related amortization and gains (losses), gains (losses) on sales of assets, businesses, or interests in subsidiaries, and other income (expense), including litigation settlement costs. Gains (losses) on sales of assets, businesses, or interests in subsidiaries, include, among others, gains or losses that may be realized from potential sales of investments and activities.

	Six months ended
	March 31,
	2008	2009
	(€ in millions)

Segment Result:
Automotive	48	(121)
Industrial & Multimarket	49	(5)
Chip Card & Security	36	(9)
Wireless Solutions	2	(73)
Wireline Communications	7	3
Other Operating Segments	7	(4)
Corporate and Eliminations	(2)	(3)

Total	147	(212)

Segment Result development for our operating segments was as follows:

•	Automotive — Segment Result decreased from positive €48 million in the six months ended March 31, 2008 to negative €121 million in the six months ended March 31, 2009, mainly due to the significant decline in revenues and higher idle capacity costs which were only partially offset by savings realized by the segment under the IFX10+ cost-reduction program.

•	Industrial & Multimarket — Segment Result decreased from positive €49 million in the six months ended March 31, 2008 to negative €5 million in the six months ended March 31, 2009. This decrease was mainly caused by the decline in revenues and an increase in idle capacity costs which could only be partially offset by savings realized by the segment under the IFX10+ cost-reduction program.

•	Chip Card & Security — Segment Result decreased from positive €36 million in the six months ended March 31, 2008, to negative €9 million in the six months ended March 31, 2009, mainly due to reduced gross profits in-line with the revenue decline and accompanied by increased idle capacity costs. Realized savings under the IFX10+ cost-reduction program only partially offset these effects.

•	Wireless Solutions — Segment Result decreased from positive €2 million in the six months ended March 31, 2008 to negative €73 million in the six months ended March 31, 2009. This decrease was mainly due to the significant decline in revenues and an increase in idle capacity costs which could only be partially offset by the measures the segment has implemented under the IFX10+ cost-reduction program.

•	Wireline Communications — Segment Result decreased from positive €7 million in the six months ended March 31, 2008 to positive €3 million in the six months ended March 31, 2009. The decline resulted from lower revenues and was partly offset by the measures the segment has implemented under the IFX10+ cost-reduction program.

•	Other Operating Segments — The Segment Result for our other operating segments in the six months ended March 31, 2009 decreased compared to the six months ended March 31, 2008, primarily due to the significant decrease in revenues of the other operating segments.

The following table provides the reconciliation of the combined Segment Result to our loss from continuing operations before income tax:

	Six months ended
	March 31,
	2008	2009
	(€ in millions)

Combined Segment Result	147	(212)
Adjustments:
Asset impairments, net of reversals	2	(1)
Restructuring and other related closure cost	(9)	(6)
Share-based compensation expense	(3)	(1)
Acquisition-related amortization and losses	(14)	(12)
Gains (losses) on sales of assets, businesses, or interests in subsidiaries	14	(17)
Other expense, net	—	(11)

Operating income (loss)	137	(260)

Financial Income	31	81
Financial Expense	(88)	(88)
Income from investment accounted for using the equity method, net	2	3

Income (loss) from continuing operations before income tax	82	(264)

Income Taxes

Income (loss) from continuing operations before income taxes and income tax expense (benefit) are as follows:

	Six months ended
	March 31,
	2008	2009
	(€ in millions, except percentages)

Income (loss) from continuing operations before income taxes	82	(264)
Income tax expense	23	2
Effective tax rate	28%	—

Generally, deferred tax assets in tax jurisdictions that have a three-year cumulative loss are subject to a valuation allowance excluding the impact of forecasted future taxable income.

In the six months ended March 31, 2008 and 2009, our income tax expense and benefit is affected by lower foreign tax rates, tax credits and the need for valuation allowances on deferred tax assets in certain jurisdictions.

Loss from discontinued operations, net of income taxes

We currently hold a 77.5 percent interest in the memory products company Qimonda, which was carved out from Infineon in 2006. During the 2008 fiscal year, we committed to a plan to dispose of Qimonda. As a result, we report the results of Qimonda as discontinued operations in our consolidated financial statements and its assets and liabilities as held for disposal. On January 23, 2009, Qimonda and its wholly owned subsidiary Qimonda Dresden GmbH & Co. oHG filed for an application to commence insolvency, and formal insolvency proceedings were opened in the local registry court in Munich on April 1, 2009. As a result of the application, we deconsolidated Qimonda during the second quarter of the 2009 fiscal year. The future of Qimonda remains highly uncertain. See “Risk Factors — Risks Relating to Infineon and our Market — Infineon may face significant liabilities as a result of the insolvency of Qimonda.”

The results of Qimonda presented in the condensed consolidated statements of operations as discontinued operations consist of the following components:

	Six months ended
	March 31,
	2008	2009(1)
	(€ in millions)

Revenue	925	314
Costs and expenses	(2,014)	(867)
Reversal (write-down) of measurement to fair value less costs to sell	(1,442)	460
Expenses resulting from Qimonda’s application to open insolvency proceedings	—	(203)
Losses resulting from the realization from accumulated losses related to unrecognized currency translation effects upon deconsolidation	—	(100)

Loss from discontinued operations, before income taxes	(2,531)	(396)

Income tax expense	(12)	—

Loss from discontinued operations, net of income taxes	(2,543)	(396)

(1)	No information concerning Qimonda’s condensed consolidated statements of operations was available for the period from January 1, 2009 to January 23, 2009, the date of Qimonda’s application to commence insolvency proceedings. As disclosed above, due to the write down of Qimonda’s net assets to zero as of September 30, 2008, the operating losses of Qimonda for the period from October 1, 2008 to January 23, 2009 did not affect the consolidated financial results of Infineon, but instead were eliminated via an offsetting partial reversal of previously recorded impairments. Therefore, while the amount of revenue and costs and expenses in the table above exclude amounts for the period from January 1, 2009 to January 23, 2009, the loss from discontinued operations, net of income taxes of €396 million is unaffected.

In the six months ended March 31, 2008, loss from discontinued operations, net of income taxes amounted to €2,543 million and included Qimonda’s net loss and an after tax write-down of €1,442 million in order to remeasure Qimonda to its estimated fair value less costs to sell as of March 31, 2008. During the six months ended March 31, 2009, loss from discontinued operations, net of income taxes, totaled €396 million. This amount was primarily composed of the realization of accumulated currency translation effects totaling €188 million and provisions and allowances of €203 million resulting from Qimonda’s insolvency described above. The realization of accumulated currency translation effects, which were previously recorded in equity, resulted mainly from Qimonda’s sale of its interest in Inotera Memories Inc. (“Inotera”) to Micron Technology, Inc. (“Micron”) in November 2008 and the deconsolidation of Qimonda in the second quarter of the 2009 fiscal year.

As a result of the commencement of insolvency proceedings by Qimonda, we are exposed to potential liabilities arising in connection with the Qimonda business. Such potential liabilities include, among others, pending antitrust and securities law claims, potential claims for repayment of governmental subsidies, employee-related contingencies and purported unfair dismissal claims by employees of Qimonda North America. For pending antitrust and securities law claims, we are a named defendant and therefore potentially liable to third parties. Qimonda is required to indemnify us, in whole or in part, for any claim (including any related expenses) arising in connection with these pending antitrust and securities law claims. As a result of Qimonda’s insolvency, it is very unlikely that Qimonda will be able to indemnify us for these losses. In addition, as a result of Qimonda’s insolvency, Qimonda may not be in compliance with certain requirements of governmental subsidies received prior to the carve-out of Qimonda from us. Depending on the actions of the insolvency administrator, repayment of some of these subsidies could be sought from us. In addition, in its capacity as a former general partner of Qimonda Dresden GmbH &Co OHG (“Qimonda Dresden”), we may also be held liable for certain employee-related contingencies in connection with Qimonda’s insolvency and certain subsidies received by Qimonda Dresden. Furthermore, we are subject to a pending lawsuit in Delaware in which the plaintiffs are seeking to hold us liable for the payment of severance and other benefits allegedly due by Qimonda North America in connection with the termination of employment in connection with Qimonda’s insolvency. In addition, we may be subject to claims by the insolvency administrator under specific German insolvency laws for repayment of certain amounts that we received, as a Qimonda shareholder, for example, payments for intra-group services and supplies, during defined periods prior to the commencement of insolvency proceedings.

We recorded aggregate provisions and allowances of €203 million as of March 31, 2009, relating to the amounts which management believes are probable and can be estimated with reasonable accuracy at this time. The recorded provisions are primarily reflected within “Current provisions”, the remainder is recorded within “Long-term provisions”. There can be no assurance that such provisions and allowances recorded will be sufficient to cover all liabilities that may ultimately be incurred in relation to these matters. No reasonable estimated amount can be attributed at this time to those potential liabilities that may occur but which are currently not viewed to be probable. Any disclosure of amounts with respect to specific potential liabilities arising in connection with Qimonda’s insolvency could seriously prejudice our position in connection with the resolution of Qimonda’s insolvency proceedings and related proceedings, including any potential claim for the repayment of governmental subsidies received or employee claims, and therefore no further information is provided in this regard.

Furthermore, we may lose the right to use Qimonda’s intellectual property rights under the contribution agreement or cross-license agreement between us and Qimonda if and to the extent these agreements were successfully voided or otherwise challenged.

The insolvency of Qimonda may also subject us to other claims arising in connection with the liabilities, contracts, offers, uncompleted transactions, continuing obligations, risks, encumbrances and other liabilities contributed to Qimonda in connection with the carve-out of the Qimonda business, as it is unlikely that Qimonda will be able to fulfill its obligation to indemnify us against any such liabilities due to its insolvency. No reasonable quantification of such potential claims can be made at this time.

See “Risk Factors — We may face significant liabilities as a result of the insolvency of Qimonda.”

The operating losses of Qimonda through deconsolidation, exclusive of depreciation, amortization and impairment of long-lived assets, in the three months ended December 31, 2008 were offset by a €460 million partial reversal of the write-downs recorded in the 2008 fiscal year to reduce the net assets of Qimonda to fair value less costs to sell. Such reversal was recorded due to the fact that we had neither the obligation nor the intention to provide additional equity capital to fund the operating losses of Qimonda.

Net Loss

For the six months ended March 31, 2009, we realized a net loss of €662 million compared to €2,484 million in the six months ended March 31, 2008. In the six months ended March 31, 2008, net loss was significantly impacted by the results from discontinued operations, net of income tax, of €2,543 million, primarily due to Qimonda’s net loss, which resulted from the deterioration in memory product prices and a weaker U.S. dollar, and consequently a significant decrease in Qimonda’s gross profit and the write-downs of €1,442 million to reduce Qimonda to its estimated current fair value less costs to sell, compared to €396 million in the six months ended March 31, 2009. For the six months ended March 31, 2009, we realized a loss from continuing operations of €266 million compared to income from continuing operations of €59 million in the six months ended March 31, 2008. This decline primarily reflects the decrease in revenues and higher idle capacity cost, which was partly offset by decreases in R&D expenses and selling, general and administrative expenses.

2008 Financial Year Compared with 2007 Financial Year

Revenue by Segment

	For the years ended September 30,
	2007		2008
	(€ in millions, except percentages)

Net sales:
Automotive	1,267	31%	1,257	29%
Industrial & Multimarket	1,188	29	1,171	27
Chip Card & Security	438	11	465	11
Wireless Solutions(1)	637	16	941	22
Wireline Communications	414	10	420	10
Other Operating Segments(2)	343	8	169	4
Corporate and Eliminations(3)	(213)	(5)	(102)	(3)

Total	4,074	100%	4,321	100%

(1)	Includes revenues of €30 million and €10 million for fiscal years ended September 30, 2007, and 2008, respectively, from sales of wireless communication applications to Qimonda.

(2)	Includes revenues of €189 million and €79 million for fiscal years ended September 30, 2007 and 2008, respectively, from sales of wafers from Infineon Logic’s 200-millimeter facility in Dresden to Qimonda under a foundry agreement.

(3)	Includes the elimination of revenue of €219 million and €89 million for fiscal years ended September 30, 2007 and 2008, respectively, since these sales are not expected to be part of the Qimonda disposal plan.

•	Automotive — In the 2008 fiscal year, revenues were €1,257 million, and remained broadly unchanged compared to €1,267 million in the 2007 fiscal year. Higher sales volumes partially offset the continued pricing pressures caused by technological developments and competition.

•	Industrial & Multimarket — In the 2008 fiscal year, revenues slightly decreased due to the sale of an interest in Infineon Technologies Bipolar GmbH & Co. KG (“Bipolar”) which is being consolidated under the equity method of accounting effective October 1, 2007. Revenues of the remaining businesses increased as higher sales volumes more than offset the continued pricing pressures caused by technological developments and competition. Growth in revenues was driven mainly by continued strong demand for industrial high power applications, an increase in sales of multimarket applications.

•	Chip Card & Security — In the 2008 fiscal year, revenues were €465 million, an increase of 6 percent compared to €438 million in the 2007 fiscal year. This increase primarily reflects a continued growing demand for government ID applications.

•	Wireless Solutions — In the 2008 fiscal year, revenues were €941 million, an increase of 48 percent compared to €637 million in the 2007 fiscal year, primarily resulting from a strong increase in mobile phone platform shipments and the consolidation of the mobility products business acquired from LSI.

•	Wireline Communications — In the 2008 fiscal year, revenues were €420 million and increased slightly compared to €414 million in the 2007 fiscal year, primarily as growth in broadband solutions, mainly driven by the consolidation of the Customer Premises Equipment (“CPE”) business acquired from Texas Instruments, Inc. (“Texas Instruments”), was partially offset by declining legacy revenues and negative currency effects.

•	Other Operating Segments — In the 2007 and 2008 fiscal years, revenues comprised mainly inter-segment revenues of wafers from Infineon’s 200-millimeter facility in Dresden to Qimonda under a foundry agreement which are eliminated in the Corporate and Eliminations segment. Effective November 30, 2007, as part of its measure aimed at further focusing its production on 300-millimeter capacities, Qimonda canceled the foundry agreement with Infineon resulting in a significant decline in revenue during the 2008 fiscal year. The last wafers were delivered to Qimonda in May 2008. Furthermore, revenues of other operating segments in the 2007 and 2008 fiscal years, included revenues from our hard disc drive business which we sold to LSI in April 2008.

Revenue by Region

	For the years ended September 30,
	2007		2008
	(€ in millions, except percentages)

Germany	907	22%	924	21%
Other Europe	888	22	818	19
North America	564	14	503	12
Asia/Pacific	1,450	36	1,800	42
Japan	213	5	198	4
Other	52	1	78	2

Total	4,074	100%	4,321	100%

The absolute and relative increase in the share of revenues in Asia/Pacific in the 2008 fiscal year was mainly due to the acquisition of the mobility products business from LSI and higher shipments of mobile phone platforms solutions to customers in Asia/Pacific in our Communication Solutions segment.

Cost of Goods Sold and Gross Profit

We include in cost of goods sold the cost of inventory purchased from our joint ventures and other associated and related companies. Our purchases from these associated and related companies amounted to €47 million and €148 million in the 2007 and 2008 fiscal years respectively.

	For the years ended
	September 30,
	2007	2008
	(€ in millions, except percentages)

Cost of goods sold	2,716	2,843
Changes year-on-year		5%
Percentage of revenue	67%	66%
Gross profit	33%	34%

During the 2008 fiscal year our gross profit increased primarily as a result of productivity measures.

•	Automotive — In the 2008 fiscal year, gross profit of the segment remained broadly unchanged compared to the 2007 fiscal year by means of measures to increase productivity and despite an increase in idle capacity cost.

•	Industrial & Multimarket — In the 2008 fiscal year, gross profit of the segment remained broadly unchanged compared to the 2007 fiscal year by means of measures to increase productivity and despite an increase in idle capacity cost.

•	Chip Card & Security — In the 2008 fiscal year, gross profit of the segment increased significantly mainly reflecting the increase in revenue as well as changes in product mix.

•	Wireless Solutions — In the 2008 fiscal year, gross profit of the segment increased compared to the 2007 fiscal year mainly as a result of the revenue increase, cost savings and productivity measures, despite the negative impact of currency fluctuations between the U.S. dollar and the Euro.

•	Wireline Communications — In the 2008 fiscal year, gross profit of the segment decreased compared to the 2007 fiscal year mainly as a result of the negative impact of currency fluctuations between the U.S. dollar and the Euro, despite positive effects from cost savings and productivity measures.

Research and Development Expenses

	For the years ended
	September 30,
	2007	2008
	(€ in millions, except percentages)

Research and development expenses	743	694
Changes year-on-year		(7)%
Percentage of revenue	18%	16%
Government subsidies	91	65
Percentage of revenue	2%	2%

Some of our R&D projects qualify for subsidies from local and regional governments where we do business. If the criteria to receive a grant are met, the subsidies received reduce R&D expenses over the project term as expenses are incurred.

In the 2008 fiscal year R&D expenses decreased by €49 million or 7 percent compared to the prior year. This decrease partly relates to a higher capitalization of development cost in the 2008 fiscal year. During the 2008 fiscal year we capitalized development cost of €44 million compared to €27 million in the prior year.

•	Automotive — In the 2008 fiscal year, R&D expenses remained stable as a percentage of revenues and decreased in absolute terms.

•	Industrial & Multimarket — In the 2008 fiscal year, R&D expenses remained stable as a percentage of revenues and decreased in absolute terms.

•	Chip Card & Security — In the 2008 fiscal year, R&D expenses remained stable as a percentage of revenues and increased in absolute terms.

•	Wireless Solutions — In the 2008 fiscal year, R&D expenses decreased as efficiency gains and cost reduction measures initiated during the 2007 fiscal year were taking effect for a full fiscal year, despite the acquisition of the mobility products business from LSI. As a percentage of revenue, R&D expenses declined sharply, mainly driven by the revenue increase.

•	Wireline Communications — In the 2008 fiscal year, R&D expenses decreased in absolute terms and as a percentage of revenues as efficiency gains and cost reduction measures initiated during the 2007 fiscal year were taking effect for a full fiscal year.

Selling, General and Administrative Expenses

	For the years ended
	September 30,
	2007	2008
	(€ in millions, except percentages)

Selling, general and administrative expenses	504	565
Changes year-on-year		12%
Percentage of revenue	12%	13%

The year-on-year increase in absolute terms in the 2008 fiscal year primarily reflects increased selling expenses following the acquisitions of the mobility product business from LSI and the CPE business from Texas Instruments.

Other Items Affecting Earnings

	For the years ended
	September 30,
	2007	2008
	(€ in millions, except percentages)

Other operating income	38	120
Other operating expense	(57)	(366)
Financial income	107	58
Financial expense	(243)	(182)
Income from investments accounted for using the equity method, net	—	4

Other Operating Income.  In the 2007 fiscal year, other operating income consisted mainly of gains of €17 million from the sale of the Polymer Optical fiber (“POF”) business to Avago Technologies Ltd, and gains of €3 million from the sale of the Sci-Worx business to Silicon Image Inc. Other operating income increased by €82 million from €38 million in the 2007 fiscal year to €120 million in the 2008 fiscal year. This increase mainly relates to higher gains from sales of businesses of €80 million resulting from the sale of 40 percent of our interest in Bipolar to Siemens, the sale of our HDD business to LSI, and the sale of our acoustic wave filter business to Avago. Additionally, we realized gains from disposals of long-term assets of €4 million in the 2008 fiscal year.

Other Operating Expense.  Other operating expense increased by €309 million from €57 million in the 2007 fiscal year to €366 million in the 2008 fiscal year. This increase relates primarily to higher restructuring charges of €188 million. During the 2007 fiscal year, we took further restructuring measures, mainly in response to the insolvency of one of our largest mobile phone customers, BenQ Mobile GmbH & Co. OHG, and in order to further streamline certain R&D locations. Approximately 280 jobs were affected worldwide, thereof approximately 120 in the German locations Munich, Salzgitter and Nuremberg. A large portion of these restructuring measures were completed during the 2007 fiscal year. We launched the Infineon Complexity Reduction program (“ICoRe”) in July 2007, aimed at reducing costs and seeking added efficiencies by optimizing process flows. To address rising risks in the current market environment, adverse currency trends and below benchmark margins, we implemented the IFX10+ cost-reduction program in the third quarter of the 2008 fiscal year. The IFX10+ program includes measured target areas including product portfolio management, manufacturing costs reduction, value chain optimization, processes efficiency, reorganization of our structure along our target markets, and reductions in workforce. Approximately 10 percent of our workforce worldwide is expected to be impacted by IFX10+, which resulted in restructuring charges of €172 million in the 2008 fiscal year. Furthermore, higher impairment charges of €130 million related primarily to the write-down of ALTIS to its estimated fair value at the reclassification date from held for sale to held and used contributed to the increase. Additionally, we recorded a write-down of in-process R&D acquired from LSI of €14 million as no future economic benefit from its use or disposal was expected.

Financial Income and Expense, net.  Financial income and expense, net, including interest income and interest expense, decreased slightly during the 2008 fiscal year by €12 million compared to the prior year. We derive interest income primarily from cash and cash equivalents and marketable securities. Interest expense relates principally to our convertible subordinated notes issued in February 2002, our Convertible Notes due 2010, our Exchangeable Notes due 2010 and, to a lesser extent, bank loans and interest on outstanding tax obligations. In February 2007, we redeemed the remaining outstanding nominal amount of the convertible subordinated notes issued in 2002, which resulted in a reduction of interest expense in the 2008 fiscal year. In addition, we realized higher interest income during the 2008 fiscal year. However, this net decrease in interest expense was partly offset by a loss of €8 million realized as a result of the repurchase of Convertible Notes due 2010 in the outstanding nominal amount of €100 million during the third quarter of the 2008 fiscal year, which was classified as interest expense.

During the quarter ended March 31, 2007, we entered into agreements with Molstanda Vermietungsgesellschaft mbH (“Molstanda”) and a financial institution. Molstanda is the owner of a parcel of land located in the vicinity of our headquarters south of Munich. Pursuant to SIC 12 “Consolidation — Special Purpose Entities”, we determined that Molstanda meets the criteria of a Special Purpose Entity (“SPE”) and as a result of the agreements our company controls it. Accordingly, we consolidated the assets and liabilities of Molstanda beginning in the second quarter of the 2007 fiscal year. The €35 million excess in fair value of liabilities assumed and consolidated of €76 million, over the fair value of the newly consolidated identifiable assets of €41 million, was recorded as other financial expense during the second quarter of the 2007 fiscal year. Due to our loss situation, no tax benefit was provided on this loss. We subsequently acquired the majority of the outstanding capital of Molstanda during the fourth quarter of the 2007 fiscal year.

Income from Investments Accounted for Using the Equity Method, net.  In the 2008 fiscal year, equity in earnings of associated companies, net was €4 million, and primarily reflected our share in the net income of Bipolar, the joint venture with Siemens.

Segment Result

Segment Result for our separate reporting segments was as follows:

	For the years ended
	September 30,
	2007	2008
	(€ in millions)

Segment Result:
Automotive	122	105
Industrial & Multimarket	127	134
Chip Card & Security	20	52
Wireless Solutions	(126)	(18)
Wireline Communications	(16)	12
Other Operating Segments	2	(3)
Corporate and Eliminations	7	(24)

Total	136	258

Segment Result development for our reporting segments were as follows:

•	Automotive — In the 2008 fiscal year, Segment Result was €105 million, a decline of 14 percent compared to €122 million in the 2007 fiscal year, primarily as a result from ongoing pricing pressure and higher idle capacity costs.

•	Industrial & Multimarket — In the 2008 fiscal year, Segment Result was €134 million, an increase of 6 percent compared to €127 million in the 2007 fiscal year, primarily reflecting the increase in gross profits as a result of changes in the product mix, despite ongoing pricing pressure.

•	Chip Card & Security — In the 2008 fiscal year, Segment Result was €52 million, an increase of €32 million compared to €20 million in the 2007 fiscal year. This increase mainly reflected the increase in revenues and productivity as well as effects from changes in product mix.

•	Wireless Solutions — In the 2008 fiscal year, Segment Result was negative €18 million, an increase of 86 percent compared to negative €126 million in the 2007 fiscal year. Despite the negative impact of currency fluctuations between the U.S. dollar and the Euro, this increase was mainly driven by a strong increase in revenues and efficiency gains and cost reduction measures initiated during the 2007 fiscal year that were taking effect for a full fiscal year.

•	Wireline Communications — In the 2008 fiscal year, Segment Result was positive €12 million, an increase of €28 million compared to negative €16 million in the 2007 fiscal year. This increase mainly resulted from efficiency gains and cost reductions measures initiated during the 2007 fiscal year.

•	Other Operating Segments — In the 2008 fiscal year, Segment Result was negative €3 million, a decline of €5 million compared to positive €2 million in the 2007 fiscal, resulting primarily from a decrease in revenues.

•	Corporate and Eliminations — In the 2008 fiscal year, Segment Result was negative €24 million, a decline of €31 million compared to positive €7 million in the 2007 fiscal, resulting primarily from increased unabsorbed excess capacity cost.

The following table provides the reconciliation of Segment Result to the Company’s loss before tax and discontinued operations for the years ended September 30:

	For the years ended
	September 30,
	2007	2008
	(€ in millions)

Total Segment Result	136	258
Adjustments:
Asset impairments, net of reversals	(2)	(132)
Restructuring and other related closure cost	(45)	(188)
Share-based compensation expense	(12)	(5)
Acquisition-related amortization and losses	(7)	(27)
Gains on sales of assets, businesses, or interests in subsidiaries	28	70
Other expense, net	(6)	(3)

Operating income (loss)	92	(27)

Financial Income	107	58
Financial Expense	(243)	(182)
Income from investment accounted for using the equity method, net	—	4

Loss from continuing operations before income tax	(44)	(147)

Income Taxes

	For the years ended
	September 30,
	2007	2008
	(€ in millions, except percentages)

Income tax benefit (expense)	1	(41)
Percentage of net sales	0%	(1)%
Effective tax rate	1%	(28)%

Generally, deferred tax assets in tax jurisdictions that have a three-year cumulative loss are subject to a valuation allowance excluding the impact of forecasted future taxable income.

In the 2007 and 2008 fiscal years we continued to have a three-year cumulative loss in certain tax jurisdictions and, accordingly, we recorded increases in the valuation allowance of €31 million, and €181 million in those periods, respectively. We assess our deferred tax asset position on a regular basis. Our ability to realize benefits from our deferred tax assets is dependent on our ability to generate future taxable income sufficient to utilize tax loss carry-forwards or tax credits before expiration. We expect to continue to recognize no tax benefits in these jurisdictions until we have ceased to be in a cumulative loss position for the preceding three-year period.

Loss from discontinued operations, net of income tax

The results of Qimonda, presented in the consolidated statements of operations as discontinued operations for the 2007 and 2008 fiscal years, consist of the following components:

	For the years ended
	September 30,
	2007	2008
	(€ in millions)

Revenues	3,608	1,785
Costs and expenses	(3,956)	(3,773)
Loss on measurement to fair value less costs to sell	—	(1,475)
Loss from discontinued operations before tax	(348)	(3,463)
Income tax (expense) benefit	21	(96)
Loss from discontinued operations, net of tax	(327)	(3,559)

In the 2008 fiscal year Qimonda’s total revenues decreased by €1,823 million, or 51 percent, to €1,785 million from €3,608 million in the 2007 fiscal year. Primarily responsible for this decrease was a significant decrease in DRAM prices and to a lesser extent the average exchange rate of the U.S. dollar against the Euro. These decreases were partly offset by increases of higher bit shipments.

Cost and expenses of Qimonda decreased by €183 million from €3,956 million in the 2007 fiscal year to €3,773 million in the 2008 fiscal year, mainly as a result of a decrease in cost of goods sold. This decrease was partly offset by restructuring charges, impairment charges and higher R&D expenses primarily related to Qimonda’s efforts in the new Buried Wordline technology for 65-nanometers and 46-nanometers. Restructuring expenses of Qimonda during the 2008 fiscal year related mainly to the relocation of the back-end production in Malaysia, the combination of the research centers in North America, a comprehensive cost reduction program, the shutdown of our Flash activities in Italy and a global repositioning program. During the 2008 fiscal year, Qimonda recognized impairment charges for goodwill and for long-lived assets of the Richmond 200-millimeter facility. Additionally, as a result of Qimonda’s agreement to sell its 35.6 percent interest in Inotera to Micron for $400 million, Qimonda recognized impairment charges to reduce the carrying value of its investment in Inotera to the sales price less costs to sell.

Net Loss

In the 2007 fiscal year, net loss was significantly impacted by the results from discontinued operations, net of income tax, primarily due to Qimonda’s net loss, which resulted from the deterioration in memory product prices and a weaker U.S. dollar, and consequently a significant decrease in Qimonda’s gross profit. Net loss from discontinued operations in the 2007 fiscal year also included an €84 million loss from the sale of 28.75 million Qimonda ADSs. Restructuring charges of €45 million, and the expenses of €35 million resulting from the consolidation of Molstanda also contributed to the net loss in the 2007 fiscal year. In the 2008 fiscal year, net loss increased to €3,747 million, compared to €370 million in the 2007 fiscal year. In the 2008 fiscal year, the increase in net loss was primarily due to the increase in losses from discontinued operations, resulting from Qimonda’s net loss and the write-downs of €1,475 million to reduce Qimonda to its estimated current fair value less costs to sell. Furthermore, restructuring charges of €188 million primarily related to the IFX10+ program, and impairment charges contributed, to the net loss in the 2008 fiscal year.

Financial Condition

	As of September 30,			As of March 31,
					Percentage
					Change
			Percentage		from
			Change		September 30,
	2007	2008	year-on-year	2009	2008
	(€ in millions, except percentages)

Current assets	5,210	4,648	(11)%	1,883	(59)%
thereof assets classified as held for disposal	303	2,129	+++ %	6	(100)%
Non-current assets	5,389	2,334	(57)%	2,094	(10)%

Total assets	10,599	6,982	(34)%	3,977	(43)%

Current liabilities	2,853	3,673	29%	1,240	(66)%
thereof: liabilities associated with assets classified as held for disposal	129	2,123	+++ %	—	—
Non-current liabilities	1,742	1,148	(34)%	1,034	(10)%

Total liabilities	4,595	4,821	5%	2,274	(53)%

Minority Interests	960	70	(93)%	55	(21)%

Total equity attributable to shareholders of Infineon Technologies AG	5,044	2,091	(59)%	1,648	(21)%

Total equity	6,004	2,161	(64)%	1,703	(21)%

March 31, 2009 compared to September 30, 2008

As of March 31, 2009, our current assets decreased in comparison to September 30, 2008 by €2,765 million, which is primarily due to the decrease in assets held for disposal of €2,123 million due to the deconsolidation of Qimonda. The remaining decrease in current assets primarily relates to a decrease of €281 million in trade and other receivables, a €218 million decrease in our gross cash position, consisting of cash and cash equivalents and available-for-sale financial assets, and a decrease in inventories of €122 million. Trade and other receivables decreased primarily as a result of lower revenues during the first half of the 2009 fiscal year. Furthermore, the receipt of €95 million from the German bank’s deposit protection fund in the second quarter of the 2009 fiscal year and increased allowances for doubtful accounts following Qimonda’s application to commence insolvency proceedings contributed to the decrease in trade and other receivables. Our gross cash position decreased as of March 31, 2009 compared to September 30, 2008, primarily due to the repayments of long-term debt of €182 million which mainly relates to the repurchase of notional amounts of €130 million and €22 million of our Exchangeable Notes due 2010 and our Convertible Notes due 2010, respectively, and €41 million of our syndicated loan. Additionally, payments of termination benefits and purchases of intangible assets and property, plant and equipment contributed to the decrease of our gross cash position, which was partly offset by the receipt of €95 million from the German bank’s deposit protection fund and the contingent consideration of €13 million refunded from Texas Instruments due to the failure to achieve the revenue targets of the CPE business.

As of March 31, 2009, non-current assets decreased by 10 percent to €2,094 million, compared to €2,334 million as of September 30, 2008. This decrease primarily results from a €195 million decrease in property, plant and equipment, net, as capital expenditures during the six months ended March, 31, 2009 were lower than depreciation. Furthermore, the sale of the SensoNor business contributed to the decrease in property, plant and equipment. Additionally, goodwill and other intangible assets decreased by €18 million mainly due to the reduction of goodwill relating to the acquisition of the CPE business from Texas Instruments as a result of the contingent consideration of €13 million received from Texas Instruments. Other financial assets decreased by €25 million.

As of March 31, 2009, current liabilities decreased by €2,433 million compared to September 30, 2008, mainly due to the deconsolidation of Qimonda, resulting in a decrease of liabilities associated with assets classified as held for disposal of €2,123 million. Furthermore, trade and other payables decreased as of March 31, 2009 by €204 million compared to September 30, 2008, mainly resulting from lower trade accounts payables due to lower purchased services and lower capital expenditures. Also, other current liabilities decreased by €80 million, resulting from the decrease of employee related liabilities, mainly due to payments of termination benefits from our IFX 10+ cost-reduction program and the reduction of liabilities for bonus payments. Finally, short-term debt and current maturities of long-term debt decreased by

€37 million, mainly as a result of repayments, while other current financial liabilities increased by €10 million due to accrued interest on financial liabilities.

As of March 31, 2009, non-current liabilities decreased by 10 percent to €1,034 million, compared to €1,148 million as of September 30, 2008, primarily due to a decrease of long-term debt of €147 million, which mainly relates to the repurchase of notional amounts of €130 million and €22 million of our Exchangeable Notes due 2010 and our Convertible Notes due 2010, respectively. This decrease was partly offset by a €63 million increase in long-term provisions, primarily for potential liabilities resulting from Qimonda’s insolvency.

September 30, 2008 compared to September 30, 2007

As of September 30, 2008, our total assets decreased by 34 percent to €6,982 million from €10,599 million at the prior year-end. This decrease was mainly due to the decrease in assets held for disposal from Qimonda and the write-down recorded to reduce Qimonda’s net assets to their estimated current fair value less costs to sell. Excluding assets held for disposal, total assets also decreased as of September 30, 2008, compared to the prior year-end. This decrease was mainly due to the decrease in current assets, as cash and cash equivalents and available for sale financial assets decreased, as a result of cash used in investing activities from continuing operations and cash used in financing activities being higher than cash provided by operating activities from continuing operations. In addition, cash and cash equivalents and available-for-sale financial assets in the amount of €121 million were reclassified to trade and other receivables as of September 30, 2008. This decrease in current assets was partly offset by increases of non-current assets as of September 30, 2008. This increase primarily related to the increase in goodwill and other intangible assets resulting from the acquisition of the mobility business from LSI and Primarion, Inc. (“Primarion”). The increase in non-current assets was partly offset by a decrease in property, plant and equipment as capital expenditures were more than offset by depreciation, amortization, and impairment charges during the 2008 fiscal year.

Total liabilities increased by 5 percent to €4,821 million as of September 30, 2008, compared to €4,595 million as of September 30, 2007. This increase was primarily caused by an increase in Qimonda’s total liabilities, which are classified as liabilities associated with assets held for disposal as of September 30, 2008. The increase in Qimonda’s total liabilities is mainly due to increased short and long-term debt of Qimonda, partly offset by a decrease in trade accounts payable. Excluding liabilities associated with assets held for disposal, total liabilities decreases compared to September 30, 2007, primarily due to a decrease in short and durable debt and trade accounts payable.

Total equity decreased by €3,843 million as of September 30, 2008, primarily as a result of the net loss incurred in the 2008 fiscal year.

Liquidity

Cash Flow

Our consolidated statements of cash flows show the sources and uses of cash and cash equivalents during the reported periods. They are of key importance for the evaluation of our financial position.

Cash flows from investing and financing activities are both indirectly determined based on payments and receipts. Cash flows from operating activities are determined indirectly from net loss. The changes in balance sheet items have been adjusted for the effects of foreign currency exchange fluctuations and for changes in the scope of consolidation. Therefore, they do not conform to the corresponding changes in the respective balance sheet line items. The following table shows selected data from our consolidated statements of cash flows, for the periods indicated:

	For the years ended		For the six months ended
	September 30,(1)		March 31,(1)(2)
(IFRS)	2007	2008	2008	2009
	(€ in millions)

Net cash provided by (used in) operating activities from continuing operations	256	580	149	(65)
Net cash provided by (used in) operating activities from discontinued operations	995	(664)	(270)	(398)

Net cash provided by (used in) operating activities	1,251	(84)	(121)	(463)

Net cash provided by (used in) investing activities from continuing operations	(48)	(665)	(894)	31
Net cash provided by (used in) in investing activities from discontinued operations	(869)	3	(127)	21

Net cash provided by (used in) investing activities	(917)	(662)	(1.021)	52

Net cash used in financing activities from continuing operations	(214)	(230)	(97)	(180)
Net cash provided by (used in) financing activities from discontinued operations	(311)	343	200	(40)

Net cash provided by (used in) provided by financing activities	(525)	113	103	(220)

Net increase (decrease) in cash and cash equivalents	(191)	(633)	(1,039)	(631)
Effect of foreign exchange rate changes on cash and cash equivalents	(40)	(6)	(14)	(7)
Cash and cash equivalents at beginning of period	2,040	1,809	1,809	1,170
Cash and cash equivalents at end of period	1,809	1,170	756	532
Less: Cash and cash equivalents at end of period from discontinued operations	736	421	529	—

Cash and cash equivalents at end of period from continuing operations	1,073	749	227	532

Notes

(1)	During the 2008 fiscal year, Infineon committed to a plan to dispose of Qimonda. As a consequence, the cash flows of Qimonda are reported as net cash provided by (used in) activities from discontinued operations in the separate line below cash flows from continuing operations. On January 23, 2009, Qimonda and its wholly owned subsidiary Qimonda Dresden GmbH & Co. oHG filed an application at the Munich Local Court to commence insolvency proceedings. As a result of this application, Infineon deconsolidated Qimonda during the second quarter of the 2009 fiscal year. On April 1, 2009, the insolvency proceedings formally opened.

(2)	Unaudited.

Six months ended March 31, 2009 compared with six months ended March 31, 2008

Net cash used in operating activities from continuing operations was €65 million for the six months ended March 31, 2009 and reflected mainly the loss from continuing operations of €266 million less non-cash charges for depreciation and amortization of €282 million and €16 million resulting from the sale of the SensoNor business. Net cash used in operating activities in the six months ended March 31, 2009 was negatively impacted by changes in operating assets and liabilities of €117 million and positively impacted by income taxes received of €19 million.

Net cash provided by investing activities from continuing operations was €31 million for the six months ended March 31, 2009 and primarily resulted from the receipt of €95 million from the German bank deposit protection fund in the second quarter of the 2009 fiscal year and the refund of contingent consideration of €13 million from Texas Instruments due to the failure to achieve the revenue targets of the CPE business. Furthermore, proceeds of €10 million from the sale of available-for-sale financial assets and the consideration received from the sale of the SensoNor business contributed to cash provided by investing activities. We used €91 million for the purchases of property, plant and equipment, and intangible assets.

Net cash used in financing activities from continuing operations was €180 million during the six months ended March, 31, 2009, and reflected principal repayments of long-term debt of €182 million, of which the majority related to the repurchase of nominal amounts of €22 million and €130 million of our Convertible Notes due 2010 and Exchangeable Notes due 2010, respectively, for an amount of €90 million in cash. Additional repayments of long-term debt amounted to €92 million, mainly €41 million for our syndicated loan.

The net decrease in cash and cash equivalents from discontinued operations in the six months ended March 31, 2009 consisted primarily of cash used in operating and financing activities of Qimonda aggregating €398 million and €40 million, respectively. The net cash provided by investing activities from discontinued operations of €21 million consists primarily of cash received by Qimonda in connection with the sale of Inotera to Micron in November 2008 for U.S. $400 million (approximately €296 million), partially offset by the cash and cash equivalents of Qimonda totaling €286 million as of January 23, 2009, the date Qimonda filed an application to commence insolvency proceedings.

2008 fiscal year compared with 2007 fiscal year

Net cash provided by operating activities from continuing operations was €580 million in the 2008 fiscal year, and reflected mainly the loss from continuing operations of €188 million, which is net of non-cash charges for depreciation and amortization of €571 million, impairment charges of €137 million and a €14 million charge for in-process R&D acquired from LSI. Also included in loss from continuing operations were gains from sales of businesses of €80 million. Net cash provided by operating activities from continuing operations was positively impacted by the changes in operating assets and liabilities of €145 million.

Net cash used in investing activities from continuing operations of €665 million in the 2008 fiscal year mainly reflects capital expenditures of €353 million for the acquisition of the mobility products business of LSI and Primarion, and of €312 million for the purchase of property, plant and equipment. These cash outflows were partially offset by proceeds from the sale of businesses and interests in subsidiaries of €121 million, and by net proceeds from the sale and purchase of marketable securities of €27 million.

Net cash used in financing activities from continuing operations increased by €16 million to €230 million in the 2008 fiscal year. During the 2008 fiscal year, we made repayments of short-term and long-term debt of €294 million, of which €97 million related to the repurchase of a notional amount of €100 million of Convertible Notes due 2010. We also made dividend payments to minority interest holders of €80 million, which were partly offset by proceeds from issuance of long-term debt of €149 million.

Net decrease in cash and cash equivalents from discontinued operations was €318 million in the 2008 fiscal year compared to €185 million in the prior year. The net decrease in cash and cash equivalents from discontinued operations was mainly due to Qimonda’s net cash used in operating activities which was partly offset by Qimonda’s net cash provided by financing activities. Qimonda’s cash flow from operating activities decreased significantly from net cash provided of €995 million in the 2007 fiscal year to net cash used of €664 million in the 2008 fiscal year. This was mainly caused by Qimonda’s net loss, which was largely a result of lower revenues due to the strong decline in average selling prices as compared to the prior year. This negative impact on Qimonda’s cash flow from operating activities was partly offset by working capital improvements resulting from a decrease in its inventories and trade accounts receivable. Qimonda’s cash flow from operating activities was also negatively impacted by a decrease in trade accounts payable in the 2008 fiscal year compared to the 2007 fiscal year. Qimonda’s net cash provided by financing activities was €343 million in the 2008 fiscal year and refers mainly to Qimonda’s issuance of $248 million of convertible notes due 2013 from which Qimonda raised €168 million. Furthermore, drawings under several short-term and long-term loan agreements net of repayments and partially offset by redemptions under capital lease agreements contributed to Qimonda’s net cash provided by financing activities.

Net Cash Position

The following table presents our gross and net cash positions and the maturity of debt. It is not intended to be a forecast of cash available in future periods.

	Payments due by period
		Less than	1-2	2-3	3-4	4-5	After 5
As of March 31, 2009	Total	1 year	years	years	years	years	years
	(€ in millions)

Cash and cash equivalents	532	532	—	—	—	—	—
Available-for-sale financial assets	133	133	—	—	—	—	—

Gross cash position	665	665	—	—	—	—	—

Less:
Long-term debt	816	—	670	79	53	14	—
Short-term debt and current maturities	170	170	—	—	—	—	—

Total financial debt	986	170	670	79	53	14	—

Net cash position	(321)	495	(670)	(79)	(53)	(14)	—

Our gross cash position as of March 31, 2009, representing cash and cash equivalents and available-for-sale financial assets, decreased to €665 million from €883 million as of September 30, 2008, primarily reflecting the cash used in operating and financing activities from continuing operations.

Our gross cash position, representing cash and cash equivalents, plus available-for-sale financial assets, was €883 million at September 30, 2008, compared with €2,226 million at the prior year end. Prior year gross cash position included Qimonda’s gross cash position which as of September 30, 2008 is included in assets classified as held for disposal. The decrease was due to the cash outflow from operating and investing activities, net of sale (purchases) of available for-sale financial assets of €112 million, the repurchase of Convertible Notes due 2010 in the nominal amount of €100 million for €97 million cash, and the reclassification of cash and cash equivalents and available-for-sale financial assets in the amount of €121 million into trade and other receivables as of September 30, 2008.

Long-term debt principally consists of convertible and exchangeable subordinated notes that were issued in order to strengthen our liquidity position and allow us more financial flexibility in conducting our business operations. The total notional amount of outstanding convertible and exchangeable notes as of September 30, 2008 and March 31, 2009 amounted to €815 million and €663 million, respectively.

On June 5, 2003, we issued €700 million in Convertible Notes due 2010 at par in an underwritten offering to institutional investors in Europe. The notes are unsecured and accrue interest at 5 percent per year. The notes are convertible, at the option of the noteholders, into a maximum of 68.4 million ordinary shares of our company, at a conversion price of €10.23 per share through maturity. During the third quarter of the 2008 fiscal year and the first quarter of the 2009 fiscal year, we repurchased a notional amount of €122 million of Convertible Notes due 2010. The repurchase was made out of available cash.

On September 26, 2007, we issued €215 million in exchangeable subordinated notes due 2010 at par in an underwritten offering to institutional investors in Europe. The notes are unsecured and accrue interest at 1.375 percent per year. The notes are exchangeable for a maximum of 20.5 million Qimonda ADSs, at an exchange price of €10.48 per ADS at any time during the exchange period through maturity. During the six months ended March, 31, 2009, we repurchased notional amounts of €130 million of our exchangeable subordinated notes due 2010.

Subsequent to March 31, 2009, we repurchased additional nominal amounts of €38 million of our Exchangeable Notes due 2010 for €27 million in cash and nominal amounts of €56 million of our Convertible Notes due 2010 for €44 million in cash. The repurchases were made out of available cash.

On May 26, 2009, we issued an aggregate nominal amount of €196 million of New Convertible Notes due 2014 for aggregate gross proceeds of €182 million. See “— Measures Taken to Date to Improve Infineon’s Financial Condition — Issuance of New Notes.”

Our net cash position as of March 31, 2009, defined as gross cash position less short and long-term debt was negative €321 million, a decrease of €34 million from September 30, 2008, mainly reflecting cash used in operating activities, which was only partly offset by the effect on our net cash position of the repurchase of Exchangeable Notes due 2010 and Convertible Notes due 2010, respectively, net of accretion for the Exchangeable Notes due 2010 and Convertible Notes due 2010.

Our net cash position decreased by €950 million to negative €287 million at September 30, 2008, compared with positive €663 million at September 30, 2007, primarily because prior year amounts also included Qimonda’s net cash position. Additionally, net cash position decreased principally due to cash outflow from operating and investing activities, net of sale (purchases) of available-for-sale financial assets of €112 million from continuing operations and dividend payments to minority interest holders.

To secure our cash position and to keep flexibility with regards to liquidity, we have implemented a policy with risk limits for the amounts deposited with respect to the counterparty, credit rating, sector, duration, credit support and type of instrument.

Capital Requirements

We require capital to:

•	Finance our operations;

•	Make scheduled debt payments;

•	Settle contingencies if they occur; and

•	Make planned capital expenditures.

We expect to meet these requirements through:

•	Cash flows generated from operations;

•	Cash on hand and securities we can sell;

•	Available credit facilities; and

•	Other initiatives as described in this prospectus.

As of September 30, 2008, we require funds for the 2009 fiscal year aggregating €929 million, consisting of €207 million for short-term debt payments and €722 million for commitments. In addition, we may need up to €31 million for currently known and estimable contingencies. We also plan to invest approximately €200 million in capital expenditures. We have a gross cash position of €883 million as of September 30, 2008, and also the ability to draw funds from available credit facilities of €541 million.

Statement on Working Capital

We can provide no assurance that, without additional equity or debt capital or other inflow of funds, we will have sufficient working capital during the next 12 months due to the Convertible Notes due 2010 outstanding in the nominal amount of €522 million and the Exchangeable Notes due 2010 outstanding in the nominal amount of €48 million falling due in 2010.

We believe that we will continue to be able to fund our normal business operations out of cash flow from operations. However, in an effort to obtain sufficient funds to repay the Convertible Notes due 2010 and the Exchangeable Notes due 2010 and to solidify our balance sheet structure, we commenced the offering which is the subject matter of this prospectus. This offering relates to up to 337,000,000 ordinary shares (in the form of ordinary shares or ADSs) that we are offering to our shareholders and ADS holders for subscription. The backstop investor has, subject to receiving a minimum allocation conveying a stake of at least 15 percent of our increased share capital, agreed with us to subscribe for up to 326,022,625 ordinary shares at the subscription price. If persons exercising subscription rights subscribe to purchase 173,988,688 or more ordinary shares, the backstop investor would not receive this minimum allocation and the backstop would not take effect unless the backstop investor waives the minimum allocation condition. If the backstop would not take effect (and assuming the backstop investor does not waive the condition), we would receive gross issue proceeds of at least €374,075,679. If all 337,000,000 ordinary shares are placed at the subscription price, the gross issue proceeds will be €724,550,000. See “Description of the Offering — Backstop Arrangement.”

Assuming that 337,000,000 ordinary shares are placed at the subscription price, we expect to have sufficient funds to repay the Convertible Notes due 2010 and the Exchangeable Notes due 2010 and to solidify our balance sheet structure.

However, it is possible that we may only be able to place 173,988,688 million ordinary shares for the above minimum gross proceeds of €374,075,679 in the offering for reasons beyond our control, including among others, that the backstop investor does not achieve its minimum threshold and does not waive this requirement, and that the backstop investor terminates the backstop agreement in accordance with its terms. See “Risk Factors — Risks Relating to Infineon and our Market — The financial resources available to Infineon, including the proceeds of the offering, may be insufficient to meet our capital needs.” and “Description of the Offering — Backstop Arrangement.”

If we place only the minimum number of 173,988,688 million ordinary shares, we will still be able to use part of our available cash to repay a portion of the outstanding nominal amount of, and accrued interest on, the Convertible Notes due 2010 and Exchangeable Notes due 2010, but may need to find alternative sources of funds to repay the remaining amounts due. These alternatives may include new debt financing instruments, such as loans provided or guaranteed by the governments of jurisdictions in which we operate manufacturing facilities; portfolio measures, including asset sales; further internal cost and cash savings; and other corporate restructuring measures.

Commitments and Contingencies

	Payments due/expirations by period
		Less than	1-2	2-3	3-4	4-5	After
As of September 30, 2008(1)	Total	1 year	years	years	years	years	5 years
	(€ in millions)

Contractual commitments:
Long-term debt obligations	1,170	207	773	82	68	40	—
Operating lease payments	776	75	63	59	58	56	465
Unconditional purchase commitments	634	594	18	11	3	4	4
Future interest payments	111	53	43	8	4	1	2
Other long-term liabilities	44	—	44	—	—	—	—

Total commitments	2,735	929	941	160	133	101	471

Other contingencies:
Guarantees(2)	97	11	—	5	14	3	64
Contingent government grants(3)	47	20	12	4	5	6	—

Total contingencies	144	31	12	9	19	9	64

(1)	Certain payments of obligations or expiration of commitments that are based on the achievement of milestones or other events that are not date-certain are included for purposes of this table, based on our estimate of the reasonably likely timing of payments or expirations in each particular case. Actual outcomes could differ from those estimates.

(2)	Guarantees are mainly issued for the payment of import duties, rentals of buildings and contingent obligations related to government grants received.

(3)	Contingent government grants refer to amounts previously received, related to the construction and financing of certain production facilities, which are not guaranteed otherwise and could be refundable if the total project requirements are not met.

The above table should be read together with note 40 to our consolidated financial statements for the year ended September 30, 2008.

Off-Balance Sheet Arrangements

We issue guarantees in the normal course of business, mainly for the payment of import duties, rentals of buildings and contingent obligations related to government grants received. As of March 31, 2009, the undiscounted amount of potential future payments for guarantees was €78 million.

Capital Expenditures

	For the years ended		For the six months ended
	September 30,		March 31,
	2007	2008	2008	2009
	(€ in millions)

Continuing operations	498	312	170	69

Depending on market developments and its business situation, we currently expect to invest approximately €130 million in capital expenditures for property, plant and equipment in the 2009 fiscal year. Assuming a successful completion of the offering, we will seek to continue to improve our productivity and upgrade technology at existing facilities. We believe that we will be able to finance these capital expenditures using net cash flow from operating activities from continuing operations.

The principal items relating to our capital expenditures in the six months ended March 31, 2009 included €69 million for our front-end facilities in Kulim and Dresden, and our back-end facilities in Malacca. In addition to those capital expenditures, we invested €22 million in intangible assets and received €13 million for the refund of contingent consideration from Texas Instruments due to the failure to achieve the revenue targets of the CPE business.

The principal items relating to our capital expenditures in the 2008 fiscal year included €184 million mainly for capacity expansion of our front-end facilities in Europe and the ramp-up of the Kulim facility, and €77 million mainly for capacity expansion of our back-end facilities in Batam, Regensburg and Malacca. In addition to those capital expenditures, we invested €58 million in intangible assets and spent €353 million for the acquisitions of the mobility products business from LSI and the digital power business of Primarion.

The principal items relating to our capital expenditures in the 2007 fiscal year included €879 million at Qimonda, €279 million mainly for capacity expansion of our front-end facilities in Kulim and Villach, and €160 million mainly for capacity expansion of our back-end facilities. In addition to those capital expenditures, we invested €40 million in intangible assets and spent €45 million for the acquisition of the CPE business from Texas Instruments.

The principal items relating to our capital expenditures in the 2006 fiscal year included €686 million at Qimonda, €392 million mainly for capacity expansion at our front-end facility in Kulim, Malaysia, and €108 million mainly for capacity expansion of our back-end facilities. In addition to those capital expenditures, we invested €44 million in intangible assets.

Credit Facilities

We have established both short- and long-term credit facilities with a number of different financial institutions in order to meet our anticipated funding requirements. These facilities, which aggregate €913 million, of which €536 million remained available at March 31, 2009, comprise the following:

	Nature of financial		As of March 31, 2009
	institution	Purpose/	Aggregate
Term	commitment	intended use	facility	Drawn	Available

Short-term	firm commitment	working capital guarantees	508	117	391
Short-term	no firm commitment	working capital, cash management	145	—	145
Long-term(1)	firm commitment	project finance	260	260	—
Total			913	377	536

(1)	Including current maturities.

In September 2004, we executed a $400/€400 million syndicated credit facility with a five-year term, which was subsequently reduced to $345/€300 million in August 2006. The facility consists of two tranches. Tranche A is a term loan originally intended to finance the expansion of the Richmond, Virginia, manufacturing facility. In January 2006, we drew $345 million under Tranche A, on the basis of a repayment schedule that foresees equal installments falling due in March and September each year. At March 31, 2009 $70 million was outstanding under Tranche A. Tranche B, which is a multicurrency revolving facility to be used for general corporate purposes, remained undrawn at March 31, 2009. The facility has customary financial covenants, and drawings bear interest at market-related rates that are linked to financial performance. The lenders of this credit facility have been granted a negative pledge relating to the future financial indebtedness of the Company with certain permitted encumbrances.

In May 2009, the Infineon and Infineon Technologies Holding BV (as original borrowers and original guarantors, respectively) executed a €100 million revolving credit facility to be utilized by way of drawings of loans in Euro and any optional currency with an availability period until and including the date falling one month prior to March 15, 2010. The credit facility is available for general corporate purposes and currently undrawn. It is unsecured with customary financial covenants, and drawings bear interest at market-related rates that are linked to the interest period of each loan plus a margin.

At March 31, 2009, we were in compliance with our debt covenants under the relevant facilities.

Pension Plan Funding

Our defined pension benefit obligation, which takes into account future compensation increases, amounted to €376 million at September 30, 2008, compared to €475 million at September 30, 2007. The fair value of plan assets as of September 30, 2008 was €333 million, compared to €409 million as of September 30, 2007.

The actual return on plan assets between the last measurement dates amounted to negative 11.1 percent, or €(41) million, for domestic (German) plans and negative 8.0 percent, or €(2) million, for foreign plans, compared to the expected return on plan assets for that period of 6.5 percent for domestic plans and 7.0 percent for foreign plans. We have estimated the return on plan assets for the next fiscal year to be 7.1 percent, or €21 million, for domestic plans and 7.2 percent, or €3 million, for foreign plans.

At September 30, 2007 and 2008, the combined funding status of our pension plans reflected an under-funding of €66 million and €43 million, respectively.

Our investment approach with respect to the pension plans involves employing a sufficient level of flexibility to capture investment opportunities as they occur, while maintaining reasonable parameters to ensure that prudence and care are exercised in the execution of the investment program. The pension plans’ assets are invested with several investment managers. The plans employ a mix of active and passive investment management programs. Considering the duration of the underlying liabilities, a portfolio of investments of plan assets in equity securities, debt securities and other assets is targeted to maximize the long-term return on plan assets for a given level of risk. Investment risk is monitored on an ongoing basis through periodic portfolio reviews, meetings with investment managers and liability measurements. Investment policies and strategies are periodically reviewed to ensure the objectives of the plans are met considering any changes in benefit plan design, market conditions or other material items.

Our asset allocation targets for pension plan assets are based on our assessment of business and financial conditions, demographic and actuarial data, funding characteristics, related risk factors, market sensitivity analyses and other relevant factors. The overall allocation is expected to help protect the plans’ level of funding while generating sufficiently stable real returns (that is, net of inflation) to meet current and future benefit payment needs. Due to active portfolio management, the asset allocation may differ from the target allocation up to certain limits. As a matter of policy, our pension plans do not invest in our shares.

Financial Instruments

We periodically enter into derivatives, including foreign currency forward and option contracts as well as interest rate swap agreements. The objective of these transactions is to reduce the impact of interest rate and exchange rate fluctuations on our foreign currency denominated net future cash flows. We do not enter into derivatives for trading or speculative purposes.

Employees

The following table indicates the composition of our workforce by function and region at the end of the periods indicated.

	As of September 30,		As of March 31,
	2007	2008	2008	2009

Function:
Production	20,376	19,358	19,677	17,080
Research & Development	5,833	6,273	6,313	6,019
Sales & Marketing	1,832	1,905	1,955	1,742
Administrative	1,557	1,583	1,594	1,521

Infineon Logic	29,598	29,119	29,539	26,362

Qimonda	13,481	12,224	13,298	—

Total	43,079	41,343	42,837	26,362

Region:
Germany	10,151	10,053	10,115	9,361
Europe	5,564	5,192	5,333	4,610
North America	581	821	847	745
Asia/Pacific	13,145	12,897	13,082	11,501
Japan	157	156	162	145

Infineon Logic	29,598	29,119	29,539	26,362

Qimonda	13,481	12,224	13,298	—

Total	43,079	41,343	42,837	26,362

During the first half of our 2009 fiscal year, workforce decreased in all functions and regions primarily as a result of our IFX10+ cost-reduction program, as well as a result of the sale of the SensoNor business.

During the 2008 fiscal year, the number of employees in our logic business decreased slightly, primarily due to the deconsolidation of our Bipolar business, and further decreases in the number of production employees primarily in Asia/Pacific. These decreases were partly offset by employees that joined the company as a result of the acquisitions we made during the year.

In the 2007 fiscal year, the number of employees in our logic business decreased in Germany primarily as a result of the phase out of manufacturing at Munich-Perlach, and the restructuring program initiated following the insolvency of BenQ’s German subsidiary, but increased in the Asia/Pacific region due to expansion of production in Kulim, Malaysia, and R&D in Malaysia and China.

Critical Accounting Policies

Our results of operations and financial condition are dependent upon accounting methods, assumptions and estimates that we use as a basis for the preparation of our consolidated financial statements. We have identified the following critical accounting policies and related assumptions, estimates and uncertainties, which we believe are essential to understanding the underlying financial reporting risks and the impact that these accounting methods, assumptions, estimates and uncertainties have on our reported financial results.

Revenue Recognition

We generally market our products to a wide variety of customers and a network of distributors. Our policy is to record revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the risks and rewards of ownership have been transferred to the customer, the amount of revenue can be measured reliably, and collection of the related receivable is reasonably assured. We record reductions to revenue for estimated product returns and allowances for discounts and price protection, based on actual historical experience, at the time the related revenue is recognized. We establish reserves for sales discounts, price protection allowances and product returns based upon our evaluation of a variety of factors, including industry demand. This process requires the exercise of substantial judgments in evaluating the above-mentioned factors and requires material estimates, including forecasted demand, returns and industry pricing assumptions.

In future periods, we may be required to accrue additional provisions due to (1) deterioration in the semiconductor pricing environment, (2) reductions in anticipated demand for semiconductor products or (3) lack of market acceptance for new products. If these or other factors result in a significant adjustment to sales discount and price protection allowances, they could significantly impact our future operating results.

We have entered into licensing agreements for our technology in the past, and anticipate that we will increase our efforts to monetize the value of our technology in the future. As with certain of our existing licensing agreements, any new licensing arrangements may include capacity reservation agreements with the licensee. The process of determining the appropriate revenue recognition in such transactions is highly complex and requires significant judgment, which includes evaluating material estimates in the determination of fair value and the level of our continuing involvement.

Recoverability of Non-Financial Assets

Our business is extremely capital-intensive, and requires a significant investment in property, plant and equipment. Due to rapid technological change in the semiconductor industry, we anticipate the level of capital expenditures to be significant in future periods. During the 2008 fiscal year and the six months ended March 31, 2009, we spent €312 million and €69 million on purchases of property, plant and equipment, respectively. At September 30, 2008 and March 31, 2009, the carrying value of our property, plant and equipment was €1,310 million and €1,115 million, respectively. We have acquired other businesses, which resulted in the generation of significant amounts of long-lived intangible assets, including goodwill. At September 30, 2008 and March 31, 2009, we had long-lived intangible assets of €443 million and €425 million, respectively.

In accordance with the provisions of International Accounting Standard (“IAS”) 36, “Impairment of Assets”, we test goodwill and indefinite life intangible assets for impairment at least once a year.

We also review long-lived assets, including intangible assets, for impairment when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value of an asset to the recoverable amount, which is the higher of the asset’s value in use and its fair value less costs to sell. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying value of the assets exceeds their recoverable amount.

Infineon determines its cash generating units (“CGUs”) based on the smallest group of assets which are grouped and generate cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups thereof. CGUs are represented by one or a group of individual product lines. We determine the recoverable amount of a CGU based on discounted cash flow calculations. We believe that this is the most meaningful method, in order to reflect the cyclicality of the industry and to determine the recoverable amount of the CGUs. This approach was applied consistently in fiscal years 2007 and 2008.

The material assumptions underlying our discounted cash flow model for all of our CGUs include the weighted average cost of capital (“WACC”) as well as the terminal growth rate of the CGUs. The calculation of the discount rate is based on a market participant’s view of the asset or CGU. In accordance with IAS 36, we determine the appropriate WACC for the CGUs based on market information, including our peer group’s beta factors and leverage, and other market borrowing rates. The assumptions used in fiscal years 2007 and 2008 reflected market-driven changes but did not differ significantly.

The terminal value growth rate has been taken from available market studies from market research institutes.

In addition, the individual impairment tests include sensitivity analyses taking into account the above-mentioned material assumptions. As part of the sensitivity analysis for each impairment test for a CGU, these parameters were also subsequently revised to reflect further slowdown of the worldwide economic conditions during the 2008 fiscal year and until the filing of the audited financial statements.

During the 2008 fiscal year and the six months ended March 31, 2009, impairment charges of €130 million and €1 million, respectively, were recognized on long-lived assets, including intangible assets.

We did not recognize any goodwill impairment charges in the 2008 fiscal year and the six months ended March 31, 2009.

Given the fact that our market capitalization has been less than our book value, we have performed an interim goodwill impairment test as of March 31, 2009. The assumptions underlying our discounted cash flow model for all our cash generating units were revised to reflect further slowdown of the worldwide economic conditions. Based on our impairment analysis, we concluded that goodwill was not impaired as of March 31, 2009. Further, we evaluated qualitatively the reasonableness of our estimated fair values of the cash generating units as compared to our overall market capitalization. Our market capitalization during the period was below the aggregate fair value of our cash generating units. We believe the substantial decrease in our market value during the period was largely due to factors which do not impact the fair value of our cash generating units to the same extent. These factors include liquidity and credit concerns in the overall market and uncertainties in the capital markets regarding our liquidity and financing needs. We believe that the aggregate fair value of our cash generating units based on the discounted cash flow model represents the best estimate of our future performance and therefore, is a more accurate fair value.

Valuation of Inventory

Historically, the semiconductor industry has experienced periods of extreme volatility in product demand and in industry capacity, resulting in significant price fluctuations. Since semiconductor demand is concentrated in such highly-volatile industries as wireless communications, wireline communications and the computer industry, this volatility can be extreme. This volatility has also resulted in significant fluctuations in price within relatively short time-frames.

As a matter of policy, we value inventory at the lower of acquisition or production cost or net realizable value. We review the recoverability of inventory based on regular monitoring of the size and composition of inventory positions, current economic events and market conditions, projected future product demand, and the pricing environment. This evaluation is inherently judgmental and requires material estimates, including both forecasted product demand and pricing environment, both of which may be susceptible to significant change. At September 30, 2008 and March 31, 2009, total inventory was €665 million and €543 million, respectively.

In future periods, write-downs of inventory may be necessary due to (1) reduced semiconductor demand in the industries we serve, including the computer industry and the wireless and wireline communications industries, (2) technological obsolescence due to rapid developments of new products and technological improvements, or (3) changes in economic or other events and conditions that impact the market price for our products. These factors could result in adjustments to the valuation of inventory in future periods, and significantly impact our future operating results.

Realization of Deferred Tax Assets

At September 30, 2008, total net deferred tax assets were €381 million. Included in this amount are the tax benefits of net operating loss and credit carry-forwards of approximately €367 million, net of the valuation allowance. These tax loss and credit carry-forwards generally do not expire under current law.

We evaluate our deferred tax asset position and the need for a valuation allowance on a regular basis. The assessment requires the exercise of judgment on the part of our management with respect to, among other things, benefits that could be realized from available tax strategies and future taxable income, as well as other positive and negative factors. The ultimate realization of deferred tax assets is dependent upon our ability to generate the appropriate character of future taxable income sufficient to utilize loss carry-forwards or tax credits before their expiration. Since we have incurred a cumulative loss in certain tax jurisdictions over the three-year period ended September 30, 2008, the impact of forecasted future taxable income is excluded from such an assessment. For these tax jurisdictions, the assessment was therefore based only on the benefits that could be realized from available tax strategies and the reversal of temporary differences in future periods.

As a result of this assessment, we increased the deferred tax asset valuation allowance in the 2007 and 2008 fiscal years by €31 million and €181 million, respectively, in order to reduce the deferred tax asset to an amount that is probable to be realized in the future. We expect to continue to recognize low levels of deferred tax benefits in the 2009 fiscal year, until such time as taxable income is generated in tax jurisdictions that would enable us to utilize our tax loss carry-forwards in those jurisdictions.

The recorded amount of total deferred tax assets could be reduced if our estimates of projected future taxable income and benefits from available tax strategies are lowered, or if changes in current tax regulations are enacted that impose restrictions on the timing or extent of our ability to utilize tax loss and credit carry-forwards in the future.

Purchase Accounting

We have acquired businesses in the 2008 fiscal year, including the mobility products business from LSI, and Primarion. Both acquisitions resulted in long-term intangible assets and goodwill. Based on discounted estimated future cash flows over the respective estimated useful life, an amount of €14 million was allocated to purchased in-process R&D from the acquisition of the mobility products business from LSI and expensed as other operating expense during the 2008 fiscal year because no future economic benefit from its use or disposal was expected.

Accounting for business combinations requires the allocation of the purchase price to identifiable tangible and intangible assets and liabilities based upon their fair value. The allocation of purchase price is highly judgmental, and requires the extensive use of estimates and fair value assumptions, which can have a significant impact on operating results.

Provisions

We are subject to various legal actions and claims, including intellectual property matters, which arise in and outside the normal course of business. Current proceedings are described in note 17 to our interim financial statements beginning on page F-96.

We regularly assess the likelihood of any adverse outcome or judgments related to these matters, as well as estimating the range of possible losses and recoveries. Liabilities, including accruals for significant litigation costs, related to legal proceedings are recorded when it is probable that a liability has been incurred and the associated amount of the loss can be reasonably estimated. Where the estimated amount of loss is within a range of amounts and no amount within the range is a better estimate than any other amount, the mid-point in the range is accrued. Accordingly, we have accrued a liability and charged operating income in the accompanying consolidated financial statements related to certain asserted and unasserted claims existing as of each balance sheet date. As additional information becomes available, any potential liability related to these actions is assessed and the estimates are revised, if necessary. These accrued liabilities would be subject to change in the future based on new developments in each matter, or changes in circumstances, which could have a material impact on our results of operations, financial position and cash flows.

Provisions at September 30, 2008 and March 31, 2009 consist of the following:

	September 30,	March 31,
	2008	2009
	(€ in millions)

Personnel costs(1)	347	208
Warranties and licenses(2)	32	49
Asset retirement obligations(3)	13	9
Post-retirement benefits	3	3
Other(4)	56	239

Total(5)	451	508

(1)	Provisions for personnel costs relate to employee-related obligations and include, among others, costs of incentive and bonus payments, holiday and vacation payments, termination benefits, early retirement, service anniversary awards, other personnel costs and related social security payments.

(2)	Provisions for warranties and licenses mainly represent the estimated future cost of fulfilling contractual requirements associated with products sold.

(3)	Provisions for asset retirement obligations relate to certain items of property, plant and equipment. Such asset retirement obligations may arise due to attributable environmental clean-up costs and to costs primarily associated with the removal of leasehold improvements at the end of the lease term.

(4)	Other provisions comprise provisions for outstanding expenses, penalties for default or delay on contracts, conservation, and waste management, and for miscellaneous other liabilities. As of March 31, 2009, other provisions also include additional provisions resulting from the insolvency of Qimonda (see note 4 of the condensed consolidated financial statements for the three and six months ended March 31, 2009).

(5)	For an amount of €424 million and €418 million of the total provisions as of September 30, 2008 and March 31, 2009, respectively, the outflow of economic benefit is expected to occur within one year.

Recent Developments Related to Qimonda

We currently hold a 77.5 percent interest in the memory products company Qimonda, which was carved out from Infineon in 2006. On January 23, 2009, Qimonda filed for insolvency, and formal insolvency proceedings were opened in the local registry court in Munich on April 1, 2009. We report the results of Qimonda as discontinued operations in our consolidated financial statements and have deconsolidated Qimonda as of January 23, 2009. The future of Qimonda remains highly uncertain. See “Risk Factors — Infineon may face significant liabilities as a result of the insolvency of Qimonda”.

Quantitative and Qualitative Disclosures about Market Risks

The following discussion should be read in conjunction with note 38 to our consolidated financial statements for the fiscal year ended September 30, 2008, and the note 18 to our unaudited condensed consolidated financial statements for the six months ended March 31, 2009.

Market risk is the risk of loss related to adverse changes in market prices of financial instruments, including those related to commodity prices, foreign exchange rates and interest rates. We are exposed to various financial market risks in the ordinary course of business transactions, primarily resulting from changes in commodity prices, foreign exchange rates and interest rates. We enter into diverse financial transactions with multiple counterparties to limit such risks. Derivative instruments are used only for hedging purposes and not for trading or speculative purposes.

Commodity Price Risk

We are exposed to commodity price risks with respect to raw materials used in the manufacture of our products. We seek to minimize these risks through our sourcing policies (including the use of multiple sources, where possible) and our operating procedures. We do not use derivative financial instruments to manage any exposure to fluctuations in commodity prices remaining after these operating measures.

Foreign Exchange and Interest Risk

Although we prepare our consolidated financial statements in Euro, major portions of our sales volumes as well as costs relating to the design, production and manufacturing of products are denominated in U.S. dollars. As a multinational company, our activities in markets around the world create cash flows in a number of different currencies. Exchange rate fluctuations may have substantial effects on our sales, our costs and our overall results of operations.

The table below provides information about our derivative financial instruments that are sensitive to changes in foreign currency exchange and interest rates as of the six months ended March 31, 2009. For foreign currency exchange forward contracts related to certain sale and purchase transactions and debt service payments denominated in foreign currencies, the table presents the notional amounts and the weighted average contractual foreign exchange rates. At March 31, 2009, our foreign currency forward contracts mainly had terms up to one year. Our interest rate swaps expire in 2010. We do not enter into derivatives for trading or speculative purposes.

Derivative Financial Instruments

		Average contractual	Fair value
	Contract amount	forward	March 31,
	buy/(sell)	exchange rate	2009
	(€ in millions)		(€ in millions)

Foreign currency forward contracts:
U.S. dollar	96	1.31225	(1)
U.S. dollar	(265)	1.28105	7
Japanese yen	15	125.83767	—
Japanese yen	(14)	128.65204	—
Singapore dollar	22	1.97823	—
Great Britain pound	3	0.88738	—
Malaysian ringgit	35	4.67917	(1)
Malaysian ringgit	(1)	4.72230	—
Norwegian krone	2	8.79750	—
Norwegian krone	(2)	8.96182	—
Interest rate swaps	500	n/a	28
Other	78	n/a	(21)

Fair value, net			12

Our policy with respect to limiting short-term foreign currency exposure generally is to economically hedge at least 75 percent of our estimated net exposure for the initial two-month period, at least 50 percent of our estimated net exposure for the third month and, depending on the nature of the underlying transactions, a significant portion for the periods thereafter. Part of our foreign currency exposure cannot be mitigated due to differences between actual and forecasted amounts. We calculate this net exposure on a cash-flow basis considering balance sheet items, actual orders received or made and all other planned revenues and expenses.

We record our derivative instruments according to the provisions of IAS 32, “Financial Instruments: Presentation”. IAS 32 requires all derivative instruments to be recorded on the balance sheet at their fair value. Gains and losses resulting from changes in the fair values of those derivatives are accounted for depending on the use of the derivative instrument and whether it qualifies for hedge accounting. During the six months ended March 31, 2009, we designated as cash flow hedges certain foreign exchange forward contracts and foreign exchange options related to highly probable forecasted sales denominated in U.S. dollars. We did not record any ineffectiveness for these hedges for the six months ended March 31, 2009. However, we excluded differences between spot and forward rates and the time value from the assessment of hedge effectiveness and included this component of the financial instruments’ gain or loss as a part of cost of goods sold. We estimate that €4 million of net gains recognized directly in other components of equity as of March 31, 2009 will be reclassified into earnings during the 2009 fiscal year. All foreign exchange derivatives designated as cash flow hedges held as of March 31, 2009 have maturities of six months or less. Foreign exchange derivatives entered into to offset exposure to anticipated cash flows that do not meet the requirements for applying hedge accounting are marked to market at each reporting period, with unrealized gains and losses recognized in earnings. For the six months ended March 31, 2008 and 2009, no gains or losses were reclassified from accumulated other comprehensive income as a result of the discontinuance of foreign exchanges cash flow hedges resulting from a determination that it was probable that the original forecasted transaction would not occur.

In the six months ended March 31, 2009, foreign exchange transaction gains were €5 million and were offset by losses from our economic hedge transactions of €34 million, resulting in net foreign exchange losses of €29 million. This compares to foreign exchange losses of €0 million, which were offset by losses from our economic hedge transactions of €3 million, resulting in net foreign exchange losses of €3 million in the six months ended March 31, 2008. A large portion of our manufacturing, selling and marketing, general and administrative, and R&D expenses are incurred in currencies other than the Euro, primarily the U.S. dollar and Japanese yen. Fluctuations in the exchange rates of these currencies to the Euro had an effect on profitability in the six months ended March 31, 2008 and 2009.

Interest Rate Risk

We are exposed to interest rate risk through our debt instruments, fixed-term deposits and loans. During the 2003 fiscal year, we issued convertible subordinated notes and in the 2007 fiscal year we issued subordinated notes exchangeable for Qimonda ADSs. Due to the high volatility of our core business and to maintain high operational flexibility, we keep a substantial amount of cash and marketable securities. These assets are mainly invested in instruments with contractual maturities ranging from three to twelve months, bearing interest at short-term rates. To reduce the risk caused by changes in market interest rates, we attempt to align the duration of the interest rates of our debts and current assets by the use of interest rate derivatives.

Fluctuating interest rates have an impact on parts of each of our marketable securities, debt obligations and standby lines of credit. We make use of derivative instruments such as interest rate swaps to hedge against adverse interest rate developments. We have entered into interest rate swap agreements that primarily convert the fixed interest rate on our Convertible Notes due 2010 to a variable interest rate based on the relevant European Interbank Offering Rate (“EURIBOR”).

CAPITALIZATION

The table below shows our capitalization (including financial debt) and net indebtedness as of May 31, 2009:

•	On an actual basis; and

•	On a pro forma basis to give effect to:

•	the completion of offering (assuming the successful placement of all of the ordinary shares at the subscription price); and

•	the repurchase of a portion of our outstanding Convertible Notes due 2010 and Exchangeable Notes due 2010 in the period from May 31, 2009 and June 30, 2009.

	As of May 31, 2009
	Actual(2)(5)	Pro forma(1)(2)(3)
	(in € millions)

Current liabilities	1,250	1,250
Guaranteed	—	—
Secured	—	—
Unguaranteed/Unsecured	1,250	1,250
Non-current liabilities	1,119	1,099
Guaranteed(4)	691	671
Secured	1	1
Unguaranteed/Unsecured	427	427
Total equity attributable to shareholders of Infineon Technologies AG	1,663	2,340
Ordinary share capital	1,499	2,173
Additional paid-in capital	6,041	6,042
Accumulated deficit	(5,875)	(5,873)
Other components of equity	(2)	(2)
Number of shares in the Company	749,742,085	1,086,742,085
Cash and cash equivalents	742	1,399
Available-for-sale financial assets	159	159
Trade and other receivables	471	471
Other current financial assets	46	46
Short-term debt	113	113
Current maturities of long-term debt	53	53
Trade and other payables	325	325
Other current financial liabilities	80	80
Current financial liabilities	571	571
Net current financial assets	847	1,504
Other non-current financial assets	115	115
Long-term debt	898	878
Other non-current financial liabilities	3	3
Net non-current financial liabilities	(786)	(766)
Net financial assets	61	738
Minority interests	56	56

Note

(1)	Figures reflect an assumption of the placement of all of the 337,000,000 new ordinary shares and issue proceeds in the amount of €675 million after deduction of offering expenses of approximately €50 million. See “Reasons for the Offering and Use of Proceeds.”

(2)	Unaudited.

(3)	Figures reflect the repurchases of an aggregate nominal amount of €22 million of the Convertible Notes due 2010 and Exchangeable Notes due 2010 during the period from May 31, 2009 to June 30, 2009, for a total purchase price of approximately €19 million, excluding related fees and expenses.

(4)	Infineon Technologies AG has in certain customary circumstances guaranteed the settlement of certain of our consolidated subsidiaries’ obligations to third parties. Such third party obligations are reflected as liabilities in the consolidated financial statements by virtue of consolidation. Such guarantees, principally relate to certain consolidated subsidiaries’ third-party debt, especially to convertible and exchangeable notes issued.

(5)	The figures as of May 31, 2009 have not been audited or reviewed, but were extracted from our books and records.

REASONS FOR THE OFFERING AND USE OF PROCEEDS

The entire semiconductor industry, including Infineon, has been adversely affected by the global economic downturn and financial crisis. Our revenues declined from €1,153 million in the fourth quarter of the 2008 fiscal year to €845 million in the third quarter of the 2009 fiscal year. Our gross cash position decreased during the first nine months of the 2009 fiscal year by €12 million, from €883 million as of September 30, 2008 to €871 million as of June 30, 2009. Included in this decline in the gross cash position were:

•	approximately €106 million of cash outflows in connection with our IFX10+ cost reduction program,

•	scheduled debt repayments of approximately €101 million, which included €41 million for our syndicated loan facility, and

•	voluntary repurchases of an aggregate nominal amount of €246 million of our Convertible Notes due 2010 and our Exchangeable Notes due 2010 for an aggregate of €161 million in cash.

These outflows were partly offset by a reimbursement of €112 million by the Deposit Protection Fund of the German Private Commercial Banks (Einlagensicherungsfonds des Bundesverbandes deutscher Banken e.V.) in relation to the insolvency of Lehman Brothers Bankhaus AG, and gross proceeds of €182 million from the issuance of the New Convertible Notes due 2014. Despite the very significant revenue decline, we generated sufficient free cash flow from operations to fund the majority of the cash outflows relating to our IFX 10+ cost reduction program.

Our management believes that Infineon should seek to maintain a gross cash position of at least €250 to €300 million to operate our business effectively. As a result, we have acted vigorously to reduce operating expenses, conserve cash and improve our balance sheet. The steps that we have taken to this end include, among other things, the IFX10+ cost reduction program, debt repurchases, the issuance of the New Convertible Notes due 2014 and the divestiture of the Wireline Communications business. Through our IFX 10+ cost reduction program, we have achieved significant cost reductions. Our operating expenses for the three months ended June 30, 2009 decreased by €88 million when compared to the three months ended September 30, 2008. Our management believes that these savings are mainly due to our IFX 10+ cost reduction program. In aggregate, we are targeting total cost reductions from this program of €600 million for the 2009 fiscal year when compared to our total costs in the 2008 fiscal year, some of which are temporary in nature.

In addition, on July 7, 2009, we entered into an asset purchase agreement with an entity affiliated with Golden Gate Private Equity, Inc. to sell our Wireline Communications business for cash consideration of €250 million. The majority of the purchase price is payable at closing, which is expected to occur in the fall of 2009, with €20 million of the purchase price being payable nine months after the closing date. We are selling our Wireline Communications business in order to focus on the further development of our main business, our strategy and strong position in the key areas of energy efficiency, security and communications, while further improving our balance sheet and strengthening our liquidity position.

Our management believes that the positive impact of our cost reduction and cash preservation measures will enable us to finance our ordinary business operations out of cash flows from continuing operations, despite the sharp decline in revenue levels. However, our ability to refinance certain liabilities while maintaining our target level of liquidity is a concern. The current outstanding nominal amount as of June 30, 2009 of €522 million of Convertible Notes due 2010 will become due for repayment on June 5, 2010, and the current nominal amount as of June 30, 2009 of €48 million of Exchangeable Notes due 2010 will become due for repayment on August 31, 2010. Also, we are expecting other scheduled debt repayments of an aggregate of approximately €110 million through the end of September 2010, including our multi-currency revolving facility. We will also incur further cash outflows in connection with our IFX10+ cost reduction program, and may incur additional expenses in connection with the insolvency of Qimonda and the resolution of our ongoing negotiations regarding ALTIS, the manufacturing joint venture between Infineon and IBM in France. We are taking a number of measures, including this offering, our cost reduction program and the sale of our Wireline Communications business, in order to meet these obligations and maintain the desired level of liquidity.

Our management believes that prior to the announcement of the offering on July 10, 2009, the market perception factored in a degree of uncertainty as to our liquidity position, and our ability to repay the Convertible Notes due 2010 and the Exchangeable Notes due 2010 as they come due and our contingent liabilities relating to Qimonda and ALTIS. We also believe that the successful completion of the offering will further improve the capital markets’ confidence in our ability to repay these notes and satisfy these contingent liabilities while maintaining a sufficient amount of liquidity, and will help market participants perceive us as well placed to achieve sustainable and, ultimately improved, profitability.

Any ordinary shares that are not sold in the rights offering (including in the form of ADSs), up to a maximum of 30 percent minus one share of our outstanding share capital, will, subject to certain conditions, be subscribed for by the backstop investor. If the number of unsubscribed shares represent less than 15 percent of our share capital, the backstop investor may, but is not obligated to, acquire any unsubscribed shares. If our shareholders purchase 52 percent or more of the shares offered in this offering, the number of unsubscribed shares will represent less than 15 percent of our total share capital.

The amount of fees we pay in this offering depends on the total number of shares subscribed for in this offering, including the number of shares subscribed for by the backstop investor. If the backstop investor acquires unsubscribed shares representing more than 25 percent of our share capital and our existing shareholders acquire all of the remaining offered shares, then we expect to receive net proceeds of approximately €700 million (approximately $975 million), after deducting estimated fees and expenses of approximately €25 million. If 52 percent of the offered shares are purchased by our existing shareholders and none are purchased by the backstop investor, we expect to receive net proceeds of €335 million (approximately $467 million), after deducting estimated fees and expenses of approximately €40 million.

We believe that the successful completion of the offering, resulting in net proceeds of between €335 to €700 million, will strengthen our capital structure. In particular, assuming we are able to place all of the 337 million new ordinary shares (including ADSs), and the backstop investor purchases unsubscribed shares representing more than 25 percent of our share capital, we will receive the maximum net proceeds of €700 million, in which case we plan to use approximately €570 million to repay the Convertible Notes due 2010 and the Exchangeable Notes due 2010, of which as of June 30, 2009, €570 million were outstanding.

We intend to use any net proceeds, together with available cash reserves and the proceeds of the sale of the Wireline Communications business, that exceed the amount needed to repay these notes to strengthen our liquidity position, satisfy any contingent liabilities, and repay other indebtedness, as well as to continue to invest in a very innovation driven industry and to pursue strategic opportunities in an increasingly consolidating industry.

DESCRIPTION OF SHARE CAPITAL

Issued Share Capital

Our issued share capital as of the date of this prospectus amounts to €1,499,484,170, divided into 749,742,085 registered shares. The shares are issued as no par value shares. The share capital has been fully paid.

Voting Rights

Each of our shares entitles the holder to one vote at our general shareholders’ meeting. There are no voting rights restrictions. Our major shareholders do not have different voting rights.

Certification and Transferability of Shares

Our shares are evidenced by several global certificates deposited with Clearstream Banking AG, Neue Börsenstrasse 1, 60487 Frankfurt am Main (“Clearstream”). A claim of our shareholders for individual certification of their shares and their dividend rights is excluded, whereas we are entitled to issue share certificates which represent no par value shares (single share certificates) or several shares (collective shares), according to Section 4(4) of our Articles of Association. Pursuant to Section 4(3) of our Articles of Association, our management board, with the consent of our supervisory board, determines the form and content of share certificates and of any possible dividend coupons and renewal coupons. There are no restrictions on the transferability of our shares.

Development of the Share Capital

Our issued share capital changed as follows in the past three fiscal years:

As of October 1, 2005, our share capital amounted to €1,495,138,718.

Between October 1, 2005 and September 30, 2006, we issued 39,935 registered no par value shares for €79,870 resulting from the conditional capital resolved on October 18, 1999 (“Conditional Capital I”) and thereby increased our share capital to €1,495,218,588. This capital increase was recorded in the Commercial Register on October 30, 2006.

Between October 1, 2006 and September 30, 2007, we issued 2,119,341 registered no par value shares for €4,238,682 resulting from the conditional capital resolved on October 18, 1999 (“Conditional Capital I”) and thereby increased our share capital to €1,499,457,270. This capital increase was recorded in the Commercial Register on November 3, 2007.

Between October 1, 2007 and September 30, 2008, we issued 13,450 registered no par value shares for €26,900 resulting from the conditional capital resolved on October 18, 1999 (“Conditional Capital I”) and thereby increased our share capital to €1,499,484,170. This capital increase was recorded in the Commercial Register on February 2, 2009.

Following the implementation of the capital increase relating to this offering, our issued share capital will amount to up to €2,173,484,170, divided into up to 1,086,742,085 shares. See ‘‘— Capital Increase for the New Shares.”

General Information on Capital Measures

According to Section 182(1) of the German Stock Corporation Act, a resolution of our general shareholders’ meeting with a majority of at least three-quarters of the share capital represented when the vote is taken is required to increase our issued share capital, unless our Articles of Association call for a different majority. We have exercised our right to stipulate a smaller majority of shares. In accordance with Section 17 of our Articles of Association, our general shareholders’ meeting adopts its resolutions with a simple majority of the votes cast and, in so far as a capital majority is necessary, with a simple majority of the represented share capital, unless a higher majority is required by compulsory statutory provisions or by our Articles of Association (which is not the case with respect to ordinary share capital increases).

A resolution of our general shareholders’ meeting may also authorize our management board to increase the issued share capital with the approval of our supervisory board within a specified period not exceeding five years (authorized capital). A majority of three-quarters of the share capital represented is needed for such vote. The articles of association may specify a greater majority shareholding and additional requirements. The Articles of Association do not contain such specification. The nominal amount of the authorized capital may in the aggregate not exceed half of the issued share capital existing at the time the resolution of our general shareholders’ meeting is registered.

Our shareholders may also resolve to create conditional capital, but only for specific purposes, such as granting conversion rights or options to holders of convertible bonds and certain similar instruments, with the aim of preparing for a merger with another company or granting subscription rights to our employees or members of our management or those of an affiliated company. This requires a majority of three-quarters of the share capital represented when the vote is taken. In no event may the nominal amount of the conditional capital in the aggregate exceed half of the issued share capital existing at the time of the resolution on the conditional capital increase. The nominal amount of the conditional capital for granting subscription rights to our employees and members of management or those of an affiliated company may also not exceed 10 percent of the issued share capital existing at the time of the resolution on the conditional capital increase.

A resolution to reduce the issued share capital requires a majority of three quarters of the issued share capital represented at the meeting where the vote is taken. The articles of association may specify a higher majority and additional requirements. Our Articles of Association do not contain such specifications.

General Provisions Governing Statutory Subscription Rights

The German Stock Corporation Act provides that all shareholders generally have subscription rights with respect to newly issued shares (as well as to newly issued convertible bonds, bonds with warrants, income bonds and profit participation certificates). No subscription rights exist with respect to shares resulting from conditional capital. Subscription rights are generally freely transferable and may be traded on the German stock exchanges during a specific period prior to the expiration of the subscription period. Our general shareholders’ meeting may exclude subscription rights by a majority of at least three-quarters of the issued share capital represented at the meeting approving the resolution. The articles of association may specify a higher majority and additional requirements. Our Articles of Association do not contain such specifications. The exclusion of subscription rights further requires a justification. The exclusion is justified if our interest in excluding subscription rights outweighs the interest of shareholders in the subscription rights being granted. Without such a justification, subscription rights for the issuance of new shares may only be excluded if the share capital is being increased for cash consideration, the amount of the capital increase does not exceed 10 percent of our existing share capital and the issue price of the new shares is not substantially lower than the market price of our shares. In each case, the decision requires a report by our management board that sets forth the justification or the meeting of the requirements for the 10 percent exclusion.

General Provisions Governing the Liquidation of our Company

Except in the cases of a liquidation based on insolvency proceedings or judicial decree, we may only be liquidated by a resolution of the general shareholders’ meeting, which under the German Stock Corporation Act requires a majority of at least three-quarters of the share capital represented when the vote is taken. The articles of association may specify a higher majority and additional requirements. Our Articles of Association do not contain such specifications. In this case, the assets remaining after all of our liabilities have been settled will be distributed among our shareholders proportionally to their holdings of the share capital, as provided by the German Stock Corporation Act. Certain requirements for the protection of creditors must be complied with in this process.

Exclusion of Minority Shareholders

Sections 327a et seq. of the German Stock Corporation Act concerning squeeze-outs provide that a shareholder who owns 95 percent of the issued share capital (a “principal shareholder”) may request that the general shareholders’ meeting of a German stock corporation resolve to transfer the shares of the minority shareholders to the principal shareholder in return for an adequate cash compensation. The amount of this cash compensation to be paid to the minority shareholders must take account of the stock corporation’s financial condition at the time the resolution is passed. The full value of the stock corporation, which is normally calculated using the capitalization of earnings method (Ertragswertmethode), is decisive for determining the compensation amount.

In addition, the provisions of Sections 39a and 39b of the German Securities Acquisition and Takeover Act regarding a squeeze-out, require that after a takeover bid or mandatory offer, the remaining voting shares must, at the bidder’s request, be transferred to the bidder who owns at least 95 percent of the voting share capital of the target company in exchange for an appropriate settlement payment ordered by a court. The consideration offered in connection with the takeover bid or mandatory offer is deemed an appropriate settlement if the bidder, based on the offer, has acquired shares equal to at least 90 percent of the share capital subject to the offer. Furthermore, after a takeover bid or mandatory offer, the shareholders of a target company who did not accept the offer may accept it within three months following the expiration of the acceptance period (so called sell-out) if the bidder is entitled to request the transfer of the outstanding voting shares under Section 39a (Section 39c of the German Securities Acquisition and Takeover Act).

In addition to the provisions on the squeezing out of minority shareholders, Sections 319 et seq. of the German Stock Corporation Act provide for the integration (Eingliederung) of stock corporations. Under these provisions, the general shareholders’ meetings of stock corporations (i.e. of the principal company and of the integrated company) may resolve to integrate a company if 95 percent of the shares of such company are held by the future principal company. The shareholders excluded from the integrated company are entitled to an adequate compensation that must generally be granted in the form of shares of the principal company; in some cases the compensation has to be paid in cash. The amount of the compensation must be calculated using what is known as the merger value ratio between the two companies, in other words the exchange ratio that would be adequate were the two companies to merge. In contrast to the squeeze-out of minority shareholders, integration is only possible when the future principal company is a stock corporation with a stated domicile in Germany.

Capital Increase for the Shares in this Offering

The ordinary shares offered in this offering, which are governed by the laws of Germany, will be issued by utilizing up to all of our Authorized Capital 2007 and 2009/I in accordance with Section 4(2 and 10) of our Articles of Association. The Authorized Capital 2007 was approved by resolution of our general shareholders’ meeting on February 15, 2007, and entered in the Commercial Register on March 28, 2007 (see “— Authorized Capital — Authorized Capital 2007”). The Authorized Capital 2009/I was approved by resolution of our general shareholders’ meeting on February 12, 2009, and entered in the Commercial Register on April 28, 2009 (see “— Authorized Capital — Authorized Capital 2009/I”). On July 9, 2009, our management board resolved, with the approval of our supervisory board on July 9, 2009, to make use of these authorizations and issue in this offering up to 337,000,000 ordinary shares, each such share with a notional value of €2.00 (no par value shares). Once the implementation of the capital increase has been entered in the Commercial Register, our issued share capital will amount to up to €2,173,484,170.

Authorized Capital

Our authorized capital as of the date of this prospectus (prior to registration of the implementation of the capital increase in the Commercial Register) amounts to €1,499,484,170 and was created by two separate authorization resolutions.

Authorized Capital 2007

On February 15, 2007 our general shareholders’ meeting resolved to authorize our management board to increase our share capital until February 14, 2012, with the approval of our supervisory board, by up to €224,000,000 through the issuance of new, registered no par value shares against contributions in cash or in kind; in one lump sum or by several partial amounts at different times (“Authorized Capital 2007”). In the event of a capital increase in cash, shareholders are to be granted subscription rights. The shares may also be subscribed to by a bank or syndicate of banks subject to the condition that they be offered for purchase to the existing shareholders. Our management board, however, is authorized, with the approval of our supervisory board, to exclude shareholders’ subscription rights for residual or fractional amounts. Our management board is also authorized, with the approval of our supervisory board, to exclude shareholders’ subscription rights if this is necessary to grant subscription rights to holders of warrants or holders of convertible bonds or notes previously issued or to be issued in the future by us or our subsidiaries in the amounts to which such holders would be entitled upon the exercise of their warrants or conversion rights or upon fulfillment of their conversion obligations. Furthermore, our management board is authorized with the approval of our supervisory board to exclude shareholders’ subscription rights if the issue price of the new shares is not significantly lower than the stock market price. However, this authorization applies only if the value of the shares issued with the exclusion of subscription rights pursuant to Section 186(3) sentence 4 of the German Stock Corporation Act does not exceed 10 percent of our share capital, neither at the time when this authorization takes effect, nor when it is exercised. The shares issued or to be issued by way of honoring bonds with conversion and/or warrant rights are also to be included in this limit of 10 percent of our share capital if the bonds were issued with the exclusion of subscription rights after February 15, 2007 due to an authorization in lieu of Section 186(3) sentence 4 of German Stock Corporation Act. Furthermore, the sale of our own shares is to be included in this limit of 10 percent of the share capital if it takes place with the exclusion of subscription rights due to an authorization to sell own shares pursuant to Sections 71(1) No. 8 sentence 5, 186(3) sentence 4 of the German Stock Corporation Act. Finally, our management board is authorized, with the approval of our supervisory board, to exclude shareholders’ subscription rights for capital increases against contribution in kind. Our management board is authorized, with the approval of our supervisory board, to stipulate the other details of the shares’ rights and the conditions for issuing those shares.

Authorized Capital 2009/I

On February 12, 2009 our general shareholders’ meeting resolved to authorize our management board to increase our share capital until February 11, 2014, with the approval of our supervisory board, by up to €450,000,000 by issuing new registered no par value shares, carrying full dividend rights as of the beginning of the fiscal year in which they are issued, against contributions in cash and/or contributions in kind (the authorized capital was resolved on as “Authorized Capital 2009/II” in the annual general meeting of shareholders of February 12, 2009, but, according to a resolution by our supervisory board, registered in the Commercial Register as “Authorized Capital 2009/I”). Shareholders have a general subscription right in relation to these shares. The shares may be subscribed to by a bank or syndicate of banks subject to the condition that they be offered for purchase to the existing shareholders. Our management board, however, is authorized with the approval of our supervisory board to exclude fractional amounts from the subscription right and to exclude the subscription right in relation to capital increases against contributions in kind. Our management board is also authorized, with the approval of our supervisory board, to determine the further content of the rights attached to the shares and the terms of the share issue.

Conditional Capital

Our conditional capital recorded in the Commercial Register amounts to €665,335,548 as of the date of this prospectus. It has been created through six conditional capital increases.

Conditional Capital I

Section 4(5) of our Articles of Association provides that our share capital is conditionally increased by an amount not to exceed €34,635,548 (“Conditional Capital I” (this conditional capital is registered in the Commercial Register as “Conditional Capital 1999/I”)). The conditional capital increase shall be effected by issuing up to 17,317,774 new registered no par value shares and carrying full dividend rights as of the beginning of the fiscal year in which they are issued only to the extent that the holders of subscription rights issued under the “Infineon Technologies AG 2001 International Long Term Incentive Plan”, based on the authorization granted on April 6, 2001, choose to exercise their subscription rights.

Conditional Capital 2007

Section 4(6) of our Articles of Association provides that our share capital is conditionally increased by up to €149,900,000 by issuing up to 74,950,000 new no par value registered shares and carrying full dividend rights as of the beginning of the fiscal year in which they are issued (“Conditional Capital 2007” (this conditional capital is registered in the Commercial Register as “Conditional Capital 2007/I”)). The conditional capital increase serves the purpose of granting shares to the holders or creditors of bonds with warrants and/or convertible bonds issued by us or a subordinated group company on the basis of the authorization of the annual general meeting of shareholders of February 15, 2007. The conditional capital increase is to be effected only insofar as option and/or conversion rights relating to the bonds are exercised or any conversion obligations under these bonds are fulfilled and insofar as no cash settlement is granted and no own shares are used for servicing. Our management board is authorized to determine the further details of implementation of the conditional capital increase.

Conditional Capital III

Section 4(7) of our Articles of Association provides that our share capital is conditionally increased by up to €29,000,000 (“Conditional Capital III” (this conditional capital is registered in the Commercial Register as “Conditional Capital 2001/I”)). The conditional capital increase will be carried out by the issue of up to 14,500,000 new registered no par value shares and carrying full dividend rights as of the beginning of the fiscal year in which they are issued, although only to the extent that the holders of subscription rights granted under the “Infineon Technologies AG 2001 International Long Term Incentive Plan” on the basis of the authorization issued on April 6, 2001, or the holders of subscription rights granted under the “Infineon Technologies AG Share Option Plan 2006” on the basis of the authorization issued on February 16, 2006, exercise their subscription rights.

Conditional Capital 2002

Section 4(8) of our Articles of Association provides that our share capital is conditionally increased by up to €152,000,000 by issuing up to 76,000,000 new no par value registered shares and carrying full dividend rights as of the beginning of the fiscal year in which they are issued (“Conditional Capital 2002” (this conditional capital is registered in the Commercial Register as “Conditional Capital 2007/II”)). The conditional capital increase serves the purpose of granting shares to the holders of the Convertible Notes due 2010, which are guaranteed by us. The conditional capital increase is effected only insofar as conversion rights from the Convertible Notes due 2010 are exercised or any conversion obligations under these notes are fulfilled. Our management board is authorized to determine the further details of implementation of the conditional capital increase.

Conditional Capital 2008

Section 4(9) of our Articles of Association provides that our share capital is conditionally increased by up to €149,900,000 by issuing up to 74,950,000 new no par value registered shares and carrying full dividend rights as of the beginning of the fiscal year in which they are issued (“Conditional Capital 2009” (this conditional capital is registered in the Commercial Register as “Conditional Capital 2008/I”)). The conditional capital increase serves the purpose of granting shares to the holders or creditors of bonds with warrants and/or convertible bonds issued by us or a subordinated group company against payment in cash on the basis of the authorization of the annual general meeting of shareholders of February 14, 2008. The conditional capital increase is to be effected only insofar as option and/or conversion rights relating to the bonds are exercised or any conversion obligations under these bonds are fulfilled and insofar as no cash settlement is granted and no own shares are used for servicing. Our management board is authorized to determine the further details of implementation of the conditional capital increase.

Conditional Capital 2009/I

Section 4(11) of our Articles of Association provides that our share capital is conditionally increased by up to €149,900,000 by issuing up to 74,950,000 new no par value registered shares and carrying full dividend rights as of the beginning of the fiscal year in which they are issued (the conditional capital was resolved on as “Conditional Capital 2009/II” in the annual general meeting of shareholders of February 12, 2009 but, according to a resolution by our supervisory board, registered in the Commercial Register as “Conditional Capital 2009/I”). The conditional capital increase serves the purpose of granting shares to the holders or creditors of bonds with warrants and/or convertible bonds issued by us or a subordinated group company against payment in cash on the basis of the authorization of the annual general meeting of shareholders of February 12, 2009, such as for any conversions made of the New Convertible Notes due 2014. The conditional capital increase is to be effected only insofar as option and/or conversion rights relating to the bonds are exercised or any conversion obligations under these bonds are fulfilled and insofar as no cash settlement is granted and no own shares are used for servicing. Our management board is authorized to determine the further details of implementation of the conditional capital increase.

On May 26, 2009, Infineon Technologies Holding B.V., Rotterdam, issued guaranteed subordinated convertible notes with a notional amount of €195,600,000 maturing on May 26, 2014 with the right to conversion into our shares to institutional investors. The New Convertible Notes due 2014 are backed by a guarantee from us on an unsubordinated basis regarding all coupon payments and on a subordinated basis regarding the principal amount. From the 90th day after May 26, 2009 until the 10th day prior to May 26, 2014 (both dates inclusive), each bondholder has the right to convert each bond in whole, but not in part, into new shares to be issued from this Conditional Capital 2009/I. The New Convertible Notes due 2014 were issued at an issue price of 92.8 percent of par. Aside from a coupon rate of 7.5 percent, the key terms of the New Convertible Notes due 2014 include a reference share price of €2.0893, a conversion premium of 25 percent and a conversion price of €2.61 per share.

Repurchase of Our Own Shares; Treasury Shares

As of the date of this prospectus, we do not hold any of our own shares.

Management and Employee Participation Plans

As of the date of this prospectus, the current members of our supervisory board and our management board, as a group, owned 55,567 of our ordinary shares (less than one percent of all outstanding shares) and had the right to acquire 854,700 ordinary shares pursuant to options granted under the plans described below.

On April 6, 2001, our annual general meeting of shareholders adopted the 2001 plan. The plan permitted non-transferable stock options to be issued to members of our management board, members of our senior management of group companies and other managers and employees in key positions at our company and our group companies. The term of the plan ended in 2006 and stock options granted under this plan can still be exercised. We issued five annual grants and various monthly grants between September 1, 2001 and March 1, 2006, amounting to a total grant of 43,635,141 option rights. As of March 31, 2009, options to purchase an aggregate of 22.9 million shares were outstanding under the 2001 plan, of which options to purchase 632,200 shares were held by the current members of our management board. No further options can be granted under the 2001 plan.

The exercise price of the options granted under the 2001 plan is 105 percent of the average closing share price of our shares on the Frankfurt Stock Exchange as reported by Xetra over the five trading days preceding the date of grant. Options granted under the 2001 plan have a term of seven years from the date of grant and may be exercised successively at the earliest after the second anniversary of the date of grant, but only if our share price has reached the exercise price on at least one trading day during the option life. In addition, holders may not exercise an option within fixed time periods prior to and following the publication of our quarterly or annual results. Any option under the 2001 plan forfeits without compensation once its term of 7 years has been exceeded.

The 2001 plan was replaced in 2006 by the 2006 plan, which was authorized by the annual general meeting of shareholders on February 16, 2006. The 2006 plan provides for an aggregate amount of up to 13,000,000 non-transferable options for ordinary shares to be issued to members of our management board (options to purchase up to 1,625,000 ordinary shares), to members of our senior management at our group companies (options to purchase up to 1,300,000 ordinary shares) and to our and our group companies’ other managers and other key personnel (options to purchase up to 10,075,000 ordinary shares) over a three-year period ending September 30, 2009. No more than 40 percent of the options available for grant to one of those three groups may be issued during a single fiscal year, and we may not grant options under the 2006 plan covering more than 13 million shares in the aggregate. As of March 31, 2009, options to purchase an aggregate of 2,123,500 shares were outstanding under the 2006 plan, of which options to purchase 222,500 shares are held by the current members of our management board. Additionally, 2,645,000 options have been granted on June 3, 2009, but none of these were granted to members of our management board. Options to purchase 550,000 shares were granted to members of our management board during their membership on our management board. No further options can be granted under the 2006 plan.

The exercise price of the options granted under the 2006 plan is 120 percent of the average opening share price of our shares on the Frankfurt Stock Exchange as reported by Xetra over the five trading days preceding the date of grant. Options granted under the 2006 plan have a term of six years after the date of grant and may be exercised after the third anniversary of the date of grant, at the earliest. Any option under the 2006 plan expires without compensation if it has not been exercised prior to the end of its 6 year term. In addition, options may be exercised only if both (a) our share price has reached the exercise price on at least one trading day during the option life, and (b) our share price has exceeded for at least three consecutive days, on at least one occasion since the date of grant, the performance of the Philadelphia Semiconductor Stock Index, a comparative index of the share price of companies in a similar sector to us. If the Philadelphia Semiconductor Index is discontinued or is fundamentally altered so as not to provide an appropriate means for comparison, then our management board will either select another index comparable to the Philadelphia Semiconductor Stock Index to serve as a comparative index or use a new index including as many as possible of the individual prices previously tracked by the Philadelphia Semiconductor Stock Index. In addition, holders may not exercise an option within a fixed time period prior to and following the publication of our quarterly or annual results.

Under the 2006 plan, our supervisory board decides annually how many options to grant to our management board. Our supervisory board must make such decision within a period of 45 days after publication of the results for the fiscal year then ended, or up to 45 days after the publication of the results of the first or second quarter of a fiscal year but, in each case, no later than two weeks before the end of the quarter. During that same period our management board may grant options to eligible persons.

The terms and conditions of both plans, the 2001 plan and the 2006 plan, provide for an option adjustment regulation in the event of a share capital increase or in case of our merger with another company or in case of any other comparable event with an impact on the value of the options. In such event, we may adjust the terms and conditions of the plan, in particular with regard to the exercise price of the option rights or with regard to the number of shares that the participant is entitled to acquire. If such adjustment is made, the economic value of the option right shall be approximately the same as immediately prior to the event.

Listing

Our existing ordinary shares have been admitted to the regulated market (regulierter Markt) of the Frankfurt Stock Exchange and to the sub-segment with additional post-admission obligations (Prime Standard) of the Frankfurt Stock Exchange. Further, our ADSs trade over-the-counter on the OTCQX International market under the ticker symbol “IFNNY”. Each ADS represents one ordinary registered share.

On April 3, 2009, we announced our application to voluntarily delist from the New York Stock Exchange (“NYSE”). The delisting took effect on April 24, 2009, and, consequently, our ADSs are no longer traded on the NYSE.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Deutsche Bank Trust Company Americas is the depositary for the ADSs representing our ordinary shares. Each ADS represents an ownership interest in one ordinary share (or a right to receive one share) which will be deposited with Deutsche Bank AG, Frankfurt, currently located at Frankfurter Strasse 63-69, 65760 Eschborn, Germany, the custodian, under the deposit agreement among Infineon, the depositary and the holders and beneficial owners of ADSs. In the future, each ADS will also represent any other deposited securities, i.e., securities, cash or other property that may be received and held by the depositary in respect or in lieu of the ordinary shares deposited under the deposit agreement. The depositary’s principal office at which the ADSs are administered is located at 60 Wall Street, New York, NY 10005, U.S.A., which is also the principal executive office of the depositary.

The following is a summary of the material provisions of the deposit agreement to which we are a party. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt (“ADR”), which contains the terms of your ADSs. A copy of the deposit agreement is filed with the SEC under cover of a Registration Statement on Form F-6. You will also find the registration statement and the deposit agreement on the SEC’s website at http://www.sec.gov. Copies of the deposit agreement and the form of ADR will also be available for inspection during business hours at the principal office of the depositary. The depositary will keep books at its principal office for the registration of ADRs and transfers of ADRs which, at all reasonable times, shall be open for inspection by ADS holders, provided that inspection shall not be for the purpose of communicating with ADS holders in the interest of a business or object other than our business or a matter related to the deposit agreement or the ADRs.

Holding the ADSs

How will you hold your ADSs?

You may hold ADSs either (A) directly (i) by having an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by holding ADSs in the depositary’s Direct Registration System (“DRS”), or (B) indirectly through your broker or other financial institution. All ADSs will be issued through DRS unless the holder specifically requests a certificated ADR. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you are a beneficial owner of the ADSs and you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. German law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. The deposit agreement sets out ADS holder rights, representations and warranties as well as the rights and obligations of the depositary.

If you become a holder or beneficial owner of ADSs, you will become a party to the deposit agreement and therefore will be bound by its terms and by the terms of the ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as a holder of ADSs and those of the depositary. As an ADS holder, you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by German law, which may be different from the laws in the United States.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees, charges and expenses, any taxes withheld, and any taxes, duties or other governmental charges incurred. You will receive these distributions in proportion to the number of shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs.

Cash.  The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements into U.S. dollars, if it can, in its judgment, do so on a practicable basis, and will transfer the U.S. dollars to the ADS holders entitled thereto. If, in the depositary’s judgment, any foreign currency is not convertible on a reasonable basis into U.S. dollars or if any governmental agency or authority approval or license is needed and cannot be obtained or cannot be obtained without unreasonable cost or within a reasonable period, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is practicable to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares.  The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution to the extent it deems such distribution to be feasible, subject to deduction of fees, charges and expenses of the depositary and taxes and governmental charges in accordance with the provisions of the deposit agreement. If the depositary deems the distribution of ADSs not to be feasible, it may, after consultation with us, sell the ordinary shares distributed by us and distribute the net proceeds to the ADR holders in the same way as it does with cash, or it may adopt such other method as it may deem necessary and practicable for the purpose of effecting such distribution of ordinary shares. The depositary will only distribute whole ADSs. It will try to sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs and does not sell the ordinary shares, the outstanding ADSs will also represent the new ordinary shares.

Elective Distributions in Cash or Shares.  If we offer holders of our ordinary shares the option to receive dividends in either cash or ordinary shares, the depositary, after consultation with us and having received timely notice of such elective distribution by us, has discretion to determine whether it is lawful and reasonably practicable to make such elective distribution available to you as a holder of the ADSs. We must first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practical to make such elective distribution available to you, in which case the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in ordinary shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

Rights to Purchase Additional Shares.  If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary, after consultation with us, has discretion to determine whether it is lawful to make these rights available to you as a holder of the ADSs. We must first timely instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. The depositary could decide that it is not legal or reasonably practical to make the rights available to you, or it could decide that it is only legal or reasonably practical to make the rights available to some but not all of the holders of the ADSs. The depositary could decide to sell the rights and distribute the proceeds in the same way as it does with cash, upon an averaged or other practicable basis without regard to any distinctions among ADR holders because of exchange restrictions or the date of delivery of any ADR, or otherwise. If the depositary decides that it is not legal or reasonably practical to make the rights available to you or sell the rights, the rights that are not distributed or sold could lapse. In that case, you will receive no value for them. The depositary is not responsible for a failure in determining whether or not it is legal or feasible to distribute the rights to holders of ADSs in general or any holder in particular, for any foreign exchange exposure or loss incurred in connection with the sale or exercise of any rights, or the content of any material forwarded to you by the depositary on our behalf. The depositary is liable for damages, however, if it acts with gross negligence or willful misconduct, in accordance with the provisions of the deposit agreement. The depositary is not obligated to make available to you a method to exercise rights to subscribe for ordinary shares rather than ADSs.

If the depositary makes rights available to you, it will exercise the rights and purchase the ordinary shares on your behalf. The depositary will then deposit the ordinary shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other fees and charges of, and expenses incurred by, the depositary and any taxes and other governmental charges that the rights require you to pay.

U.S. securities laws or the laws of Germany may restrict the sale, deposit, transfer and cancellation of the ADSs represented by ordinary shares purchased upon the exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares under a separate restricted deposit agreement that will contain the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of ordinary shares.

Other Distributions.  Provided the depositary has determined such distribution is lawful and feasible and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it deems equitable and practicable in proportion to the number of ADSs held by you, upon receipt of applicable fees and charges of, and expenses incurred by, the depositary and net of any taxes and other governmental charges withheld. If the depositary determines that it cannot make the distribution in that way, or that such distribution cannot be made proportionately among the ADS holders, or if it deems such distribution not to be feasible for any other reason, the depositary has a choice. It may decide to sell by public or private sale, net of fees and charges of, and expenses incurred by, the depositary and any taxes and other governmental charges, what we distributed and distribute the net proceeds, in the same way as it does with cash. Alternatively, it may decide to effect such distribution in any other way it deems equitable and practicable. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution.

When making any distribution of property, the depositary may dispose of all or a portion of the property so distributed and deposited in such amounts and in such manner (including public or private sale) as the depositary may deem practicable or necessary to satisfy any taxes or governmental charges (including applicable interest and penalties) and shall distribute the net proceeds of any such sale after deduction of such taxes or governmental charges applicable to the distribution.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon each deposit of ordinary shares, receipt of related documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of, and expenses incurred by, the depositary and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, the depositary will issue an ADR or ADRs in the name of the person entitled thereto evidencing the number of ADSs to which that person is entitled.

How do ADS holders cancel ADSs?

You may turn in your ADSs at the depositary’s principal office or by providing appropriate instructions to your broker. Upon payment of the fees and charges of, and expenses incurred by the depositary and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, and subject to the terms and conditions of the deposit agreement, the clearing procedures of the registrar for the ordinary shares, our Articles of Association, and the provisions of or governing the deposited securities and other applicable laws, the depositary will deliver the shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if permitted by German law.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs held through DRS. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the deposited securities. Otherwise, you will not be able to exercise your right to vote unless you withdraw the ordinary shares. However, you may receive notice of the general meeting without sufficient time to effect withdrawal of your ordinary shares. The voting rights of holders of ordinary shares are described in “Description of Share Capital.”

As promptly as practicable after receipt from us of any voting materials, the depositary will mail you a notice that (1) contains such information as is contained in the voting materials and (2) explain how you may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs as you direct or you will be deemed to have directed. For instructions to be valid, the depositary must receive them on or before the date specified by the depositary in this regard. The depositary will endeavor, as far as practical, subject to any applicable laws and the provisions of our articles of association and the provisions of or governing the deposited securities, to vote or cause to be voted the ordinary shares or other deposited securities underlying your ADSs as you instruct.

If the depositary (i) does not timely receive voting instructions from you or (ii) timely receives voting instructions from you but such voting instructions fail to specify the manner in which the depositary is to vote the deposited securities represented by your ADSs, the depositary shall deem you to have instructed the depositary to give a discretionary proxy to the custodian to vote such deposited securities in accordance with our recommendation.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions or for the effect of such vote. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your ordinary shares are not voted as you requested.

Upon your request, provided you have not previously given voting instructions to the depositary, and subject to compliance with any reasonable regulations the depositary may establish (which may include the deposit or blocking of transfers of yours ADRs), the depositary will endeavor to provide you or your designee with the documentation necessary to attend a shareholders’ meeting.

Fees and Expenses

The depositary will charge any party to whom ADRs are issued, or who surrenders ADRs, a fee of $5.00 per 100 ADSs (or portion thereof) issued or surrendered pursuant to the deposit agreement. Persons to whom ADRs are issued, or persons who surrender ADSs in exchange for deposited securities, will be charged a fee of $5.00 for each 100 ADSs, or any portion thereof, issued or surrendered. In addition, ADR holders will pay taxes and other governmental charges, registration fees, and cable, telex and facsimile transmission and delivery expenses, and customary and other expenses incurred by the depositary in connection with its obligations and duties under the deposit agreement, including conversion of foreign currency, compliance with foreign exchange regulations, and distributions.

We will pay such other fees, charges and expenses of the depositary as may be agreed in writing from time to time between us and the depositary. We and the depositary may amend such written agreements from time to time.

The depositary has agreed with us to reimburse us for a portion of certain expenses incurred in connection with the establishment and maintenance of the ADR program and to provide us with assistance in relation to our investor relations program, the training of staff and certain other matters. Further, the depositary has agreed to share with us certain fees payable to the depositary by holders of ADSs.

Neither the depositary nor we can determine the exact amount to be made available to us because (i) the number of ADSs that will be issued and outstanding, (ii) the level of service fees to be charged to holders of ADSs and (iii) our reimbursable expenses related to the program are not known at this time.

Depositary fees payable upon the issuance and cancellation of ADSs are generally paid to the depositary by the brokers receiving newly issued ADSs from the depositary and by the brokers delivering the ADSs to the depositary for cancellation.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities underlying your ADSs. The depositary may refuse to issue ADSs, deliver ADRs, register the transfer, split up or combination of ADRs, or allow you to deposit shares or withdraw the deposited securities underlying your ADSs until such taxes or other charges, including any applicable interest and penalty, are paid. The depositary may withhold or deduct from any dividends or distributions, or sell deposited securities underlying your ADSs, to pay any taxes, including interest and penalty owed, and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, officers, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any tax benefit obtained for you.

Reclassifications, Recapitalizations and Mergers

If we:

•	change the notional of our ordinary shares;

•	reclassify, split up, cancel or consolidate any of the deposited securities; or

•	recapitalize, reorganize, merge, consolidate or sell assets

Then:

•	the securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities; or

•	the depositary may with our approval, and will if we ask it to, subject to its receipt of an opinion that such action is in accordance with applicable law and regulation, (i) deliver additional ADSs or ask you to surrender your outstanding ADSs in exchange for new ADSs identifying the new deposited securities; or (ii) sell any securities or property received at public or private sale and allocate the net proceeds of such sale for the account of holders of ADSs on an averaged or other practicable basis without regard to any distinctions among holders and distribute the net proceeds as cash; subject in all cases to the fees, charges and expenses of the depositary and taxes and governmental charges withheld.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary in connection with foreign exchange control regulations, delivery and other similar expenses, or materially prejudices a substantial existing right of ADR holders, it will not become effective for outstanding ADRs until 30 days after the depositary notifies ADR holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADRs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. An amendment can become effective before notice is given if necessary to ensure compliance with a new law, rule or regulation.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 60 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have decided to remove the depositary, and we have not appointed a new depositary within 60 days. In either case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADSs upon payment of any fees, charges, taxes or other governmental charges. After expiration of six months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the net proceeds it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the net proceeds and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Books of Depositary

The depositary will maintain ADS holder records at its office or at the offices of any registrar for the ADRs that may be appointed by the depositary. You may inspect such records at such office at all reasonable times but solely for the purpose of communicating with other holders in the interest of business matters of our company or relating to the ADRs or the deposit agreement.

The depositary or a registrar will maintain facilities in New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

These facilities may be closed from time to time if such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement, or at our reasonable request.

Limitations on Obligations and Liability

Limits on our obligations and the obligations of the depositary; limits on liability to holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary, including its agents:

•	assume no obligation, and are not subject to any liability, except to take the actions specifically set forth in the deposit agreement without gross negligence and in good faith;

•	are not liable if either of us is prevented, forbidden or delayed by, or is subject to any civil or criminal penalty on account of, performing our obligations under the deposit agreement, by reason of requirements of any present or future law, regulation, governmental or regulatory authority or stock exchange of any applicable jurisdiction, any present or future provisions of our articles of association, , any provisions of any securities including the deposited securities, or any act of God, war or other circumstances beyond our respective control as set forth in the deposit agreement;

•	are not liable if either of us exercises or fails to exercise discretion permitted under the deposit agreement, the provisions of or governing the deposited securities or our articles of association;

•	have no obligation to appear in, prosecute or defend a lawsuit or other proceeding related to the deposited securities or ADSs which in our or the depositary’s opinion may involve us or it in expense or liability, unless satisfactory indemnity against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required;

•	may rely upon any documents we believe to be genuine and to have been signed or presented by the proper person;

•	disclaim any liability for any action/inaction in reliance on the advice or information of legal counsel, accountants, any person presenting shares for deposit, holders and beneficial owners (or authorized representatives) of ADRs, or any person believed in good faith to be competent to give such advice or information;

•	disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADSs; and

•	disclaim any liability for any indirect, special, punitive or consequential damages.

The depositary and any of its agents also disclaim any liability for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote, provided that any such action or omission is in good faith and in accordance with the terms of the deposit agreement, or any failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, or for any tax consequences that may result from ownership of ADSs, ordinary shares or deposited securities.

In the deposit agreement, we have agreed to indemnify the depositary under certain circumstances.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer, split-up or combination of an ADR, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

•	payment of share transfer or other taxes or other governmental charges and transfer or registration fees charged with respect to such transaction and payment of the applicable fees, expenses and charges of the depositary;

•	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with any applicable laws and regulations and such reasonable regulations as the depositary may establish, from time to time, consistent with the deposit agreement.

The depositary may also suspend the issuance and delivery of ADSs, the deposit of ordinary shares, the registration or transfer of ADSs or the withdrawal of deposited securities generally when the register of the depositary or our company is closed or at any time if the depositary in good faith deems such action to be necessary or advisable.

Your Right to Receive the Ordinary Shares Underlying Your ADSs

You have the right to cancel your ADSs and withdraw the underlying shares at any time except when there are temporary delays caused by the following: (1) the closing of the depositary’s or our transfer books; (2) the transfer of shares is blocked to permit voting at a general meeting or payment of dividends; (3) when you or other ADS holders seeking to withdraw ordinary shares owe money to pay fees, taxes and similar charges; or (4) when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

Your right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before its receipt of ordinary shares. This is called a pre-release of the ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs, even if the ADSs are cancelled before the pre-release transaction has been closed out. A pre-release transaction is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release transaction. The depositary may pre-release ADSs or ordinary shares only under the following conditions: (a) before or at the time of the pre-release, the person to whom the pre-release is being made (1) represents to the depositary in writing that it or its customer owns the ordinary shares to be deposited or ADSs to be cancelled , (2) indicates the depositary as owner of such ordinary shares or ADSs in its records and holds such ordinary shares or ADSs in trust for the depositary until the pre-release transaction is closed out, (3) unconditionally guarantees to deliver such ordinary shares or ADSs to the depositary or the custodian as the case may be; and (4) agrees to any additional restrictions or requirements that the depositary deems appropriate; (b) the pre-release is fully collateralized with cash, U.S. government securities or other collateral that the depositary considers appropriate; (c) the depositary must be able to close out the pre-release on not more than five business days’ notice; and (d) each pre-release is subject to such further indemnities and credit regulations as the depositary deems appropriate. In addition, the depositary will limit the number of ADSs and ordinary shares involved in such pre-release transactions at any one time to 15 percent of the ADSs outstanding (excluding pre-released ADSs) and shall limit each such pre-release transaction to a period of 20 business days, although the depositary may disregard such limits from time to time, if it thinks it is reasonably appropriate to do so, provided it notifies us in each case where it exceeds such limits. We have the right to suspend the depositary’s right to exceed such limits; however the depositary may disregard such suspension if such limits are exceeded by reason of events beyond its control due to (i) a decrease in the aggregate number of ADSs outstanding that causes existing pre-release transactions to exceed the limits stated above or (ii) temporary market liquidity issues resulting in a person to whom a pre-release was made requiring a reasonable amount of time to acquire ordinary shares to close out such pre-release.

Requests for Information from Holders

Each holder and beneficial owner of ADRs agrees to (a) provide such information as we or the depositary may request pursuant to applicable law, our articles of association, any resolutions of our management board or supervisory board adopted pursuant to the articles of association, the requirements of any markets or exchanges upon which the ordinary shares, ADSs or ADRs are listed or traded, or any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred, (b) be bound by applicable German law, our articles of association and the requirements of any markets or exchanges upon which the ADSs, ADRs or ordinary shares are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or ordinary shares may be transferred, to the same extent as if such holder and beneficial owner held ordinary shares directly, (c) comply with all applicable provisions of German law, the rules and requirements of Xetra and any other stock exchange on which the ordinary shares are, or will be registered, traded or listed and our articles of association regarding any such holder’s or beneficial owner’s interest in ordinary shares (ordinary shares represented by ADSs) and (d) furnish us with any such notification made in accordance with the foregoing and to comply with requests made by us pursuant to the laws of Germany, the rules and requirements of Xetra and any other stock exchange on which the ordinary shares are, or will be, registered, traded or listed, and our articles of association, whether or not the person to whom such request is made is a holder and/or beneficial owner of ADSs at the time of such request. The failure by a holder or beneficial owner of ADSs to provide any required notification on a timely basis may result in withholding of certain rights, including voting and dividend rights, in respect of the ordinary shares underlying such ADSs.

Our Right to Equalize Rights of ADS Holders and Shareholders

If we notify any holder or beneficial owner of ADSs that it has taken any action which, if taken by a holder of ordinary shares, would be contrary to German law or our articles of association, and such activity has not ceased, we may request in writing that such holder or beneficial owner withdraw the ordinary shares or other deposited securities underlying its ADSs, subject to the relevant provisions of the deposit agreement, any applicable law, regulation, requirements of any market or stock exchange upon which the ADSs, ADRs or ordinary shares are listed or traded and our articles of association and the rights of transfer or cancellation of any ADR. If a holder or beneficial owner does not or cannot effect such a withdrawal, we have the right to take such actions against such holder or beneficial owner as we deem necessary in order to equalize the rights and obligations of such holder or beneficial owner with the rights and obligations that such holder or beneficial owner would have under German law if it were a holder of ordinary shares.

The Depositary

Who is the Depositary?

The depositary is Deutsche Bank Trust Company Americas. The depositary is a state-chartered New York banking corporation and a member of the United States Federal Reserve System, subject to regulation and supervision principally by the United States Federal Reserve Board and the New York State Banking Department. The depositary was incorporated on March 5, 1903 in the State of New York. The registered office of the depositary is located at 60 Wall Street, New York, NY 10005, U.S.A. and the registered number is BR1026. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, U.S.A. The depositary operates under the laws and jurisdiction of the State of New York.

OTCQX International Listing of ADSs

Our ADSs trade over-the-counter on the OTCQX International tier of the Pink OTC Markets Inc. electronic quotation system.

PRICE HISTORY OF ORDINARY SHARES
AND AMERICAN DEPOSITARY SHARES; DIVIDEND POLICY

Infineon Ordinary Shares

The principal trading market for Infineon’s ordinary shares is the Frankfurt Stock Exchange, where Infineon ordinary shares trade under the trading symbol “IFX”. Options on the shares trade on the German options exchange (Eurex Deutschland) and other exchanges. All of Infineon’s shares are in registered form. The following table sets forth the annual high and low closing sale prices for the ordinary shares of Infineon on the Frankfurt Stock Exchange as reported by Xetra for the fiscal years ended September 30, 2004 through 2008.

Fiscal Years Ended
September 30,	High	Low

2008	€11.95	€3.66
2007	13.44	9.25
2006	9.95	7.60
2005	9.00	6.43
2004	13.65	7.80

The following table sets forth the high and low closing sale prices for the ordinary shares of Infineon on the Frankfurt Stock Exchange as reported by Xetra for each quarter in the 2008 and 2007 fiscal years.

	Fiscal Year Ended
	September 30, 2008
Quarters Ended	High	Low

December 31, 2007	€11.95	€7.62
March 31, 2008	8.13	4.08
June 30, 2008	7.11	4.57
September 30, 2008	6.25	3.66

	Fiscal Year Ended
	September 30, 2007
Quarters Ended	High	Low

December 31, 2006	€10.68	€9.25
March 31, 2007	12.27	10.66
June 30, 2007	12.81	10.88
September 30, 2007	13.44	10.70

The high and low closing sales prices for the ordinary shares of Infineon as reported by the Frankfurt Stock Exchange for the quarter ended December 31, 2008 were €4.11 and €0.65, for the quarter ended March 31, 2009 were €1.19 and €0.39, respectively, and for the quarter ended June 30, 2009 were €2.70 and €0.85, respectively.

The following table sets forth the high and low closing sale prices for the ordinary shares of Infineon on the Frankfurt Stock Exchange as reported by Xetra for each of the last six months.

Months Ended	High	Low

June 30, 2009	€2.70	€2.19
May 31, 2009	2.60	1.93
April 30, 2009	2.02	0.85
March 31, 2009	0.93	0.39
February 28, 2009	0.85	0.47
January 31, 2009	1.19	0.63

On July 15, 2009, the closing price of Infineon ordinary shares on the Frankfurt Stock Exchange was €3.13.

Infineon ADSs

Infineon ADSs, each representing one share, were listed on the New York Stock Exchange and traded under the symbol “IFX” until April 24, 2009, the date on which the voluntary delisting of Infineon ADSs took effect. Infineon’s ADSs are currently traded through a “Level I” American depositary receipt facility on the OTCQX International over-the-counter market, under the symbol “IFNNY”. The depositary for the ADSs is Deutsche Bank Trust Company Americas.

The following table sets forth the annual high and low closing sale prices for the ADSs of Infineon as reported by the New York Stock Exchange for the fiscal years ended September 30, 2004 through 2008.

Fiscal Years Ended
September 30,	High	Low

2008	$17.13	$5.24
2007	18.68	11.77
2006	12.68	8.95
2005	11.74	8.40
2004	15.87	9.39

The following table sets forth the high and low closing sale prices for the ADSs of Infineon as reported by the New York Stock Exchange for each quarter in the 2008 and 2007 fiscal years.

	Fiscal Year Ended September 30, 2008
Quarters Ended	High	Low

December 31, 2007	$17.13	$11.29
March 31, 2008	11.87	6.34
June 30, 2008	10.96	7.20
September 30, 2008	8.99	5.24

	Fiscal Year Ended
	September 30, 2007
Quarters Ended	High	Low

December 31, 2006	$14.03	$11.77
March 31, 2007	16.26	13.94
June 30, 2007	17.28	14.75
September 30, 2007	18.68	14.36

The high and low closing sales prices for the ADSs of Infineon as reported by the New York Stock Exchange or OTCQX International, as applicable, for the quarter ended December 31, 2008 were $5.74 and $0.88, respectively; for the quarter ended March 31, 2009 were $1.61 and $0.46, respectively; and for the quarter ended June 30, 2009 were $3.75 and $1.11, respectively.

The following table sets forth the high and low sale prices for the ADSs of Infineon as reported by the New York Stock Exchange or OTCQX International, as the case may be, for each of the last six months.

Months Ended	High	Low

June 30, 2009	$3.75	$3.00
May 31, 2009	3.49	2.64
April 30, 2009	2.56	1.11
March 31, 2009	1.24	0.46
February 28, 2009	1.09	0.58
January 31, 2009	1.61	0.77

On July 15, 2009, the closing price per Infineon ADSs on the OTCQX International was $4.40, and the high and low sales prices were $4.41 and $4.24.

Dividend Policy

Under the German Stock Corporation Act (Aktiengesetz), the amount of dividends available for distribution to shareholders is based on the level of earnings (Bilanzgewinn) of the ultimate parent, as determined in accordance with HGB, the German Commercial Code. All dividends must be approved by the shareholders. Infineon’s general meeting held in February 2009 did not authorize a dividend in respect of the 2008 fiscal year. No earnings were available for distribution as a dividend for the 2008 fiscal year, since Infineon on a stand-alone basis as the ultimate parent incurred a cumulative loss (Bilanzverlust) as of September 30, 2008. Subject to market conditions, we intend to retain future earnings for investment in the development and expansion of our business.

DESCRIPTION OF THE OFFERING

General Information

We are offering up to 337,000,000 ordinary shares, in the form of ordinary shares or ADSs, in a rights offering to our ordinary shareholders and ADS holders. If all these shares are issued, they will represent approximately a 44.9 percent increase in the number of our ordinary shares (including ordinary shares represented by ADSs).

If you are a holder of ADSs on July 17, 2009, which is the ADS record date, you will receive one ADS right for each whole ADS you hold on that date. Nine ADS rights will entitle you to purchase four new ADSs at a subscription price of $2.99 per ADS and an estimated subscription payment of $3.29 per ADS, payable as described below. ADS rights may be exercised only in integral multiples of the subscription ratio. Fractional ADSs will not be issued and will be rounded down to the nearest whole ADS. ADS rights will not be assignable or transferable. The depositary will send to each registered holder of ADSs on the record date a certificate evidencing ADS rights, together with a letter of instructions for exercising ADS rights.

If you are a holder of ordinary shares on July 17, 2009, which is the share record date, you will receive one ordinary share right for each ordinary share you hold on that date. Nine ordinary share rights will entitle you to purchase four new ordinary shares at a subscription price of €2.15 per ordinary share. Ordinary share rights may be exercised only in integral multiples of the subscription ratio. Ordinary share rights will be assignable and transferable, but we will not initiate trading of the ordinary share rights on the Frankfurt Stock Exchange, the OTCQX International market, or any other market or stock exchange.

Ordinary shareholders and ADS holders generally will be treated alike in the rights offering, except that:

•	The timing of certain actions and periods will differ for holders of ADS rights and holders of ordinary share rights. In particular, the last date for exercise and payment is earlier for holders of ADS rights and the delivery of the new ADSs is later. Additionally, an ordinary shareholder will have two days after July 29, 2009, the date on which we intend to release our financial results for the three-month and nine-month periods ended June 30, 2009, during which it may revoke its exercise of its ordinary share rights. An ADS holder, however, will only have the period from the release of our quarterly financial results on or about July 29, 2009 until 5:00 p.m. (New York City time) on July 30, 2009 during which to revoke (but not otherwise modify) the exercise of its ADS rights.

•	Holders of ordinary share rights must pay the subscription price in Euro, while holders of ADS rights must pay an estimated ADS subscription payment in U.S. dollars under an arrangement with the depositary. The estimated ADS subscription payment includes an allowance for potential fluctuations between the Euro and the U.S. dollar, conversion expenses and the payment of ADS issuance fees of the depositary.

•	ADS rights are not transferable whereas ordinary share rights may be transferred.

Offering to Holders of ADSs

Summary Timetable

The summary timetable below lists some important dates relating to the ADS rights offering:

ADS record date — date for determining holders of ADSs receiving ADS rights	July 17, 2009
ADS rights offering commencement date — beginning of period during which ADS rights holders can subscribe for new ADSs	July 20, 2009
ADS rights certificates and letter of instructions sent to ADS holders on or about	July 21, 2009
Release of our financial statements for the three-month and nine-month periods ended June 30, 2009 (available at www.infineon.com and www.sec.gov) (prior to market open, Frankfurt time)	July 29, 2009
Commencement of withdrawal period during which exercises of ADS rights may be revoked	July 29, 2009
ADS rights expiration date – end of period during which ADS rights holders can subscribe for new ADSs (5:00 p.m. New York City time). Please note that your broker, bank or other intermediary may impose an earlier date by which instructions must be received from you
July 29, 2009
End of withdrawal period during which exercises of ADS rights may be revoked (5:00 p.m. New York City time)	July 30, 2009
New ordinary shares expected to be deposited with the custodian on or about	August 7, 2009
ADRs evidencing new ADSs expected to be delivered as soon as practicable after	August 7, 2009
Trading of new ADSs expected to begin over-the-counter on the OTCQX International market immediately upon delivery of the ADRs, as soon as practicable after	August 7, 2009

The following is a summary of the important provisions of the rights agent agreement between us and the depositary pursuant to which you will receive the right to purchase ADSs. For a complete description of the ADS rights offering, you should read the rights agent agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Offering to Holders of ADSs

If you hold ADSs on the ADS record date, you will receive one ADS right for each whole ADS you hold on that date. Nine ADS rights will entitle you to purchase four new ADSs at the subscription price of $2.99 per ADS. However, you must pay the estimated subscription payment of $3.29 per ADS described below under “— ADS Subscription Price.” ADS rights may be exercised only in integral multiples of the subscription ratio. Fractional ADSs will not be issued and will be rounded down to the nearest whole ADS. You will lose the value of any fractional ADSs.

ADS Rights Certificates

The ADS rights of registered holders of ADSs will be evidenced by ADS rights certificates. The ADS rights certificates will initially represent the number of rights corresponding to the number of ADSs registered in the name of the holder to whom such ADS rights certificate is issued, with one ADS right being issued for each whole ADS held. Nine ADS rights will entitle you to purchase four new ADSs. ADS rights may be exercised only in integral multiples of the subscription ratio. Fractional ADSs will not be issued and will be rounded down to the nearest whole ADS. The depositary will mail the ADS rights certificates together with a letter of instructions on or about July 21, 2009 to all registered holders of record of ADSs. You may not transfer your ADS rights either in whole or in part.

ADS Record Date

The record date for determining the holders of ADSs entitled to receive ADS rights is July 17, 2009. Only holders of record of ADSs at the close of business (New York City time) on the ADS record date will be entitled to receive ADS rights.

ADS Rights Exercise Period

ADS rights may be exercised during the period from July 20, 2009 through 5:00 p.m. (New York City time) on July 29, 2009, which is the ADS rights expiration date. If you do not exercise your ADS rights within the ADS rights exercise period, your ADS rights will expire and you will have no further rights.

ADS Subscription Price

The ADS subscription price is $2.99 per ADS, which is the subscription price of €2.15 per ordinary share translated into U.S. dollars at the Federal Reserve Board’s noon buying rate in New York of €1 = $1.3926 on July 10, 2009.

In order to exercise your ADS rights and to subscribe for any additional ADSs, you must pay the estimated ADS subscription payment of $3.29 per ADS, which is the ordinary share subscription price of $2.99, plus an additional 10 percent, which represents an allowance for potential fluctuations in the exchange rate between the Euro and the U.S. dollar, conversion expenses and the payment of ADS issuance fees of the depositary. You must make the estimated ADS subscription payment in U.S. dollars. You will bear the risk of exchange rate fluctuations between the U.S. dollar and the Euro relating to you exercise of ADS rights.

The depositary will make the conversion from U.S. dollars into Euro to pay the subscription price for new ordinary shares underlying the ADSs to which you are entitled to subscribe on or about July 30, 2009 at any commercially reasonable rate. If there is any excess in U.S. dollars as a result of this conversion, after deducting expenses and ADS issuance fees, the depositary will refund the amount of any excess in U.S. dollars as soon as practicable to the subscriber without interest, provided that such excess amount is at least $20.00.

The depositary will deduct from each subscribing holder’s estimated ADS subscription payment the amount of ADS issuance fees payable to the depositary in respect of new ADSs being subscribed and conversion expenses. The ADS issuance fees are $0.05 per new ADS issued.

If your payment is, for any reason, including due to currency exchange rate fluctuations, insufficient to pay the actual ordinary share subscription price in Euro plus ADS issuance fees and conversion expenses in respect of the number of new ADSs you are subscribing for and are allocated, the depositary will subscribe on your behalf for only the number of whole ADSs that can be subscribed for with the amount you have paid, and will refund to you as soon as practicable the excess amount without interest, provided that such excess amount is at least $20.00.

Procedure for Exercising ADS Rights; Revocation of Exercise

We intend to release our financial results for the three-month and nine-month periods ended June 30, 2009 on or about July 29, 2009. Our financial results will be available at www.infineon.com before the Frankfurt Stock Exchange opens for trading on that date, and will be filed with the SEC on that date on a Report on Form 6-K.

The exercise of ADS rights is irrevocable and may not be cancelled or modified, except that the exercise of ADS rights may be revoked in full (but not otherwise modified) after the release of our quarterly financial results on or about July 29, 2009 until 5.00 p.m. New York City time on July 30, 2009. To properly revoke the exercise of your ADS rights, you must send a revocation form that includes your broker name, broker number, “VOI” number, the number of ADS rights you exercised, the number of ADSs you hold and the amount of the subscription price you paid to the depositary. Your revocation notice must be sent by fax to the depositary to +1-718-234-5001, and must be received by the time stated above.

The conversion of your estimated subscription price from U.S. dollars into Euros may have taken place prior to you revoking the exercise of your ADS rights. You will bear the risk of any currency exchange loss and currency exchange expenses incurred in connection with any conversion of Euros into U.S. dollars that may be required in order to refund to you your estimated subscription payment following your revocation.

Subscription by DTC Participants.  If you hold ADSs through The Depository Trust Company (“DTC”), you can exercise your ADS rights by delivering completed subscription instructions for new ADSs through DTC’s PSOP Function on the “agent subscriptions over PTS” procedure and instructing DTC to charge your applicable DTC account for the estimated ADS subscription payment for the new

ADSs and to deliver such amount to the depositary. DTC must receive the subscription instructions and the estimated ADS subscription payment for the new ADSs by the ADS rights expiration date or earlier, as DTC may require. If your ADSs are held through DTC but you are not a DTC participant, you should contact your bank, broker or other intermediary for instructions on how to exercise your rights (See “— Subscription by Beneficial Owners”).

Subscription by Registered ADS Holders.  If you are a registered holder of ADSs, you can exercise your ADS rights by delivering to the depositary a properly completed ADS rights certificate and paying in full the estimated ADS subscription payment for the new ADSs. You may make such payment by certified check, bank draft drawn upon a U.S. bank, or money order payable to “American Stock Transfer and Trust Company,” as agent for the depositary.

The properly completed ADS rights certificate and payment should be delivered to:

By mail or overnight courier:	By hand:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219 Phone: Toll-free (877) 248-6417 (718) 921-8317	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 59 Maiden Lane New York, NY 10038

For additional information, contact the depositary by telephone at:
+1-877-248-6417 or +1-718-921-8317

The depositary must receive the ADS rights certificates and ADS subscription payment on or before the ADS rights expiration date. Deposit in the mail will not constitute delivery to the depositary. The depositary has discretion to refuse to accept any improperly completed or unexecuted ADS rights certificate. Please note that your broker, bank or other intermediary may impose an earlier date by which instructions must be received from you. Please see the ADS rights certificate for additional instructions.

Subscription by Beneficial Owners.  If you are a beneficial owner of ADSs and wish to subscribe for new ADSs but are neither a registered holder of ADSs nor a DTC participant, you should timely contact the securities intermediary through which you hold ADS rights to arrange for their exercise and to arrange for payment of the estimated ADS subscription payment in U.S. dollars. Please note that your broker, bank or other intermediary may impose an earlier date by which instructions must be received from you prior to the depositary’s deadline of 5:00 p.m. New York City time on July 29, 2009.

The depositary will determine all questions about the timeliness, validity, form and eligibility of any exercise of ADS rights. The depositary, in its sole discretion, may waive any defect or irregularity, or permit you to correct a defect or irregularity within the time it determines. ADS rights certificates will not be considered received or accepted until the depositary has waived all irregularities or you have cured them in time. Neither we nor the depositary have to notify you of any defect or irregularity in submitting ADS rights certificates. We and the depositary will not incur any liability for failing to do so.

You will elect the method of delivering ADS rights certificates and making the subscription payment to the depositary, and you will bear any risk associated with it. If you send ADS rights certificates or payments by mail, you should use registered mail, properly insured, with return receipt requested, and allow sufficient time to ensure delivery to the depositary and clearance of payment before the appropriate time.

Non-transferability of ADS Rights

ADS rights are not transferable, and any purported transfer of ADS rights will be null and void.

ADS Issuance Fee

Subscribing holders will be charged an ADS issuance fee of $0.05 per new ADS issued, payable to the depositary. The depositary will deduct the ADS issuance fee from the estimated ADS subscription payment in respect of each subscription.

Delivery of ADRs

The depositary will execute and deliver ADRs evidencing new ADSs purchased pursuant to the ADS rights offering as soon as practicable after the receipt of the ordinary shares by the depositary’s custodian, which is expected to be on or about August 7, 2009. New ADSs will rank equally in all respects with existing ADSs.

Offering to Holders of Ordinary Shares

Summary Timetable

The timetable below lists some important dates relating to the ordinary share rights offering:

Ordinary share record date — date for determining holders of ordinary shares receiving ordinary share rights	July 17, 2009
Ordinary share rights commencement date — beginning of period during which share rights holders can subscribe for new ordinary shares	July 20, 2009
Release of our financial statements for the three-month and nine-month periods ended June 30, 2009 (available at www.infineon.com and www.sec.gov)	July 29, 2009
Commencement of withdrawal period during which exercises of ordinary share rights may be revoked	July 29, 2009
End of withdrawal period during which exercises of ordinary shares rights may be revoked (5:00 p.m. Frankfurt time)	July 31, 2009
Ordinary share rights expiration date — end of period during which ordinary share rights holders can subscribe for new ordinary shares, 11:59 p.m. (Frankfurt time)	August 3, 2009
Placement of ordinary shares with the backstop investor, if applicable	August 4, 2009
Registration of the capital increase relating to the ordinary shares subscribed for in the rights offering in the Commercial Register	August 6, 2009
Listing of new ordinary shares on the Frankfurt Stock Exchange	August 7, 2009
Delivery of new ordinary shares to ordinary shareholders	August 7, 2009

Rights Offering to Holders of Ordinary Shares

If you hold ordinary shares on the share record date, you will receive one ordinary share right for each ordinary share you hold on the share record date. Nine ordinary share rights will entitle you to purchase four new ordinary shares at a subscription price of €2.15 per ordinary share. Ordinary share rights may be exercised only in integral multiples of the subscription ratio. You will receive only a whole number of ordinary shares if you exercise your share rights, and we will not issue any fractional new ordinary shares.

Ordinary Share Rights

Ordinary share rights will not be evidenced by rights certificates. We will not initiate trading of the ordinary share rights on the Frankfurt Stock Exchange, the OTCQX International market, or any other market or stock exchange. Accordingly, ordinary share rights cannot be traded on a regulated market of a stock exchange. Ordinary share rights are transferable, however, and may be traded over the counter. Starting on July 20, 2009, our existing ordinary shares will be traded on the Frankfurt Stock Exchange without subscription rights.

Share Record Date

The record date for the determination of ordinary shareholders entitled to receive ordinary share rights is July 17, 2009. Only ordinary shareholders of record at the close of business (Frankfurt time) on the share record date will be entitled to receive ordinary share rights.

Share Rights Exercise Period

Share rights may be exercised during the period from July 20, 2009 through 11:59 p.m. (Frankfurt time) on August 3, 2009. Following the share rights expiration date, the ordinary share rights will expire and ordinary shareholders will have no rights.

Ordinary Share Subscription Price

The ordinary share subscription price for new ordinary shares purchased upon the exercise of ordinary share rights is €2.15 per ordinary share.

Procedure for Exercising Ordinary Share Rights

We intend to release our financial results for the three-month and nine-month periods ended June 30, 2009 on or about July 29, 2009. Our financial results will be available at www.infineon.com before the Frankfurt Stock Exchange opens for trading on that date, and will be filed with the SEC on that date on a Report on Form 6-K.

The exercise of ordinary share rights is irrevocable and may not be cancelled or modified, except that ordinary share rights may be revoked within two days after the release of our quarterly financial results on or about July 29, 2009. If you decide to revoke your exercise of ordinary share rights, your instructions must be received by one of the German branches of Deutsche Bank AG (Frankfurt, Germany) no later than 5 p.m. (Frankfurt time) on July 31, 2009. You may exercise your ordinary share rights by delivering to your broker or custodian a properly completed subscription form and full payment of the ordinary share subscription price for the new ordinary shares being purchased.

If you or your custodian fails to exercise your ordinary share rights by 11:59 p.m. on August 3, 2009, your rights will lapse and you will have no further rights.

If you hold the ordinary shares through a custodian in Germany, please consult with your custodian as to the method of instruction and payment if you wish to exercise your rights. You will elect the method of delivering the application for subscription and paying the subscription price, and you will bear any risk associated with it.

We will determine all questions about the timeliness, validity, form and eligibility of exercising the rights. Our determinations will be final and binding. We may decide to waive a defect or irregularity in subscriptions for new ordinary shares, or permit you to correct a defect or irregularity within the time we determine. Instructions will not be considered, received or accepted until we have waived all irregularities or you have cured them in time. Neither we nor the custodian has to notify you of any defect or irregularity in submitting instructions. Neither we nor the custodian will incur any liability for failing to do so.

Purchase and Sale of Ordinary Share Rights

You may exercise or sell or transfer your ordinary share rights to others. We will not initiate trading of the ordinary share rights on the Frankfurt Stock Exchange or any other stock exchange. Ordinary share rights are transferable, however, and may be traded over the counter.

Delivery of New Ordinary Shares

We intend to issue the new ordinary shares on August 7, 2009. You should receive delivery of the new shares you subscribed for through a credit of the new shares to your securities custody account. You may sell or trade the new shares beginning on August 7, 2009, the date on which the new shares are expected to be listed on the Frankfurt Stock Exchange. New ordinary shares will rank equally in all respects with existing ordinary shares.

Backstop Arrangement

We and Admiral Participations (Luxembourg) S.à r.l. (the “backstop investor”), a subsidiary of a fund managed by Apollo Global Management LLC, have entered into an investment agreement pursuant to which the backstop investor has agreed to acquire all unsubscribed shares in the offering (and the fractional amount of up to €7,562,592, amounting to up to 3,781,296 ordinary shares), up to a maximum number of unsubscribed ordinary shares representing 30 percent minus one share of our share capital following this offering at the subscription price of €2.15 per share. If unsubscribed ordinary shares, together with any ordinary share rights acquired by the backstop investor, represent less than 15 percent of our share capital, the backstop investor has the option, but is not obligated, to purchase the unsubscribed ordinary shares.

The obligation of the backstop investor to acquire any unsubscribed ordinary shares is subject to certain conditions precedent being met or waived by the backstop investor, including, but not limited to, applicable merger clearances and clearance by the German Ministry of Economy and Technology (Bundesministerium für Wirtschaft und Technologie) pursuant to the German Foreign Trade Act (Außenwirtschaftsgesetz). Additional conditions to the backstop investor’s obligation to acquire any unsubscribed shares include the appointment to our supervisory board of one representative of the backstop investor, Mr. Manfred Puffer, by the competent court; the resignation of Mr. Max Dietrich Kley, the current chairman of our supervisory board, as of September 30, 2009; the election of Mr. Manfred Puffer of as chairman of our supervisory board as of October 1, 2009; and the nomination of another representative of the backstop investor, Mr. Gernot Löhr, as a member of our supervisory board to be appointed by the competent court subject to the resignation of the current chairman as member of the supervisory board taking effect.

The backstop investor will have no obligation, but will be entitled, to subscribe for unsubscribed ordinary shares if the total number of unsubscribed shares, together with any ordinary share rights acquired by the backstop investor, represent less than 15 percent of our total share capital. If the backstop investor wishes to subscribe for unsubscribed ordinary shares despite the 15 percent threshold not being met, the backstop investor has to waive this condition on the business day following the end of the subscription period. The backstop investor may declare its unconditional commitment to acquire, other than through the offering and within 30 days following the satisfaction or waiver of the conditions precedent, unsubscribed shares representing 15 percent or more of our share capital. The obligation of the backstop investor to acquire any unsubscribed shares is subject to (a) Mr. Manfred Puffer having been appointed by the competent court to our supervisory board, (b) Mr. Max Dietrich Kley, the current chairman of the supervisory board, having submitted (i) a letter to the backstop investor in which he commits to resign as of September 30, 2009 and (ii) a resignation letter to our management board and the co-chairman of the supervisory board resigning as chairman and supervisory board member as of September 30, 2009, subject to the backstop investor by that date holding at least 15 percent of our share capital, or as of October 15, 2009, if the backstop investor holds at least such percentage only by such date, in each case evidenced by a corresponding notice to us according to Section 21 (1) German Securities Trading Act, (c) Mr. Manfred Puffer having been elected as chairman of the supervisory board as of October 1, 2009 subject to the resignation of the current chairman taking effect, and (d) the nomination committee of the supervisory board having nominated Mr. Gernot Löhr as member of the supervisory board to be appointed by the competent court subject to the resignation of the current chairman as member of the supervisory board taking effect.

Until the applicable merger clearances and/or clearance by the German Ministry of Economy and Technology pursuant to the German Foreign Trade Act are received, the backstop investor will only be allowed to acquire or subscribe for unsubscribed ordinary shares representing 25 percent minus one share of our share capital. Once the applicable clearances have been obtained, the backstop investor may, at its sole discretion, also subscribe for the remaining unsubscribed ordinary shares in excess of 25 percent up to a maximum of 30 percent minus one share of our share capital.

If the backstop investor does not acquire any shares for any reason, we are required to pay the backstop investor a lump sum of €21 million. If the backstop investor acquires unsubscribed shares representing 25 percent or less of our share capital, we are required to pay the backstop investor an amount equal to the sum of (i) €5.5 million plus (ii) an amount of €0.057 per share by which the unsubscribed shares purchased by the backstop investor fall short of 25 percent plus one share of our share capital.

The backstop investor reserves the right to terminate its agreement with us to acquire unsubscribed shares. The circumstances under which it may terminate the agreement include, but are not limited to, our failure to provide a legal opinion and the non-occurrence of the other conditions precedent. The backstop investor can also terminate the agreement if the capital increase relating to the unsubscribed shares has not been registered with the Commercial Register within twelve business days after application by us for such registration. In these cases, the backstop investor may, by written notice to us, withdraw from the backstop arrangement. To the extent that it has not yet been exercised, such right of withdrawal will lapse upon registration of the unsubscribed shares to be acquired by the backstop investor in the commercial register.

For as long as the backstop investor holds at least 15 percent of our share capital, it will be entitled to propose two individuals to be elected to our supervisory board, and for as long as the backstop investor holds at least 10 percent of our share capital, the backstop investor will be entitled to propose one individual to be elected to our supervisory board.

Provided that the backstop investor acquires at least 15 percent of our share capital, the backstop investor undertakes not to sell, transfer, pledge, encumber or otherwise dispose of (including the granting of any option over or the creation of any form of trust relationship in respect of) any acquired shares, not to enter into any agreement or transaction in respect of any voting rights or other rights attached to acquired shares, or enter into any transaction (including derivative transactions) and not to carry out any other action that would be the economic equivalent of any of the above for a period of 12 months following the date of acquisition of our shares, without the consent of our management board. This undertaking does not apply to the sale and/or transfer (i) of acquired shares to its affiliates, (ii) of up to 10 percent of the acquired shares to co-investors until October 31, 2009, (iii) of acquired shares in connection with a mandatory public takeover offer of a third party under the German Act on the Acquisition of Securities and on Takeovers, (iv) of acquired shares in connection with a voluntary public takeover offer of a third party under the German Act on the Acquisition of Securities and on Takeovers, (v) of acquired shares in connection with a merger or other business combination of us with a third party, (vi) of acquired shares in connection with a share buy-back by us, and (vii) of acquired shares in such quantity to be able to self-fund (net of transaction fees and expenses) the issuance price resulting from the exercise of subscription rights in connection with a rights offering for our shares. The backstop investor will consult with our management board before transferring any acquired shares in connection with any public takeover offer. Subject to the condition that the backstop investor acquires a stake of at least 15 percent of our share capital, the backstop investor undertakes that, for the entire term of the lock-up agreement with us, its acquired shares will be booked in a blocked security deposit.

The backstop investor’s obligation with regard to the lock-up agreement will automatically terminate if one of the following events occurs during the period of 12 months following the date of acquisition of our shares: (i) at any time a person other than a person proposed by the backstop investor becomes the chairman of our supervisory board, (ii) Mr. Gernot Löhr is not appointed as member of our supervisory board by the competent court within 10 business days after the date on which such filing had to be made, or (iii) at any time less than two persons proposed by the backstop investor are not members of our supervisory board, provided that, in each case, the situation has not been remedied within 30 days after the later of the occurrence of the relevant event or receipt by us from the backstop investor of a nomination of alternative eligible backstop investor’s nominee(s). The backstop investor’s obligation with regard to the lock-up agreement will also automatically terminate if any of the following occurs: (i) the reduction of the maximum number of supervisory board members from sixteen to twelve persons has not become effective by the date of the next ordinary shareholders’ meeting relating to the 2009 fiscal year; or (ii) all governmental or regulatory clearances which are required for the backstop investor to acquire unsubscribed shares representing a maximum of 30 percent minus one share of our share capital have not been granted by October 1, 2009.

During the backstop investor lock-up period, we will not, directly or indirectly, solicit, initiate, encourage or assist any third party in the acquisition of a stake of 10 percent or more of our share capital.

Dilution

Our net book value (total assets less total liabilities and minority interests) amounted to €1,648 million as of June 30, 2009 (based on the unaudited financial statements prepared in accordance with IFRS as of and for the nine months ended June 30, 2009, or €2.20 per share (calculated on the basis of 749,742,085 ordinary shares outstanding as of June 30, 2009).

After the completion of the offering, our ordinary share capital will increase by up to €674 million from €1,499 million to up to €2,173 million through the issue of up to 337,000,000 ordinary shares (including shares underlying ADSs) against cash contributions as part of this offering, and at a subscription price of €2.15 per ordinary share and after deduction of the estimated issuance expenses of approximately €50 million and without having regard to the effects of the conversion of the New Convertible Notes due 2014, our net book value had we received the net proceeds on June 30, 2009 would amount to €2,322 million, or €2.14 per share (calculated on the basis of 1,086,742,085 ordinary shares outstanding after completion of the offering). This would correspond to a direct decrease in our net book value by €0.06 (3 percent) per ordinary share for the existing shareholders not participating in the offering, and a direct dilution of €0.01 (less than 1 percent) per share of the purchasers of the shares offered.

After the completion of the offering and considering the effects of full conversion of the New Convertible Notes due 2014, our net book value had we received the net proceeds on June 30, 2009 would amount to €2,465 million, or €2.12 per share (calculated on the basis of 1,161,684,614 ordinary shares outstanding after completion of the offering). This would correspond to a direct decrease in our net book value by €0.08 (4 percent) per share for the existing shareholders not participating in the offering, and a direct dilution of approximately €0.03 (1 percent) per share for the purchasers of the ordinary shares offered.

TAXATION

United States Taxation

The following is a summary of the material United States federal tax consequences of the receipt, ownership and disposition of the ordinary share rights and ADS rights (each, respectively, the “subscription rights”), new ordinary shares, and new ADSs. This summary is limited to U.S. Holders (as defined below) who will be beneficial owners of the subscription rights, new ordinary shares or new ADSs and who hold their subscription rights, new ordinary shares or new ADSs as capital assets. This description does not purport to be a description of all of the possible tax considerations that may be relevant to a U.S. Holder of subscription rights, new ordinary shares or new ADSs. In particular, this summary does not address tax considerations applicable to U.S. Holders that own or will own (directly or indirectly) 10 percent or more of our voting stock, nor does this summary discuss all of the tax considerations that may be relevant to certain types of U.S. Holders subject to special treatment under the United States federal income tax laws, such as banks, insurance companies, investors liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, tax-exempt entities, dealers in securities or currencies, persons that will hold the subscription rights, new ordinary shares, or new ADSs as part of a straddle, hedging transaction or conversion transaction for United States federal income tax purposes, and U.S. Holders whose functional currency is not the U.S. dollar.

This summary is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, as well as on the income tax treaty between Germany and the United States (the “Treaty”), all as currently in effect and all subject to change at any time, possibly with retroactive effect, or to different interpretation. There can be no assurance that the U.S. Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described in this summary, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the United States federal tax consequences of the receipt, ownership or disposition of the subscription rights, new ordinary shares or new ADSs. In addition, this discussion is based in part upon the representations of the depositary and the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms.

The following summary of United States federal tax consequences is for general information only and is not intended to constitute a complete analysis of all United States tax consequences which could be relevant to U.S. Holders relating to their receipt, ownership and disposition of the subscription rights, new ordinary shares or new ADSs pursuant to the rights offering. U.S. Holders should consult their tax advisers as to the particular tax consequences to them of owning the subscription rights, and new ordinary shares or new ADSs, including the applicability and effect of state, local, foreign and other tax laws and possible changes in tax law.

U.S. Holder

As used herein, the term “U.S. Holder” means a beneficial owner of the subscription rights, new ordinary shares or new ADSs that is for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for United States federal income tax purposes, formed or organized under the laws of the United States or any state thereof or the District of Columbia; or

•	an estate or trust, the income of which is subject to United States federal income tax regardless of its source.

The tax consequences to a partner in a partnership holding the subscription rights, new ordinary shares or new ADSs will generally depend on the status of the partner and the activities of the partnership. Partnerships and their partners should consult their tax advisers about the specific tax consequences to them of the receipt, ownership and disposition of the subscription rights, new ordinary shares and new ADSs.

Ownership of New ADSs

In general, for United States federal income tax purposes and for purposes of the Treaty, U.S. Holders of new ADSs will be treated as the owners of new ordinary shares represented by those new ADSs.

Exchanges of new ordinary shares for new ADSs, and new ADSs for new ordinary shares, generally will not be subject to United States federal income tax.

A U.S. Holder’s tax basis in any new ordinary share or new ADS acquired by an exchange as discussed in the previous sentence will be the same as the U.S. Holder’s tax basis in the new ordinary share or new ADS surrendered, and the holding period of the new ordinary share or new ADS acquired will include the holding period of the new ordinary share or new ADS surrendered.

Issuance of Subscription Rights

A U.S. Holder will not recognize taxable income for United States federal income tax purposes upon the receipt of the subscription rights in the rights offering.

The basis and holding period of the subscription rights will be determined by reference to a U.S. Holder’s existing ordinary shares. If the fair market value of the subscription rights on the date of distribution is less than 15 percent of the fair market value on that date of the existing ordinary shares held by the U.S. Holder with respect to which those subscription rights were issued, then the tax basis of the subscription rights will be zero, unless the U.S. Holder affirmatively elects to allocate the tax basis in its existing ordinary shares between those existing ordinary shares and the subscription rights in proportion to the relative fair market value of each on that date. This election (which is irrevocable once made) must be made on the U.S. Holder’s tax return for the taxable year in which the subscription rights are received, and will apply to all the subscription rights received by the U.S. Holder pursuant to the rights offering. If, however, the fair market value of the subscription rights on the date of distribution is at least 15 percent of the fair market value of the U.S. Holder’s existing ordinary shares on that date, then the U.S. Holder must allocate the tax basis of its existing ordinary shares between the subscription rights and those existing ordinary shares in proportion to their relative fair market values on that date. The holding period of the subscription rights issued to a U.S. Holder will include the holding period of the existing ordinary shares held by that U.S. Holder with respect to which the subscription rights were issued.

Purchase, Sale or Exchange of Ordinary Share Rights

A U.S. Holder that purchases an ordinary share right will have a tax basis in that ordinary share right equal to the cost of acquiring the ordinary share right, which is generally the U.S. dollar cost of the ordinary share right. A U.S. Holder’s holding period with respect to an ordinary share right it purchases will commence on the day after the acquisition of the ordinary share right.

A U.S. Holder will recognize taxable gain or loss upon a sale or exchange of the ordinary share right prior to the exercise thereof in an amount equal to the difference between the amount received therefor and the U.S. Holder’s tax basis in the ordinary share right. This gain or loss will be long-term capital gain or loss if the U.S. Holders’ holding period for the ordinary share right, as discussed above, is more than one year at the time of the sale or exchange of the ordinary share right. The deductibility of capital losses is subject to limitations.

Gain or loss recognized by a U.S. Holder on a sale or exchange of an ordinary share right generally will be U.S. source for foreign tax credit purposes. A U.S. Holder that receives foreign currency upon the sale or exchange of an ordinary share right generally will realize an amount equal to the U.S. dollar value of the foreign currency on the date of sale. A U.S. Holder will have a tax basis in the foreign currency received equal to the U.S. dollar amount realized. Any gain or loss realized by a U.S. Holder on a subsequent conversion or other disposition of foreign currency will be ordinary income or loss, and will generally be U.S.-source income or loss for foreign tax credit purposes.

Expiration of Subscription Rights

A U.S. Holder that allows the subscription rights received in the rights offering to expire will not recognize any gain or loss, and no portion of the tax basis of the existing ordinary shares owned by such U.S. Holder with respect to which such subscription rights were received will be allocated to the unexercised subscription rights.

A U.S. Holder that purchases a subscription right and allows that subscription right to expire without selling or exercising the subscription right will recognize upon that expiration a short-term capital loss equal to that U.S. Holder’s tax basis in the subscription right. That loss will generally be U.S.-source for foreign tax credit purposes.

Purchase of New Ordinary Shares and New ADSs

The exercise of a subscription right by a U.S. Holder generally will not be a taxable transaction for United States federal income tax purposes. The basis of each new ordinary share or new ADS acquired upon exercise of a subscription right by a U.S. Holder will be equal to the sum of the subscription price paid for the new ordinary share or new ADS by that U.S. Holder and the U.S. Holder’s tax basis, if any, in the subscription right exercised. The holding period of the new ordinary share or new ADS acquired upon exercise of a subscription right by a U.S. Holder will begin on the date of the exercise of that subscription right.

Taxation of Dividends

For United States federal income tax purposes, the gross amount of cash distributions (including the amount of foreign taxes, if any, withheld therefrom) paid out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes) will be includible in a U.S. Holder’s gross income as dividend income on the date of receipt. Dividends paid by us will be treated as foreign source income and will not be eligible for the dividends received deduction generally allowed to corporate shareholders under United States federal income tax law. Distributions in excess of our earnings and profits will be treated, for United States federal income tax purposes, first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in the new ordinary shares or new ADSs, and thereafter as capital gain. The amount of any dividend paid in a non-United States currency will be equal to the U.S. dollar value of the non-United States currency on the date of receipt, regardless of whether the U.S. Holder converts the payment into U.S. dollars. A U.S. Holder will have a tax basis in the non-United States currency distributed equal to such U.S. dollar amount. Gain or loss, if any, recognized by the U.S. Holder on the sale or disposition of the non-United States currency will generally be U.S.-source ordinary income or loss.

Dividend income is generally taxed as ordinary income. However, a maximum United States federal income tax rate of 15 percent will apply to “qualified dividend income” received by individuals (as well as certain trusts and estates) in taxable years beginning before January 1, 2011, provided that certain holding period requirements are met. “Qualified dividend income” includes dividends paid on shares of United States corporations as well as dividends paid on shares of “qualified foreign corporations” if, among other things: (i) the shares of the foreign corporation are readily tradable on an established securities market in the United States; or (ii) the foreign corporation is eligible with respect to substantially all of its income for the benefits of a comprehensive income tax treaty with the United States which contains an exchange of information program (a “qualifying treaty”). We believe we are currently eligible for the benefits of the Treaty, and the IRS has determined that the Treaty is satisfactory for this purpose. Accordingly, we believe that dividends paid by us with respect to the new ordinary shares and new ADSs should constitute “qualified dividend income” for United States federal income tax purposes, provided that the holding period requirements are satisfied and none of the other special exceptions applies.

For U.S. federal income tax purposes, U.S. Holders will be treated as having received the amount of German taxes withheld by us, and as then having paid over the withheld taxes to the German taxing authorities. As a result of this rule, the amount of dividend income included in gross income for U.S. federal income tax purposes by a U.S. Holder with respect to a payment of dividends may be greater than the amount of cash actually received (or receivable) by the U.S. Holder from us with respect to the payment.

Any foreign tax withheld from a distribution will generally be treated as a foreign income tax that a U.S. Holder may elect to deduct in computing its United States federal taxable income or, subject to certain complex conditions and limitations which must be determined on an individual basis by each U.S. Holder, credit against its United States federal income tax liability. U.S. Holders that are eligible for benefits under the Treaty will not be entitled to a foreign tax credit for the amount of any German taxes withheld in excess of the 15% maximum rate, and with respect to which the holder can obtain a refund from the German taxing authorities. The limitations include, among others, rules that may limit foreign tax credits allowable with respect to specific categories of income to the United States federal income taxes otherwise payable with respect to each such category of income. Dividends distributed by us will generally constitute “passive category income,” but could, in the case of certain U.S. Holders, constitute “general category income” for foreign tax credit purposes.

Sale or Other Taxable Disposition of the New Ordinary Shares and New ADSs

A U.S. Holder generally will recognize capital gain or loss for United States federal income tax purposes upon the sale or other taxable disposition of new ordinary shares or new ADSs in an amount equal to the difference between the amount realized (i.e. amount of cash and the fair market value of the property received in exchange for the new ordinary shares or new ADSs) and the U.S. Holder’s adjusted tax basis in the new ordinary shares or new ADSs. That capital gain or loss will be long-term capital gain or loss if the U.S. Holder held the new ordinary shares or new ADSs for more than one year at the time of the sale or other taxable disposition. However, regardless of a U.S. Holder’s actual holding period, any loss may be treated as long-term capital loss to the extent that the U.S. Holder receives a dividend that qualifies for the reduced rate described above under “Taxation of Dividends”, and exceeds 10 percent of the U.S. Holder’s basis in its new ordinary shares or new ADSs. Under current law, the maximum long-term capital gains rate for a non-corporate U.S. Holder generally is 15 percent with respect to capital gains realized in tax years beginning before January 1, 2011. That capital gain or loss generally will be treated as income or loss from U.S. sources. The amount realized on a sale or other disposition of a new ADS or new ordinary share for an amount in foreign currency will be the U.S. dollar value of this amount on the date of sale or other disposition. On the settlement date, the U.S. Holder will recognize U.S. source foreign currency gain or loss (taxable as ordinary income or loss) equal to the difference (if any) between the U.S. dollar value of the amount received based on the exchange rates in effect on the date of sale or other disposition and the settlement date. However, in the case of new ADSs or new ordinary shares traded on an established securities market that are sold by a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects), the amount realized will be based on the exchange rate in effect on the settlement date for the sale, and no exchange gain or loss will be recognized at that time.

U.S. Information Reporting and Backup Withholding

Dividends paid in respect of new ordinary shares or new ADSs, and payments of the proceeds of a sale, exchange, redemption or other disposition of new ordinary shares or new ADSs, paid within the United States or through certain U.S.-related financial intermediaries are subject to information reporting and may be subject to backup withholding unless the U.S. Holder (i) is a corporation or other exempt recipient or (ii) provides a taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. Holders that are not U.S. persons generally are not subject to information reporting or backup withholding. However, such a holder may be required to provide a certification to establish its non-U.S. status in connection with payments received within the United States or through certain U.S.-related financial intermediaries (generally an IRS Form W-8BEN). Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability. A U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for a refund with the IRS and furnishing any required information.

U.S. Gift and Estate Taxes

An individual U.S. Holder generally will be subject to the United States gift and estate taxes with respect to the subscription rights, new ordinary shares or new ADSs in the same manner and to the same extent as with respect to other types of personal property.

German Taxation

The following is a brief summary discussion of the material German tax consequences of the receipt, ownership and disposition of the subscription rights, new ordinary shares, and new ADSs. This summary is limited to U.S. Holders as defined in the “Taxation — United States Taxation — U.S. Holder” who are not resident in Germany for income tax purposes and who do not hold new ordinary shares and new ADSs as business assets of a permanent establishment or fixed base in Germany or as part of business assets for which a permanent representative in Germany has been appointed. The discussion does not purport to be a comprehensive description of all the tax considerations that may be relevant to a U.S. Holder of subscription rights, new ordinary shares or new ADSs. In particular, this summary does not address tax considerations applicable to certain types of U.S. Holders that may be subject to special treatment under the German tax laws, such as companies of the finance or insurance sector.

This summary is based on the tax laws of Germany, all as currently in effect and all subject to change at any time, possibly with retroactive effect, or to different interpretation. There can be no assurance that the German tax authorities will not challenge one or more of the tax consequences described in this summary. In addition, this discussion is based in part upon the representations of the depositary and the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms.

The following summary of German tax consequences is for general information only and is not intended to constitute a complete analysis of all German tax consequences which could be relevant to U.S. Holders relating to their receipt, ownership and disposition of the subscription rights, new ordinary shares or new ADSs pursuant to the rights offering. U.S. Holders should consult their tax advisers as to the particular tax consequences to them of owning the subscription rights, and new ordinary shares or new ADSs, including the applicability and effect of state, local, non-German and other tax laws and possible changes in tax law, and as to the procedure which needs to be observed in the event of a possible reduction or refund of German withholding taxes.

General

The issuance, the expiration or the exercise of subscription rights by a U.S. Holder generally will not be regarded as taxable transactions for German tax purposes. U.S. Holders may become subject to German taxation in connection with the holding of new ordinary shares and new ADSs (taxation of dividend income), the sale of new ordinary shares, new ADSs and subscription rights (taxation of capital gains) and the gratuitous transfer of new ordinary shares, new ADSs and subscription rights (inheritance and gift tax).

Taxation of Dividends

Generally, we must withhold and remit to the German tax authorities a withholding tax in the amount of 25 percent on dividends we distribute plus solidarity surcharge of 5.5 percent on the amount of the withholding tax (a total of 26.375 percent). The basis for the withholding tax is the dividend approved for distribution by our general shareholders’ meeting.

Withholding tax is, in principle, withheld regardless of whether and, if so, to what extent the shareholder must report the dividend for tax purposes and regardless of whether or not the shareholder is a resident of Germany.

Pursuant to most German tax treaties, including the Treaty (as defined in “Taxation — United States Taxation — Taxation of Dividends”), the German withholding tax may not exceed 15 percent of the dividends received by shareholders who are eligible for treaty benefits. The difference between the withholding tax including solidarity surcharge that was levied and the maximum rate of withholding tax permitted by the Treaty is refunded to the U.S. Holder upon application. A further reduction applies pursuant to the Treaty if the shareholder is a company which is eligible for Treaty benefits and holds a stake of 10 percent or more of our voting stock.

In the case of dividends received by corporations that are subject to limited taxation in Germany and do not have their registered office or place of management in Germany, two-fifths of the withholding tax withheld and remitted to the tax authorities can be refunded, without providing evidence that all conditions giving rise to a refund under the applicable tax treaty be satisfied and without prejudice to any further reduction tax treaties may provide (subject to the fulfillment of the “substance test”, see below).

In case of dividends received by a company not resident (for tax purposes) in Germany (the “foreign company”) any reduction (by way of waiver or refund) of German withholding tax requires that the foreign company meets a “substance test” pursuant to the German anti-treaty shopping rules. According to this test, the foreign company is not entitled to the refund if and to the extent (i) its shareholders would not have been entitled to those benefits if they had received the dividends directly and (ii) either (x) there is no business or other non-tax reason for the interposition of the foreign company or (y) the foreign company does not have adequate economic substance to engage in its commercial activities or (z) the foreign company does not generate more than 10 percent of its gross income from own business activities. Certain exemptions apply if the foreign company qualifies as foreign investment vehicle comparable to a German regulated investment stock corporation or is a foreign stock corporation the shares of which are regularly traded at a stock exchange.

According to the legislative proposal of the Steuerhinterziehungsbekämpfungsgesetz aiming to combat harmful tax practices and tax evasion a reduction of withholding tax may become subject to additional disclosure requirements. The new rules should, however, not apply to a U.S. Holder directly holding our shares.

Withholding Tax Refund for U.S. Holders

U.S. Holders who are eligible for treaty benefits under the Treaty are entitled to claim a refund of the portion of the otherwise applicable 25 percent German withholding tax and 5.5 percent solidarity surcharge on dividends that exceeds the applicable Treaty rate (generally 15 percent).

Individual claims for refunds may be made on a special form, which must be filed with the German Federal Tax Office (Bundeszentralamt für Steuern, An der Küppe 1, D-53225 Bonn, Germany) within four years from the end of the calendar year in which the dividend is received. Copies of the required forms may be obtained from the German tax authorities at the same address or from the Embassy of the Federal Republic of Germany, 4645 Reservoir Road, NW, Washington D.C. 20007-1998. As part of the individual refund claim, a U.S. Holder must submit to the German tax authorities the original withholding certificate (or a certified copy thereof) issued by the paying agent documenting the tax withheld and an official certification of United States tax residency on IRS Form 6166. IRS Form 6166 generally may be obtained by filing a properly completed IRS Form 8802 with the Internal Revenue Service, P.O. Box 71052, Philadelphia, PA 19176-6052. Requests for certification must include the U.S. Holder’s name, social security number or employer identification number, the type of U.S. tax return filed, the tax period for which the certification is requested and a user fee of US$35. An online payment option is also available. The Internal Revenue Service will send the certification on IRS Form 6166 to the U.S. Holder who then must submit the certification with the claim for refund.

Under a simplified refund procedure based on electronic data exchange (Datenträgerverfahren) a broker which is registered as a participant in the electronic data exchange procedure with the Bundeszentralamt für Steuern may file an electronic collective refund claim on behalf of all of the U.S. Holders for whom it holds new ordinary shares or new ADSs in custody. The electronic application must include the name, address and U.S. tax identification number of the relevant U.S Holder, as well as the security identification number for the relevant security, the day of the distribution, the gross dividend amount, the amount of tax withheld and the amount of the refund. Unlike an individual refund claim, a collective refund claim transmitted by electronic data exchange need generally not include official certifications on IRS Form 6166 or original bank vouchers (or certified copies thereof) documenting the tax withheld. The transmitted data may be used by the German tax authorities for administrative exchange of information between Germany and the United States. The refund is assessed against and paid to the broker, which will then pay the refund to the U.S. Holder for whom it is acting. The Bundeszentralamt für Steuern is entitled to review the U.S. Holder’s eligibility for a refund of withholding tax under the Treaty. In the event of a review, the broker must establish the entitlement of its clients to tax refunds by submitting to the Bundeszentralamt für Steuern in particular the official certifications on IRS Form 6166 of the last-filed U.S. federal income tax returns and the original bank vouchers (or certified copies thereof) issued by the paying entity documenting the tax withheld. Please note that the former collective procedure for shares or ADSs kept in custody with the Depository Trust Company in New York or one of its participating banks is no longer applicable.

Taxation of Capital Gains

Capital gains from the disposition of new ordinary shares, new ADSs and subscription rights realized by a U.S. Holder will be subject to the 25 percent withholding tax (plus 5.5 percent solidarity surcharge thereon) if the U.S. Holder is subject to limited German taxation on the capital gains pursuant to the German Income Tax Act and if there is a German disbursing agent. The capital gains realized by U.S. Holders (within the restricted meaning as described above) are subject to limited taxation in Germany if the U.S. Holder selling the new ordinary shares, new ADSs or Subscription Rights or, in the case of a gratuitous transfer, any of such U.S. Holder’s legal predecessors held, directly or indirectly, at least 1 percent of our registered share capital at any time during the five years preceding the sale. A German disbursing agent is a German financial institution, German financial services provider, German branch of a foreign financial institution or foreign financial services provider, German brokerage or the German investment bank that acts as the custodian for or administers the shares and distributes the dividends on them) that has custody of or administers the new ordinary shares or new ADSs or that sells the new ordinary shares or new ADSs and disburses or credits shareholders for their capital gains. The amount of tax withheld is generally based on the difference between the proceeds from the sale, after deducting expenses that stand in direct relation to the sale, and the book value or acquisition costs (as the case may be) of the new ordinary shares, new ADS or subscription rights.

If the U.S. Holder is subject to limited taxation in Germany (see above) and there is no German disbursing agent (see also above), German tax assessment procedures may become applicable to the U.S. Holder. If in this case the U.S. Holder is a corporation only 5 percent of the gains are subject to corporate income tax plus solidarity surcharge (however in relation to subscription rights such gain may be fully subject to corporate income tax and solidarity surcharge); if the U.S. Holder is an individual 60 percent of the capital gains are taxable. Notwithstanding the foregoing, some of the tax treaties executed with Germany (including the Treaty) provide for an exemption from German taxes in these cases.

Inheritance and Gift Tax

Under German domestic law, the transfer of new ordinary shares or new ADSs by a U.S. Holder will be subject to German inheritance or gift tax on a transfer by reason of death or as a gift if:

(a) the decedent, donor, heir, beneficiary or other transferee maintained his or her residence or a habitual abode in Germany or had its place of management or registered office in Germany at the time of the transfer, or is a German citizen who has spent no more than five consecutive years outside Germany without maintaining a residence in Germany (special rules apply to certain former German citizens who neither maintain a residence nor have their habitual abode in Germany),

(b) at the time of the transfer the new ordinary shares or new ADSs are held by the decedent or donor as part of business assets for which a permanent establishment is maintained in Germany or for which a permanent representative in Germany has been appointed, or

(c) the decedent or donor, either individually or collectively with related parties, held, directly or indirectly, at least 10 percent of our registered share capital at the time of the transfer.

The few presently existing German treaties for the avoidance of double taxation regarding inheritance and gift tax (e.g. the Estate Tax Treaty with the United States) usually provide that German inheritance or gift tax may only be imposed in cases (a) and (b) above. In light of the restricted meaning of “U.S. Holder” for purposes of this section, German inheritance and gift tax may in general only be levied under the conditions of case (a) above.

Other Taxes

There are no transfer, stamp or similar taxes which would apply to the sale or transfer of the new ordinary shares, new ADSs or subscription rights in Germany. Net worth tax is no longer levied in Germany.

PLAN OF DISTRIBUTION

Credit Suisse Securities (Europe) Limited, Deutsche Bank AG, Merrill Lynch International (together, the “joint bookrunners”), and Citigroup Global Markets Limited (together with the joint bookrunners, the “joint lead managers” or the “underwriters”) have agreed to (i) offer the ordinary shares to our shareholders, with the exception of a fractional amount of up to €7,562,592, amounting to up to 3,781,296 ordinary shares, which was excluded from the statutory subscription rights of the shareholders, at a ratio of 9:4 (that is, nine existing ordinary shares will have the right to subscribe to four new ordinary shares) by way of indirect subscription rights, (ii) subscribe for the ordinary shares for which subscription rights have been exercised or have been placed in offering described below and (iii) to allot to our shareholders the shares subscribed in accordance with the exercise of their subscription rights after the consummation of the offering. Any ordinary shares not subscribed in this offering will be offered to the backstop investor by way of a private placement for acquisition or subscription at the subscription price subject to the terms and conditions of the backstop arrangements. See “Description of the Offering — Backstop Arrangements.”

The underwriters reserve the right to terminate the underwriting agreement or extend the completion of the offering upon the occurrence of certain circumstances. These circumstances include, but are not limited to, (i) our failure to provide certain legal opinions, (ii) amendment, withdrawal or termination of the investment agreement between us and the backstop investor, and (iii) the non-occurrence of other conditions precedent. In the event of a termination of the underwriting agreement, the rights offering will not take place, other than in relation to subscription rights that have been validly exercised prior to termination. The underwriters are further relieved of their obligations if the consummation of the capital increase relating to the new ordinary shares subscribed for by the underwriters in the offering is not registered in the Commercial Register by August 6, 2009 and we and the underwriters fail to reach an agreement on a later deadline.

In the event of a termination of the underwriting agreement prior to the registration of the capital increase in the Commercial Register, the subscription rights will lapse. In the event of a withdrawal from the underwriting agreement after the registration of the capital increase in the Commercial Register, we and the underwriters will decide on a course of action with respect to offering that takes the then-prevailing market conditions into account. Any investors who purchased ordinary share rights would suffer a loss in this case. To the extent the underwriters terminate the underwriting agreement after the consummation of the offering is registered in the Commercial Register, any shareholders who exercised their subscription rights will be able to purchase the ordinary shares at the subscription price.

If the underwriters terminate the underwriting agreement after the offering is completed, which they can do even after delivery and settlement of the subscribed ordinary shares and commencement of trading, the termination would apply only to unsubscribed ordinary shares. Therefore, purchases relating to unsubscribed ordinary shares are conditional. Short sellers bear the risk of not being able to cover their short positions with ordinary shares if they have already made short sales prior to the cancellation of book transfers of the ordinary shares.

We have agreed to pay to the underwriters a commission of two percent of the gross proceeds (or €0.043 per share) as compensation for advising us on the execution of the rights offering and on the stock exchange admission of the new shares, as well as on the structuring, coordination, and implementation of the offering, if the offering is successfully completed and the new shares are admitted to exchange trading. The gross proceeds are calculated for this purpose as the final number of new shares registered pursuant to the offering multiplied by the subscription price of €2.15. The joint bookrunners shall receive 90 percent of the commission amount, which will be split equally among them. The Joint Lead Manager shall receive 5 percent of the commission amount and the selling agent 2.5 percent. We will pay the remaining 2.5 percent at our sole discretion as a discretionary fee to one or more of the underwriters. In addition to the commission, we will pay at our sole discretion to the joint bookrunners a discretionary fee of up to 0.5 percent of the gross proceeds of the offering at the closing date of the offering, resulting in total fees and commissions, including discretionary fees, of up to €0.054 per share.

The address of Credit Suisse Securities (Europe) Limited is One Cabot Square, London E14 4QJ, United Kingdom. The address of Deutsche Bank AG is Große Gallusstr. 10-14, 60311 Frankfurt am Main, Germany. The address of Merrill Lynch International is Merrill Lynch Financial Centre, 2 King Edward Street, London EC1A 1HQ, United Kingdom. The address of Citigroup Global Markets Limited is Citigroup Centre, Canada Square, Canary Wharf London E14 5LB, United Kingdom.

Lock-up Agreement with the Underwriters

We have agreed with the underwriters not to carry out an offering of our shares or other capital measures without prior written consent of the underwriters, which may only be withheld with good cause, for a period to six months following the admission to trading of the ordinary shares subscribed for by the underwriters.

Interests of Participating Parties in the Offering

The underwriters have entered into a contractual relationship with us in connection with the offering and the stock exchange admission of the ordinary shares. Credit Suisse Securities (London) Ltd. has been mandated by us to act as advisory bank with respect to our restructuring, the repurchase of certain nominal amounts of the Convertible Notes due 2010 and the Exchangeable Notes due 2010, and the issuance of the New Convertible Notes due 2014.

The joint bookrunners have advised us on the execution of the offering and on the stock exchange admission of the ordinary shares, as well as on structuring and coordinating the implementation of the offering. If the offering is completed successfully and the shares are admitted to exchange trading, the underwriters will receive a customary commission.

Since the offering mainly serves the purpose of restructuring our balance sheet, remedying a strain on liquidity and strengthening our balance sheet, our existing shareholders, particularly major shareholders, as well as the holders of the exchangeable and convertible notes for which we have issued guarantees in the original aggregate nominal amount of €915 million, have an interest in the consummation of the offering.

We maintain other legal and financial relationships with the underwriters that are customary for the industry. In particular, Credit Suisse acts as lender to us pursuant to a €100 million revolving credit facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Capital Requirements — Credit Facilities.”

The backstop investor has agreed to acquire unsubscribed shares at the subscription price, up to a maximum of 30 percent minus one share of our share capital, subject to the terms and conditions of the investment agreement between us and the backstop investor. If unsubscribed ordinary shares, together with any ordinary share rights acquired by the backstop investor, represent less than 15 percent of our share capital, the backstop investor has the option, but is not obligated, to purchase the unsubscribed ordinary shares. Should the backstop investor fail to purchase any unsubscribed shares in the offering for any reason, we are required to will pay the backstop investor a lump sum of €21 million. If the backstop investor acquires unsubscribed shares representing 25 percent or less of our share capital, we are required to pay the backstop investor an amount equal to the sum of (i) €5.5 million plus (ii) an amount of €0.057 per share by which the unsubscribed shares purchased by the backstop investor falls short of 25 percent plus one share of our share capital.

Backstop Arrangement

See “Description of the Offering — Backstop Arrangement”.

ENFORCEABILITY OF CIVIL LIABILITIES

Infineon is a German stock corporation and a substantial portion of its assets are located outside the United States. In addition, the members of our supervisory and management boards and the experts named herein may be residents of Germany and other jurisdictions other than the United States. As a result, it may be difficult for investors:

•	to obtain jurisdiction over Infineon or our management or supervisory board members in courts in the United States in actions predicated on the civil liability provisions of the U.S. federal securities laws;

•	to enforce against Infineon or our management or supervisory board members judgments obtained in such actions;

•	to obtain judgments against Infineon or our management or supervisory board members in actions in non-U.S. courts predicated solely upon the U.S. federal securities laws; or

•	to enforce against Infineon or our management or supervisory board members in non-U.S. courts judgments of courts in the United States predicated upon the civil liability provisions of the U.S. federal securities laws.

WHERE YOU CAN FIND MORE INFORMATION

Infineon is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We will file or submit quarterly reports on Form 6-K and annual reports on Form 20-F with the Securities and Exchange Commission. As a foreign private issuer, our management and supervisory board members and principal shareholders are exempt from the requirements of Section 16 of the Securities Exchange Act with respect to our shares, including the short swing profit disclosure and recovery provisions of Section 16(b). The materials we file with the Commission may be inspected and copied at the Commission’s Public Reference Room at 100 F. Street, NE, Washington, D.C. 20549. Copies of the materials may be obtained from the Public Reference Room of the Commission at 100 F. Street, NE, Washington, D.C. 20549 at prescribed rates. The public may obtain information on the operation of the Commission’s Public Reference Room by calling the Commission in the United States at 1 800 SEC 0330. The Commission also maintains a web site at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission.

FURTHER INFORMATION

We have filed with the SEC a registration statement on Form F-3 with respect to the securities offered with this prospectus. This prospectus is a part of that Registration statement and it omits some information that is contained in the registration statement. You can access the registration statement together with exhibits on the internet site maintained by the SEC at http://www.sec.gov or inspect these documents at the offices of the SEC in order to obtain that additional information about us and about the securities offered with this prospectus.

VALIDITY OF SECURITIES

The validity of the securities offered hereby will be passed upon by Freshfields Bruckhaus Deringer, Frankfurt, Germany.

EXPERTS

The consolidated financial statements of Infineon Technologies AG and subsidiaries as of September 30, 2007 and 2008 and for each of the years then ended, have been included herein in reliance upon the report of KPMG AG Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

EXPENSES OF THE OFFERING

We estimate that the total expenses of this offering, not including underwriting discounts and commissions, will be up to approximately €31 million. These expenses will be borne by Infineon.

Our estimated expenses for the issuance and distribution of our shares in this offering are as follows:

Amount to
be paid

SEC Registration fee(1)	€40,430
Printing and engraving expenses	400,000
Legal fees and expenses	4,100,000
Accounting fees and expenses	2,300,000
Transfer agent’s fees(2)	50,265
Miscellaneous(3)	24,109,305

Total	€31,000,000

(1)	$56,302.66, translated at an exchange rate of €1 = $1.3926, the Federal Reserve Board’s noon buying rate in New York on July 10, 2009.

(2)	$70,000, translated at an exchange rate of €1 = $1.3926, the Federal Reserve Board’s noon buying rate in New York on July 10, 2009.

(3)	Includes fees potentially payable to the backstop investor. See “Description of the Offering — Backstop Arrangement.”

Infineon Technologies AG and Subsidiaries
Index to Consolidated Financial Statements

Prepared in accordance with IFRS

Report of Independent Registered Public Accounting Firm

The Supervisory Board of Infineon Technologies AG:

We have audited the accompanying consolidated balance sheets of Infineon Technologies AG and subsidiaries (the “Company”) as of September 30, 2008 and 2007, and the related consolidated statements of operations, income and expense recognized in equity, and cash flows for each of the years in the two-year period ended September 30, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the two-year period ended September 30, 2008, in conformity with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board and in conformity with IFRS as adopted by the European Union.

As discussed in Note 1 to the consolidated financial statements, the Company has changed its basis of accounting to IFRS with an effective transition date of October 1, 2006. Consequently, the Company’s consolidated financial statements for 2007 and 2008 referred to above have been restated to conform with IFRS. Prior to adoption of IFRS, the Company prepared financial statements in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for purposes of its U.S. Securities and Exchange Commission reporting.

Munich, Germany
May 15, 2009

KPMG AG
Wirtschaftsprüfungsgesellschaft

Infineon Technologies AG and Subsidiaries
Consolidated Statements of Operations
For the years ended September 30, 2007 and 2008
(in millions, except for share data)

	Notes	2007	2008	2008
		(€ millions)	(€ millions)	($ millions)

Revenue		4,074	4,321	6,084
Cost of goods sold		(2,716)	(2,843)	(4,003)

Gross profit		1,358	1,478	2,081

Research and development expenses		(743)	(694)	(977)
Selling, general and administrative expenses		(504)	(565)	(796)
Other operating income	9	38	120	169
Other operating expense	9	(57)	(366)	(515)

Operating income (loss)		92	(27)	(38)

Financial income	11	107	58	82
Financial expense	12	(243)	(182)	(257)
Income from investments accounted for using the equity method, net	21	—	4	6

Loss from continuing operations before income taxes		(44)	(147)	(207)

Income tax benefit (expense)	13	1	(41)	(58)

Loss from continuing operations		(43)	(188)	(265)

Loss from discontinued operations, net of income taxes	6	(327)	(3,559)	(5,011)

Net loss		(370)	(3,747)	(5,276)

Attributable to:
Minority interests		(23)	(812)	(1,143)
Shareholders of Infineon Technologies AG		(347)	(2,935)	(4,133)
Basic and diluted loss per share from continuing operations	14	(0.08)	(0.33)	(0.46)

Basic and diluted loss per share from discontinued operations	14	(0.38)	(3.58)	(5.04)

Basic and diluted loss per share	14	(0.46)	(3.91)	(5.50)

See accompanying notes to the consolidated financial statements.

Infineon Technologies AG and Subsidiaries
Consolidated Balance Sheets
September 30, 2007 and 2008

	Notes	2007	2008	2008
		(€ millions)	(€ millions)	($ millions)

Assets:
Current assets:
Cash and cash equivalents		1,809	749	1,055
Available-for-sale financial assets	15	417	134	189
Trade and other receivables	16	1,138	799	1,125
Inventories	17	1,206	665	936
Income tax receivable		56	29	41
Other current financial assets	18	78	19	27
Other current assets	19	203	124	174
Assets classified as held for disposal	6	303	2,129	2,998

Total current assets		5,210	4,648	6,545

Property, plant and equipment	20	3,645	1,310	1,845
Goodwill and other intangible assets	24	334	443	624
Investments accounted for using the equity method	21	627	20	28
Deferred tax assets	13	588	400	563
Other financial assets	22	162	133	187
Other assets	23	33	28	39

Total assets		10,599	6,982	9,831

Liabilities and equity:
Current liabilities:
Short-term debt and current maturities of long-term debt	29	336	207	291
Trade and other payables	25	1,347	506	712
Current provisions	26	533	424	597
Income tax payable		97	87	123
Other current financial liabilities	27	78	63	89
Other current liabilities	28	333	263	370
Liabilities associated with assets classified as held for disposal	6	129	2,123	2,989

Total current liabilities		2,853	3,673	5,171

Long-term debt	29	1,227	963	1,356
Pension plans and similar commitments	37	63	43	61
Deferred tax liabilities	13	81	19	27
Long-term provisions	26	44	27	38
Other financial liabilities	30	134	20	28
Other liabilities	31	193	76	107

Total liabilities		4,595	4,821	6,788

Equity
Shareholders’ equity:	32
Ordinary share capital		1,499	1,499	2,111
Additional paid-in capital		6,002	6,008	8,459
Accumulated deficit		(2,328)	(5,252)	(7,395)
Other components of equity		(129)	(164)	(231)

Total equity attributable to shareholders of Infineon Technologies AG		5,044	2,091	2,944

Minority interests		960	70	99

Total equity		6,004	2,161	3,043

Total liabilities and equity		10,599	6,982	9,831

See accompanying notes to the consolidated financial statements.

Infineon Technologies AG and Subsidiaries
Consolidated Statements of Income and Expense recognized in Equity
For the years ended September 30, 2007 and 2008
(in millions of Euro)

	2007	2008	2008
	(€ millions)	(€ millions)	($ millions)

Net loss	(370)	(3,747)	(5,276)

Currency translation effects	(124)	(47)	(66)
Actuarial gains and losses on pension plans and similar commitments	116	12	17
Net change in fair value of available-for-sale financial assets	(11)	5	7
Net change in fair value of cash flow hedges	2	(2)	(3)

Net loss recognized directly in equity, net of tax	(17)	(32)	(45)

Total income and expense recognized in equity	(387)	(3,779)	(5,321)

Attributable to:
Minority interests	(40)	(820)	(1,155)
Shareholders of Infineon Technologies AG	(347)	(2,959)	(4,166)

See accompanying notes to the consolidated financial statements.

Infineon Technologies AG and Subsidiaries
Consolidated Statements of Cash Flows
For the years ended September 30, 2007 and 2008

	2007	2008	2008
	(€ millions)	(€ millions)	($ millions)

Net loss	(370)	(3,747)	(5,276)
Less: net loss from discontinued operations	327	3,559	5,011

Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	632	571	804
Provision for (recovery of) doubtful accounts	(13)	3	4
Losses (gains) on sales of current available-for-sale financial assets	(7)	1	1
Losses (gains) on sales of businesses and interests in subsidiaries	(19)	(80)	(112)
Losses (gains) on disposals of property, plant, and equipment	(8)	10	14
Income from investments accounted for using the equity method	—	(4)	(6)
Impairment charges	42	137	193
Stock-based compensation	12	5	7
Deferred income taxes	(30)	19	27
Changes in operating assets and liabilities:
Trade and other receivable	(46)	38	54
Inventories	(59)	(47)	(66)
Other current assets	(62)	(9)	(13)
Trade and other payable	(95)	(77)	(108)
Provisions	20	52	73
Other current liabilities	60	99	139
Other assets and liabilities	6	89	125
Interest received	39	39	55
Interest paid	(93)	(62)	(87)
Income tax paid	(80)	(16)	(22)

Net cash provided by operating activities from continuing operations	256	580	817

Net cash provided by (used in) operating activities from discontinued operations	995	(664)	(935)

Net cash provided by (used in) operating activities	1,251	(84)	(118)

Cash flows from investing activities:
Purchases of available-for-sale financial assets	(75)	(574)	(808)
Proceeds from sales of available-for-sale financial assets	341	601	846
Proceeds from sales of businesses and interests in subsidiaries	243	121	170
Business acquisitions, net of cash acquired	(45)	(353)	(497)
Purchases of intangible assets, and other assets	(40)	(158)	(222)
Purchases of property, plant and equipment	(498)	(312)	(439)
Proceeds from sales of property, plant and equipment	26	10	14

Net cash used in investing activities from continuing operations	(48)	(665)	(936)

Net cash used in investing activities from discontinued operations	(869)	3	4

Net cash used in investing activities	(917)	(662)	(932)

Cash flows from financing activities:
Net change in short-term debt	—	(68)	(96)
Net change in related party financial receivables and payables	347	(5)	(7)
Proceeds from issuance of long-term debt	245	149	210
Principal repayments of long-term debt	(744)	(226)	(318)
Change in restricted cash	1	—	—
Proceeds from issuance of ordinary shares	23	—	—
Dividend payments to minority interests	(71)	(80)	(113)
Capital contribution	(15)	—	—

Net cash used in financing activities from continuing operations	(214)	(230)	(324)

Net cash (used in) provided by financing activities from discontinued operations	(311)	343	483

Net cash (used in) provided by financing activities	(525)	113	159

Net increase (decrease) in cash and cash equivalents	(191)	(633)	(891)
Effect of foreign exchange rate changes on cash and cash equivalents	(40)	(6)	(8)
Cash and cash equivalents at beginning of year	2,040	1,809	2,547
Cash and cash equivalents at end of period	1,809	1,170	1,648
Less: Cash and cash equivalents at end of year from discontinued operations	736	421	593

Cash and cash equivalents at end of year from continuing operations	1,073	749	1,055

See accompanying notes to the consolidated financial statements.

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements
Consolidated Changes in Equity
For the years ended September 30, 2007 and 2008

					Foreign	Unrealized	Unrealized	Total Equity
	Issued		Additional		Currency	Gain (Loss)	Gain (Loss) on	Attributable to
	Ordinary shares		Paid-In	Accumulated	Translation	on	Cash Flow	Shareholders	Minority	Total
	Shares	Amount	Capital	Deficit	Adjustment	Securities	Hedge	of Infineon AG	Interests	Equity

Balance as of October 1, 2006	747,609,294	1,495	5,947	(2,095)	—	5	(20)	5,332	764	6,096

Total income and expense recognized in equity	—	—	—	(233)	(106)	(11)	3	(347)	(40)	(387)

Issuance of ordinary shares:

Exercise of stock options	2,119,341	4	15	—	—	—	—	19	—	19

Share-based compensation	—	—	17	—	—	—	—	17	—	17

Deferred compensation, net	—	—	4	—	—	—	—	4	—	4

Other changes in equity	—	—	19	—	—	—	—	19	236	255

Balance as of September 30, 2007	749,728,635	1,499	6,002	(2,328)	(106)	(6)	(17)	5,044	960	6,004

Total income and expense recognized in equity	—	—	—	(2,924)	(36)	3	(2)	(2,959)	(820)	(3,779)

Issuance of ordinary shares:

Exercise of stock options	13,450	—	—	—	—	—	—	—	—	—

Share-based compensation	—	—	8	—	—	—	—	8	—	8

Deferred compensation, net	—	—	—	—	—	—	—	—	—	—

Other changes in equity	—	—	(2)	—	—	—	—	(2)	(70)	(72)

Balance as of September 30, 2008	749,742,085	1,499	6,008	(5,252)	(142)	(3)	(19)	2,091	70	2,161

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

1.	Description of Business and General Information

Description of Business

Infineon Technologies AG and its subsidiaries (collectively, “Infineon” or the “Company”) design, develop, manufacture and market a broad range of semiconductors and complete systems solutions used in a wide variety of microelectronic applications, including computer systems, telecommunications systems, consumer goods, automotive products, industrial automation and control systems, and chip card applications. The Company’s products include standard commodity components, full-custom devices, semi-custom devices and application-specific components for memory, analog, digital and mixed-signal applications. The Company has operations, investments and customers located mainly in Europe, Asia and North America. Effective May 1, 2006, substantially all of the memory products-related assets and liabilities, operations and activities of the Company were contributed to Qimonda AG (“Qimonda”), a stand-alone legal company (the “Formation”). References in these consolidated financial statements to “Infineon Logic” refer to the Company excluding Qimonda.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”) and as adopted by the European Union (“EU”) and additionally with requirements as set forth in section 315a paragraph 1 of the German Commercial Code (“Handelsgesetzbuch” or “HGB”). The fiscal year-end for the Company is September 30.

According to article 4 of Regulation No. 1606/2002 of the European Parliament and the European Council of July 19, 2002, all companies domiciled in an EU member state that issue securities admitted to a regulated market of a member state are required to prepare their consolidated financial statements in accordance with IFRS. The regulation generally requires companies to adopt IFRS with effect from their first fiscal year to commence on or after January 1, 2005, with an exception granted by the EU allowing companies to defer the adoption until 2007 if they already apply internationally accepted accounting standards because their securities are admitted to a stock exchange outside the EU. IFRS require disclosure of prior year figures for comparison purposes. Accordingly, our effective date for the transition from accounting principles generally accepted in the United States of America (“U.S. GAAP”) to IFRS is October 1, 2006.

In addition to the IFRS consolidated financial statements, the Company issued consolidated financial statements under U.S. GAAP for the fiscal year ended as of September 30, 2008 since U.S. GAAP were considered the primary accounting principles for that period. Beginning with the first quarter of the 2009 fiscal year IFRS serves as the Company’s primary accounting principles. Commencing fiscal year 2009 the Company prepares consolidated financial statements exclusively on basis of IFRS.

The board of management of the company approved the consolidated financial statements of the company on December 22, 2008, for submission to the company’s supervisory board. Footnote 41, Operating Segment and Geographic Information, has been restated in accordance with IFRS 8, “Operating Segments”, to reflect changes in the Company’s operating segments and the segment performance measure which became effective on October 1, 2008 as described therein.

All standards and interpretations issued by the IASB and applied by the Company in preparing its consolidated financial statements have been adopted for use in the EU as of the date of application. These consolidated financial statements also comply with IFRS as published by the IASB. For preparation of the consolidated financial statements there are no differences between IFRS as adopted by the EU and IFRS as published by the IASB. IFRS as endorsed by the EU and IFRS as published by the IASB are referred to, collectively, as IFRS in these consolidated financial statements.

All amounts herein are shown in Euro (or “€”) except where otherwise stated. The accompanying consolidated balance sheet as of September 30, 2008, and the consolidated statements of operations and cash flows for the year then ended are also presented in U.S. dollars (“$”), solely for the convenience of the reader, at the rate of €1 = $1.4081, the Federal Reserve noon buying rate on September 30, 2008. The U.S. dollar convenience translation amounts have not been audited.

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

For purposes of preparing the accompanying consolidated financial statements, the Company adopted IFRS for the first time as of October 1, 2006 (the “Transition Date”) and applied IFRS 1, “First-time adoption of International Financial Reporting Standards”.

The Company applied all standards and interpretations issued by the IASB that were effective as of September 30, 2008. In addition, the Company early adopted IFRS 8, “Operating Segments” effective October 1, 2006. IFRS 8 sets out the requirements for the disclosure of information about an entity’s operating segments. IFRS 8 replaces International Accounting Standard (“IAS”) 14, “Segment Reporting”, and aligns segment reporting with the requirements of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) 131, “Disclosures about Segments of an Enterprise and Related Information”, except for some minor differences. IFRS 8 requires an entity to report financial and descriptive information about its reportable segments. Reportable segments are operating segments or aggregations of operating segments that meet specified criteria. Operating segments are components of an entity for which separate financial information is available that is evaluated regularly by the entity’s Chief Operating Decision Maker (“CODM”) in making decisions about how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the same basis as it is used internally for evaluating operating segment performance and deciding how to allocate resources to operating segments. See note 41 for further information on segment results.

Certain amounts in the condensed consolidated financial statements and notes have been reclassified to conform to the current period presentation. Effective October 1, 2008, the Company reorganized its core business into five operating segments: Automotive, Industrial & Multimarket, Chip Card & Security, Wireless Solutions, and Wireline Communications.

2.	Summary of Significant Accounting Policies

The following is a summary of significant accounting policies followed in the preparation of the accompanying consolidated financial statements.

Basis of Consolidation

The Infineon group, including entities held for disposal, consists of the following numbers of entities :

		Investments
		accounted for
	Consolidated	using the
	entities	equity method	Total

September 30, 2007	68	6	74
Additions	6	4	10
Disposals	(1)	(1)	(2)

September 30, 2008	73	9	82

Consolidated Subsidiaries

The accompanying consolidated financial statements include the accounts of Infineon Technologies AG and its subsidiaries that are directly or indirectly controlled on a consolidated basis. Control is the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities and is generally conveyed by ownership of the majority of voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Company controls another entity. Additionally, the Company consolidates special purpose entities (“SPEs”) pursuant to the Standing Interpretations Committee (“SIC”) Interpretation SIC 12, “Consolidation — Special Purpose Entities”, where the substance of the relationship indicates that the Company controls the SPE. The effects of all significant intercompany transactions are eliminated.

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

Equity Method Investments

The Company uses the equity method to account for its investment in Associated Companies and Joint Ventures (as defined below) (collectively, “Equity Method Investments” see note 21):

(a)	Associated Companies

An “Associated Company” is an entity in which the Company has significant influence, but not a controlling interest, over the operating and financial management policy decisions of the entity. Associated Companies are accounted for using the equity method. Significant influence is generally presumed when the Company holds between 20 percent and 50 percent of the voting rights.

(b)	Joint Ventures

A “Joint Venture” is a contractual arrangement whereby two or more parties undertake an economic activity that is subject to joint control. Interests in jointly controlled entities are accounted for using the equity method.

Under the equity method of accounting, the Company’s investments in Associated Companies and joint ventures are initially recorded at cost, and subsequently increased (or decreased) to reflect both the Company’s pro-rata share of the post-acquisition net income (or loss) of the Equity Method Investment and other movements included directly in the Equity Method Investment’s equity. Goodwill arising from the acquisition of an Equity Method Investment is included in its carrying value (net of any accumulated impairment loss). Equity method losses in excess of the Company’s carrying value of the investment in the entity are charged against other assets held by the Company related to the investee. If those assets are written down to zero, a determination is made whether to report additional losses based on the Company’s obligation to fund such losses.

The effects of all significant transactions between the Company and its Equity Method Investments are eliminated to the extent of the Company’s interest in the Equity Method Investments.

When Equity Method Investments’ fiscal year-ends differ by not more than three months from the Company’s fiscal year-end, the Company’s share of the profit or loss of the Equity Method Investment is recorded on a lag.

Gains or losses arising from the issuances of shares by Equity Method Investments, due to changes in the Company’s proportionate share of the value of the issuer’s equity, are recognized in profit and loss.

Other equity investments, in which the Company has an ownership interest of less than 20 percent, are recorded at cost if a fair value cannot be reliably measured.

Reporting and Foreign Currency

The currency of the primary economic environment in which the Company operates, that is its functional currency, is the Euro. The accompanying consolidated financial statements are presented in Euro, which is the Company’s reporting currency.

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the consolidated statements of operations.

The assets and liabilities of foreign subsidiaries with functional currencies other than the Euro are translated using period-end exchange rates. The revenues and expenses of such subsidiaries are translated using average exchange rates during the period in cases where exchange rates do not fluctuate significantly. Exchange differences arising from the translation of assets and liabilities in comparison with the translations reported in the previous periods are included in income and expense recognized in equity and reported as a separate component of equity.

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

The exchange rates of the primary currencies (€1.00 quoted into currencies specified below) used in the preparation of the accompanying consolidated financial statements are as follows:

	Exchange rate		Annual average
	September 28,	September 29,	exchange rate
Currency:	2007	2008	2007	2008

U.S. dollar	1.4180	1.4349	1.3339	1.5052
Japanese yen	163.2900	152.3000	158.7997	161.6773

Segment Reporting

Reporting of operating segments is based on those segments reported internally to the entity’s chief operating decision-maker for purposes of allocating resources and assessing performance. Each of the segments has a segment manager reporting directly to the Company’s Management Board, who has been identified as the relevant CODM (see note 41).

Revenue Recognition

Revenue comprises the fair value of the consideration received or receivable for the sale of goods and services in the ordinary course of the Company’s activities.

Revenue

Revenues from products sold are recognized in accordance with IAS 18, “Revenue”, when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the risks and rewards of ownership have been transferred to the customer, the amount of revenue can be measured reliably, and collection of the related receivable is reasonably assured. The Company records reductions to revenue for estimated product returns and allowances for discounts, volume rebates and price protection, based on historical experience, at the time the related revenue is recognized. In general, returns are permitted only for quality-related reasons within the applicable warranty period. The Company records a provision for warranty costs as a charge to cost of sales, based on historical experience of warranty costs incurred as a percentage of net sales, because the Company’s management believes that this is a reasonable estimate of potential losses to be incurred within the warranty period.

In accordance with business practice in the semiconductor industry, distributors can, in certain cases, apply for price protection. Price protection programs allow distributors to apply for a price protection credit on unsold inventory in the event the Company reduces the standard list price of the products included in such inventory. The authorization of the distributor’s refund remains fully within the control of the Company. The Company calculates the provision for price protection in the same period the related revenue is recorded based on historical price trends and sales rebates, analysis of credit memo data, specific information contained in the price protection agreement, and other factors known at the time. The historical price trend represents the difference between the invoiced price and the standard list price to the distributor. The short outstanding inventory period, the visibility into the standard inventory pricing for standard products, and the long distributor pricing history have enabled the Company to reliably estimate price protection provisions at the end of the period.

In addition, distributors can, in certain cases, also apply for stock rotation and scrap allowances. Allowances for stock rotation returns are accrued based on expected stock rotation as per the contractual agreement. Distributor scrap allowances are accrued based on the contractual agreement and, upon authorization of the claim, reimbursed up to a certain maximum of the average inventory value. In some cases, rebate programs are offered to specific customers or distributors whereby the customer or distributor may apply for a rebate upon achievement of a defined sales volume. Distributors are also partially compensated for commonly defined cooperative advertising on a case-by-case basis.

License Income

License income is recognized when earned and realizable (see note 7). Lump sum payments are generally non-refundable and are deferred where applicable and recognized over the period in which the Company is obliged to provide additional service. In accordance with IAS 18, revenues from contracts with

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

multiple elements are recognized as each element is earned based on the relative fair value of each element and when there are no undelivered elements that are essential to the functionality of the delivered elements and when the amount is not contingent upon delivery of the undelivered elements. Royalties are recognized as earned.

Product-related Expenses and Losses

Shipping and handling costs associated with product sales are included in cost of sales. Expenditures for advertising, sales promotion and other sales-related activities are expensed as incurred. Provisions for estimated costs related to product warranties are generally made at the time the related sale is recorded, based on estimated failure rates and claim history. Expected losses are recognized in the period when the current estimate of total contract costs exceeds contract revenue.

Research and Development Costs

Costs of research activities undertaken with the prospect of gaining new scientific or technical knowledge and understanding are expensed as incurred.

Costs for development activities, the results of which are applied to a plan or design for the production of new or substantially improved products and processes, are capitalized if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Company intends, and has sufficient resources, to complete development and use or sell the asset. The costs capitalized include the cost of materials, direct labor and directly attributable general overhead expenditure that serves to prepare the asset for use. Such capitalized costs are included as internally generated intangible assets within goodwill and other intangible assets (see note 24). Development costs which do not fulfill the criteria for capitalization are expensed as incurred. Capitalized development costs are stated at cost less accumulated amortization and, if applicable, impairment charges. Internally generated intangible assets are amortized as part of cost of sales over a period of three to five years.

Grants

Grants for capital expenditures include both tax-free government grants and taxable grants for investments in property, plant and equipment. The recognition of the grant starts when it is reasonably assured that the Company will comply with the conditions attached to the grant and when it is reasonably assured that the grant will be received. Tax-free government grants are deferred and recognized over the remaining useful life of the related asset. Taxable grants are deducted from the acquisition costs of the related asset and thereby reduce depreciation expense in future periods. Certain taxable grants reduce the related expense.

Grants that are related to items in profit or loss are presented as a reduction of the related expense in the consolidated statements of operations.

Share-based Compensation

The Company has equity-settled share-based compensation plans.

The fair value of the employee services received in exchange for share option awards is recognized as an expense. The total amount to be expensed over the vesting period is determined by reference to the fair value of the share option awards granted, excluding the impact of any non-market vesting conditions. Non-market vesting conditions are included in assumptions about the number of share option awards that are expected to vest. At each balance sheet date, the Company revises its estimate of the number of share option awards that are expected to vest. The Company recognizes the impact of the revision to original estimates in the consolidated statement of operations, with a corresponding adjustment to equity.

The proceeds received net of any directly attributable transaction costs are credited to ordinary share capital and additional paid-in capital when the share options are exercised.

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

Financial Instruments

According to IAS 32, “Financial Instruments: Presentation”, a financial instrument is defined as any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

Financial instruments are initially recognized at fair value. Transaction costs directly attributable to the acquisition or issuance of financial instruments are only recognized in determining the carrying amount, if the financial instruments are not measured at fair value through profit or loss. Financial assets are derecognized when the rights to receive cash flows from the investments have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership. Financial liabilities are derecognized when they are extinguished, that is when the obligation specified in the respective contract is discharged, cancelled, or expired.

Financial Assets

The Company classifies its financial assets in the following categories: at fair value through profit or loss, loans and receivables, and available-for-sale. The classification depends on the purpose for which the financial instruments were acquired. Management determines the classification of its financial instruments at initial recognition.

Financial assets at fair value through profit or loss are financial assets held for trading or designated upon initial recognition. A financial asset is classified in this category if acquired principally for the purpose of selling in the short term.

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are included in current assets, except for maturities greater than 12 months after the balance sheet date. These are classified as non-current assets. The Company’s loans and receivables comprise cash and cash equivalents and trade and other receivables in the consolidated balance sheet. Loans and receivables are carried at amortized cost using the effective interest method.

Cash and cash equivalents represent cash, deposits and liquid short-term investments with original maturities of three months or less.

Trade and other receivables are measured at fair value at initial recognition. Trade and other receivables are subject to impairment testing. They are considered impaired when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of the receivables.

Available-for-sale financial assets are non-derivative financial instruments that are designated in this category or not classified in any of the other categories. They are included in non-current assets unless management intends to dispose of the investment within 12 months of the balance sheet date. The Company’s available-for-sale financial assets comprise mainly marketable securities.

Available-for-sale financial assets and financial assets at fair value through profit or loss are subsequently carried at fair value.

Gains or losses arising from changes in the fair value of available-for-sale financial assets are recognized directly in equity with the exception of impairment losses, which are recognized in profit or loss. When financial assets classified as available-for-sale are sold or impaired, the accumulated fair value adjustments recognized in equity are included in profit or loss.

The Company assesses declines in fair value at each balance sheet date to determine whether there is objective evidence that a financial asset or group of financial assets is impaired. In the case of available-for-sale financial assets, a significant or prolonged decline in the fair value of the financial asset below its cost is considered as an indicator that the assets are impaired. If any such evidence exists for available-for-sale financial assets, the cumulative loss that had been recognized directly in equity — measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognized in profit or loss — is removed from equity and recognized in profit or loss.

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

Regular purchases and sales of financial assets are recognized on the settlement date. The settlement date is the date that an asset is delivered to or by the Company.

Financial Liabilities

Generally, the Company classifies its financial liabilities into two categories: at fair value through profit and loss and other financial liabilities.

Financial liabilities at fair value through profit or loss are financial liabilities held for trading or designated upon initial recognition. The Company’s only financial liabilities that are measured at fair value through profit or loss are derivative financial instruments with a negative fair value as of the balance sheet date.

All other financial liabilities, including trade and other payables and debt instruments, are measured at amortized cost using the effective interest method.

Derivative financial instruments

The Company operates internationally, giving rise to exposure to changes in foreign currency exchange rates. The Company uses financial instruments, including derivatives such as foreign currency forward and option contracts as well as interest rate swap agreements, to reduce this risk based on the net exposure to the respective currency.

Derivative financial instruments are categorized as held for trading and measured at fair value unless they are designated as hedges. The Company designates certain derivative financial instruments as hedges of a foreign currency risk associated with highly probable forecast transactions (cash flow hedges).

Derivative financial instruments are recorded at their fair value and included in other current financial assets or other current financial liabilities. Changes in fair value of undesignated derivative financial instruments that relate to operations are recorded as part of cost of sales, while undesignated derivative financial instruments relating to financing activities are recorded in financial income or financial expense.

The effective portion of changes in the fair value of derivative financial instruments that are designated and qualify as cash flow hedges is recognized in equity. The gain or loss relating to the ineffective portion is recognized immediately in profit or loss. Amounts accumulated in equity are recycled in profit or loss in the periods when the hedged item affects profit or loss (that is when the forecasted transaction that is hedged takes place).

When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognized when the forecasted transaction is ultimately recognized in profit or loss. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to profit or loss.

Inventories

Inventories are valued at the lower of acquisition or production cost or net realizable value, cost being determined on the basis of a weighted average cost method. Production cost consists of purchased component costs and manufacturing costs, which comprise direct material and labor and applicable manufacturing overheads, including depreciation charges. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and estimated costs necessary to make the sale.

Current and Deferred Income Taxes

The current income tax charge is calculated on the basis of the tax laws enacted at the balance sheet date in the countries in which the Company operates and generates taxable income.

Deferred taxes are determined in accordance with IAS 12, “Income Taxes”, according to which future tax benefits and liabilities are recognized for temporary differences between the carrying amounts of

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

assets or liabilities in the consolidated financial statements and their tax base. However, the deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax assets and liabilities are measured using tax rates (and laws) that have been enacted or substantially enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

Anticipated tax savings from the use of tax loss carry-forwards expected to be recoverable in future periods are capitalized. Deferred tax assets in respect of deductible temporary differences and tax loss carry-forwards exceeding the deferred tax liabilities in respect of taxable temporary differences are recognized only to the extent that it is probable that taxable profit will be available against which the deductible temporary differences can be utilized. Deferred tax assets and liabilities are not discounted.

Deferred tax assets and deferred tax liabilities are netted if these income tax assets and liabilities concern the same tax authority and refer to the same tax subject or a group of different tax subjects that are jointly assessed for income tax purposes.

Discontinued Operations

Discontinued operations are reported when a component of an entity either has been disposed of, or is classified as held for sale, and (a) represents a separate major line of business or geographical area of operations, (b) is part of a single coordinated plan to dispose of a separate major line of business or geographical area of operations or (c) is a subsidiary acquired exclusively with a view to resale. Discontinued operations are presented as a single amount in the accompanying consolidated statements of operations and consolidated statements of cash flows, respectively. These statements have been restated for prior periods so that the disclosures relate to all operations that have been discontinued as of September 30, 2008.

Property, Plant and Equipment

Property, plant and equipment are valued at cost less accumulated depreciation and impairment. Spare parts, maintenance and repairs are expensed as incurred. Construction in progress includes advance payments for construction of fixed assets. Land and construction in progress are not depreciated. The cost of construction of certain long-term assets includes capitalized interest, which is amortized over the estimated useful life of the related asset. During each of the fiscal years ended September 30, 2007 and 2008, capitalized interest was €0. The estimated useful lives of assets are as follows:

Years

Buildings	10-25
Technical equipment and machinery	3-10
Other plant and office equipment	1-10

Leases

The Company is a lessee of property, plant and equipment. All leases where the Company is lessee that meet certain specified criteria intended to represent situations where the substantive risks and rewards of ownership have been transferred to the lessee are accounted for as finance leases pursuant to IAS 17, “Leases”. All other leases are accounted for as operating leases.

Goodwill and Other Intangible Assets

Goodwill is the excess of the cost of a business combination over the acquirer’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities of the acquiree at the date of acquisition. Goodwill arising from acquisitions of subsidiaries is included in goodwill and other intangible assets in the accompanying consolidated balance sheets. Goodwill arising from acquisitions of Associated Companies is included in investments accounted for using the equity method and is tested for impairment as part of the overall balance. Intangible assets acquired in a purchase method business combination are recognized and reported apart from goodwill.

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

Goodwill is not amortized, but instead tested for impairment annually as well as whenever there are events or changes in circumstances (“triggering events”) which suggest that the carrying amount may not be recoverable. Goodwill is carried at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is allocated to cash-generating units (“CGUs”) that are expected to benefit from the synergies of the combination. At the Company, CGUs are represented by its individual product lines. The Company tests goodwill annually for impairment in the fourth quarter of the fiscal year whereby if the carrying amount of the product line to which the goodwill is allocated exceeds its recoverable amount, goodwill allocated to this product line must be reduced accordingly. The recoverable amount is the higher of the product line’s fair value less costs to sell and its value in use. The Company generally determines the recoverable amount of a product line based on its fair value less costs to sell. These values are generally determined based on discounted cash flow calculations. An impairment loss recognized for goodwill is not reversed in a subsequent period. The determination of fair value of the CGUs requires considerable judgment by management.

Other intangible assets consist primarily of purchased intangible assets, such as licenses and purchased technology, which are recorded initially at acquisition cost, as well as capitalized development costs. These intangible assets have finite useful lives ranging from 3 to 10 years and are carried at cost less accumulated amortization using the straight-line method.

Recoverability of Non-Financial Assets

The Company reviews all other long-lived assets, including property, plant and equipment and intangible assets subject to amortization, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to the recoverable amount, which is the higher of the asset’s value in use and its fair value less costs to sell. Estimated value in use is generally based on either appraised value or measured by discounted estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows.

If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying value of the assets exceeds their recoverable amount.

Pension Plans and Similar Commitments

The Company operates various pension plans. The plans are generally funded through payments to trustee-administered funds, determined by periodic actuarial calculations. The Company has both defined benefit and defined contribution plans. A defined contribution plan is a pension plan under which the Company pays fixed contributions into a separate entity (a fund). The Company therefore has no legal or constructive obligations to pay further contributions if one of its defined contribution plans does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods.

A defined benefit plan is a pension plan that is not a defined contribution plan. The liability recognized in the balance sheet in respect of defined benefit pension plans is the present value of the defined benefit obligation at the balance sheet date less the fair value of the plan assets, together with adjustments for past service costs. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid and that have terms to maturity approximating the terms of the related pension liability.

Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are recognized outside profit or loss in the Consolidated Statement of Income and Expense Recognized in Equity in the period in which they occur (“SoRIE approach”).

Past-service costs are recognized immediately in profit or loss, unless the changes to the pension plan are conditional on the employees remaining in service for a specified period of time (the vesting period). In this case, the past-service costs are amortized on a straight-line basis over the vesting period.

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

The Company pays contributions to publicly or privately administered pension insurance plans. The Company has no further payment obligations once the contributions have been paid. The contributions are recognized as employee benefit expense when they are due. The Company records a liability for amounts payable under the provisions of its various defined contribution plans. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in the future payments is available.

Provisions

A provision is recognized in the balance sheet when the Company has a present legal or constructive obligation as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. If the effect of the time value of money is material, provisions are recognized at present value by discounting the expected future cash outflows at a pretax rate that reflects current market assessments of the time value of money and the risks specific to the liability. Provisions for onerous contracts are measured at the lower of the expected cost of fulfilling the contract and the expected cost of terminating the contract. Additions to provisions are generally recognized in profit or loss.

Standards and Interpretations Issued but Not Yet Adopted

In September 2007, the IASB issued an amendment to IAS 1, “Presentation of Financial Statements”. The revision is aimed at improving users’ ability to analyze and compare the information given in financial statements. IAS 1 sets overall requirements for the presentation of financial statements, guidelines for their structure and minimum requirements for their content. The revised IAS 1 resulted in consequential amendments to other statements and interpretations. The revision of IAS 1 will be effective for fiscal years beginning on or after January 1, 2009, with early adoption permitted. The EU has not yet endorsed the amendment to IAS 1. The Company is currently evaluating the potential effects of IAS 1.

In January 2008, the IASB published the amended standards IFRS 3, “Business Combinations”, (“IFRS 3 (2008)”) and IAS 27, “Consolidated and Separate Financial Statements” (“IAS 27 (2008)”). Neither standard has been endorsed by the EU yet.

IFRS 3 (2008) reconsiders the application of acquisition accounting for business combinations. Major changes relate to the measurement of non-controlling interests, the accounting for business combinations achieved in stages as well as the treatment of contingent consideration and acquisition-related costs. Based on the new standard, non-controlling interests may be measured at their fair value (full-goodwill-methodology) or at the proportional fair value of assets acquired and liabilities assumed. In business combinations achieved in stages, any previously held equity interest in the acquiree is remeasured to its acquisition date fair value. Any changes to contingent consideration classified as a liability at the acquisition date are recognized in profit and loss. Acquisition-related costs are expensed in the period incurred.

Major changes in relation to IAS 27 (2008) relate to the accounting for transactions which do not result in a change of control as well as for those leading to a loss of control. If there is no loss of control, transactions with non-controlling interests are accounted for as equity transactions not affecting profit and loss. At the date control is lost, any retained equity interests are remeasured to fair value. Based on the amended standard, non-controlling interests may show a deficit balance since both profits and losses are allocated to the shareholders based on their equity interests.

The amended standards are effective for business combinations in annual periods beginning on or after July 1, 2009. The Company is currently evaluating the potential effects of IFRS 3 (2008) and IAS 27 (2008).

3.	Management Estimates and Judgments

Certain accounting policies require critical accounting estimates that involve complex and subjective judgments and the use of assumptions, some of which may be for matters that are inherently uncertain and susceptible to change. Such critical accounting estimates could change from period to period and have a material impact on financial condition or results of operations. Critical accounting estimates could also involve estimates where management reasonably could have used a different estimate in the current

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

accounting period. Management cautions that future events often vary from forecasts and that estimates routinely require adjustment.

Revenue Recognition

Infineon generally markets its products to a wide variety of customers and distributors. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the risks and rewards of ownership have been transferred to the customer, the amount of revenue can be measured reliably, and collection of the related receivable is reasonably assured. Reductions to revenue for estimated product returns and allowances for discounts, volume rebates and price protection are recorded, based on historical experience, at the time the related revenue is recognized. This process requires the exercise of substantial judgment in evaluating the above-mentioned factors and requires material estimates, including forecasted demand, returns and industry pricing assumptions.

In future periods, the Company may be required to accrue additional provisions due to (1) deterioration in the semiconductor pricing environment, (2) reductions in anticipated demand for semiconductor products or (3) lack of market acceptance for new products. If these or other factors result in a significant adjustment to sales discount and price protection allowances, they could significantly impact the Company’s future operating results.

The Company has entered into licensing agreements for its technology in the past, and anticipates that it will increase its efforts to monetize the value of its technology in the future. As with certain of the Company’s existing licensing agreements, any new licensing arrangements may include capacity reservation agreements with the licensee. Such transactions could represent multiple element arrangements. The process of determining the appropriate revenue recognition in such transactions is highly complex and requires significant judgment, which includes evaluating material estimates in the determination of fair value and the level of the Company’s continuing involvement.

Recoverability of Non-Financial Assets

The Company reviews long-lived assets, including intangible assets, for impairment when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value of the asset to the recoverable amount, which is the higher of the asset’s value in use and its fair value less costs to sell. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying value of the assets exceeds their recoverable amount.

Goodwill is tested for impairment at least once a year. For the purpose of impairment testing, goodwill is allocated to the respective CGU that is expected to benefit from the goodwill. The recoverable amounts of CGUs are determined based on value in use calculations. Considerable management judgment is necessary to estimate value in use and discounted future cash flows.

Valuation of Inventory

Inventories are valued at the lower of cost or net realizable value. The Company reviews the recoverability of inventory based on regular monitoring of the size and composition of inventory positions, current economic events and market conditions, projected future product demand, and the pricing environment. This evaluation is inherently judgmental and requires material estimates, including both forecasted product demand and pricing environment, both of which may be susceptible to significant change.

Adjustments to the valuation and write-downs of inventory could be necessary in future periods due to reduced semiconductor demand in the industries that the Company serves, technological obsolescence due to rapid developments of new products and technological improvements, or changes in economic or other events and conditions that impact the market price for the Company’s products which may have a significant impact on the results of operations.

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

Recoverability of Equity Method Investments

The Company has entered into investments in companies that are principally engaged in the research and development, design, and manufacture of semiconductors and related products and that are accounted for using the equity method.

An impairment of Equity Method Investments is recognized when the carrying amount exceeds the recoverable amount. To allow management to determine whether a loss event has occurred all significant information and events related to the Equity Method Investment are reviewed periodically. This assessment is made by considering available evidence including changes in general market conditions, specific industry and investee data.

The high cyclicality in the semiconductor industry could adversely impact the operations of these investments and their ability to generate future net cash flows. Furthermore, to the extent that these investments are not publicly traded, further judgments and estimates are required to determine their fair value. Any potential impairment charges to write-down such investments to fair value could adversely affect the Company’s future operating results.

Realization of Deferred Tax Assets

The Company evaluates the deferred tax asset position and the need for a valuation allowance on a regular basis. The assessment requires the exercise of judgment on the part of the Company’s management with respect to benefits that could be realized from available tax strategies and future taxable income, as well as other positive and negative factors. The ultimate realization of deferred tax assets is dependent upon the ability to generate the appropriate character of future taxable income sufficient to utilize loss carry-forwards or tax credits before their expiration. Since Infineon has incurred a cumulative loss in certain tax jurisdictions over the three-year period ended September 30, 2008, the impact of forecasted future taxable income is excluded from such an assessment. For these tax jurisdictions, the assessment was therefore based only on the benefits that could be realized from available tax strategies and the reversal of temporary differences in future periods.

The recorded amount of total deferred tax assets could be reduced if the estimates of projected future taxable income and benefits from available tax strategies are lowered, or if changes in current tax regulations are enacted that impose restrictions on the timing or extent of the ability to utilize tax loss and credit carry-forwards in the future.

Purchase Accounting

Accounting for business combinations requires the allocation of the purchase price to identifiable tangible and intangible assets and liabilities based upon their fair value. The allocation of purchase price is highly judgmental, and requires the extensive use of estimates and fair value assumptions, which can have a significant impact on operating results.

Pension Plan Accounting

The Company’s pension benefit costs are determined in accordance with actuarial computations using the projected-unit-credit method, which rely on assumptions including discount rates and expected return on plan assets. Discount rates are established based on prevailing market rates for high-quality fixed-income instruments that, if the pension benefit obligation were settled at the measurement date, would provide the necessary future cash flows to pay the benefit obligation when due. The expected return on plan assets assumption is determined on a uniform basis, considering long-term historical returns, asset allocation, and future estimates of long-term investment returns. Other key assumptions for the pension costs are based on current market conditions. A significant variation in one or more of these underlying assumptions could have a material effect on the measurement of the long-term obligation.

Provisions

The Company is subject to various legal actions and claims, including intellectual property matters that arise in and outside the normal course of business.

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

The Company regularly assesses the likelihood of any adverse outcome or judgments related to these matters, as well as estimating the range of possible losses and recoveries. Liabilities, including accruals for significant litigation costs, related to legal proceedings are recorded when it is probable that a liability has been incurred and the associated amount of the loss can be reasonably estimated. Accordingly, the Company has recorded a provision and charged operating income in the accompanying consolidated financial statements related to certain asserted and unasserted claims existing as of each balance sheet date. As additional information becomes available, any potential liability related to these actions is assessed and the estimates are revised, if necessary. These provisions would be subject to change in the future based on new developments in each matter, or changes in circumstances, which could have a material impact on our results of operations, financial position and cash flows.

Trade and Other Receivables

The allowance for doubtful accounts involves significant management judgment and review of individual receivables based on individual customer creditworthiness, current economic trends and analysis of historical bad debts on a portfolio basis. For the determination of the country-specific component of the individual allowance, we also consider country credit ratings, which are centrally determined, based on information from external rating agencies. Regarding the determination of the valuation allowance derived from a portfolio-based analysis of historical bad debts, a decline of receivables in volume results in a corresponding reduction of such provisions and vice versa.

4.	Explanation of Transition to IFRS

Exemptions Applied as of the Transition Date

In accordance with IFRS 1, the Company prepared an IFRS consolidated balance sheet as of the Transition Date. IFRS 1 requires that all IFRS standards and interpretations that are effective for the first IFRS consolidated financial statements for the year ended September 30, 2008, be applied consistently and retrospectively for all fiscal years presented. However, IFRS 1 offers certain exemptions and exceptions to this general requirement in specific cases. The Company applied the exemptions provided by IFRS 1 as described below:

Employee Benefits

At the Transition Date the Company applied IAS 19, “Employee Benefits”, in measuring employee benefit assets and liabilities and recognized all cumulative actuarial gains or losses from the inception of the plan through October 1, 2006.

Business Combinations

Business combinations that occurred before October 1, 2006, were not restated retrospectively in accordance with IFRS 3. Within the limits imposed by IFRS 1, the carrying amounts of assets acquired and liabilities assumed as part of past business combinations, as well as the amounts of goodwill that arose from such transactions, as determined under U.S. GAAP are considered to be their deemed cost under IFRS at the Transition Date.

Currency Translation Differences

Cumulative translation differences as of October 1, 2006, arising from translation into Euro of the financial statements of foreign operations whose functional currency is other than Euro, were reset to zero. Accordingly, the cumulative translation differences were included in accumulated deficit in the IFRS opening balance sheet. In the case of subsequent disposal of an entity concerned, no amount of currency translation difference relating to the time prior to the Transition Date will be included in the determination of the gain or loss on disposal of such entity.

Share-based Compensation

As permitted under IFRS 1, IFRS 2, “Share-based Payment”, has not been retrospectively applied to all share-based payment awards. This exemption has been applied for all equity instruments which were

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

granted prior to November 7, 2002, as well as those equity instruments that were granted after November 7, 2002, which vested before October 1, 2006. Share-based payment awards granted after November 7, 2002, and not vested at October 1, 2006, are recognized in accordance with IFRS 2.

Designation of Previously Recognized Financial Instruments

Certain financial assets with an aggregate fair value of €90 million at the Transition Date were designated as financial assets accounted for at fair value through profit and loss (fair value option according to IAS 39).

Changes in Presentation of the Consolidated Financial Statements

The presentation of the consolidated financial statements has been modified to comply with the requirements of IAS 1. Under IFRS minority interests are presented within equity. As a result of applying the new option provided by IAS 19 to recognize actuarial gains and losses directly in equity, Consolidated Statements of Income and Expense Recognized in Equity have been added.

Reconciliation of Equity and Net Loss from U.S. GAAP to IFRS

The following reconciliation presents the effect of major differences between U.S. GAAP and IFRS on shareholders’ equity as of October 1, 2006 (Transition Date), September 30, 2007, and September 30, 2008, respectively.

		Transition
		date
	Explanatory	October 1,	September 30,
	note	2006	2007	2008
		(€ in millions)

Shareholders’ equity under U.S. GAAP		5,315	4,914	1,764
Changes in presentation of minority interest	(a)	761	950	374

Shareholders’ equity under U.S. GAAP, including minority interest		6,076	5,864	2,138

Compound financial instruments	(b)	168	142	85
Capitalization of development costs	(c)	101	103	84
Pensions and other post-employment benefits	(d)	(93)	(10)	(9)
Deferred taxes	(e)	(142)	(88)	(39)
Qimonda held for sale adjustment	(f)	—	—	(172)
Adjustment at equity investment Qimonda	(g)	—	—	77
Other		(15)	(7)	(3)

Total adjustments		19	140	23

Shareholders’ equity under IFRS		6,095	6,004	2,161

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

The following reconciliation presents the effect of major differences between U.S. GAAP and IFRS on the Company’s net loss for the years ended September 30, 2007 and 2008, respectively.

	Explanatory	September 30,
	note	2007	2008
		(€ in millions)

Net loss under U.S. GAAP		(368)	(3,122)
Change in presentation of minority interest	(a)	(25)	(498)

Net loss under U.S. GAAP, including minority interest		(393)	(3,620)

Compound financial instruments	(b)	(52)	(55)
Capitalization of development costs	(c)	(1)	12
Pensions and other post-employment benefits	(d)	7	1
Deferred taxes	(e)	60	13
Other	(f,g)	9	(98)

Total adjustments		23	(127)

Net loss under IFRS		(370)	(3,747)

(a)	Change in Presentation of Minority Interest

Under IFRS, minority interest is reported as a separate item within shareholders’ equity, whereas U.S. GAAP requires minority interest to be presented separately from shareholders’ equity. Consistent with the balance sheet presentation, under IFRS the minorities’ share of net loss is presented as an allocation of net income or loss, whereas under U.S. GAAP the minorities’ share is deducted in determining net loss.

In addition, the reclassification of Qimonda as “held for disposal” results in differences between U.S. GAAP and IFRS mainly due to accounting treatment of minorities. Under IFRS, the Qimonda disposal group is comprised of 100 percent of the assets and liabilities of Qimonda, and accordingly 100 percent of the net assets of Qimonda are written down to their estimated current fair value less costs to sell. Under U.S. GAAP, the Qimonda disposal group is comprised of the 77.5 percent of the assets and liabilities of Qimonda held by the Company, and accordingly 77.5 percent of the net assets of Qimonda are written down to their estimated current fair value less costs to sell.

(b)	Compound Financial Instruments

Compound Financial Instruments are accounted for differently under U.S. GAAP and IFRS. Under U.S. GAAP, the conversion feature in the Company’s debt instruments convertible into shares of the issuer are not separated (bifurcated) from the debt instrument and accounted for separately at fair value. The instrument is recorded in its entirety as debt and accreted to face value through maturity. Under IFRS, a compound financial instrument with terms and conditions that grant the issuer the right to settle the option in cash upon conversion is divided into separate liability components at inception. The conversion right component is considered a derivative financial instrument and measured at fair value through profit or loss. A residual liability component representing the debt obligation is measured at fair value at inception and is subsequently measured at amortized cost using the effective interest method. On September 29, 2006, Infineon waived the cash settlement option of its convertible bonds and, as a result, the conversion right component is deemed to be an equity component (additional paid-in capital) as of the Transition Date. As of October 1, 2006, shareholders’ equity was increased by €168 million compared to U.S. GAAP mainly due to the equity classification of the conversion right component of the convertible bonds payable at the Transition Date. In addition, upon issuance of the exchangeable bonds payable during the 2007 fiscal year, equity was increased by €19 million under IFRS compared to U.S. GAAP due to equity classification of the conversion right component. Net loss decreased by €52 million and €55 million in the 2007 and 2008 fiscal years, respectively, due to bond accretion.

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

(c)	Capitalization of Development Costs

Under IFRS, development costs are capitalized as intangible assets if specified criteria are met, while under U.S. GAAP they are generally expensed as part of research and development expenses. The additional capitalization of product and technology development costs (less related amortization) under IFRS increased equity as of October 1, 2006 and September 30, 2007 and 2008. Income from continuing operations is impacted by €(1) million and €12 million in the 2007 and 2008 fiscal years.

(d)	Pensions and Other Post-employment Benefits

Under IFRS, actuarial gains and losses resulting from changes in actuarial assumptions used to measure pension plan obligations are recognized directly in equity in the period in which they occur based on the so called SoRIE approach (“Statement of Recognized Income and Expense”) under IAS 19 requirements for accounting for pension and other post employment benefits. As of October 1, 2006 all cumulative actuarial gains and losses and vested portion of service costs previously not recognized under U.S. GAAP were recorded in retained earnings. Prior to the implementation of SFAS No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R)” as of September 30, 2007, under U.S. GAAP, unrecognized actuarial gains or losses exceeding a defined corridor were amortized over the average remaining service period of the active plan participants. Primarily due to the recognition of cumulative actuarial gains and losses in retained earnings as of October 1, 2006, shareholders’ equity decreased by €93 million.

SFAS No. 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity (“Recognition Provision”). The Company adopted the Recognition Provision of SFAS No. 158 as of the end of the fiscal year ended September 30, 2007. Actuarial gains and losses and unrecognized prior service cost are to be recognized as a component of other comprehensive income, net of tax. The measurement date for the funded status of the company’s plans is June 30.

Under the SoRIE approach, the funded status of defined benefit plans is recognized in the consolidated balance sheets, and actuarial gains and losses are recorded in the Consolidated Statement of Income and Expense Recognized in Equity. Unlike U.S. GAAP, under the IFRS application of the SoRIE approach there is no recycling of actuarial gains and losses previously recorded in the statement of other comprehensive income (loss) through the consolidated statements of operations in subsequent periods. Furthermore, under IFRS the measurement date is the balance sheet date and IFRS has stricter rules for the recognition of prepaid pension assets (asset ceiling).

The overall impact associated with these differences was a decrease in equity of €93 million, €10 million and €9 million and as of October 1, 2006 and September 30, 2007 and 2008, respectively. Net loss from continuing operations increased slightly by €7 million and €1 million in the 2007 and 2008 fiscal years respectively.

(e)	Deferred Taxes

The adjustments as described above resulted in additional differences between the carrying amount of assets and liabilities in the consolidated financial statements and their tax basis. Deferred taxes on temporary differences were adjusted accordingly, with differences in pension accounting between U.S. GAAP and IFRS having the most significant impact.

This reconciling item also includes tax effects resulting from differences in accounting for income taxes between U.S. GAAP and IFRS. For the Company, such effects mainly result from calculating deferred taxes on elimination of intragroup profits. According to IFRS, deferred taxes on intragroup profit elimination are calculated with reference to the tax rate of the acquiring company, whereas, under U.S. GAAP, the tax rate in the seller’s or manufacturer’s jurisdiction is used.

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

(f)	Qimonda held for sale adjustment

In addition, U.S. GAAP requires that the cumulative translation adjustment (“CTA”) be added to the disposal group when calculating the write-down to reduce the Qimonda disposal group to its estimated current fair value less costs to sell. This is not the case under IFRS, which does not allow CTA to be added to the disposal group when calculating the write-down to reduce a disposal group to its estimated current fair value less costs to sell. The accumulated CTA is released through profit and loss on the date of disposal.

As a result of these differences, the write-down of the Qimonda disposal group is €172 million higher under IFRS than under U.S. GAAP.

(g)	Adjustment At-Equity investment Qimonda

The adjustment of an investment accounted for by Qimonda using the equity method to its fair value less cost to sell resulted in Infineon’s equity according to IFRS being increased by €77 million in the 2008 fiscal year. As described in (f), according to U.S. GAAP the CTA is added to the carrying value of an investment’s net assets in order to determine the necessary impairment. Therefore, the write-down of Qimonda’s investment in the 2008 fiscal year was lower by €77 million.

Impact on the Consolidated Statements of Cash Flows

The adjustments made to the consolidated statements of cash flows changed the allocation of cash flows between operating, investing and financing activities.

As described above in (c), under IFRS, certain development cost are capitalized as intangible assets in addition to the intangible assets already capitalized under U.S. GAAP. The corresponding cash outflows are presented within cash flows from investing activities as additions to intangible assets. Therefore, cash used in investing activities from continuing operations as of September 30, 2007 and 2008 increased by €28 and €45, respectively, under IFRS compared to U.S. GAAP with a corresponding increase in cash provided by operating activities from continuing operations.

5.	Acquisitions

During the quarter ended March 31, 2007, the Company entered into agreements with Molstanda Vermietungsgesellschaft mbH (“Molstanda”) and a financial institution. Molstanda is the owner of a parcel of land located in the vicinity of the Company’s headquarters south of Munich. Pursuant to SIC 12 “Consolidation — Special Purpose Entities”, the Company determined that Molstanda meets the criteria of a Special Purpose Entity (“SPE”) and, as a result of the agreements that the Company controls it. Accordingly, the Company consolidated the assets and liabilities of Molstanda beginning in the 2007 fiscal year. The €35 million excess in fair value of liabilities assumed and consolidated of €76 million, over the fair value of the newly consolidated identifiable assets of €41 million, was recorded as a financial expense during the second quarter of the 2007 fiscal year. Due to the Company’s cumulative loss situation, no tax benefit was provided on this loss. The Company subsequently acquired the majority of the outstanding capital of Molstanda during the fourth quarter of the 2007 fiscal year. In August 2007, the Company entered into an agreement to sell part of the acquired parcel of land to a third-party developer-lessor in connection with the construction and lease of Qimonda’s new headquarters office in the south of Munich.

On July 31, 2007, the Company acquired Texas Instruments Inc.’s (“TI”) DSL Customer Premises Equipment (“CPE”) business for cash consideration of €45 million. The purchase price is subject to an upward or downward contingent consideration adjustment of up to $16 million, based on revenue targets of the CPE business during the nine months following the acquisition date. The Company plans to continue supporting the acquired product portfolio and existing customer designs while leveraging the acquired experience in future product generations. The results of operations of the CPE business have been included in the consolidated financial statements starting August 1, 2007.

On October 24, 2007, the Company completed the acquisition of the mobility products business of LSI Corporation (“LSI”) for cash consideration of €316 million ($450 million) plus transaction costs and a contingent performance-based payment of up to $50 million, in order to further strengthen its activities in the field of communications. The contingent performance-based payment is based on the relevant

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

revenues in the measurement period following the completion of the transaction and ending December 31, 2008. The mobility products business develops semiconductors and software for mobile phone platform solutions. The assets acquired and liabilities assumed were recorded at their estimated fair values as of the date of acquisition. The excess of the purchase price over the estimated fair values of the underlying assets acquired and liabilities assumed was allocated to goodwill.

On April 28, 2008, the Company acquired Primarion, Inc., Torrance, California (“Primarion”) for cash consideration of €32 million ($50 million) plus a contingent performance-based payment of up to $30 million. Primarion designs, manufactures and markets digital power integrated circuits (“ICs”) for computing, graphics and communication applications. The contingent performance-based payment is based on the relevant revenues in the measurement period beginning July 1, 2008 and ending June 30, 2009. The assets acquired and liabilities assumed were recorded at their estimated fair values as of the date of acquisition. The excess of the purchase price over the estimated fair values of the underlying assets acquired and liabilities assumed was allocated to goodwill.

The following table summarizes the Company’s business acquisitions during the years ended September 30, 2007 and 2008:

	2007	2008	2008
	CPE	LSI	Primarion
	July 2007	October 2007	April 2008
	Wireline	Wireless	Industrial &
Acquisition Date	Communications	Solutions	Multimarket
Segment
	(€ in millions)

Other current assets	6	19	1
Property, plant and equipment	1	8	1
Intangible assets:
Technology	—	42	13
Customer relationships	—	73	—
Other	7	6	—
Goodwill	31	160	11
Other non-current assets	—	—	7

Total assets acquired	45	308	33
Current liabilities	—	(1)	(1)

Total liabilities assumed	—	(1)	(1)

Net assets acquired	45	307	32

In-process research & development	—	14	—
Cash paid (purchase consideration)	45	321	32

The consolidated statements of operations include the results of the acquired businesses from the acquisition date. The Company engaged an independent third party to assist in the valuation of net assets acquired. Based on discounted estimated future cash flows over the respective estimated useful life, an amount of €14 million was allocated to purchased in-process research and development and expensed as other operating expense during the 2008 fiscal year because no future economic benefit from its use or disposal was expected. The acquired intangible assets consist of technology assets of €55 million and customer relationship assets of €73 million, each with a weighted average estimated useful life of six years, and other intangible assets of €13 million with a weighted average estimated useful life of less than one year. The goodwill amounts are expected to be deductible for tax purposes.

Pro forma financial information relating to these acquisitions is not material either individually or in the aggregate to the results of operations and financial position of the Company and has been omitted.

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

6.	Disposals and Discontinued Operations

Polymer Optical Fiber

On June 29, 2007, the Company sold its Polymer Optical Fiber (“POF”) business, based in Regensburg, Germany, to Avago Technologies Ltd. (“Avago”). The POF business operates in the market for automotive multimedia infotainment networks and transceivers for safety systems. As a result of the sale, the Company realized a gain before tax of €17 million which was recorded in other operating income during the 2007 fiscal year.

High Power Bipolar Business

On September 28, 2007, the Company entered into a joint venture agreement with Siemens AG (“Siemens”). Effective September 30, 2007, the Company contributed all assets and liabilities of its high power bipolar business (including licenses, patents, and front-end and back-end production assets) to a newly formed legal entity called Infineon Technologies Bipolar GmbH & Co. KG (“Bipolar”) and Siemens subsequently acquired a 40 percent interest in Bipolar for €37 million. The transaction received regulatory approval and subsequently closed on November 30, 2007. As a result of the sale, the Company realized a gain before tax of €32 million which was recorded in other operating income during the fiscal year ended September 30, 2008. The joint venture agreement grants Siemens certain contractual participating rights which inhibit the Company from exercising control over Bipolar. Accordingly, the Company accounts for the retained interest in Bipolar under the equity method of accounting.

Hard Disk Drive Business

On April 25, 2008, the Company sold its hard disk drive (“HDD”) business to LSI for cash consideration of €60 million ($95 million). The HDD business designs, manufactures and markets semiconductors for HDD devices. The Company transferred its entire HDD activities, including customer relationships, as well as know-how to LSI, and granted LSI a license for intellectual property. The transaction did not encompass the sale of significant assets or transfer of employees. As a result of this transaction, the Company realized a gain before tax of €39 million which was recorded in other operating income during the 2008 fiscal year.

BAW Business

On August 11, 2008, the Company sold its bulk acoustic wave filter business (“BAW”) to Avago for cash consideration of €21 million and entered into a supply agreement through December 2009. The BAW business designs, manufactures and markets cellular duplexers for N-CDMA and W-CDMA applications and filters for GPS. The total consideration received was allocated to the elements of the transaction on a relative fair value basis. As a result, the Company realized a gain before tax of €9 million which was recorded in other operating income, and deferred €6 million which will be realized over the term of the supply agreement.

Qimonda

In conjunction with the Formation, Infineon Logic entered into contribution agreements and various other service agreements with Qimonda. In cases where physical contribution (ownership transfer) of assets and liabilities was not feasible or cost effective, the monetary value was transferred in the form of cash or debt. The contribution agreements include provisions pursuant to which Qimonda agreed to indemnify Infineon Logic against any claim (including any related expenses) arising in connection with the liabilities, contracts, offers, incomplete transactions, continuing obligations, risks, encumbrances, guarantees and other matters relating to the memory products business that were transferred to it as part of the Formation. In addition, the contribution agreements provide for indemnification of Infineon Logic with respect to certain existing and future legal claims and potential restructuring costs. With the exception of the securities and certain patent infringement and antitrust claims identified in note 40, Qimonda is obligated to indemnify Infineon Logic against any liability arising in connection with claims relating to the memory products business described in that section. Liabilities and risks relating to the securities class action litigation, including court costs, will be equally shared by Infineon Logic and Qimonda, but only with respect to the amount by which the total amount payable exceeds the amount of the corresponding accrual that Infineon Logic transferred to Qimonda at Formation.

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

On August 9, 2006 Qimonda completed its IPO on the New York Stock Exchange through the issuance of 42 million ordinary shares which are traded as American Depositary Shares (“ADSs”) under the symbol “QI”. Subsequently, Infineon sold 6.3 million Qimonda ADSs upon exercise of the underwriters’ over-allotment option. As a result, the Company’s ownership interest in Qimonda decreased to 85.9 percent. On September 25, 2007, Infineon sold an additional 28.75 million Qimonda ADSs, which further reduced the Company’s ownership interest in Qimonda to 77.5 percent.

On September 26, 2007, Infineon Technologies Investment B.V., a wholly owned subsidiary of Infineon Technologies AG, issued notes exchangeable into ADSs of Qimonda in the amount of €215 million. The coupon of the three-year exchangeable note is 1.375 percent per year. The exchange price is €10.48 for each Qimonda ADS, corresponding to an exchange premium of 35 percent. If all noteholders exercise their exchange rights, Infineon would deliver 20.5 million Qimonda ADSs, equivalent to approximately 6.0 percent of Qimonda’s share capital (see notes 29 and 32).

During the 2008 fiscal year, the Company committed to a plan to dispose of Qimonda. As a result, the results of Qimonda are reported as discontinued operations in the Company’s consolidated statements of operations for all periods presented, and the assets and liabilities of Qimonda have been reclassified as held for disposal in the consolidated balance sheet as of September 30, 2008. In addition, the Company recorded after-tax write-downs totaling €1,475 million, in order to remeasure Qimonda to its estimated current fair value less costs to sell. Pursuant to IFRS 5, “Non-current Assets Held for Sale and Discontinued Operations”, the recognition of depreciation expense ceased as March 31, 2008.

Market prices for Dynamic Random Access Memory (“DRAM”) have experienced extremely significant declines since the beginning of the 2007 calendar year. As a result of this intense pricing pressure, Qimonda continued to incur significant losses during the 2008 fiscal year, which are reflected in “loss from discontinued operations, net of income tax” in the Company’s consolidated statements of operations. During the 2008 fiscal year, the Company also recorded material write-downs to the carrying value of Qimonda’s assets to reflect them at current fair value less costs to sell. Infineon does not intend to make any further capital contributions to Qimonda and has repeatedly announced that it is seeking to dispose of its remaining 77.5 percent interest in that company.

In order to address the ongoing adverse market conditions in the memory products industry and to better enable it to meet its current obligations in the short term, Qimonda has intensively explored operational and strategic alternatives to raise and conserve cash. In furtherance of these goals, on October 13, 2008, Qimonda announced a global restructuring and cost-reduction program that is intended to reposition Qimonda in the market and substantially increase its efficiencies through a wide-ranging realignment of its business. As a part of this program, Qimonda also announced that it had agreed to sell its 35.6 percent interest in Inotera Memories Inc. to Micron Technology, Inc. for US$400 million (approximately €296 million) in cash. This transaction closed in November 2008.

The net book value of the Qimonda disposal group in the Company’s consolidated balance sheet as of September 30, 2008 has been recorded at the estimated fair value less costs to sell of Qimonda. Upon disposal of its interest in Qimonda, the Company would also realize losses related to unrecognized currency translation effects for the Qimonda disposal group which are recorded in equity. As of September 30, 2008, the amount of such losses recorded in shareholders’ equity totaled €187 million.

On December 21, 2008, the Company, the German Free State of Saxony, and Qimonda jointly announced a financing package for Qimonda. The package includes a €150 million loan from the German Free State of Saxony, a €100 million loan from a state bank in Portugal and a €75 million loan from Infineon Logic. In addition to this financing package, Qimonda has announced that it expects to receive guarantees totaling €280 million from the Federal Government of Germany and the Free State of Saxony. Based on such guarantees, Qimonda has announced that it is already in advanced negotiations regarding the financing of €150 million. The availability of the total financing package is contingent upon successful completion of the relevant state, federal and European Commission approval procedures as well as final agreement on the detailed terms and conditions of the transaction.

There can be no assurance that the operational, strategic and financial measures described above will enable Qimonda to continue to meet its obligations, or that Qimonda will be successful in implementing any further operational or strategic initiatives to adequately address its financial condition. There can also

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

be no assurance that Infineon will be successful in disposing of its remaining interest in Qimonda. In the event that Qimonda’s ongoing operational and strategic efforts fail to generate adequate cash or to result in desired operational efficiencies and resulting cash savings, Qimonda may have difficulty meeting its obligations as they come due. In such a case, the financial condition and results of operations of the Company would be materially adversely affected.

In the event that Qimonda were to be unable to meet its obligations, Infineon may be exposed to certain significant liabilities related to the Qimonda business, including pending antitrust and securities law claims, the potential repayment of governmental subsidies received, and employee-related contingencies. Qimonda has accrued approximately €70 million in connection with the antitrust matters and anticipated defense costs in connection with the securities law matters. Given the uncertainty of the timing, nature, scope or success of any specific claim, Infineon is unable to meaningfully quantify its total potential exposure in respect of these matters, but Infineon is aware that such exposure, were it to arise, is likely to be material.

On November 7, 2008, the New York Stock Exchange (“NYSE”) notified Qimonda that it was not in compliance with the NYSE’s continued listing standards because the average closing price of its ADSs had been below US$1.00 over a consecutive 30-day trading period. Over the 12-month period ended November 19, 2008, Qimonda’s share price fell 98 percent, from US$8.62 to US$0.11. Qimonda has notified the NYSE that it intends to regain compliance with this listing standard. If Qimonda cannot do so by May 7, 2009, however, the NYSE has indicated that it will commence suspension and delisting procedures against Qimonda.

ALTIS

ALTIS Semiconductor S.N.C., Essonnes, France (“ALTIS”) is a joint venture between the Company and International Business Machines Corporation, New York, USA (“IBM”), with each having equal voting representation. The Company fully consolidates ALTIS in accordance with IAS 27, “Consolidated and Separate Financial Statements”. In August 2007, the Company and IBM signed an agreement in principle to divest their respective shares in ALTIS via a sale to Advanced Electronic Systems AG (“AES”). Pursuant to IFRS 5, the assets and liabilities of ALTIS were classified as held for disposal in the consolidated balance sheet as of September 30, 2007, and the recognition of depreciation expense ceased as of August 1, 2007. As of September 30, 2008, negotiations with AES have not progressed as previously anticipated and could not be completed. Despite the fact that negotiations are ongoing with additional parties, the outcome of these negotiations is uncertain. As a result, the Company reclassified the disposal group’s assets and liabilities previously classified as held for sale into held and used in the consolidated balance sheet as of September 30, 2008. Upon reclassification, an adjustment of €104 million was recorded in income from continuing operations, resulting from the measurement of the disposal group at the lower of its carrying amount before being classified as held for sale, adjusted for any depreciation and amortization expense that would have been recognized had the disposal group been continuously classified as held and used, and its recoverable amount at the date of the reclassification.

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

At September 30, 2007 and 2008, the carrying amounts of the major classes of assets and liabilities classified as held for disposal were as follows:

	September 30,	September 30,
	2007	2008
	(€ in millions)

Cash and cash equivalents	—	421
Trade accounts receivable, net	64	255
Inventories	59	289
Other current assets	7	376
Property, plant and equipment, net	166	2,059
Goodwill and other intangibles	5	76
Investments accounted for using the equity method	—	14
Deferred tax asset	—	59
Other assets	2	55

Subtotal	303	3,604

Write-down	—	(1,475)

Total assets classified as held for disposal	303	2,129

Short-term debt and current maturities of long-term debt	52	346
Trade accounts payable	47	592
Current Provisions	3	220
Other current liabilities	16	300
Long-term debt	—	427
Pension plans and similar commitments	4	22
Deferred tax liabilities	7	16
Long-term provisions	—	25
Other liabilities	—	175

Total liabilities associated with assets held for disposal	129	2,123

Amounts recognized directly in equity relating to assets and liabilities classified as held for disposal	—	(158)

The results of Qimonda presented in the consolidated statements of operations as discontinued operations for the years ended September 30, 2007 and 2008, consist of the following components:

	2007	2008
	(€ in millions)

Net sales	3,608	1,785
Costs and expenses	(3,956)	(3,773)
Loss on measurement to fair value less costs to sell	—	(1,475)

Loss from discontinued operations, before tax	(348)	(3,463)

Income tax benefits (expense)	21	(96)

Loss from discontinued operations, net of tax	(327)	(3,559)

7.	Licenses

During the years ended September 30, 2007 and 2008, the Company recognized revenues related to license and technology transfer fees of €20 million and €54 million, respectively, which are included in revenues in the accompanying consolidated statements of operations. Included in these amounts are previously deferred license fees of €1 million and €1 million, which were recognized as revenue pursuant to

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

IAS 18 in the years ended September 30, 2007 and 2008, respectively, since the Company had fulfilled all of its obligations and the amounts were realized.

8.	Grants

The Company has received economic development funding from various governmental entities, including grants for the construction of manufacturing facilities, as well as grants to subsidize research and development activities and employee training. Grants and subsidies included in the accompanying consolidated financial statements during the fiscal years ended September 30, 2007 and 2008 are as follows:

	2007	2008
	(€ in millions)

Included in the consolidated statements of operations:
Research and development	91	65
Cost of sales	19	19

Total	110	84

Deferred government grants amounted to €120 million and €22 million as of September 30, 2007 and 2008, respectively. The amounts of grants receivable as of September 30, 2007 and 2008 were €109 million and €28 million, respectively.

9.	Supplemental Operating Cost Information

The costs of services and materials are as follows for the years ended September 30:

	2007	2008
	(€ in millions)

Raw materials, supplies and purchased goods	791	813
Purchased services	765	769

Total	1,556	1,582

Personnel expenses are as follows for the years ended September 30:

	2007	2008
	(€ in millions)

Wages and salaries	1,317	1,447
Social levies	237	241
Pension expense	11	—

Total	1,565	1,688

Other operating income was as follows for the years ended September 30:

	2007	2008
	(€ in millions)

Gains from sales of businesses and interests in subsidiaries	19	80
Other	19	40

Total	38	120

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

Other operating expense was as follows for the years ended September 30:

	2007	2008
	(€ in millions)

Goodwill and intangible assets impairment charges	5	8
Long-lived asset impairment charges	4	122
Restructuring (note 10)	45	188
Other	3	48

Total	57	366

Total rental expenses under operating leases amounted to €115 million and €98 million for the years ended September 30, 2007 and 2008, respectively.

The average number of employees by geographic region was as follows for the years ended September 30:

	2007	2008

Germany	10,553	10,085
Other Europe	5,604	5,280
North America	540	845
Asia/Pacific	12,905	13,094
Japan	151	161
Other	21	—

Infineon	29,774	29,465

Qimonda	12,775	12,990

Total	42,549	42,455

10.	Restructuring

During the 2006 fiscal year, restructuring plans were announced to downsize the workforce at ALTIS and the Company’s chip card back-end activities in order to maintain competitiveness and reduce cost. As part of these restructuring measures, the Company agreed upon plans to terminate approximately 390 employees and recorded restructuring charges in the 2007 fiscal year.

During the 2007 fiscal year, further restructuring measures were taken by the Company, mainly as a result of the insolvency of one of its largest mobile phone customers, BenQ Mobile GmbH & Co. OHG, and in order to further streamline certain research and development locations. Approximately 280 jobs were affected worldwide, of which approximately 120 were in the German locations of Munich, Salzgitter and Nuremberg.

To address rising risks in the current market environment, adverse currency trends and below benchmark margins, the Company implemented the IFX10+ cost-reduction program in the third quarter of the 2008 fiscal year. The IFX10+ program includes measured target areas including product portfolio management, manufacturing costs reduction, value chain optimization, process efficiency, reorganization of the Company’s structure along its target markets, and reductions in workforce. Approximately 10 percent of Infineon Logic’s worldwide workforce is expected to be impacted by IFX10+.

During the years ended September 30, 2007 and 2008, charges of €45 million and €188 million, respectively, were recognized as a result of the above-mentioned restructuring initiatives.

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

The development of the restructuring liability, respectively, during the fiscal year ended September 30, 2008, was as follows:

				September 30,
	September 30, 2007	Restructuring		2008
	Liability	charges, net	Payments	Liability
	(€ in millions)

Employee terminations	38	177	(36)	179
Other exit costs	6	11	(7)	10

Total	44	188	(43)	189

11.	Financial Income

The amount of financial income is as follows for the years ended September 30, 2007 and 2008, respectively:

	2007	2008
	(€ in millions)

Interest income	47	56
Valuation changes and gains on sales	60	2

Total	107	58

12.	Financial Expense

The amount of financial expense is as follows for the years ended September 30, 2007 and 2008:

	2007	2008
	(€ in millions)

Interest expense	148	151
Impairment of available-for-sale financial assets	—	3
Valuation changes and losses on sales of available-for-sale financial assets	54	23
Other financial expense	41	5

Total	243	182

13.	Income Taxes

Income (loss) from continuing operations before income taxes is attributable to the following geographic locations for the years ended September 30, 2007 and 2008 as follows:

	2007	2008
	(€ in millions)

Germany	(242)	(259)
Foreign	198	112

Total	(44)	(147)

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

Income tax expense (benefit) from continuing operations for the years ended September 30, 2007 and 2008 are as follows:

	2007	2008
	(€ in millions)

Current taxes:
Germany	24	3
Foreign	5	19

	29	22

Deferred taxes:
Germany	(39)	54
Foreign	9	(35)

	(30)	19

Income tax (benefit) expense	(1)	41

Current tax expense attributable to prior years is €12 million and €10 million for the years ended September 30, 2007 and 2008, respectively.

In 2007, the Company’s corporate statutory tax rate in Germany is 25 percent plus a solidarity surcharge of 5.5 percent. Additionally, a trade tax of 11 percent is levied, which results in a combined statutory tax rate of 37 percent in 2007.

On August 17, 2007 the Business Tax Reform Act 2008 was enacted in Germany including several changes to the taxation of German business activities, including a reduction of the Company’s combined statutory corporate and trade tax rate in Germany to 28 percent, which comprises corporate tax of 15 percent plus a solidarity surcharge of 5.5 percent and trade tax of 12 percent. Most of the changes came into effect for the Company in its 2008 fiscal year. Pursuant to IAS 12, the Company recorded a deferred tax charge of €25 million as of September 30, 2007, reflecting the reduction in value of the Company’s deferred tax assets in Germany upon enactment.

A reconciliation of income taxes for the fiscal years ended September 30, 2007 and 2008, determined using the German corporate tax rate plus trade taxes, net of federal benefit, for a combined statutory rate of 37 percent for 2007 and 28 percent for 2008 is as follows:

	2007	2008
	(€ in millions)

Expected benefit for income taxes	(16)	(41)
Increase in available tax credits	(5)	(103)
Non-taxable investment income	(3)	—
Tax rate differential	(56)	(8)
Non deductible expenses	14	8
Change in German tax rate	25	—
Increase in valuation allowance	31	181
Other	9	4

Actual provision for income taxes	(1)	41

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

Net deferred tax assets and liabilities presented in the accompanying consolidated balance sheets as of September 30, 2007 and 2008, are as follows:

	2007	2008
	(€ in millions)

Deferred tax assets	588	400
Deferred tax liabilities	(81)	(19)

Deferred tax assets, net	507	381

The movement in deferred tax assets, net is as follows:

2008
(€ in millions)

Deferred tax assets, net as of September 30, 2007	507
Reclassification to held for disposal	(117)
Changes in companies consolidated	8
Deferred tax expense	(19)
Deferred tax recorded directly in equity	2

Deferred tax assets, net as of September 30, 2008	381

Deferred tax assets and liabilities as of September 30, 2007 and 2008 relate to the following:

	2007	2008
	(€ in millions)

Deferred tax assets:
Intangible assets	102	38
Property, plant and equipment	197	152
Deferred income	8	4
Net operating loss and tax credit carry-forwards	1,319	1,199
Other items	292	224

Gross deferred tax assets	1,918	1,617
Valuation allowance	(1,068)	(1,027)

Deferred tax assets	850	590

Deferred tax liabilities:
Intangible assets	(30)	(23)
Property, plant and equipment	(76)	(24)
Accounts receivable	(43)	(23)
Accrued liabilities and pensions	(154)	(126)
Other items	(40)	(13)

Deferred tax liabilities	(343)	(209)

Deferred tax assets, net	507	381

At September 30, 2008, the Company had in Germany tax loss carry-forwards of €3,029 million (relating to both trade and corporate tax, plus an additional loss carry-forward applicable only to trade tax of €1,231 million). In connection with the Formation of Qimonda, the net operating losses related to the memory products segment have been retained by Infineon Technologies AG. In other jurisdictions the Company had tax loss carry-forwards of €102 million and tax effected credit carry-forwards of €175 million. Such tax loss carry-forwards and tax effected credit carry-forwards are generally limited to use by the

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

particular entity that generated the loss or credit and do not expire under current law. The benefit for tax credits is accounted for on the flow-through method when the individual legal entity is entitled to the claim.

The Company has assessed its deferred tax asset and the need for a valuation allowance. Such an assessment considers whether it is probable or not that some portion or all of the deferred tax assets may not be realized. The assessment requires considerable judgment on the part of management, with respect to, among other factors, benefits that could be realized from available tax strategies and future taxable income, as well as other positive and negative factors. The ultimate realization of deferred tax assets is dependent upon the Company’s ability to generate the appropriate character of future taxable income sufficient to utilize loss carry-forwards or tax credits before their expiration. Since the Company had incurred a cumulative loss in certain tax jurisdictions over a three-year period as of September 30, 2008, which is significant evidence that the more likely than not criterion is not met, the impact of forecasted future taxable income is excluded from such an assessment. For these tax jurisdictions, the assessment was therefore only based on the benefits that could be realized from available tax strategies and the reversal of temporary differences in future periods. As a result of this assessment, the Company increased the deferred tax asset valuation allowance as of September 30, 2007 and 2008 by €31 million, and €181 million, respectively, to reduce the deferred tax asset to an amount that is more likely than not expected to be realized in future.

The Company did not provide for income taxes or foreign withholding taxes on cumulative earnings of foreign subsidiaries as of September 30, 2007 and 2008, as these earnings are intended to be indefinitely reinvested in those operations. It is not practicable to estimate the amount of unrecognized deferred tax liabilities for these undistributed foreign earnings.

14.	Earnings (Loss) Per Share

Basic earnings (loss) per share (“EPS”) is calculated by dividing net loss by the weighted average number of ordinary shares outstanding during the year. Diluted EPS is calculated by dividing net income by the sum of the weighted average number of ordinary shares outstanding plus all additional ordinary shares that would have been outstanding if potentially dilutive instruments or ordinary share equivalents had been issued.

The computation of basic and diluted EPS for the years ended September 30, 2007 and 2008, is as follows:

	2007	2008

Numerator (€ in millions):
Loss from continuing operations attributable to shareholders of Infineon Technologies AG	(58)	(249)
Loss from discontinued operations, net of tax attributable to shareholders of Infineon Technologies AG	(289)	(2,686)

Net loss attributable to shareholders of Infineon Technologies AG	(347)	(2,935)

Denominator (shares in millions):

Weighted-average shares outstanding — basic and diluted	748.6	749.7

Basic and diluted loss per share (in €):
Loss from continuing operations attributable to shareholders of Infineon Technologies AG	(0.08)	(0.33)

Loss from discontinued operations, net of tax attributable to shareholders of Infineon Technologies AG	(0.38)	(3.58)

Net loss attributable to shareholders of Infineon Technologies AG	(0.46)	(3.91)

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

The weighted average of potentially dilutive instruments that were excluded from the diluted loss per share computations, because the exercise price was greater than the average market price of the ordinary shares during the period or were otherwise not dilutive, includes 41.2 million and 34.3 million shares underlying employee stock options for the years ended September 30, 2007 and 2008, respectively. Additionally, 74.7 million and 65.0 million ordinary shares issuable upon the conversion of the convertible subordinated notes for the years ended September 30, 2007 and 2008, respectively, were not included in the computation of diluted earnings (loss) per share as their impact would have been antidilutive.

15.	Available-for-sale Financial Assets

Marketable securities are classified as available-for-sale financial instruments and therefore recorded at fair value at each balance sheet date with unrealized gains and losses that are not considered other-than-temporary impairments recognized in equity until realized.

Marketable securities at September 30, 2007 and 2008 consist of the following:

	2007				2008
		Fair	Unrealized	Unrealized		Fair	Unrealized	Unrealized
	Cost	value	gains	losses	Cost	value	gains	losses
	(€ in millions)

Foreign government securities	9	11	2	—	5	7	2	—
Fixed term securities	297	288	1	(10)	144	140	1	(5)
Other debt securities	151	152	4	(3)	—	—	—	—

Total debt securities	457	451	7	(13)	149	147	3	(5)
Equity securities	5	6	1	—	2	2	—	—

Total marketable securities	462	457	8	(13)	151	149	3	(5)

Reflected as follows:
Available-for-sale financial assets	430	417	—	(13)	139	134	—	(5)
Other financial assets (note 22)	32	40	8	—	12	15	3	—

Total marketable securities	462	457	8	(13)	151	149	3	(5)

Unrealized losses relating to securities held for more than 12 months as of September 30, 2007 and 2008, were €12 million and €5 million, respectively.

Realized gains and losses are reflected as financial income (expense) and were as follows for the fiscal years ended September 30:

	2007	2008
	(€ in millions)

Realized gains	7	1
Realized losses	—	(1)

Realized gains, net	7	—

As of September 30, 2008, there were no significant fixed term deposits with contractual maturities between three and 12 months.

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

Debt securities as of September 30, 2008 had the following remaining contractual maturities:

	Cost	Fair value
	(€ in millions)

Less than 1 year	5	6
Between 1 and 5 years	79	74
More than 5 years	65	67

Total debt securities	149	147

Actual maturities may differ due to call or prepayment rights.

16.	Trade and Other Receivables

Trade accounts and other receivables at September 30, 2007 and 2008 consist of the following:

	2007	2008
	(€ in millions)

Third party — trade	916	590
Related parties — trade	16	28

Trade accounts receivable, gross	932	618

Allowance for doubtful accounts	(38)	(29)

Trade accounts receivable, net	894	589

Grants receivable (note 8)	109	28
License fees receivable	13	10
Third party — financial and other receivables	53	17
Receivables from German bank’s deposit protection fund	—	121
Related parties — financial and other receivables	56	22
Employee receivables	8	8
Other receivables	5	4

Total	1,138	799

Cash and cash equivalents and available-for-sale financial assets in the amount of €121 million were reclassified to amounts receivable from the German bank’s deposit protection fund as of September 30, 2008.

Activity in the allowance for doubtful accounts for the years ended September 30, 2007 and 2008 was as follows:

	2007	2008
	(€ in millions)

Allowance for doubtful accounts at beginning of year	67	38
Recovery of bad debt, net	(14)	(2)
Reclassification in held for disposal	(15)	(7)

Allowance for doubtful accounts at end of year	38	29

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

The following table provides separate disclosure on the age of trade accounts receivables that are past due at the reporting date, but not impaired.

		Thereof	Of which not impaired
		neither	but past due as of reporting date
		impaired	Past due	Past due	Past due	Past due	Past due
	Carrying	nor past	0-30	31-60	61-180	181-360	> 360
	amount	due	days	days	days	days	days
(€ in millions)

Third party — trade, net of allowances as of September 30, 2007	878	544	188	73	—	—	—
Third party — trade, net of allowances as of September 30, 2008	561	536	22	2	—	—	—

Based on historic default rates, the Company believes that no impairment is necessary in respect of trade receivables that are not past due or past due by up to 60 days.

17.	Inventories

Inventories at September 30, 2007 and 2008 consist of the following:

	2007	2008
	(€ in millions)

Raw materials and supplies	117	59
Work-in-process	657	372
Finished goods	432	234

Total Inventories	1,206	665

18.	Other Current Financial Assets

Other current financial assets at September 30, 2007 and 2008 consisted of financial instruments in an amount of €78 million and €19 million, respectively.

19.	Other Current Assets

Other current assets at September 30, 2007 and 2008 consist of the following:

	2007	2008
	(€ in millions)

VAT and other tax receivables	114	67
Prepaid expenses	42	43
Other	47	14

Total other current assets	203	124

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

20.	Property, Plant and Equipment, net

A summary of activity for property, plant and equipment for the years ended September 30, 2007 and 2008, is as follows:

			Other
		Technical	plant and
	Land and	equipment	office	Construction
	buildings	and machinery	equipment	in progress	Total
	(€ in millions)

Cost:
September 30, 2006	1,524	9,190	2,305	218	13,237
Additions	20	618	104	646	1,388
Acquisitions through business combinations	41	—	1	—	42
Disposals	(15)	(162)	(180)	(4)	(361)
Reclassifications	13	424	25	(462)	—
Transfers(1)	(101)	(992)	(26)	(7)	(1,126)
Foreign currency effects	(56)	(224)	(20)	(9)	(309)

September 30, 2007	1,426	8,854	2,209	382	12,871

Additions	19	188	55	50	312
Acquisitions through business combinations	—	1	8	—	9
Disposals	(19)	(136)	(107)	(1)	(263)
Reclassifications	7	115	13	(135)	—
Transfers(1)	(673)	(4,202)	(792)	(232)	(5,899)
Foreign currency effects	1	6	(2)	—	5

September 30, 2008	761	4,826	1,384	64	7,035

Accumulated depreciation and impairment:
September 30, 2006	(732)	(6,727)	(2,011)	—	(9,470)
Depreciation	(103)	(933)	(187)	—	(1,223)
Disposals	7	155	175	—	337
Reclassifications	—	(5)	5	—	—
Transfers(1)	41	900	20	—	961
Impairments	—	(3)	—	—	(3)
Reversals of impairment	2	—	—	—	2
Foreign currency effects	18	135	17	—	170

September 30, 2007	(767)	(6,478)	(1,981)	—	(9,226)

Depreciation	(28)	(365)	(103)	—	(496)
Disposals	19	126	104	—	249
Reclassifications	—	(2)	2	—	—
Transfers(1)	276	2,786	716	—	3,778
Impairments	—	(23)	—	—	(23)
Foreign currency effects	—	(7)	—	—	(7)

September 30, 2008	(500)	(3,963)	(1,262)	—	(5,725)

Book value at September 30, 2007	659	2,376	228	382	3,645

Book value at September 30, 2008	261	863	122	64	1,310

(1)	Amounts shown as transfers in the year ended September 30, 2007 relate primarily to assets of the Bipolar and ALTIS disposal groups that were classified as held for sale. In the year ended September 30, 2008, transfers relate primarily to assets of the Qimonda disposal group that were classified as held for sale, and assets of the ALTIS disposal group that were reclassified into held and used.

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

21.	Investments Accounted for Using the Equity Method

Investments accounted for using the equity method principally relate to investment activities aimed at strengthening the Company’s future intellectual property potential.

A summary of activity for investments accounted for using the equity method for the years ended September 30, 2007 and 2008, is as follows:

	2007	2008
	(€ in millions)

Balance at beginning of year	635	627
Additions	—	23
Disposals	(25)	(7)
Dividends received	(61)	—
Equity in earnings	117	4
Reclassifications	(13)	—
Reclassification to held for disposal(1)	—	(627)
Foreign currency effects	(26)	—

Balance at end of year	627	20

(1)	Reclassification relate to the investment in Inotera Memories Inc., which was reclassified in held for disposal.

On September 28, 2007, Infineon entered into a joint venture agreement with Siemens, whereby the Company contributed its high power bipolar business to the newly formed legal entity Bipolar, and Siemens subsequently acquired a 40 percent interest in Bipolar. The joint venture agreement grants Siemens certain contractual participating rights which inhibit the Company from exercising control over Bipolar. Accordingly, the Company accounted for the retained interest in Bipolar of 60 percent under the equity method of accounting (see note 6).

There was no goodwill included in the amount of long-term investments at September 30, 2007 and 2008, respectively.

For the equity method investments as of September 30, 2008, the aggregate summarized financial information for the years ended September 30, 2007 and 2008, respectively, is as follows:

	2007	2008
	(€ in millions)

Revenue	6	95
Gross profit	3	20
Net income	1	6

	2007	2008
	(€ in millions)

Current assets	—	58
Non-current assets	5	11
Current liabilities	—	(28)
Non-current liabilities	(3)	(6)

Total equity	2	35

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

22.	Other Financial Assets

Other non-current financial assets at September 30, 2007 and 2008 consist of the following:

	2007	2008
	(€ in millions)

Available-for-sale financial assets (note 15)	40	15
Long-term receivables	14	6
Investments in other equity investments	25	15
Related parties — financial and other receivables	—	20
Restricted cash	77	77
Other	6	—

Total	162	133

The Company recognized impairment charges related to certain investments for which the carrying value exceeded the fair value on an other-than-temporary basis of €2 million and €2 million during the years ended September 30, 2007 and 2008, respectively.

23.	Other Assets

Other non-current assets at September 30, 2007 and 2008 consist of the following:

	2007	2008
	(€ in millions)

Prepaid expenses	12	14
Deferred compensation	18	11
Other	3	3

Total	33	28

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

24.	Goodwill and Other Intangible Assets

A summary of activity for intangible assets for the years ended September 30, 2007 and 2008 is as follows:

		Internally
		developed	Other
		intangible	Intangible
	Goodwill	assets	assets	Total

Cost:
September 30, 2006	101	165	446	712
Additions — internally developed	—	50	—	50
Additions — from business combinations	31	—	7	38
Additions — other	—	—	38	38
Impairment charges	—	(3)	(2)	(5)
Disposals	(6)	—	(46)	(52)
Foreign currency effects	(9)	—	(4)	(13)

September 30, 2007	117	212	439	768

Additions — internally developed	—	44	—	44
Additions — from business combinations	171	—	148	319
Additions — other	—	—	14	14
Impairment charges	—	—	(5)	(5)
In-process R&D	—	—	(14)	(14)
Disposals	—	(11)	—	(11)
Transfers(1)	(64)	(76)	(114)	(254)
Foreign currency effects	1	—	1	2

September 30, 2008	225	169	469	863

Accumulated amortization:
September 30, 2006	—	(65)	(317)	(382)
Amortization	—	(45)	(52)	(97)
Disposals	—	—	42	42
Foreign currency effects	—	—	3	3

September 30, 2007	—	(110)	(324)	(434)

Amortization	—	(29)	(46)	(75)
Disposals	—	8	2	10
Transfers(1)	—	45	34	79
Foreign currency effects	—	—	—	—

September 30, 2008	—	(86)	(334)	(420)

Carrying value as of September 30, 2007	117	102	115	334

Carrying value as of September 30, 2008	225	83	135	443

(1)	Amounts shown as transfers relate primarily to assets of the Qimonda disposal group that were classified as held for disposal, and assets of the ALTIS disposal group that were reclassified into held and used.

The estimated aggregate amortization expense relating to other intangible assets for each of the five succeeding fiscal years is as follows: 2009 €61 million; 2010 €53 million; 2011 €44 million; 2012 €32 million; and 2013 €24 million.

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

25.	Trade and Other Payables

Trade and other payables at September 30, 2007 and 2008 consist of the following:

	2007	2008
	(€ in millions)

Third party — trade	1,125	473
Related parties — trade	164	15

Trade payables	1,289	488

Related parties — financial and other payables	12	6
Other	46	12

Total	1,347	506

26.	Provisions

Provisions at September 30, 2007 and 2008 consist of the following:

	2007	2008
	(€ in millions)

Personnel costs	393	347
Warranties and licenses	43	32
Settlement for antitrust related matters (note 40)	38	—
Asset retirement obligations	32	13
Post-retirement benefits	3	3
Other	68	56

Total	577	451

A summary of activity for provisions for the fiscal year ended September 30, 2008 is as follows:

		Warranties		Asset	Post-
	Personnel	and	Antitrust	retirement	retirement
	costs	licenses	settlement	obligations	benefits	Other	Total
	(€ in millions)

Balance as of September 30, 2007	393	43	38	32	3	68	577
Additions	405	19	—	3	1	58	486
Reclassification to held for disposal	(176)	—	(38)	(19)	(1)	(12)	(246)
Usage	(227)	(6)	—	(3)	—	(32)	(268)
Reversals	(48)	(24)	—	—	—	(25)	(97)
Translation differences	—	—	—	—	—	(1)	(1)

Balance as of September 30, 2008	347	32	—	13	3	56	451

The total amounts of provisions are reflected in the consolidated balance sheets as of September 30, 2007 and 2008, respectively, as follows:

	2007	2008
	(€ in millions)

Current	533	424
Non-current	44	27

Total	577	451

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

Provisions for personnel costs relate to employee-related obligations and include, among others, those for incentive and bonus payments, holiday and vacation payments, termination benefits, early retirement, service anniversary awards, other personnel costs and related social security payments.

Provisions for warranties and licenses mainly represent the estimated future cost of fulfilling contractual requirements associated with products sold.

Provisions for settlement for antitrust related matters relate to litigation in connection with antitrust related investigations (see note 40).

Provisions for asset retirement obligations relate to certain items of property, plant and equipment. Such asset retirement obligations may arise due to attributable environmental clean-up costs and to costs primarily associated with the removal of leasehold improvements at the end of the lease term.

Other provisions comprise provisions for outstanding expenses, penalties for default or delay on contracts, conservation, and waste management, and for miscellaneous other liabilities.

For an amount of €424 million of the total amount of €451 million of provisions as of September 30, 2008, the outflow of economic benefit is expected to occur within one year.

27.	Other Current Financial Liabilities

Other current financial liabilities at September 30, 2007 and 2008 consist of the following:

	2007	2008
	(€ in millions)

Financial instruments (note 38)	38	25
Interest	20	16
Settlement for anti-trust related matters (note 40)	20	20
Other	—	2

Total	78	63

28.	Other Current Liabilities

Other current liabilities at September 30, 2007 and 2008 consist of the following:

	2007	2008
	(€ in millions)

Deferred income	123	26
VAT and other taxes payable	11	13
Payroll obligations to employees	125	198
Deferred government grants (note 8)	60	13
Current portion of pension obligations (note 37)	5	1
Other	9	12

Total	333	263

Other deferred income includes amounts relating to license income (see note 7) and deferred revenue. The non-current portion is included in other liabilities (see note 37).

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

29.	Debt

Debt at September 30, 2007 and 2008 consists of the following:

	2007	2008
	(€ in millions)

Short-term debt and current maturities:
Loans payable to banks, weighted average rate 5.1%	155	139
Current portion of long-term debt	153	68
Capital lease obligation	28	—

Total short-term debt and current maturities	336	207

Long-term debt:
Exchangeable subordinated notes, 1,375%, due 2010	183	193
Convertible subordinated notes, 5,0%, due 2010	578	531
Loans payable to banks:
Unsecured term loans, weighted average rate 4.82%, due 2009-2013	318	217
Secured term loans, weighted average rate 2.45%, due 2013	4	2
Notes payable to governmental entity, due 2010	44	20
Capital lease obligation	100	—

Total long-term debt	1,227	963

Short-term loans payable to banks consist primarily of borrowings under the terms of short-term borrowing arrangements.

On September 26, 2007, the Company (as guarantor), through its subsidiary Infineon Technologies Investment B.V. (as issuer), issued €215 million in exchangeable subordinated notes due 2010 at par in an underwritten offering to institutional investors in Europe. The notes accrue interest at 1.375 percent per year. The notes are exchangeable into a maximum of 20.5 million Qimonda ADSs, at an exchange price of €10.48 per ADS any time during the exchange period, as defined, through maturity, corresponding to an exchange premium of 35 percent. The notes are unsecured and rank pari passu with all present and future unsecured subordinated obligations of the issuer. The noteholders have a negative pledge relating to future capital market indebtedness, as defined, and an early redemption option in the event of a change of control, as defined. The Company may, at its option, redeem the outstanding notes in whole, but not in part, at the principal amount thereof together with accrued interest to the date of redemption, if the issuer has determined that, as a result of a publicly announced transaction, there is a substantial likelihood that the aggregate ownership of the share capital of Qimonda by the issuer, the guarantor and any of their respective subsidiaries will be less than 50 percent plus one share. In addition, the Company may, at its option, redeem the outstanding notes in whole, but not in part, at their principal amount together with interest accrued to the date of redemption, if the share price of the ADSs on each of 15 trading days during a period of 30 consecutive trading days commencing on or after August 31, 2009, exceeds 130 percent of the exchange price. The exchangeable notes are listed on the Frankfurt Stock Exchange. At September 30, 2008, unamortized debt issuance costs amounted to €4 million. Concurrently with this transaction, the Company loaned an affiliate of J.P. Morgan Securities Inc. 3.6 million Qimonda ADSs ancillary to the placement of the exchangeable subordinated notes. The affiliate of J.P. Morgan Securities Inc. sold these ADSs as part of the Qimonda ADSs sale on September 25, 2007. On October 25, 2007, 1.3 million Qimonda ADSs that had been borrowed were returned to the Company and the remaining 2.3 million Qimonda ADSs were returned to the Company on January 4, 2008.

On June 5, 2003, the Company (as guarantor), through its subsidiary Infineon Technologies Holding B.V. (as issuer) issued €700 million in convertible subordinated notes due 2010 at par in an underwritten offering to institutional investors in Europe. The notes are convertible, at the option of the holders of the notes, into a maximum of 68.4 million ordinary shares of the Company, at a conversion price of €10.23 per

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

share through maturity. The notes accrue interest at 5.0 percent per year. The notes are unsecured and pari passu with all present and future unsecured subordinated obligations of the issuer. The noteholders have a negative pledge relating to future capital market indebtedness, as defined. The noteholders have an early redemption option in the event of a change of control, as defined. A corporate reorganization resulting in a substitution of the guarantor shall not be regarded as a change of control, as defined. The Company may redeem the convertible notes after three years at their principal amount plus interest accrued thereon, if the Company’s share price exceeds 125 percent of the conversion price on 15 trading days during a period of 30 consecutive trading days. The convertible notes are listed on the Luxembourg Stock Exchange. On September 29, 2006 the Company (through the issuer) irrevocably waived its option to pay a cash amount in lieu of the delivery of shares upon conversion. During the 2008 fiscal year, the Company repurchased a notional amount of €100 million of its convertible subordinated notes due 2010. The transaction resulted in a loss of €8 million before tax, which was recognized in interest expense. The repurchase was made out of available cash. At September 30, 2008, the outstanding notional amount was €600 million and unamortized debt issuance costs amounted to €3 million.

Concurrently with the issuance of $248 million in convertible notes due 2013 by Qimonda (as guarantor) through its subsidiary Qimonda Finance LLC (as issuer) on February 12, 2008, Infineon loaned Credit Suisse International 20.7 million Qimonda ADSs ancillary to the placement of the convertible notes, which remained outstanding as of September 30, 2008.

In September 2004, the Company executed a $400/€400 million syndicated credit facility with a five-year term, which was subsequently reduced to $345/€300 million in August 2006. The facility consists of two tranches. Tranche A is a term loan originally intended to finance the expansion of the Richmond, Virginia, manufacturing facility. In January 2006, the Company drew $345 million under Tranche A, on the basis of a repayment schedule that foresees equal installments falling due in March and September each year. At September 30, 2008, $125 million was outstanding under Tranche A. Tranche B, which is a multicurrency revolving facility to be used for general corporate purposes, remained undrawn at September 30, 2008. The facility has customary financial covenants, and drawings bear interest at market-related rates that are linked to financial performance. The lenders of this credit facility have been granted a negative pledge relating to the future financial indebtedness of the Company with certain permitted encumbrances.

The Company has established independent financing arrangements with several financial institutions, in the form of both short- and long-term credit facilities, which are available for various funding purposes.

	Nature of financial
	institution	Purpose/	As of September 30, 2008
Term	commitment	intended use	Aggregate facility	Drawn	Available
			(€ in millions)

Short-term	firm commitment	general corporate purposes, working capital, guarantees	504	139	365
Short-term	no firm commitment	working capital, cash management	176	—	176
Long-term(1)	firm commitment	project finance	307	307	—

Total			987	446	541

(1)	Including current maturities.

At September 30, 2008, the Company was in compliance with its debt covenants under the relevant facilities.

Interest expense for the years ended September 30, 2007 and 2008 was €129 million and €138 million, respectively.

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

Aggregate amounts of debt maturing subsequent to September 30, 2008 are as follows:

Fiscal year ending September 30,	Amount
(€ in millions)

2009	207
2010	773
2011	82
2012	68
2013	40

Total	1,170

30.	Other Financial Liabilities

Other non-current financial liabilities at September 30, 2007 and 2008 consist of the following:

	2007	2008
	(€ in millions)

Redeemable interest	64	—
Settlement for antitrust related matters (note 40)	37	17
License fees payable	27	—
Other	6	3

Total	134	20

31.	Other Liabilities

Other non-current liabilities at September 30, 2007 and 2008 consist of the following:

	2007	2008
	(€ in millions)

Deferred income	114	43
Deferred government grants (note 8)	60	9
Deferred compensation	13	11
Other	6	13

Total	193	76

32.	Equity

Ordinary Share Capital

As of September 30, 2008 the Company had 749,742,085 registered ordinary shares, notional value of €2.00 per share, outstanding. During the years ended September 30, 2007 and 2008 the Company increased its share capital by €4 million and €0 million, respectively, by issuing 2,119,341 and 13,450 ordinary shares, respectively, in connection with the Company’s Long-Term Incentive Plans.

Authorized and Conditional Share Capital

In addition to the issued share capital, the Company’s Articles of Association authorize the Management Board to increase the ordinary share capital with the Supervisory Board’s consent by issuing new shares. As of September 30, 2008, the Management Board may use these authorizations to issue new shares as follows:

•	Through January 19, 2009, Authorized Share Capital II/2004 — in an aggregate nominal amount of up to €30 million to issue shares to employees (in which case the pre-emptive rights of existing shareholders are excluded).

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

•	Through February 14, 2012, Authorized Share Capital 2007 — in an aggregate nominal amount of up to €224 million to issue shares for cash, where the pre-emptive rights of shareholders may be partially excluded, or in connection with business combinations (contributions in kind), where the pre-emptive rights of shareholders may be excluded for all shares.

The Company has conditional capital of up to an aggregate nominal amount of €92 million (Conditional Share Capital I), of up to an aggregate nominal amount of €29 million (Conditional Share Capital III) and up to an aggregate nominal amount of €24.5 million (Conditional Share Capital IV/2006) that may be used to issue up to 72.6 million new registered shares in connection with the Company’s long-term incentive plans (see note 34). These shares will have dividend rights from the beginning of the fiscal year in which they are issued.

The Company has conditional capital of up to an aggregate nominal amount of €152 million (Conditional Share Capital 2002) that may be used to issue up to 76 million new registered shares upon conversion of debt securities, issued in June 2003 and which may be converted at any time until May 22, 2010 (see note 29). These shares will have dividend rights from the beginning of the fiscal year in which they are issued.

The Company has further conditional capital of up to an aggregate nominal amount of €248 million (Conditional Share Capital 2007) that may be used to issue up to 124 million new registered shares upon conversion of debt securities which may be issued before February 14, 2012. These shares will have dividend rights from the beginning of the fiscal year in which they are issued.

The Company has further conditional capital of up to an aggregate nominal amount of €150 million (Conditional Share Capital 2008) that may be used to issue up to 75 million new registered shares upon conversion of debt securities which may be issued before February 13, 2013. These shares will have dividend rights from the beginning of the fiscal year in which they are issued.

Other Components of Equity

The changes in other components of equity for the fiscal years ended September 30, 2007 and 2008 are as follows:

	2007				2008
	Pretax	Tax effect	Net	Pretax	Tax effect	Net
			(€ in millions)

Unrealized (losses) gains on securities:
Unrealized holding (losses) gains	(4)	—	(4)	2	—	2
Reclassification adjustment for losses (gains) included in net income or loss	(7)	—	(7)	1	—	1

Net unrealized (losses) gains	(11)	—	(11)	3	—	3

Unrealized gains (losses) on cash flow hedges	3	—	3	(2)	—	(2)
Foreign currency translation adjustment	(106)	—	(106)	(36)	—	(36)

Other components of equity	(114)	—	(114)	(35)	—	(35)

Dividends

Under the German Stock Corporation Act (Aktiengesetz), the amount of dividends available for distribution to shareholders is based on the level of earnings (Bilanzgewinn) of the ultimate parent, as determined in accordance with the HGB. All dividends must be approved by shareholders.

The ordinary shareholders meeting held in February 2008 did not authorize a dividend for the 2007 fiscal year. No earnings are available for distribution as a dividend for the 2008 fiscal year, since Infineon

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

Technologies AG on a stand-alone basis as the ultimate parent incurred a cumulative loss (Bilanzverlust) as of September 30, 2008.

Subject to market conditions, Infineon intends to retain future earnings for investment in the development and expansion of its business.

Minority Interests

ALTIS is a joint venture between the Company and IBM, with each having equal voting representation. In December 2005, the Company further amended its agreements with IBM in respect of the ALTIS joint venture and began to fully consolidate ALTIS, whereby IBM’s 50 percent ownership interest is reflected as minority interest (see note 6).

Effective May 1, 2006, the Company contributed substantially all of the operations of its memory products segment, including the assets and liabilities that were used exclusively for these operations, to Qimonda, a stand-alone legal company. On August 9, 2006, Qimonda completed an initial public offering on the New York Stock Exchange through the issuance of 42 million ADSs which are traded as ADSs under the symbol “QI”, for an offering price of $13 per ADS. In addition, the Company sold 6.3 million Qimonda ADSs upon exercise of the underwriters’ over-allotment option. As a result of these transactions, the Company reduced its shareholding in Qimonda to 85.9 percent. During the fourth quarter of the 2007 fiscal year, Infineon sold an additional 28.75 million Qimonda ADSs (including underwriters’ over-allotment option), further reducing its ownership interest in Qimonda to 77.5 percent. The minority investors’ ownership interest in Qimonda of 22.5 percent as of September 30, 2007 and 2008 is reflected as minority interest (see note 6).

33.	Capital Management

The key objective of the Company’s capital management is to ensure financial flexibility on the basis of a sound capital structure. In line with peer companies in the industry, there is a strong emphasis on liquidity in order to finance operations and make planned capital expenditures throughout business cycles. The sources of liquidity are cash flows generated from operations, cash on hand; and available credit facilities as well as the issuance and sale of securities on the capital markets.

The Company is not subject to any statutory capital requirements. Furthermore, its capital management during the years ended September 30, 2007 and 2008 was supported by U.S. GAAP financial results, since these were the primary accounting standards used by the Company during those periods. Starting October 1, 2009, with the implementation of IFRS as primary accounting standards, the Company’s capital management will be based exclusively on IFRS.

In addition, effective May 1, 2006 substantially all of the memory products-related assets and liabilities, operations and activities of the Company were contributed to Qimonda, a stand-alone legal company (see note 6). Therefore, since its Formation, Qimonda has had a capital management policy that is independent from that of the remainder of the Company. Consequently, the capital management discussion in the remainder of this section is based on U.S. GAAP financial balances and results of Infineon excluding Qimonda, for the respective periods.

Infineon considers net debt, defined as the sum of short-term and long-term debt less gross liquidity, as the principal indication of its liquidity position. Gross liquidity is defined as the sum of cash, cash equivalents and marketable securities. Infineon’s capital structure is primarily managed by the ratio of gross debt-to-EBITDA and the relation of gross liquidity to sales. Infineon defines EBIT as earnings (loss) before income (loss) from discontinued operations, interest, and taxes. EBITDA is defined as EBIT plus depreciation and amortization. The specified targets are the maintenance of a debt-to-EBITDA ratio of approximately 2, and a ratio of gross liquidity to sales of approximately 20 percent to 25 percent.

For the years ended September 30, 2007 and 2008, on a U.S. GAAP basis, the debt-to-EBITDA ratios of Infineon excluding Qimonda were 2.4 and 2.6, respectively. The slight increase was mainly due to the negative development of the EBITDA results during the financial year. The ratios of gross liquidity to sales on a U.S. GAAP basis amounted to 25 percent and 20 percent, respectively, for the years ended September 30, 2007 and 2008. The decrease was principally due to the fact that Infineon’s gross liquidity as of September 30, 2007 reflected the proceeds of both the sale of shares in Qimonda as well as the

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

issuance of exchangeable subordinated notes effected in that month. Subsequently, these proceeds were used among others to fund the acquisition of the mobile products division of LSI in October 2007.

34.	Share-based Compensation

In 1999, the Company’s shareholders approved a long-term incentive plan, which provided for the granting of non-transferable options to acquire ordinary shares over a future period. Under the terms of the LTI 1999 Plan, the Company could grant up to 48 million options over a five-year period. The exercise price of each option equals 120 percent of the average closing price of the Company’s stock during the five trading days prior to the grant date. Granted options vest at the latter of two years from the grant date or the date on which the Company’s stock reaches the exercise price for at least one trading day. Options expire seven years from the grant date.

In 2001, the Company’s shareholders approved the International Long-Term Incentive Plan (“LTI 2001 Plan”) which replaced the LTI 1999 Plan. Options previously issued under the LTI 1999 Plan remain unaffected as to terms and conditions; however, no additional options may be issued under the LTI 1999 Plan. Under the terms of the LTI 2001 Plan, the Company could grant up to 51.5 million options over a five-year period. The exercise price of each option equals 105 percent of the average closing price of the Company’s stock during the five trading days prior to the grant date. Granted options have a vesting period of between two and four years, subject to the Company’s stock reaching the exercise price on at least one trading day, and expire seven years from the grant date.

Under the LTI 2001 Plan, the Company’s Supervisory Board decided annually within 45 days after publication of the financial results how many options to grant to the Management Board. The Management Board, within the same period, decided how many options to grant to eligible employees.

In 2006, the Company’s shareholders approved the Stock Option Plan 2006 (“SOP 2006”) which replaced the LTI 2001 Plan. Under the terms of SOP 2006, the Company can grant up to 13 million options over a three-year period. The exercise price of each option equals 120 percent of the average closing price of the Company’s stock during the five trading days prior to the grant date. Granted options are only exercisable if the price of a share exceeds the trend of the comparative index Philadelphia Semiconductor Index (“SOX”) for at least three consecutive days on at least one occasion during the life of the option. Granted options have a vesting period of three years, subject to the Company’s stock reaching the exercise price on at least one trading day, and expire six years from the grant date.

Under the SOP 2006, the Supervisory Board will decide annually within a period of 45 days after publication of the annual results or the results of the first or second quarters of a fiscal year, but no later than two weeks before the end of the quarter, how many options to grant to the Management Board. During that same period the Management Board may grant options to other eligible employees.

At the discretion of the Company, exercised options of the LTI 2001 Plan and SOP 2006 can be satisfied with shares either by issuing shares from the “Conditional Share Capital I” and “Conditional Share Capital III” for the LTI 2001 Plan or from the “Conditional Share Capital III” and “Conditional Share Capital IV/2006” for the SOP 2006 or by transferring own shares held by the Company.

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

A summary of the status of the LTI 1999 Plan, the LTI 2001 Plan, and the SOP 2006 as of September 30, 2007 and 2008, respectively, and changes during the fiscal years then ended are presented below (options in millions, exercise price in Euro, intrinsic value in millions of Euro):

			Weighted-
		Weighted-	average
	Number of	average	remaining life	Aggregated
	options	exercise price	(in years)	intrinsic value

Outstanding at September 30, 2006	44.8	18.12	3.54	14
Granted	2.3	13.30
Exercised	(2.1)	8.91
Forfeited and expired	(5.6)	33.58

Outstanding at September 30, 2007	39.4	16.17	2.99	66

Vested and expected to vest, net of estimated forfeitures at September 30, 2007	39.1	16.20	2.97	66
Exercisable at September 30, 2007	25.8	19.52	2.06	31

Outstanding at September 30, 2007	39.4	16.17	2.99	66
Granted	—	—
Exercised	—	—
Forfeited and expired	(6.2)	37.44

Outstanding at September 30, 2008	33.2	12.30	2.28	—

Vested and expected to vest, net of estimated forfeitures at September 30, 2008	30.6	12.32	2.28	—
Exercisable at September 30, 2008	26.5	12.89	1.83	—

The weighted average share price of exercised options during the 2007 fiscal year was €11.56.

The following table summarizes information about stock options outstanding and exercisable as of September 30, 2008 (options in millions, exercise prices in Euro):

	Outstanding			Exercisable
		Weighted-
		average	Weighted-		Weighted-
	Number of	remaining life	average	Number of	average
Range of exercise prices	options	(in years)	exercise price	options	exercise price

€ 5 — €10	18.3	2.78	€8.73	13.8	€8.82
€10 — €15	9.3	2.54	€12.62	7.1	€12.42
€15 — €20	0.2	0.83	€15.75	0.2	€15.75
€20 — €25	5.4	0.18	€23.70	5.4	€23.70

Total	33.2	2.28	€12.30	26.5	€12.89

Options with an aggregate fair value of €32 million and €26 million vested during the fiscal years ended September 30, 2007 and 2008, respectively. Options with a total intrinsic value of €6 million and €0 were exercised during the fiscal years ended September 30, 2007 and 2008, respectively.

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

Changes in the Company’s unvested options for the fiscal years ended September 30, 2007 and 2008 are summarized as follows (options in millions, fair values in Euro, intrinsic value in millions of Euro):

			Weighted-
		Weighted-	average
	Number of	average grant	remaining life	Aggregated
	options	date fair value	(in years)	intrinsic value

Unvested at September 30, 2006	19.2	4.11	5.11	11
Granted	2.3	2.03
Vested	(7.0)	4.63
Forfeited	(0.9)	3.91

Unvested at September 30, 2007	13.6	3.50	4.77	35

Unvested options expected to vest	13.2	3.53	4.81	34

Unvested at September 30, 2007	13.6	3.50	4.77	35
Granted	—	—
Vested	(6.5)	4.04
Forfeited	(0.4)	3.23

Unvested at September 30, 2008	6.7	2.96	4.05	—

Unvested options expected to vest	4.1	3.30	4.03	—

The fair value of each option grant issued pursuant to the 1999 and 2001 Long-Term Incentive Plans was estimated on the grant date using the Black-Scholes option-pricing model. For options granted prior to October 1, 2005, Infineon relied on historical volatility measures when estimating the fair value of stock options granted to employees. For options granted after October 1, 2005, Infineon uses a combination of implied volatilities from traded options on Infineon’s ordinary shares and historical volatility when estimating the fair value of stock options granted to employees, as it believes that this methodology better reflects the expected future volatility of its stock. The expected life of options granted was estimated based on historical experience.

The fair value of each option grant issued pursuant to the Stock Option Plan 2006 was estimated on the grant date using a Monte Carlo simulation model. This model takes into account vesting conditions relating to the performance of the SOX and its impact on stock option fair value. The Company uses a combination of implied volatilities from traded options on Infineon’s ordinary shares and historical volatility when estimating the fair value of stock options granted to employees, as it believes that this methodology better reflects the expected future volatility of its stock. The expected life of options granted was estimated using the Monte Carlo simulation model.

For options granted after October 1, 2005, forfeitures are estimated based on historical experience; prior to that date, forfeitures were recorded as they occurred. The risk-free rate is based on treasury note yields at the time of grant for the estimated life of the option. Infineon has not made any dividend payments during the fiscal year ended September 30, 2008.

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

The following weighted-average assumptions were used in the fair value calculation during the fiscal year ended September 30, 2007:

2007

Weighted-average assumptions:
Risk-free interest rate	3.91%
Expected volatility, underlying shares	40%
Expected volatility, SOX index	36%
Forfeiture rate, per year	3.40%
Dividend yield	0%
Expected life in years	3.09
Weighted-average fair value per option at grant date in €	2.03

As of September 30, 2008, there was a total of €4 million in unrecognized compensation expense related to unvested stock options of Infineon, which is expected to be recognized over a weighted-average period of less than one year.

Share-Based Compensation Expense

Share-based compensation expense was allocated as follows for the fiscal years ended September 30, 2007 and 2008:

	2007	2008
	(€ in millions)

Compensation expense recognized:
Cost of goods sold	2	1
Selling, general and administrative expenses	6	3
Research and development expenses	4	1

Total share-based compensation expense	12	5

Share-based compensation effect on basic and diluted loss per shares in €	(0.02)	(0.01)

Cash received from stock option exercises was €19 million and €0 during the fiscal years ended September 30, 2007 and 2008, respectively. The amount of share-based compensation expense which was capitalized and remained in inventories for the fiscal years ended September 30, 2007 and 2008 was immaterial. Share-based compensation expense does not reflect any income tax benefits, since stock options are granted in tax jurisdictions where the expense is not deductible for tax purposes.

35.	Supplemental Cash Flow Information

	2007	2008
	(€ in millions)

Cash paid for:
Interest	93	62
Income taxes	80	16
Non-cash investing activities:
Molstanda (note 5)	(41)	—
Non-cash financing activities:
Molstanda (note 5)	76	—

36.	Related Parties

The Company has transactions in the normal course of business with Equity Method Investments and related persons such as Management and Supervisory Board (collectively, “Related Parties”). The

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

Company purchases certain of its raw materials, especially chipsets, from, and sells certain of its products to, Related Parties. Purchases and sales to Related Parties are generally based on market prices or manufacturing cost plus a mark-up.

Related Party receivables consist primarily of trade, financial, and other receivables from Equity Method Investments and Related Companies, and totaled €80 million and €78 million as of September 30, 2007 and 2008, respectively. At September 30, 2007, current financial and other receivables from Equity Method Investments and Related Companies included a revolving term loan of €52 million due from ALTIS.

Related Party payables consist primarily of trade, financial, and other payables from Equity Method Investments, and totaled €176 million and €21 million as of September 30, 2007 and 2008, respectively.

Related Party receivables and payables as of September 30, 2007 and 2008 have been segregated first between amounts owed by or to companies in which the Company has an ownership interest, and second based on the underlying nature of the transactions. Trade receivables and payables include amounts for the purchase and sale of products and services. Financial and other receivables and payables represent amounts owed relating to loans and advances and accrue interest at interbank rates.

Sales to Related Parties totaled €57 million and €1 million in the 2007 and 2008 fiscal years, respectively, whereas purchases from Related Parties totaled €47 million and €148 million in the 2007 and 2008 fiscal years, respectively.

Remuneration of Management

In the 2008 fiscal year, the active members of the Management Board received total compensation of €4.9 million. In the 2007 fiscal year the members of the Management Board active in this year received total compensation of €6.5 million, including 550,000 stock options with a fair value of €1.1 million (determined in accordance with the Monte Carlo simulation model). In the 2008 fiscal year, no stock options were granted to members of the Management Board. No performance-related bonuses were paid for the 2007 and 2008 fiscal years. The total cash compensation in the 2008 fiscal year amounts to €4.9 million (previous year: €5.3 million).

The total aggregate cash compensation of the members of the Supervisory Board in the 2008 fiscal year amounted to €0.5 million (previous year: €0.6 million). In addition, according to the Articles of Association each member of the Supervisory Board received in the 2007 fiscal year 1,500 share appreciation rights with a fair value of €2.03 (determined in accordance with the Monte Carlo simulation model). In the 2008 fiscal year, the members of the Supervisory Board waived their share appreciations rights.

Former members of the Management Board received total payments of €0.9 million (severance and pension payments) in the 2008 fiscal year. This includes the compensation paid to Dr. Ziebart from June 2008 onward in the amount of €0.6 million.

As required by IFRS, during the 2008 fiscal year a total of €1.2 million was added to pension reserves for current pensions and entitlements of former Management Board members; as of September 30, 2008, these pension reserves amount to €26.6 million.

Neither Infineon nor any of its subsidiaries have granted loans to any member of our Supervisory or Management Boards.

Regarding the required information on the individual remuneration of the members of our Supervisory or Management Boards pursuant to HGB section 314 par. 1 No. 6 subsection a, sentence 5 to 9, reference is made to the Compensation Report which is part of the Operating and Financial Review.

37.	Employee Benefits

Pension benefits provided by the Company are currently organized primarily through defined benefit pension plans which cover a significant portion of the Company’s employees. Plan benefits are principally based upon years of service. Certain pension plans are based on salary earned in the last year or last five years of employment, while others are fixed plans depending on ranking (both salary level and position). The measurement date for the Company’s pension plans is September 30.

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

In February 2007, the Company transferred the majority of its existing domestic (German) pension plans into a new Infineon pension plan with effect from October 1, 2006. Under the new plan, employee benefits are predominantly based on contributions made by the Company, although defined benefit provisions are retained. The plan qualifies as a defined benefit plan and, accordingly, the change from the previous defined benefit plans is treated as a plan amendment pursuant to IAS 19. In comparison to the existing domestic pension obligation, the additional impact on defined benefit obligation consists of past service cost of approximately €4 million which were immediately recognized in profit and loss.

Information with respect to the Company’s pension plans for the years ended September 30, 2007 and 2008 is presented for German (“Domestic”) plans and non-German (“Foreign”) plans:

	2007		2008
	Domestic	Foreign	Domestic	Foreign
	plans	plans	plans	plans
	(€ in millions)

Change in projected benefit obligation:
Present Value of defined benefit obligation beginning of year	(477)	(81)	(398)	(77)
Current service cost	(28)	(4)	(16)	(3)
Interest cost	(21)	(4)	(18)	(4)
Actuarial gains (losses)	121	5	69	(1)
Divestitures	2	—	—	—
New plan created and plan amendments	(4)	—	1	(1)
Curtailments	—	1	—	—
Benefits paid	5	3	5	2
Plan transfers to Qimonda	—	—	7	—
Present value of defined benefit obligation reclassified as held for disposal	4	—	53	2
Foreign currency effects	—	3	—	3

Present value of defined benefit obligation end of year	(398)	(77)	(297)	(79)

Change in fair value of plan assets:
Fair value at beginning of year	306	40	368	41
Expected return on plan assets	19	3	22	3
Actuarial losses	(2)	—	(63)	(5)
Contributions	50	5	10	3
Benefits paid	(5)	(3)	(5)	(2)
Plan transfers to Qimonda	—	—	(7)	—
Fair value plan assets reclassified as held for disposal	—	—	(27)	(1)
Foreign currency effects	—	(4)	—	(4)

Fair value of plan assets at end of year	368	41	298	35

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

A reconciliation of the funded status of the Company’s pension plans to the amounts recognized in the consolidated balance sheets is as follows:

	2007		2008
	Domestic	Foreign	Domestic	Foreign
	plans	plans	plans	plans
	(€ in millions)

Present value of funded obligations	(398)	(77)	(297)	(79)
Fair value of plan assets	368	41	298	35

Funded status	(30)	(36)	1	(44)

Asset ceiling	—	(2)	—	—

Asset (liability) recognized	(30)	(38)	1	(44)

Amounts recognized in the consolidated balance sheets consist of:

	2007		2008
	Domestic	Foreign	Domestic	Foreign
	plans	plans	plans	plans
	(€ in millions)

Pension assets	—	—	1	—
Current portion pension liabilities (note 28)	(5)	—	—	(1)
Pension liabilities	(25)	(38)	—	(43)

Asset (liability) recognized	(30)	(38)	1	(44)

The experience adjustments, meaning differences between changes in assets and obligations expected on the basis of actuarial assumptions and actual changes in those assets and obligations, are as follows:

	2007		2008
	Domestic	Foreign	Domestic	Foreign
	plans	plans	plans	plans

Differences between expected and actual developments:
of fair value of the obligation	13	2	4	(1)
of fair value of plan assets	(2)	—	(63)	(5)

The actual return on plan assets was €20 and €(43) in the years ended September 30, 2007 and 2008, respectively.

The weighted-average assumptions used in calculating the actuarial values for the pension plans are as follows:

	2007		2008
	Domestic	Foreign	Domestic	Foreign
	plans	plans	plans	plans

Discount rate	5.5%	5.6%	6.8%	6.1%
Rate of salary increase	2.5%	2.2%	2.5%	2.8%
Projected future pension increases	1.8%	2.7%	2.0%	2.9%
Expected return on plan assets	6.1%	6.9%	6.5%	7.0%

Discount rates are established based on prevailing market rates for high-quality fixed-income instruments that, if the pension benefit obligation were settled at the measurement date, would provide the necessary future cash flows to pay the benefit obligation when due. The Company believes short-term changes in interest rates should not affect the measurement of the Company’s long-term obligation.

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

Investment Strategies

The investment approach of the Company’s pension plans involves employing a sufficient level of flexibility to capture investment opportunities as they occur, while maintaining reasonable parameters to ensure that prudence and care are exercised in the execution of the investment program. The Company’s pension plans’ assets are invested with several investment managers. The plans employ a mix of active and passive investment management programs. Considering the duration of the underlying liabilities, a portfolio of investments of plan assets in equity securities, debt securities and other assets is targeted to maximize the long-term return on assets for a given level of risk. Investment risk is monitored on an ongoing basis through periodic portfolio reviews, meetings with investment managers and annual liability measurements. Investment policies and strategies are periodically reviewed to ensure the objectives of the plans are met considering any changes in benefit plan design, market conditions or other material items.

Expected Long-term Rate of Return on Plan Assets

Establishing the expected rate of return on pension assets requires judgment. The Company’s approach in determining the long-term rate of return for plan assets is based upon historical financial market relationships that have existed over time, the types of investment classes in which pension plan assets are invested, long-term investment strategies, as well as the expected compounded return the Company can reasonably expect the portfolio to earn over appropriate time periods.

The Company reviews the expected long-term rate of return annually and revises it as appropriate. Also, the Company periodically commissions detailed asset/liability studies to be performed by third-party professional investment advisors and actuaries.

Plan Asset Allocation

As of September 30, 2007 and 2008 the percentage of plan assets invested and the targeted allocation in major asset categories are as follows:

	2007		2008		Targeted allocation
	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign
	plans	plans	plans	plans	plans	plans

Equity securities	37%	60%	30%	47%	36%	47%
Debt securities	34%	22%	36%	16%	31%	17%
Other	29%	18%	34%	37%	33%	36%

Total	100%	100%	100%	100%	100%	100%

The Company’s asset allocation targets for its pension plan assets are based on its assessment of business and financial conditions, demographic and actuarial data, funding characteristics, related risk factors, market sensitivity analysis and other relevant factors. The overall allocation is expected to help protect the plans’ funded status while generating sufficiently stable real returns (i.e., net of inflation) to meet current and future benefit payment needs. Due to active portfolio management, the asset allocation may differ from the target allocation up to certain limits for different classes. As a matter of policy, the Company’s pension plans do not invest in shares of Infineon.

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

The components of net periodic pension cost for the years ended September 30, 2007 and 2008 are as follows:

	2007		2008
	Domestic	Foreign	Domestic	Foreign
	plans	plans	plans	plans
	(€ in millions)

Service cost	(22)	(4)	(16)	(3)
Interest cost	(19)	(4)	(18)	(4)
Expected return on plan assets	17	3	22	3
Amortization of unrecognized prior service (cost) benefit	(1)	—	1	—
Curtailment gain recognized	—	1	—	—

Net periodic pension cost	(25)	(4)	(11)	(4)

The past service costs relating to the pension plans are amortized in equal amounts over the average period until the benefits become vested.

Actuarial gains of €124 million and €10 million have been recognized in the statement of recognized income and expense for the years ended September 30, 2007 and 2008 respectively.

It is not planned nor anticipated that any plan assets will be returned to any business entity during the next fiscal year.

The effect of employee terminations in connection with the Company’s restructuring plans (see note 10) on the Company’s pension obligation is reflected as a curtailment in the years ended September 30, 2007 and 2008 pursuant to the provisions of IAS 19.

The remaining net periodic pension cost is mainly attributed to cost of sales and R&D expenses.

The interest cost due to the increase in the present value of the defined benefit obligation during a period and the interest income from the plan assets are shown as interest expense or interest income.

The company recognized €108 million and €105 million as an expense for defined contribution plans in the financial years ended September 30, 2007 and 2008.

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

38.	Additional Disclosures on Financial Instruments

The following table presents the carrying amounts and the fair values by class of financial instruments and reconciliation from the classes of financial instruments to the IAS 39 categories of financial instruments.

		Categories of financial assets
		At fair
		value
		through
	Carrying	profit or	Available	Loans and
Financial assets:	amount	loss	for sale	receivables	Fair value
	(€ in millions)

Balance September 30, 2007
Current assets:
Cash and cash equivalents	1,809	—	—	1,809	1,809
Available-for-sale financial assets	417	—	417	—	417
Trade and other receivables	1,138	—	—	1,138	1,138
Other current financial assets	78	78	—	—	78
Non-current assets:
Other financial assets	162	—	66	96	162

Total	3,604	78	483	3,043	3,604

Balance September 30, 2008
Current assets:
Cash and cash equivalents	749	—	—	749	749
Available-for-sale financial assets	134	—	134	—	134
Trade and other receivables	799	—	—	799	799
Other current financial assets	19	19	—	—	19
Non-current assets:
Other financial assets	133	—	29	104	133

Total	1,834	19	163	1,652	1,834

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

		Categories of financial liabilities
		At fair		Other
		value	Designated	financial
		through	cash flow	liabilities
	Carrying	profit or	hedges at	(amortized	Lease
Financial liabilities:	amount	loss	fair value	cost)	liabilities	Fair value
	(€ in millions)

Balance September 30, 2007
Current liabilities:
Short-term debt and current maturities of long-term debt	336	—	—	308	28	333
Trade and other payables	1,347	—	—	1,347	—	1,347
Other current financial liabilities	78	38	—	40	—	78
Non-current liabilities:
Long-term debt	1,227	—	—	1,127	100	1,333
Other financial liabilities	134	—	—	134	—	134

Total	3,122	38	—	2,956	128	3,225

Balance September 30, 2008
Current liabilities:
Short-term debt and current maturities of long-term debt	207	—	—	207	—	207
Trade and other payables	507	—	—	507	—	507
Other current financial liabilities	63	20	5	38	—	63
Non-current liabilities:
Long-term debt	963	—	—	963	—	967
Other financial liabilities	20	—	—	20	—	20

Total	1,760	20	5	1,735	—	1,764

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

The following table contains information about net gains (losses) from continuing operations by category of financial instruments for the years ended September 30:

			Financial assets and
			financial receivables
			at fair value through
			profit or loss
			Designated
			as at fair
	Available-		value
	for-sale		through
	financial	Loans and	profit or	Held for	Other	Cash flow
Net gains (losses) on financial instruments	assets	receivables	loss	trading	liabilities	hedges	Total
	(€ in millions)

Fiscal year 2007:
Total removed from equity and recognized in profit or loss	(7)	—	—	—	—	2	(5)
Fair value gain (loss) recognized directly in equity	—	—	—	—	—	—	—

Net gains (losses) recognized in equity	(7)	—	—	—	—	2	(5)

Interest revenue	9	36	2	(1)	(143)	(2)	(99)
Net foreign exchange gain (loss)	—	(96)	—	16	83	—	3
Fair value gain (loss)	7	—	(1)	1	—	—	7
Impairment loss (reversal)	—	11	—	—	—	—	11

Total recognized in profit or loss	16	(49)	1	16	(60)	(2)	(78)

Total net gain (loss)	9	(49)	1	16	(60)	—	(83)

Fiscal year 2008:
Total removed from equity and recognized in profit or loss	(2)	—	—	—	—	(2)	(4)
Fair value gain (loss) recognized directly in equity	1	—	—	—	—	—	1

Net gains (losses) recognized in equity	(1)	—	—	—	—	(2)	(3)

Interest revenue	9	46	2	—	(147)	(2)	(92)
Net foreign exchange gain (loss)	—	(10)	—	15	10	—	15
Fair value gain (loss)	(3)	—	(10)	(12)	—	—	(25)
Impairment loss (reversal)	(6)	(3)	—	—	—	—	(9)

Total recognized in profit or loss	—	33	(8)	3	(137)	(2)	(111)

Total net gain (loss)	(1)	33	(8)	3	(137)	(4)	(114)

Derivative Financial Instruments and Hedging Activities

The Company periodically enters into derivative financial instruments, including foreign currency forward and option contracts as well as interest rate swap agreements. The objective of these transactions is to reduce the impact of interest rate and exchange rate fluctuations on the Company’s foreign currency denominated net future cash flows. The Company does not enter into derivatives for trading or speculative purposes.

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

The Euro equivalent notional amounts in millions and fair values of the Company’s derivative instruments as of September 30, 2007 and 2008 are as follows:

	2007		2008
	Notional	Fair	Notional	Fair
	amount	value	amount	value
	(€ in millions)

Forward contracts sold:
U.S. dollar	735	25	213	(5)
Japanese yen	17	—	5	—
Singapore dollar	—	—	10	—
Malaysian ringgit	3	—	3	—
Norwegian krone	2	—	—	—
Forward contracts purchased:
U.S. dollar	356	(20)	157	(4)
Japanese yen	73	(2)	1	—
Singapore dollar	24	—	29	—
Great Britain pound	6	—	9	—
Malaysian ringgit	83	(2)	52	—
Norwegian krone	7	—	2	—
Other currencies	1	—	—	—
Currency Options sold:
U.S. dollar	—	—	177	(5)
Currency Options purchased:
U.S. dollar	—	—	163	1
Interest rate swaps	700	(10)	500	(1)
Other	231	20	77	(1)

Fair value, net		11		(15)

The Company enters into derivative instruments, primarily foreign exchange forward contracts, to hedge significant anticipated U.S. dollar cash flows from operations. During the fiscal year ended September 30, 2008, the Company designated as cash flow hedges certain foreign exchange forward contracts and foreign exchange options related to highly probable forecasted sales denominated in U.S. dollars. The Company did not record any ineffectiveness for these hedges for the fiscal year ended September 30, 2008. However, it excluded differences between spot and forward rates and the time value from the assessment of hedge effectiveness and included this component of financial instruments’ gain or loss as part of cost of goods sold. It is estimated that €4 million of the net losses recognized directly in other components of equity as of September 30, 2008 will be reclassified into earnings during the 2009 fiscal year. All foreign exchange derivatives designated as cash flow hedges held as of September 30, 2008 have maturities of six months or less. Foreign exchange derivatives entered into by the Company to offset exposure to anticipated cash flows that do not meet the requirements for applying hedge accounting are marked to market at each reporting period with unrealized gains and losses recognized in earnings. For the fiscal year ended September 30, 2007 and 2008, no gains or losses were reclassified from other components of equity as a result of the discontinuance of foreign currency cash flow hedges resulting from a determination that it was probable that the original forecasted transaction would not occur.

Fair Value

Fair values of financial instruments are determined using quoted market prices or discounted cash flows. The fair value of the Company’s unsecured term loans and interest-bearing notes payable approximate their carrying values as their interest rates approximate those which could be obtained currently. At September 30, 2008, the subordinated convertible and exchangeable notes, both due 2010, were trading at a 12.07 percent and a 12.34 percent discount to par, respectively, based on quoted market

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

values. The fair values of the Company’s cash and cash equivalents, receivables and payables, as well as related-party receivables and payables and other financial instruments approximated their carrying values due to their short-term nature. Available for sale financial assets are recorded at fair value (see note 15).

39.	Financial Risk Management

The Company’s activities expose it to a variety of financial risks: market risk (including foreign exchange risk, interest rate risk and price risk), credit risk and liquidity risk. The Company’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on its financial performance. The Company uses derivative financial instruments to hedge certain risk exposures. Risk management is carried out by a central Finance and Treasury (“FT”) department under policies approved by the management board. The FT department identifies, evaluates and hedges financial risks in close co-operation with the Company’s operating units. The FT department’s policy contains written principles for overall risk management, as well as written policies covering specific areas, such as foreign exchange risk, interest rate risk, credit risk, use of derivative financial instruments and non-derivative financial instruments, and investment of excess liquidity.

Market Risk

Market risk is defined as the risk of loss related to adverse changes in market prices of financial instruments, including those related to foreign exchange rates and interest rates.

The Company is exposed to various financial market risks in the ordinary course of business transactions, primarily resulting from changes in foreign exchange rates and interest rates. The Company enters into diverse derivative financial transactions with several counterparties to limit such risks. Derivative instruments are used only for hedging purposes and not for trading or speculative purposes.

Foreign Exchange Risk

Foreign exchange risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates.

Although the Company prepares the consolidated financial statements in Euro, major portions of its sales volumes as well as costs relating to the design, development, manufacturing and marketing of products are denominated in currencies other than the Euro, primarily the U.S. dollar. Fluctuations in the exchange rates of these currencies to the Euro had an effect on profitability in the 2007 and 2008 fiscal years.

Management has established a policy to require the Company’s individual legal entities to manage their foreign exchange risk against their functional currency. The legal entities are required to internally hedge their entire foreign exchange risk exposure with the Company’s FT department. To manage their foreign exchange risk arising from future commercial transactions and recognized assets and liabilities, the individual entities use forward contracts, transacted with the Company’s FT department.

The Company’s policy with respect to limiting short-term foreign currency exposure generally is to economically hedge at least 75 percent of its estimated net exposure for the initial two-month period, at least 50 percent of its estimated net exposure for the third month and, depending on the nature of the underlying transactions, a significant portion for the periods thereafter. Part of the foreign currency exposure cannot be mitigated due to differences between actual and forecasted amounts. The Company calculates this net exposure on a cash-flow basis considering balance sheet items, actual orders received or made and all other planned revenues and expenses.

For the fiscal years ended September 30, 2007 and 2008, net gains (losses) related to foreign currency derivatives and foreign currency transactions included in determining net income (loss) amounted to €3 million and €15 million, respectively.

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

The following table shows the net exposure for continuing operations by major foreign currencies and the potential effects on a 10 percent shift of the currency exchange rates to be applied as of September 30, 2007 and 2008.

	Profit or Loss		Equity
September 30, 2007	+10%	−10%	+10%	−10%
	(€ in millions)

EUR/USD	(8)	9	—	—
EUR/MYR	(6)	7	—	—
EUR/YEN	—	1	—	—
EUR/SGD	(1)	1	—	—

	Profit or Loss		Equity
September 30, 2008	+10%	−10%	+10%	−10%
	(€ in millions)

EUR/USD	2	(3)	11	(15)
EUR/MYR	(5)	6	—	—
EUR/YEN	(1)	1	—	—
EUR/SGD	(1)	1	—	—

Interest Rate Risk

In accordance with IFRS 7 interest rate risk is defined as the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates.

The Company is exposed to interest rate risk through its debt instruments, fixed-term deposits and loans. During the 2003 fiscal year, the Company issued a convertible bond and in 2007 fiscal year the Company issued an exchangeable bond on Qimonda shares. Due to the high volatility of its core business and to maintain high operational flexibility, the Company keeps a substantial amount of cash and marketable securities. These assets are mainly invested in instruments with contractual maturities ranging from one to 12 months, bearing interest at short-term rates. To reduce the risk caused by changes in market interest rates, the Company attempts to align the duration of the interest rates of its debts and current assets by the use of interest rate derivatives.

Fluctuating interest rates have an impact on parts of each of the Company’s marketable securities, debt obligations and standby lines of credit. The Company makes use of derivative instruments such as interest rate swaps to hedge against adverse interest rate developments. The Company entered into interest rate swap agreements that primarily convert the fixed interest rate on its convertible bond to a floating interest rate based on the relevant European Interbank Offering Rate (“EURIBOR”).

IFRS 7 requires a sensitivity analysis showing the effect of possible changes in market interests on profit or loss and equity. The Company does not hold any fixed-rate financial assets and liabilities categorized as at fair value through profit or loss and does not apply hedge accounting for interest rate risk. Therefore a change in the interest rate would not affect profit or loss. In respect to fixed-rate available-for-sale financial assets a change of 100 basis points in interest rates would have increased or decreased equity by €3 million and by €1 million as of September 30, 2007 and 2008, respectively.

Changes in market interest rates affect interest income and interest expense on floating interest financial instruments. A change of +/− 100 basis points in interest rates at the reporting date would have increased or decreased profit or loss by €2 million and by €4 million in the 2007 and 2008 fiscal year.

Changes in interest rates affect the fair value and cash flows of interest rate derivatives. Under the assumption the market interest rate would change by 100 basis points profit or loss would decrease or increase by €14 million and by €12 million in the 2007 and 2008 fiscal year.

Other Price Risk

According to IFRS 7 other price risk is defined as the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices (other than those arising from

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

interest rate risk or currency risk), whether those changes are caused by factors specific to the individual financial instrument or its issuer, or factors affecting all similar financial instruments traded in the market.

Infineon holds financial instruments which are exposed to market price risks. A potential change of in the relevant market prices of 5 percent would increase or decrease profit or loss by €8 million and €4 million for the fiscal years ended September 30, 2007 and 2008.

Additionally, the Company is exposed to price risks with respect to raw materials used in the manufacture of its products. The Company seeks to minimize these risks through its sourcing policies (including the use of multiple sources, where possible) and its operating procedures. The Company does not use derivative financial instruments to manage any exposure to fluctuations in commodity prices remaining after the operating measures described above.

Credit Risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation.

Financial instruments that expose the Company to credit risk consist primarily of trade receivables, cash equivalents, marketable securities and financial derivatives. Concentrations of credit risks with respect to trade receivables are limited by the large number of geographically diverse customers that make up the Company’s customer base. The Company controls credit risk through credit approvals, credit limits and monitoring procedures, as well as comprehensive credit evaluations for all customers. The credit risk with respect to cash equivalents, marketable securities and financial derivatives is limited by transactions with a number of large international financial institutions, with pre-established limits. The Company does not believe that there is significant risk of non-performance by these counterparties because the Company monitors their credit risk and limits the financial exposure and the amounts of agreements entered into with any one financial institution. The credit worthiness of the counterparties is checked regularly in order to keep the risk of default as low as possible. However, the Company cannot fully exclude the possibility of any loss arising from the default of one of the counterparties.

Liquidity Risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities.

Liquidity risk could arise from the Company’s potential inability to meet matured financial obligations. The Company’s liquidity risk management implies maintaining sufficient cash and marketable securities, the availability of funding through an adequate amount of committed credit facilities and the ability to close out market positions. Due to the dynamic nature of the underlying businesses, the Company’s FT department maintains flexibility in funding by maintaining availability under committed credit lines.

The following table discloses a maturity analysis for non-derivative financial liabilities and a cash flow analysis for derivative financial instruments with negative fair values. The table shows the undiscounted contractually agreed cash flows which result from the respective financial liability. Cash flows are recognized at trade date when the Company becomes a party to the contractual provision of the financial instrument. Amounts in foreign currencies are translated using the closing rate at the reporting date. Financial instruments with variable interest payments are determined using the interest rate from the last

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

interest fixing before September 30, 2008. The cash outflows of financial liabilities that can be paid off at any time are assigned to the time band where the earliest redemption is possible.

	Contractual
	cash flows	2009	2010	2011	2012	2013	Thereafter
	(€ in millions)

Non derivative financial liabilities	1,943	805	928	93	72	42	3
Derivative financial liabilities:
Cash outflow	492	412	80	—	—	—	—
Cash inflow(1)	(474)	(401)	(73)	—	—	—	—

Total	1,961	816	935	93	72	42	3

(1)	Cash inflows of derivates financial liabilities are also included when the instruments is gross settled in order to show all contractual cash flows.

40.	Commitments and Contingencies

Litigation and Investigations

In September 2004, the Company entered into a plea agreement with the Antitrust Division of the U.S. Department of Justice (“DOJ”) in connection with its investigation into alleged antitrust violations in the DRAM industry. Pursuant to this plea agreement, the Company agreed to plead guilty to a single count of conspiring with other unspecified DRAM manufacturers to fix the prices of DRAM products between July 1, 1999 and June 15, 2002, and to pay a fine of $160 million. The fine plus accrued interest is being paid in equal annual installments through 2009. The Company has a continuing obligation to cooperate with the DOJ in its ongoing investigation of other participants in the DRAM industry. The price-fixing charges related to DRAM sales to six Original Equipment Manufacturer (“OEM”) customers that manufacture computers and servers. The Company has entered into settlement agreements with five of these OEM customers and is considering the possibility of a settlement with the remaining OEM customer, which purchased only a very small volume of DRAM products from the Company. The Company has secured individual settlements with eight direct customers in addition to those OEM customers. As of September 30, 2008, the final two installments of the DOJ settlement, totaling €37 million, remained unpaid. Such amount was recorded in the consolidated balance sheet as other current financial liabilities and other financial liabilities totaling €20 million and €17 million, respectively.

Subsequent to the commencement of the DOJ investigation, a number of putative class action lawsuits were filed against the Company, its U.S. subsidiary Infineon Technologies North America Corporation (“IF North America”) and other DRAM suppliers, alleging price-fixing in violation of the Sherman Act and seeking treble damages in unspecified amounts, costs, attorneys’ fees, and an injunction against the allegedly unlawful conduct. In September 2002, the Judicial Panel on Multi-District Litigation ordered that these federal cases be transferred to the U.S. District Court for the Northern District of California for coordinated or consolidated pre-trial proceedings as part of a Multi District Litigation (“MDL”). In September 2005, the Company and IF North America entered into a definitive settlement agreement with counsel for the class of direct U.S. purchasers of DRAM (granting an opportunity for individual class members to opt out of the settlement). In November 2006, court approved the settlement agreement and entered final judgment and dismissed the claims with prejudice.

In April 2006, Unisys Corporation (“Unisys”) filed a complaint against the Company and IF North America, among other DRAM suppliers, alleging state and federal claims for price-fixing and seeking recovery as both a direct and indirect purchaser of DRAM. The complaint was filed in the Northern District of California and has been related to the MDL proceeding described above. In October 2007, the court denied a motion of the Company, IF North America, and the other defendants to dismiss the Unisys complaint. No specified amount of damages has been asserted by the plaintiff in the complaint filed by Unisys and no reasonable estimated amount can be attributed at this time to the potential outcome of the claim.

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

In February and March 2007, four more cases were filed by All American Semiconductor, Inc., Edge Electronics, Inc., Jaco Electronics, Inc., and DRAM Claims Liquidation Trust, by its Trustee, Wells Fargo Bank, N.A. The All American Semiconductor complaint alleges claims for price-fixing under the Sherman Act. The Edge Electronics, Jaco Electronics and DRAM Claims Liquidation Trust complaints allege state and federal claims for price-fixing. All four cases were filed in the Northern District of California and have been related to the MDL described above. All defendants have filed joint motions for summary judgment and to exclude plaintiffs’ principal expert in all of these cases, which have been scheduled for hearing on December 17, 2008. No specific amount of damages has been asserted by the plaintiffs and no reasonable estimated amount can be attributed at this time to the potential outcome of these claim.

Sixty-four additional cases were filed through October 2005 in numerous federal and state courts throughout the United States. Each of these state and federal cases (except for one relating to foreign purchasers, described below) purports to be on behalf of a class of individuals and entities who indirectly purchased DRAM in the United States during specified time periods commencing in or after 1999 (the Indirect U.S. Purchaser Class). The complaints variously allege violations of the Sherman Act, California’s Cartwright Act, various other state laws, unfair competition law, and unjust enrichment and seek treble damages in generally unspecified amounts, restitution, costs, attorneys’ fees and injunctions against the allegedly unlawful conduct.

The foreign purchaser’s case referred to above was dismissed with prejudice and without leave to amend in March 2006; the plaintiffs have appealed to the Ninth Circuit Court of Appeals. On August 14, 2008, the Ninth Circuit issued its decision affirming the dismissal of this action. 23 of the state and federal court cases were subsequently ordered transferred to the U.S. District Court for the Northern District of California for coordinated and consolidated pretrial proceedings as part of the MDL proceeding described above. 19 of the 23 transferred cases are currently pending in the MDL litigation. The pending California state cases were coordinated and transferred to San Francisco County Superior Court for pre-trial proceedings. The plaintiffs in the indirect purchaser cases outside California agreed to stay proceedings in those cases in favor of proceedings on the indirect purchaser cases pending as part of the MDL pre-trial proceedings.

On January 29, 2008, the district court in the MDL proceedings entered an order granting in part and denying in part the defendants’ motion for judgment on the pleadings directed at several of the claims. Plaintiffs filed a Third Amended Complaint on February 27, 2008. On March 28, 2008, the court granted plaintiffs leave to immediately appeal its decision to the Court of Appeals for the Ninth Circuit. On June 26, 2008, the Ninth Circuit Court of Appeals issued an order agreeing to hear the appeal and the parties submitted a stipulation and proposed order to that effect. The district court stayed proceedings pending the Court of Appeals’ decision whether to accept the appeal and scheduled a hearing for October 30, 2008 to decide whether the stay should remain in place until the appeal is decided.

In July 2006, the New York state attorney general filed an action in the U.S. District Court for the Southern District of New York against the Company, IF North America and several other DRAM manufacturers on behalf of New York governmental entities and New York consumers who purchased products containing DRAM beginning in 1998. The plaintiffs allege violations of state and federal antitrust laws arising out of the same allegations of DRAM price-fixing and artificial price inflation practices discussed above, and seek recovery of actual and treble damages in unspecified amounts, penalties, costs (including attorneys’ fees) and injunctive and other equitable relief. In October 2006, this action was made part of the MDL proceeding described above. In July 2006, the attorney generals of Alaska, Arizona, Arkansas, California, Colorado, Delaware, Florida, Hawaii, Idaho, Illinois, Iowa, Louisiana, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Nebraska, Nevada, New Mexico, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia and Wisconsin filed a lawsuit in the U.S. District Court for the Northern District of California against the Company, IF North America and several other DRAM manufacturers on behalf of governmental entities, consumers and businesses in each of those states who purchased products containing DRAM beginning in 1998. In September 2006, the complaint was amended to add claims by the attorneys general of Kentucky, Maine, New Hampshire, North Carolina, the Northern Mariana Islands and Rhode Island. This action is based on state and federal law claims relating to the same alleged anticompetitive practices in the sale of DRAM and plaintiffs seek recovery of actual and treble damages in unspecified amounts, penalties, costs (including attorneys’ fees) and injunctive and other relief. In October 2006, the Company joined the other defendants in filing motions to dismiss several of the claims alleged in these two actions. In August 2007, the court entered

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

orders granting the motions in part and denying the motions in part. Amended complaints in both actions were filed on October 1, 2007. On April 15, 2008, the court issued two orders in the New York and multistate attorneys general cases on the defendants’ motions to dismiss. The order in the New York action denied the defendants’ motion to dismiss. The order in the multistate attorney generals case partly dismissed and partly granted the motion. On May 13, 2008, the Company answered the complaint by the State of New York and the multistate complaint. On September 15, 2008, the Company filed an amended answer to the multistate complaint. Between June 25, 2007 and April 28, 2008, the state attorneys general of six states, Alaska, Delaware, Ohio, New Hampshire, Texas and Vermont, filed requests for dismissal of their claims. Plaintiffs California and New Mexico filed a joint motion for class certification seeking to certify classes of all public entities within both states. On September 5, 2008, the Court entered an order denying both states’ motions for class certification. On September 15, 2008, the New York State Attorney General filed a motion for judgment on the pleadings regarding certain defendants’ affirmative defenses to New York’s amended complaint. A hearing for the motion was scheduled for December 17, 2008.

No specified amount of damages has been asserted by the plaintiffs in the complaints and no reasonable estimated amount can be attributed at this time to the potential outcome of the claims described above.

In April 2003, the Company received a request for information from the European Commission (the “Commission”) to enable the Commission to assess the compatibility with the Commission’s rules on competition of certain practices of which the Commission has become aware in the European market for DRAM products. In light of its plea agreement with the DOJ, the Company made an accrual during the 2004 fiscal year for an amount representing the probable minimum fine that may be imposed as a result of the Commission’s investigation. Any fine actually imposed by the Commission may be significantly higher than the reserve established, although the Company cannot more accurately estimate the amount of the actual fine. The Company is fully cooperating with the Commission in its investigation.

In May 2004, the Canadian Competition Bureau advised IF North America that it, its affiliates and present and past directors, officers and employees are among the targets of a formal inquiry into an alleged conspiracy to prevent or lessen competition unduly in the production, manufacture, sale or supply of DRAM, contrary to the Canadian Competition Act. No formal steps (such as subpoenas) have been taken by the Competition Bureau to date. The Company is fully cooperating with the Competition Bureau in its inquiry. No specified potential fine has been asserted and no reasonable estimated amount can be attributed at this time to the potential outcome of the inquiries of the Canadian Competition Bureau.

Between December 2004 and February 2005, two putative class proceedings were filed in the Canadian province of Quebec, and one was filed in each of Ontario and British Columbia against the Company, IF North America and other DRAM manufacturers on behalf of all direct and indirect purchasers resident in Canada who purchased DRAM or products containing DRAM between July 1999 and June 2002, seeking damages, investigation and administration costs, as well as interest and legal costs. Plaintiffs primarily allege conspiracy to unduly restrain competition and to illegally fix the price of DRAM. No specified amount of damages has been asserted by the plaintiffs and no reasonable estimated amount can be attributed at this time to the potential outcome of the two putative class proceedings.

Between September and November 2004, seven securities class action complaints were filed against the Company and current or former officers in U.S. federal district courts, later consolidated in the Northern District of California, on behalf of a putative class of purchasers of the Company’s publicly-traded securities who purchased them during the period from March 2000 to July 2004 (the “Securities Class Actions”). The consolidated amended complaint alleges violations of the U.S. securities laws and asserts that the defendants made materially false and misleading public statements about the Company’s historical and projected financial results and competitive position because they did not disclose the Company’s alleged participation in DRAM price-fixing activities and that, by fixing the price of DRAM, defendants manipulated the price of the Company’s securities, thereby injuring its shareholders. The plaintiffs seek unspecified compensatory damages, interest, costs and attorneys’ fees. In September 2006, the court dismissed the complaint with leave to amend. In October 2006, the plaintiffs filed a second amended complaint. In March 2007, pursuant to a stipulation agreed with the defendants, the plaintiffs withdrew the second amended complaint and were granted a motion for leave to file a third amended complaint. Plaintiffs filed a third amended complaint in July 2007. A hearing was held on November 19,

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

2007. On January 25, 2008, the court entered into an order granting in part and denying in part the defendants’ motions to dismiss the Securities Class Action complaint. The court denied the motion to dismiss with respect to plaintiffs’ claims under §§ 10(b) and 20(a) of the U.S. Securities Exchange Act of 1934 and dismissed the claim under § 20A of the act with prejudice. On August 13, 2008 the court denied a motion of the Company for summary judgment based on the statute of limitations. On August 25, 2008, the Company filed a motion for judgment on the pleadings against foreign purchasers, i.e., proposed class members who are neither residents nor citizens of the United States who bought securities of the Company on an exchange outside the United States. On August 25, 2008, the plaintiffs also filed a motion to certify the class. A hearing on both motions is scheduled for December 15, 2008. No specified amount of damages has been asserted by the plaintiffs and no reasonable estimated amount can be attributed at this time to the potential outcome of the class actions complaints described.

The Company’s directors’ and officers’ insurance carriers have denied coverage in the Securities Class Actions and the Company filed suit against the carriers in December 2005 and August 2006. The Company’s claims against one D&O insurance carrier were finally dismissed in May 2007. The claim against the other insurance carrier is still pending.

In April 2007, Lin Packaging Technologies, Ltd. (“Lin”) filed a lawsuit against the Company, IF North America and an additional DRAM manufacturer in the U.S. District Court for the Eastern District of Texas, alleging that certain DRAM products infringe two Lin patents. In November 2007, the parties settled and the case was dismissed.

On October 31, 2007, Wi-LAN Inc. filed suit in the U.S. District Court for the Eastern District of Texas against Westell Technologies, Inc. and 16 other defendants, including the Company and IF North America. The complaint alleges infringement of three U.S. patents by certain wireless products compliant with the IEEE 802.11 standards and certain ADSL products compliant with the ITU G.992 standards, in each case supplied by certain of the defendants. On January 25, 2008, the Company and IF North America filed an answer and counterclaim. Wi-LAN’s answer to the counterclaim was filed on March 20, 2008. On April 1, 2008, the Court granted the Company’s and other non-US defendant’s stipulated motion to dismiss without prejudice with respect to such non-US defendants. On July 29, 2008, the court determined the trial date and the date for the “Markman-Hearing” on the construction of essential terms of the asserted patents. The trial date is January 4, 2011; the Markman-Hearing is scheduled for September 1, 2010.

In October 2007, CIF Licensing LLC, New Jersey, USA (“CIF”), a member of the General Electric Group, filed suit in the Civil Court of Düsseldorf, Germany against Deutsche Telekom AG (“DTAG”) alleging infringement of four European patents in Germany by certain CPE-modems and ADSL-systems (the “CIF Suit”). DTAG has given third-party notice to its suppliers — which include customers of Infineon — to the effect that a declaratory judgment of patent infringement would be legally binding on the suppliers. Since January 2008, various suppliers also gave their suppliers — including Infineon — third-party notice. On January 28, 2008, Infineon became a party in the suit on the side of DTAG. CIF then filed suit against Infineon alleging indirect infringement of one of the four European patents. DTAG, most of its suppliers and most of their suppliers have formed a joint defense group. Infineon is contractually obliged to indemnify and/or to pay damages to its customers upon different conditions and to different extents, depending on the terms of the specific contracts. By July 16, 2008, DTAG and all the parties who joined the CIF suit in Düsseldorf had filed their answer to the complaint. At the same time, DTAG, Ericsson AB, Texas Instruments Inc., Nokia Siemens Networks and the Company partly jointly and partly separately filed actions of invalidity before the Federal Patent Court in Munich with respect to all four patents. Concerning the lawsuit in Düsseldorf, CIF must reply by March 9, 2009 and DTAG and the parties who joined the lawsuit on the side of DTAG must respond by September 28, 2009. A court is scheduled for November and December 2009.

On April 12, 2008, Third Dimension Semiconductor Inc. filed suit in the U.S. District Court for the Eastern District of Texas against the Company and IF North America. The complaint alleges infringement of 3 U.S. patents by certain products, including power semiconductor devices sold under the name “CoolMOS”. On May 20, 2008, Third Dimension Semiconductor Inc. filed an amended complaint adding one more U.S. patent to the lawsuit. On September 19, 2008, the Company and IF North America filed an answer and counterclaim.

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

On April 18, 2008, LSI filed a complaint with the U.S. International Trade Commission to investigate an alleged infringement by 18 parties of one LSI patent (the “ITC Case”). On June 6, 2008, LSI filed a motion to amend such complaint to add Qimonda and four other respondents to the investigation. In addition, LSI filed a lawsuit in the Eastern District of Texas on the same patent against all respondents in the ITC Case, including Qimonda (see note 42).

With respect to the patent infringement suits described in the paragraphs above, no specified amount of damages has been asserted by the plaintiffs. Any disclosure of Company’s estimate of potential outcomes, if such amounts could reasonably be estimated at this time, could seriously prejudice the position of the Company in these suits.

Provisions and the Potential Effect of these Lawsuits

Provisions related to legal proceedings are recorded when it is probable that a liability has been incurred and the associated amount can be reasonably estimated. Where the estimated amount of loss is within a range of amounts and no amount within the range is a better estimate than any other amount, the mid-point in the range is accrued. Under the contribution agreement in connection with the carve-out of the Qimonda business, Qimonda is required to indemnify the Company, in whole or in part, for any claim (including any related expenses) arising in connection with the liabilities, contracts, offers, uncompleted transactions, continuing obligations, risks, encumbrances and other liabilities the Company incurs in connection with the antitrust actions and the Securities Class Action described above. As of September 30, 2008, provisions totaling €36 million were recorded by Qimonda in connection with the European antitrust investigation and the direct and indirect purchaser litigation described above.

As additional information becomes available, the potential liability related to these matters will be reassessed and the estimates revised, if necessary. These accrued liabilities would be subject to change in the future based on new developments in each matter, or changes in circumstances, which could have a material adverse effect on the Company’s financial condition and results of operations.

An adverse final resolution of the investigations or lawsuits described above could result in significant financial liability to, and other adverse effects on, the Company, which would have a material adverse effect on its results of operations, financial condition and cash flows. In each of these matters, the Company is continuously evaluating the merits of the respective claims and defending itself vigorously or seeking to arrive at alternative resolutions in the best interest of the Company, as it deems appropriate. Irrespective of the validity or the successful assertion of the claims described above, the Company could incur significant costs with respect to defending against or settling such claims, which could have a material adverse effect on its results of operations, financial condition and cash flows.

The Company is subject to various other lawsuits, legal actions, claims and proceedings related to products, patents, environmental matters, and other matters incidental to its businesses. The Company has accrued a liability for the estimated costs of adjudication of various asserted and unasserted claims existing as of the balance sheet date. Based upon information presently known to management, the Company does not believe that the ultimate resolution of such other pending matters will have a material adverse effect on the Company’s financial position, although the final resolution of such matters could have a material adverse effect on the Company’s results of operations or cash flows in the period of settlement.

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

Contractual Commitments

The following table summarizes the Company’s commitments with respect to external parties as of September 30, 2008(1):

	Payments due by period
		Less than					After
	Total	1 year	1-2 years	2-3 years	3-4 years	4-5 years	5 years
	(€ in millions)

Operating lease payments	776	75	63	59	58	56	465
Unconditional purchase commitments tangible assets	44	44	—	—	—	—	—
Unconditional purchase commitments other	590	550	18	11	3	4	4
Future interest payments	111	53	43	8	4	1	2

Total Commitments	1,521	722	124	78	65	61	471

(1)	Certain payments of obligations or expirations of commitments that are based on the achievement of milestones or other events that are not date-certain are included for purposes of this table based on estimates of the reasonably likely timing of payments or expirations in the particular case. Actual outcomes could differ from those estimates.

The Company has capacity reservation agreements with certain Associated Companies and external foundry suppliers for the manufacturing and testing of semiconductor products. These agreements generally are greater than one year in duration and are renewable. Under the terms of these agreements, the Company has agreed to purchase a portion of their production output based, in part, on market prices.

Purchases under these agreements are recorded as incurred in the normal course of business. The Company assesses its anticipated purchase requirements on a regular basis to meet customer demand for its products. An assessment of losses under these agreements is made on a regular basis in the event that either budgeted purchase quantities fall below the specified quantities or market prices for these products fall below the specified prices.

Other Contingencies

The following table summarizes the Company’s contingencies with respect to external parties, other than those related to litigation, as of September 30, 2007(1):

	Expirations by period
		Less than					After
	Total	1 year	1-2 years	2-3 years	3-4 years	4-5 years	5 years
	(€ in millions)

Maximum potential future payments:
Guarantees(2)	97	11	—	5	14	3	64
Contingent government grants(3)	47	20	12	4	5	6	—

Total contingencies	144	31	12	9	19	9	64

(1)	Certain expirations of contingencies that are based on the achievement of milestones or other events that are not date-certain are included for purposes of this table based on estimates of the reasonably likely timing of expirations in the particular case. Actual outcomes could differ from those estimates.

(2)	Guarantees are mainly issued for the payment of import duties, rentals of buildings, and contingent obligations related to government grants received.

(3)	Contingent government grants refer to amounts previously received, related to the construction and financing of certain production facilities, which are not otherwise guaranteed and could be refundable if the total project requirements are not met.

On a group-wide basis the Company has guarantees outstanding to external parties of €199 million as of September 30, 2008 (of which €97 million are guarantees of Infineon Logic, and €102 million are

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

guarantees of Qimonda). In addition, the Company, as parent company, has in certain customary circumstances guaranteed the settlement of certain of its consolidated subsidiaries’ obligations to third parties. Such third party obligations are reflected as liabilities in the consolidated financial statements by virtue of consolidation. As of September 30, 2008, such guarantees, principally relating to certain consolidated subsidiaries’ third-party debt, totaled €1,578 million, of which €1,062 million are guarantees of Infineon Logic and €516 million are guarantees of Qimonda. Of these guarantees, €988 million relates to convertible and exchangeable notes issued, of which €815 million relate to convertible and exchangeable notes issued by Infineon Logic and €173 million relates to convertible notes issued by Qimonda.

The Company has received government grants and subsidies related to the construction and financing of certain of its production facilities. These amounts are recognized upon the attainment of specified criteria. Certain of these grants have been received contingent upon the Company maintaining compliance with certain project-related requirements for a specified period after receipt. The Company is committed to maintaining these requirements. Nevertheless, should such requirements not be met, as of September 30, 2008, a maximum of €330 million of these subsidies could be refundable (of which €283 million relate to Qimonda).

On December 23, 2003, the Company entered into a long-term operating lease agreement with MoTo Objekt Campeon GmbH & Co. KG (“MoTo”) to lease an office complex constructed by MoTo south of Munich, Germany. The office complex, called Campeon, enables the Company to centralize the majority of its Munich-area employees in one central physical working environment. MoTo was responsible for the construction, which was completed in the second half of 2005. The Company has no obligations with respect to financing MoTo and has provided no guarantees related to the construction. The Company occupied Campeon under an operating lease arrangement in October 2005 and completed the gradual move of its employees to this new location in the 2006 fiscal year. The complex was leased for a period of 20 years. After year 15, the Company has a non-bargain purchase option to acquire the complex or otherwise continue the lease for the remaining period of five years. Pursuant to the agreement, the Company placed a rental deposit of €75 million in escrow, which was included in restricted cash as of September 30, 2008. Lease payments are subject to limited adjustment based on specified financial ratios related to the Company. The agreement was accounted for as an operating lease, in accordance with IAS 17, with monthly lease payments expensed on a straight-line basis over the lease term.

The Company through certain of its sales and other agreements may, in the normal course of business, be obligated to indemnify its counterparties under certain conditions for warranties, patent infringement or other matters. The maximum amount of potential future payments under these types of agreements is not predictable with any degree of certainty, since the potential obligation is contingent on conditions that may or may not occur in future, and depends on specific facts and circumstances related to each agreement. Historically, payments made by the Company under these types of agreements have not had a material adverse effect on the Company’s business, results of operations or financial condition. A tabular reconciliation of the changes in the aggregate product warranty liability for the year ended September 30, 2008 is presented in note 26.

41.	Operating Segment and Geographic Information

The Company has reported its operating segment and geographic information in accordance with IFRS 8.

The Company’s reported organizational structure became effective on May 1, 2006, following the legal separation of its memory products business into the stand-alone legal entity, Qimonda. Furthermore, effective March 31, 2008, the results of Qimonda are reported as discontinued operations in the Company’s consolidated statements of operations for all periods presented, while the assets and liabilities of Qimonda are classified as held for disposal in the September 30, 2008 consolidated balance sheet.

Effective October 1, 2008, to better align the Company’s business with its target markets, the Company reorganized its core business into five operating segments: Automotive, Industrial & Multimarket, Chip Card & Security, Wireless Solutions, and Wireline Communications. Further, certain of the Company’s remaining activities for product lines sold, for which there are no continuing contractual commitments subsequent to the divestiture date, as well as new business activities, also meet the IFRS 8 definition of an operating segment, but do not meet the requirements of a reportable segment as specified in IFRS 8. Accordingly, these segments are combined and disclosed in the “Other Operating Segments”

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

category. Due to the change in operating segments described above and the related change in the performance measure to Segment Result, described below, from Earnings Before Interest and Taxes (“EBIT”), the segment information presented herein has been reclassified to conform such changes for all periods presented.

Following the completion of the Qimonda carve-out, certain corporate overhead expenses are no longer apportioned to Qimonda and are instead allocated to Infineon’s segments. In addition, Other Operating Segments includes net sales and earnings that Infineon’s 200-millimeter production facility in Dresden recorded from the sale of wafers to Qimonda under a foundry agreement. The Corporate and Eliminations segment reflects the elimination of these net sales and earnings. Furthermore, effective October 1, 2007, raw materials and work-in-process of the common production front-end facilities, and raw materials of the common back-end facilities, are no longer under the control or responsibility of any of the operating segment managers, but rather of the operations management. The operations management is responsible for the execution of the production schedule, volume and units. Accordingly, this inventory is no longer attributed to the operating segments, but is included in the Corporate and Eliminations segment. Only work-in-process of the back-end facilities and finished goods are attributed to the operating segments. Also effective October 1, 2007, the Company records gains and losses from sales of investments in marketable debt and equity securities in the Corporate and Eliminations segment. The segments’ results of operations of prior periods have been reclassified to be consistent with the revised reporting structure and presentation, as well as to facilitate analysis of current and future operating segment information.

Each of the segments has two or three segment managers reporting directly to the Management Board, which has been collectively identified as the Chief Operating Decision Maker (“CODM”). The CODM makes decisions about resources to be allocated to the segments and assesses their performance using revenues and, effective October 1, 2008, Segment Result. The Company defines Segment Result as operating income (loss) excluding asset impairments, net of reversals, restructuring and other related closure costs, share-based compensation expense, acquisition-related amortization and gains (losses), gains (losses) on sales of assets, businesses, or interests in subsidiaries, and other income (expense), including litigation settlement costs. Gains (losses) on sales of assets, businesses, or interests in subsidiaries, include, among others, gains or losses that may be realized from potential sales of investments and activities. The Company’s management uses Segment Result, to establish budgets and operational goals, manage the Company’s business and evaluate its performance. The Company reports Segment Result because it believes that it provides investors with meaningful information about the operating performance of the Company and especially about the performance of its separate operating segments.

The accounting policies applied for segment reporting purposes are based on IFRS as described in Note 2, except for Segment Result, which is defined in the preceeding paragraph.

Information with respect to the Company’s operating segments follows:

Automotive

The Automotive segment designs, develops, manufactures and markets semiconductors for use in automotive applications. Together with its product portfolio, Infineon offers corresponding system know-how and support to its customers.

Industrial & Multimarket

The Industrial & Multimarket segment designs, develops, manufactures and markets semiconductors and complete system solutions primarily for use in industrial applications and in applications with customer-specific product requirements.

Chip Card & Security

The Chip Card & Security segment designs, develops, manufactures and markets semiconductors and complete system solutions primarily for use in chip card and security applications.

Wireless Solutions

The Wireless Solutions segment designs, develops, manufactures and markets a wide range of ICs, other semiconductors and complete system solutions for wireless communication applications.

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

Wireline Communications

The Wireline Communications segment designs, develops, manufactures and markets a wide range of ICs, other semiconductors and complete system solutions focused on wireline access applications.

Other Operating Segments

Remaining activities for certain product lines that have been disposed of, as well as other business activities, are included in the Other Operating Segments.

Selected segment data for the years ended September 30, 2007 and 2008 is as follows:

	2007	2008
	(€ in millions)

Net sales:
Automotive	1,267	1,257
Industrial & Multimarket	1,188	1,171
Chip Card & Security	438	465
Wireless Solutions(1)	637	941
Wireline Communications	414	420
Other Operating Segments(2)	343	169
Corporate and Eliminations(3)	(213)	(102)

Total	4,074	4,321

(1)	Includes inter-segment sales of €30 million and €10 million for the fiscal years ended September 30, 2007 and 2008, respectively, from sales of wireless communication applications to Qimonda.

(2)	Includes inter-segment sales of €189 million and €79 million for the fiscal years ended September 30, 2007 and 2008, respectively, from sales of wafers from Infineon Logic’s 200-millimeter facility in Dresden to Qimonda under a foundry agreement.

(3)	Includes the elimination of inter-segment sales of €219 million and €89 million for the fiscal years ended September 30, 2007 and 2008, respectively, since these sales are not expected to be part of the Qimonda disposal plan.

	2007	2008
	(€ in millions)

Segment Result:
Automotive	122	105
Industrial & Multimarket	127	134
Chip Card & Security	20	52
Wireless Solutions	(126)	(18)
Wireline Communications	(16)	12
Other Operating Segments	2	(3)
Corporate and Eliminations	7	(24)

Total	136	258

Consistent with the Company’s internal management reporting, certain items are included in Corporate and Eliminations and not allocated to the operating segments. These include certain corporate headquarters costs, certain incubator and early stage technology investment costs, non-recurring gains

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

and specific strategic technology initiatives. Furthermore, any unabsorbed excess capacity costs are included in Corporate and Eliminations.

	2007	2008
	(€ in millions)

Depreciation and amortization:
Automotive	229	147
Industrial & Multimarket	208	174
Chip Card & Security	53	53
Wireless Solutions	67	115
Wireline Communications	47	56
Other Operating Segments	28	26
Corporate and Eliminations	—	—

Total	632	571

Income from investments accounted for using the equity method in the amount of €0 and €4 million was realized in the Industrial & Multimarket segment during the years ended September 30, 2007 and 2008, respectively. None of the remaining reportable segments had income from investments accounted for using the equity method during any of the periods presented.

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

	2007	2008
	(€ in millions)

Inventories:
Automotive	134	147
Industrial & Multimarket	122	140
Chip Card & Security	32	46
Wireless Solutions	51	116
Wireline Communications	79	50
Other Operating Segments	1	2
Corporate and Eliminations	164	164

Infineon	583	665

Qimonda	623	—

Total	1,206	665

As of September 30, 2007 and 2008, all inventories were attributed to the respective operating segment, since they were under the direct control and responsibility of the respective operating segment managers.

	2007	2008
	(€ in millions)

Goodwill:
Automotive	—	—
Industrial & Multimarket	—	12
Chip Card & Security	—	—
Wireless Solutions	—	160
Wireline Communications	51	51
Other Operating Segments	—	—
Corporate and Eliminations	2	2

Infineon	53	225

Qimonda	64	—

Total	117	225

The following is a summary of net sales and of non-current assets by geographic area for the years ended September 30:

	2007	2008
	(€ in millions)

Net sales:
Germany	907	924
Other Europe	888	818
North America	564	503
Asia/Pacific	1,450	1,800
Japan	213	198
Other	52	78

Total	4,074	4,321

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

	2007	2008
	(€ in millions)

Non-current assets:
Germany	520	832
Other Europe	453	324
North America	8	35
Asia/Pacific	633	560
Japan	3	2

Infineon	1,617	1,753

Qimonda	2,362	—

Total	3,979	1,753

Revenues from external customers are based on the customers’ billing location. Regional employment data is provided in note 9.

No single customer accounted for more than 10 percent of the Company’s sales during the fiscal years ended September 30, 2007 or 2008.

The following table provides the reconciliation of Segment Result to the Company’s loss from continuing operations before income tax for the years ended September 30:

	2007	2008
	(€ in millions)

Total Segment Result	136	258
Adjusted:
Asset impairments, net of reversals	(2)	(132)
Restructuring and other related closure cost	(45)	(188)
Share-based compensation expense	(12)	(5)
Acquisition-related amortization and losses	(7)	(27)
Gains (losses) on sales of assets, businesses, or interests in subsidiaries	28	70
Other income (expense), net	(6)	(3)

Operating income (loss)	92	(27)

Financial Income	107	58
Financial Expense	(243)	(182)
Income from investment accounted for using the equity method, net	—	4

Loss from continuing operations before income tax	(44)	(147)

42.	Events after the Balance Sheet Date

Various Matters

Subsequent to September 30, 2008, the Company repurchased notional amounts of €95 million and €22 million of its exchangeable subordinated notes due 2010 and its convertible subordinated notes due 2010, respectively. The repurchases were made out of available cash.

Effective October 1, 2008, the Company is organized into the following five operating segments: Automotive, Chip Card & Security, Industrial & Multimarket, Wireline Communications and Wireless Solutions.

Infineon Technologies AG and Subsidiaries
Notes to the Consolidated Financial Statements

On October 3, 2008, approximately 95 California schools, political subdivisions and public agencies that were previously putative class members of the multistate attorney general complaint described in note 40 filed suit in California Superior Court against the Company, IF North America, and several other DRAM manufacturers alleging DRAM price-fixing and artificial price inflation in violation of California state antitrust and consumer protection laws arising out of the alleged practices described in note 40. The plaintiffs seek recovery of actual and treble damages in unspecified amounts, restitution, costs (including attorneys’ fees) and injunctive and other equitable relief. The Company and Infineon Technologies North America have agreed to accept service of process as of November 19, 2008 in exchange for an extended period of time to respond to the complaint. The current response date is February 12, 2009.

On October 7, 2008 the Company and Third Dimension Semiconductor Inc. signed a Settlement and License Agreement and on October 21, 2008 filed a joint motion to dismiss the patent infringement case brought against the Company.

On October 13, 2008, Qimonda announced that it had entered into a share purchase agreement to sell its 35.6 percent stake in Inotera Memories, Inc, to Micron Technology, Inc, for cash proceeds of $400 million. The sale of the Inotera stake occurred in two equal tranches, on October 20, 2008 and November 26, 2008.

In the litigation led by LSI (see note 40), the court in the Eastern District of Texas stayed the case on June 20, 2008 while the ITC Case is pending. On October 17, 2008, Qimonda became a party to the ITC Case.

On October 21, 2008, the Company learned that the European Commission had commenced an investigation involving the Company’s Chip Card & Security Division for alleged violations of antitrust laws. The investigation is in its very early stages, and the Company is assessing the facts and monitoring the situation carefully.

On October 30, 2008, the district court in the MDL proceedings entered an order staying the indirect purchaser proceedings in the Northern District of California during the period that the Ninth Circuit Court of Appeals considers the appeal on the decision of the district court to dismiss certain claims of the plaintiffs.

On November 12, 2008, Volterra Semiconductor Corporation filed suit against Primarion, Inc., Infineon Technologies North America Corporation and Infineon Technologies AG in the United States District Court for the Northern District of California for alleged infringement of five U.S. patents by certain products offered by Primarion.

On November 25, 2008, Infineon Technologies AG, Infineon Technologies Austria AG and Infineon Technologies North America Corp. have filed suit in the United States District Court for the District of Delaware against Fairchild Semiconductor International, Inc. and Fairchild Semiconductor Corporation (collectively “Fairchild”) regarding (1) a complaint for patent infringement by certain products of Fairchild and (2) a complaint for declaratory judgment of non-infringement and invalidity of certain patents of Fairchild against the allegation of infringement of those patents by certain products of Infineon. Fairchild has filed a counterclaim in Delaware for a declaratory judgment on (1) infringement by Infineon of those patents which are the subject of Infineon’s complaint for declaratory judgment and (2) non-infringement and invalidity of those patents which are the subject of Infineon’s complaint for infringement. Fairchild has further filed another patent infringement suit against Infineon Technologies AG and Infineon Technologies North America Corp. in the United States District Court for the District of Maine alleging that certain products of Infineon infringe on two other patents of Fairchild which are not part of the Delaware lawsuit.

On December 5, 2008, the Company received a request for information from the European Commission regarding DRAM turnover data for its 2001 fiscal year.

Qimonda

On December 21, 2008, the Company, the German Free State of Saxony, and Qimonda jointly announced a financing package for Qimonda (see note 6).

Infineon Technologies AG and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
For the six months ended March 31, 2008 and 2009
(in millions, except for per share data)

	March 31,	March 31,	March 31,
	2008	2009	2009
	(€ millions)	(€ millions)	($ millions)

Revenue	2,139	1,577	2,091
Cost of goods sold	(1,390)	(1,312)	(1,740)

Gross profit	749	265	351

Research and development expenses	(351)	(271)	(359)
Selling, general and administrative expenses	(270)	(222)	(295)
Other operating income	48	18	24
Other operating expense	(39)	(50)	(66)

Operating income (loss)	137	(260)	(345)

Financial income	31	81	108
Financial expense	(88)	(88)	(117)
Income from investments accounted for using the equity method, net	2	3	4

Income (loss) from continuing operations before income taxes	82	(264)	(350)

Income tax expense	(23)	(2)	(3)

Income (loss) from continuing operations	59	(266)	(353)

Loss from discontinued operations, net of income taxes	(2,543)	(396)	(525)

Net loss	(2,484)	(662)	(878)

Attributable to:
Minority interests	(552)	(49)	(65)
Shareholders of Infineon Technologies AG	(1,932)	(613)	(813)
Basic and diluted earnings (loss) per share attributable to shareholders of Infineon Technologies AG (in Euro):
Basic and diluted earnings (loss) per share from continuing operations	0.06	(0.36)	(0.48)

Basic and diluted loss per share from discontinued operations	(2.64)	(0.46)	(0.61)

Basic and diluted loss per share	(2.58)	(0.82)	(1.09)

See accompanying notes to the unaudited condensed consolidated financial statements

Infineon Technologies AG and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
September 30, 2008 and March 31, 2009

	September 30,	March 31,	March 31,
	2008	2009	2009
	(€ millions)	(€ millions)	($ millions)

Assets:
Current assets:
Cash and cash equivalents	749	532	706
Available-for-sale financial assets	134	133	176
Trade and other receivables	799	518	687
Inventories	665	543	720
Income tax receivable	29	12	16
Other current financial assets	19	38	50
Other current assets	124	101	134
Assets classified as held for disposal	2,129	6	8

Total current assets	4,648	1,883	2,497

Property, plant and equipment	1,310	1,115	1,479
Goodwill and other intangible assets	443	425	564
Investments accounted for using the equity method	20	23	30
Deferred tax assets	400	403	534
Other financial assets	133	108	143
Other assets	28	20	27

Total assets	6,982	3,977	5,274

Liabilities and equity:
Current liabilities:
Short-term debt and current maturities of long-term debt	207	170	225
Trade and other payables	506	302	400
Current provisions	424	418	554
Income tax payable	87	94	125
Other current financial liabilities	63	73	97
Other current liabilities	263	183	243
Liabilities associated with assets classified as held for diposal	2,123	—	—

Total current liabilities	3,673	1,240	1,644

Long-term debt	963	816	1,082
Pension plans and similar commitments	43	37	49
Deferred tax liabilities	19	15	20
Long-term provisions	27	90	119
Other financial liabilities	20	3	4
Other liabilities	76	73	97

Total liabilities	4,821	2,274	3,015

Equity:
Shareholders’ equity:
Ordinary share capital	1,499	1,499	1,988
Additional paid-in capital	6,008	6,009	7,969
Accumulated deficit	(5,252)	(5,865)	(7,778)
Other components of equity	(164)	5	7

Total equity attributable to shareholders of Infineon Technologies AG	2,091	1,648	2,186

Minority interests	70	55	73

Total equity	2,161	1,703	2,259

Total liabilities and equity	6,982	3,977	5,274

See accompanying notes to the unaudited condensed consolidated financial statements.

Infineon Technologies AG and Subsidiaries
Condensed Consolidated Statements of Income and Expense Recognized in Equity (Unaudited)
For the six months ended March 31, 2008 and 2009

	March 31,	March 31,	March 31,
	2008	2009	2009
	(€ millions)	(€ millions)	($ millions)

Net loss	(2,484)	(662)	(878)

Currency translation effects	(110)	196	260
Net change in fair value of available-for-sale financial assets	(10)	2	3
Net change in fair value of cash flow hedges	25	10	13

Net loss recognized directly in equity, net of tax	(95)	208	276

Total income and expense recognized in equity	(2,579)	(454)	(602)

Attributable to:
Minority interests	(576)	(10)	(13)
Shareholders of Infineon Technologies AG	(2,003)	(444)	(589)

See accompanying notes to the unaudited condensed consolidated financial statements.

Infineon Technologies AG and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
For the six months ended March 31, 2008 and 2009

	March 31,	March 31,	March 31,
	2008	2009	2009
	(€ millions)	(€ millions)	($ millions)

Net loss	(2,484)	(662)	(878)
Less: net loss from discontinued operations	2,543	396	525

Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	287	282	374
Provision for doubtful accounts	(1)	(1)	(1)
Losses (gains) on sales of businesses and interests in subsidiaries	(28)	16	21
Losses on disposals of property, plant, and equipment	14	—	—
Income from investments accounted for using the equity method	(2)	(3)	(4)
Impairment charges	—	1	1
Stock-based compensation	3	1	1
Deferred income taxes	7	(1)	(1)
Changes in operating assets and liabilities:
Trade and other receivables	9	161	214
Inventories	(31)	124	165
Other current assets	(28)	(21)	(28)
Trade and other payables	(123)	(196)	(260)
Provisions	(56)	(113)	(150)
Other current liabilities	6	(68)	(90)
Other assets and liabilities	28	(4)	(5)
Interest received	14	15	20
Interest paid	(13)	(11)	(15)
Income tax received	4	19	25

Net cash provided by (used in) operating activities from continuing operations	149	(65)	(86)

Net cash used in operating activities from discontinued operations	(270)	(398)	(528)

Net cash used in operating activities	(121)	(463)	(614)

Cash flows from investing activities:
Purchases of available-for-sale financial assets	(497)	—	—
Proceeds from sales of available-for-sale financial assets	80	10	13
Proceeds from sales of businesses and interests in subsidiaries	36	4	6
Business acquisitions, net of cash acquired	(321)	13	17
Purchases of intangible assets, and other assets	(26)	(22)	(29)
Purchases of property, plant and equipment	(170)	(69)	(92)
Proceeds from sales of property, plant and equipment, and other assets	4	95	126

Net cash (used in) provided by investing activities from continuing operations	(894)	31	41

Net cash provided by (used in) investing activities from discontinued operations	(127)	21	28

Net cash used in investing activities	(1,021)	52	69

Cash flows from financing activities:
Net change in short-term debt	(68)	13	17
Net change in related party financial receivables and payables	(8)	(1)	(1)
Proceeds from issuance of long-term debt	107	1	1
Principal repayments of long-term debt	(52)	(182)	(241)
Dividend payments to minority interests	(76)	(6)	(8)
Capital contribution	—	(5)	(7)

Net cash used in financing activities from continuing operations	(97)	(180)	(239)

Net cash provided by (used in) financing activities from discontinued operations	200	(40)	(53)

Net cash provided by (used in) financing activities	103	(220)	(292)

Net decrease in cash and cash equivalents	(1,039)	(631)	(837)
Effect of foreign exchange rate changes on cash and cash equivalents	(14)	(7)	(9)
Cash and cash equivalents at beginning of period	1,809	1,170	1,552
Cash and cash equivalents at end of period	756	532	706
Less: Cash and cash equivalents at end of period from discontinued operations	529	—	—

Cash and cash equivalents at end of period from continuing operations	227	532	706

See accompanying notes to the unaudited condensed consolidated financial statements.

Infineon Technologies AG and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
Condensed Consolidated Changes in Equity (Unaudited)
For the six months ended March 31, 2008 and 2009
(in millions of euro, except for share data)

					Foreign	Unrealized	Unrealized	Total equity
	Issued		Additional		currency	gain (loss)	gain (loss) on	attributable to
	Ordinary shares		paid-in	Accumulated	translation	on	cash flow	shareholders of	Minority	Total
	Shares	Amount	capital	deficit	adjustment	securities	hedge	Infineon AG	interests	equity

Balance as of October 1, 2007	749,728,635	1,499	6,002	(2,328)	(106)	(6)	(17)	5,044	960	6,004

Total income and expense recognized in equity	—	—	—	(1,932)	(87)	(9)	25	(2,003)	(576)	(2,579)

Issuance of ordinary shares:
Exercise of stock options	13,450	—	—	—	—	—	—	—	—	—
Share-based compensation	—	—	4	—	—	—	—	4	—	4
Other changes in equity		—	—	—	—	—	—	—	(76)	(76)

Balance as of March 31, 2008	749,742,085	1,499	6,006	(4,260)	(193)	(15)	8	3,045	308	3,353

Balance as of October 1, 2008	749,742,085	1,499	6,008	(5,252)	(142)	(3)	(19)	2,091	70	2,161

Total income and expense recognized in equity	—	—	—	(613)	157	2	10	(444)	(10)	(454)

Share-based compensation	—	—	2	—	—	—	—	2	—	2
Other changes in equity	—	—	(1)	—	—	—	—	(1)	(5)	(6)

Balance as of March 31, 2009	749,742,085	1,499	6,009	(5,865)	15	(1)	(9)	1,648	55	1,703

Infineon Technologies AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements

1.  Basis of Presentation

The accompanying condensed consolidated financial statements of Infineon Technologies AG and its subsidiaries (“Infineon” or the “Company”) as of and for the six months ended March 31, 2008 and 2009, have been prepared in accordance with International Financial Reporting Standards (“IFRS”) and its interpretations issued by the International Accounting Standards Board (“IASB”), and as adopted by the European Union (“EU”). The accompanying condensed consolidated financial statements also comply with IFRS as issued by the IASB. The accompanying condensed consolidated financial statements have been prepared in compliance with IAS 34 “Interim financial reporting”. Accordingly, certain information and footnote disclosures normally included in annual financial statements have been condensed or omitted. In addition, although the condensed consolidated balance sheet as of September 30, 2008 was derived from audited financial statements, it does not include all disclosures required by IFRS. The accompanying condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements prepared in accordance with IFRS, as adopted by the EU as of and for the period ended September 30, 2008. The accounting policies applied in preparing the accompanying condensed consolidated financial statements are consistent with those for the year ended September 30, 2008 (see note 2).

In the opinion of management, the accompanying condensed consolidated financial statements contain all adjustments necessary to present fairly the financial position, results of operations and cash flows for the interim periods presented. All such adjustments are of a normal recurring nature. The results of operations for any interim period are not necessarily indicative of results for the full fiscal year.

The preparation of the accompanying condensed consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent amounts and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ materially from those estimates.

All amounts herein are shown in Euro (or “€”) except where otherwise stated. The accompanying condensed consolidated balance sheet as of March 31, 2009, and the condensed consolidated statements of operations for the six months then ended, and the condensed consolidated statements of income and expense recognized in equity for the six months then ended, as well as the condensed consolidated statement of cash flows for the six months then ended are also presented in U.S. dollars (“$”), solely for the convenience of the reader, at the rate of €1 = $1.3261, the noon buying rate of the Federal Reserve Bank of New York on March 31, 2009.

Certain amounts in the prior period condensed consolidated financial statements and notes have been reclassified to conform to the current period presentation. Effective October 1, 2008, the Company reorganized its core business into five operating segments: Automotive, Industrial & Multimarket, Chip Card & Security, Wireless Solutions, and Wireline Communications.

2.	Standards and Interpretations Issued but Not Yet Adopted

In September 2007, the IASB issued an amendment to IAS 1, “Presentation of Financial Statements”. The revision is aimed at improving users’ ability to analyze and compare the information given in financial statements. IAS 1 sets overall requirements for the presentation of financial statements, guidelines for their structure and minimum requirements for their content. The revised IAS 1 resulted in consequential amendments to other statements and interpretations. The revision of IAS 1 will be effective for the Company for the fiscal year beginning October 1, 2009, with early adoption permitted. The EU has endorsed the amendment to IAS 1. The Company is currently evaluating the potential effects of IAS 1.

In January 2008, the IASB published the amended standards IFRS 3, “Business Combinations”, (“IFRS 3 (2008)”) and IAS 27, “Consolidated and Separate Financial Statements” (“IAS 27 (2008)”). Neither standard has been endorsed by the EU yet.

IFRS 3 (2008) reconsiders the application of acquisition accounting for business combinations. Major changes relate to the measurement of non-controlling interests, the accounting for business combinations achieved in stages as well as the treatment of contingent consideration and acquisition-related costs. Based on the new standard, non-controlling interests may be measured at their fair value (full-goodwill-

Infineon Technologies AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements

methodology) or at the proportional fair value of assets acquired and liabilities assumed. In business combinations achieved in stages, any previously held equity interest in the acquiree is remeasured to its acquisition date fair value. Any changes to contingent consideration classified as a liability at the acquisition date are recognized in profit and loss. Acquisition-related costs are expensed in the period incurred.

Major changes in relation to IAS 27 (2008) relate to the accounting for transactions which do not result in a change of control as well as for those leading to a loss of control. If there is no loss of control, transactions with non-controlling interests are accounted for as equity transactions not affecting profit and loss. At the date control is lost, any retained equity interests are remeasured to fair value. Based on the amended standard, non-controlling interests may show a deficit balance since both profits and losses are allocated to the shareholders based on their equity interests.

The amended standards are effective for business combinations for the Company for the fiscal year beginning October 1, 2009. The Company is currently evaluating the potential effects of IFRS 3 (2008) and IAS 27 (2008).

3.	Acquisitions

On July 31, 2007, the Company acquired Texas Instruments Inc.’s (“TI”) DSL Customer Premises Equipment (“CPE”) business for cash consideration of €45 million. The purchase price was subject to an upward or downward contingent consideration adjustment of up to $16 million, based on negotiated revenue targets of the CPE business. Due to the failure to achieve the negotiated revenue targets of the CPE business during the nine months following the acquisition date, the cash consideration has been adjusted downward by an amount of €13 million, and the amount of €13 million was reimbursed by TI. Accordingly, the Company allocated the adjustment of the purchase price to goodwill.

On October 24, 2007, the Company completed the acquisition of the mobility products business of LSI Corporation (“LSI”) for cash consideration of €316 million ($450 million) plus transaction costs. As part of the acquisition, an amount of €14 million was allocated to purchased in-process research and development based on discounted estimated future cash flows over the respective estimated useful life. During the three months ended December 31, 2007, this amount was expensed as other operating expense, because there was no future economic benefit from its use or disposal. The purchase price was subject to a contingent performance-based payment of up to $50 million based on the relevant revenues in the measurement period following the completion of the transaction and ending December 31, 2008. Due to the lower revenues during the measurement period, no performance-based payment has been paid.

On April 28, 2008, the Company acquired Primarion Inc., Torrance, California (“Primarion”) for cash consideration of €32 million ($50 million) plus a contingent performance-based payment of up to $30 million. The assets acquired and liabilities assumed were recorded at their estimated fair values as of the date of acquisition. As a result of a lawsuit filed against Primarion subsequent to the acquisition, the Company reassessed the estimated fair value of the liabilities assumed. The adjustment resulted in a decrease of the net assets acquired by €4 million with a corresponding increase in goodwill.

4.  Divestitures and Discontinued Operations

High Power Bipolar Business

On September 28, 2007, the Company entered into a joint venture agreement with Siemens AG (“Siemens”). Effective September 30, 2007, the Company contributed all assets and liabilities of its high power bipolar business (including licenses, patents, and front-end and back-end production assets) to a newly formed legal entity called Infineon Technologies Bipolar GmbH & Co. KG (“Bipolar”) and Siemens subsequently acquired a 40 percent interest in Bipolar for €37 million. The transaction received regulatory approval and subsequently closed on November 30, 2007. As a result of the sale, the Company realized a gain before tax of €32 million which was recorded in other operating income during the fiscal year ended September 30, 2008. The joint venture agreement grants Siemens certain contractual participating rights which inhibit the Company from exercising control over Bipolar. Accordingly, the Company accounts for the retained interest in Bipolar under the equity method of accounting.

Infineon Technologies AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements

Qimonda

During the 2008 fiscal year, the Company committed to a plan to dispose of Qimonda. As a consequence, the assets and liabilities of Qimonda have been reclassified as held for disposal in the condensed consolidated balance sheet as of September 30, 2008. The results of Qimonda are reported as discontinued operations in the Company’s condensed consolidated statements of operations for all periods presented. In addition, the Company recorded after tax write-downs totaling €1,475 million during the 2008 fiscal year. Pursuant to IFRS 5, “Non- current Assets Held for Sale and Discontinued Operations”, the recognition of depreciation and amortization expense and impairments of long-lived asset recorded by Qimonda ceased as March 31, 2008.

On January 23, 2009, Qimonda and its wholly owned subsidiary Qimonda Dresden GmbH & Co. oHG filed an application at the Munich Local Court to commence insolvency proceedings. As a result of this application, the Company deconsolidated Qimonda in accordance with IAS 27 “Consolidated and Separate Financial Statements” during the second quarter of the 2009 fiscal year. On April 1, 2009, the insolvency proceedings formally opened.

The results presented for Qimonda until deconsolidation are based on preliminary results provided by Qimonda prior to the filing by Qimonda and Qimonda Dresden GmbH & Co. oHG for insolvency protection in the Munich Local Court on January 23, 2009, and were prepared on a going concern basis. Liquidation basis financial statements that would be required when the going concern assumption is not assured are not available from Qimonda. There can be no assurance that individually the assets and liabilities held for disposal would not be materially different if presented on a liquidation basis; however, as the net assets of Qimonda that are held for disposal are valued at the fair value less costs to sell, the net value presented in these condensed consolidated financial statements would not be impacted.

As a result of the deconsolidation, the Company recognized accumulated losses related to unrecognized currency translation effects related to Qimonda which are recorded in the Company’s shareholders’ equity in an amount of €100 million. The recognition of these accumulated losses has no impact on Infineon’s shareholders’ equity. As a result of the deconsolidation, the Company accounted for the retained interest in Qimonda of 77.5 percent as a financial asset, classified as an asset held for disposal.

Loss from discontinued operations, net of income taxes, for the six months ended March 31, 2008, includes the results of Qimonda and the recorded after tax write-downs totaling €1,442 million, in order to remeasure Qimonda to its estimated fair value less costs to sell as of March 31, 2008. Loss from discontinued operations, net of income taxes recognized during the six months ended March 31, 2009, includes the realization of currency translation effects, not included in the disposal group, from Qimonda’s sale of its interest in Inotera Memories Inc. (“Inotera”) to Micron Technology, Inc. (“Micron”) of €88 million, the realization of accumulated losses related to unrecognized currency translation effects related to the deconsolidation of Qimonda in an amount of €100 million, and provisions and allowances of €203 million in connection with Qimonda’s insolvency. While these amounts relate to the Qimonda business they are not included in the assets and liabilities classified as held for disposal. The operating losses of Qimonda until deconsolidation, exclusive of depreciation, amortization and impairment of long-lived assets, in the first six months of the 2009 fiscal year were offset by a partial reversal of €460 million of the write-downs recorded in the 2008 fiscal year to reduce the net assets of Qimonda to fair value less costs to sell. Such reversal was recorded due to the fact that Infineon has neither the obligation nor the intention to provide additional equity capital to fund the operating losses of Qimonda.

The commencement of insolvency proceedings by Qimonda exposed Infineon to potential liabilities and allowances arising in connection with the Qimonda business. Potential liabilities in connection with Qimonda’s insolvency filing include, among others, pending antitrust and securities law claims, potential claims for repayment of governmental subsidies received, and employee-related contingencies. The Company recorded additional provisions and allowances of €203 million as of March 31, 2009 in this regard. The recorded additional provisions and allowances as of March 31, 2009, relate to those issues which management believes are probable of occurring and can be estimated with reasonable accuracy at this time. These additional provisions and allowances were recognized in loss from discontinued operations, net of income taxes in the three and six months ended March 31, 2009. There can be no assurance that such provisions and allowances recorded will be sufficient to cover all liabilities that may ultimately be incurred in relation to these matters.

Infineon Technologies AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements

The results of Qimonda presented in the condensed consolidated statements of operations as discontinued operations consist of the following components:

	Six months ended
	March 31,
	2008	2009(1)
	(€ in millions)

Revenue	925	314
Costs and expenses	(2,014)	(867)
Reversal (write-down) of measurement to fair value less costs to sell	(1,442)	460
Expenses resulting from Qimonda’s application to open insolvency proceedings	—	(203)
Losses resulting from the realization from accumulated losses related to unrecognized currency translation effects upon deconsolidation	—	(100)

Loss from discontinued operations, before income taxes	(2,531)	(396)

Income tax expense	(12)	—

Loss from discontinued operations, net of income taxes	(2,543)	(396)

(1)	No information concerning Qimonda’s condensed consolidated statements of operations was available for the period from January 1, 2009 to January 23, 2009, the date of Qimonda’s application to commence insolvency proceedings. As disclosed above, due to the write down of Qimonda’s net assets to zero as of September 30, 2008, the operating losses of Qimonda for the period from October 1, 2008 to January 23, 2009 did not affect the consolidated financial results of Infineon, but instead were eliminated via an offsetting partial reversal of previously recorded impairments. Therefore, while the amount of revenue and costs and expenses in the table above exclude amounts for the period from January 1, 2009 to January 23, 2009, the loss from discontinued operations, net of income taxes of €396 million is unaffected.

Infineon Technologies AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements

Assets and liabilities held for disposal as of September 30, 2008, are primarily composed of the book values of Qimonda’s assets and liabilities. At September 30, 2008, and March 31, 2009, the carrying amounts of the major classes of assets and liabilities classified as held for disposal were as follows:

	September 30,	March 31,
	2008	2009
	(€ in millions)

Cash and cash equivalents	421	—
Trade accounts receivable, net	255	—
Inventories	289	3
Other current assets	376	—
Property, plant and equipment, net	2,059	3
Goodwill and other intangibles	76	—
Investments accounted for using the equity method	14	—
Deferred tax assets	59	—
Other assets	55	—

Subtotal	3,604	6

Write-down	(1,475)	—

Total assets classified as held for disposal	2,129	6

Short-term debt and current maturities of long-term debt	346	—
Trade accounts payable	592	—
Current provisions	220	—
Other current liabilities	300	—
Long-term debt	427	—
Pension plans and similar commitments	22	—
Deferred tax liabilities	16	—
Long-term provisions	25	—
Other liabilities	175	—

Total liabilities associated with assets held for disposal	2,123	—

Amounts recognized directly in equity relating to assets and liabilities classified as held for disposal	(158)	—

SensoNor Business

During the 2003 fiscal year the Company acquired SensoNor AS (“SensoNor”) for total cash consideration of €34 million. SensoNor develops, produces and markets tire pressure and acceleration sensors. On March 4, 2009, the Company sold the business, including property, plant and equipment, inventories, and pension liabilities, and transferred employees to a newly formed company called SensoNor Technologies AS for cash consideration of €4 million and 1 share. In addition, the Company granted a license for intellectual property and entered into a supply agreement through December 2011. The total consideration received was allocated to the elements of the transaction on a relative fair value basis. As a result, the Company realized losses before tax of €16 million which was recorded in other operating expense, including a provision of €8 million which will be recognized over the term of the supply agreement. The Company has business agreements with the new company to ensure a continued supply of the components to the Company’s tire pressure monitoring systems while the Company transfers production to its Villach site.

Infineon Technologies AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements

5.	Restructuring

To address rising risks in the current market environment, adverse currency trends and below benchmark margins, the Company implemented the IFX10+ cost-reduction program in the third quarter of the 2008 fiscal year. The IFX10+ program includes measured target areas including product portfolio management, manufacturing costs reduction, value chain optimization, process efficiency, reorganization of the Company’s structure along its target markets, and reductions in workforce. Approximately 10 percent of Infineon worldwide workforce is expected to be impacted by IFX10+. During the first quarter of the 2009 fiscal year, and in light of continuing adverse developments in general economic conditions and in the industry, the Company identified significant further cost savings in addition to those originally anticipated.

During the six months ended March 31, 2008 and 2009, charges of €9 million and €6 million, respectively, were recognized.

The development of the restructuring liability during the six months ended March 31, 2009, was as follows:

				March 31,
	September 30, 2008	Restructuring		2009
	Liability	Charges, net	Payments	Liability
	(€ in millions)

Employee terminations	179	6	(85)	100
Other exit costs	10	—	(9)	1

Total	189	6	(94)	101

6.	Financial Income

The amount of financial income is as follows for the six months ended March 31, 2008 and 2009:

	Six months ended
	March 31,
	2008	2009
	(€ in millions)

Interest income	28	66
Valuation changes and gains on sales	3	—
Other financial income	—	15

Total	31	81

Interest income for the six months ended March 31, 2009, includes a net gain before tax of €48 million, as a result of the repurchased notional amounts of the subordinated exchangeable notes due 2010 and convertible subordinated notes due 2010 (see note 13).

7.	Financial Expense

The amount of financial expense is as follows for the six months ended March 31, 2008 and 2009:

	Six months ended
	March 31,
	2008	2009
	(€ in millions)

Interest expense	74	64
Valuation changes and losses on sales	13	24
Other financial expense	1	—

Total	88	88

Infineon Technologies AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements

8.	Income Taxes

Income (loss) from continuing operations before income taxes and income tax expense (benefit) are as follows:

	Six months ended
	March 31,
	2008	2009
	(€ in millions, except percentages)

Income (loss) from continuing operations before income taxes	82	(264)
Income tax expense	23	2
Effective tax rate	28%	—

In the six months ended March 31, 2008 and 2009, the tax expense of the Company is affected by lower foreign tax rates, tax credits and the need for valuation allowances on deferred tax assets in certain jurisdictions.

Infineon Technologies AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements

9.	Earnings (Loss) Per Share

Basic earnings (loss) per share (“EPS”) is calculated by dividing net income (loss) by the weighted average number of ordinary shares outstanding during the period. Diluted EPS is calculated by dividing net income by the sum of the weighted average number of ordinary shares outstanding plus all additional ordinary shares that would have been outstanding if potentially dilutive instruments or ordinary share equivalents had been issued.

The computation of basic and diluted EPS is as follows:

	Six months ended
	March 31,
	2008	2009

Numerator (€ in millions):
Income (loss) from continuing operations	59	(266)
Less: Portion attributable to minority interests	(17)	1

Income (loss) from continuing operations attributable to shareholders of Infineon Technologies AG	42	(265)

Loss from discontinued operations, net of income taxes	(2,543)	(396)
Less: Portion attributable to minority interests	569	48

Loss from discontinued operations, net of income taxes attributable to shareholders of Infineon Technologies AG	(1,974)	(348)

Net loss attributable to shareholders of Infineon Technologies AG	(1,932)	(613)

Denominator (shares in millions):

Weighted-average shares outstanding — basic and diluted	749.7	749.7

Basic and diluted income (loss) per share (in €):
Income (loss) from continuing operations attributable to shareholders of Infineon Technologies AG	0.06	(0.36)

Loss from discontinued operations, net of tax attributable to shareholders of Infineon Technologies AG	(2.64)	(0.46)

Net loss attributable to shareholders of Infineon Technologies AG	(2.58)	(0.82)

The weighted average of potentially dilutive instruments that were excluded from the diluted earnings (loss) per share computations, because the exercise price was greater than the average market price of the ordinary shares during the period or were otherwise not dilutive, includes 36.4 million and 28.4 million shares underlying employee stock options for the six months ended March 31, 2008 and 2009, respectively. Additionally, 68.4 million and 57.4 million ordinary shares issuable upon conversion of outstanding convertible subordinated notes during the six months ended March 31, 2008 and 2009, respectively, were not included in the computation of diluted earnings (loss) per share as their impact was not dilutive.

Infineon Technologies AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements

10.	Trade and Other Receivables, net

Trade accounts and other receivables consist of the following:

	September 30,	March 31,
	2008	2009
	(€ in millions)

Third party — trade	590	481
Associated and Related Companies	28	4

Trade accounts receivable, gross	618	485

Allowance for doubtful accounts	(29)	(64)

Trade accounts receivable, net	589	421

Grants receivable	28	28
License fees receivable	10	5
Third party — financial and other receivables	17	31
Receivables from German bank’s deposit protection fund	121	26
Associated and related companies financial and other receivables	22	1
Employee receivables	8	2
Other receivables	4	4

Subtotal	799	518

In February 2009, the Company received a partial payment of €95 million from the amounts classified as “Receivables from German bank’s deposit protection fund”. The remainder is expected to be paid in the 2009 fiscal year.

11.	Inventories

Inventories consist of the following:

	September 30,	March 31,
	2008	2009
	(€ in millions)

Raw materials and supplies	59	58
Work-in-process	372	293
Finished goods	234	192

Total inventories	665	543

12.	Trade and Other Payables

Trade and other payables consist of the following:

	September 30,	March 31,
	2008	2009
	(€ in millions)

Third party — trade	473	276
Related parties — trade	15	17

Trade payables	488	293

Related parties — financial and other payables	6	4
Other	12	5

Total	506	302

Infineon Technologies AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements

13.	Debt

Debt consists of the following:

	September 30,	March 31,
	2008	2009
	(€ in millions)

Short-term debt:
Loans payable to banks, weighted average rate 2.65%	139	117
Current portion of long-term debt	68	53

Total short-term debt and current maturities	207	170

Long-term debt:
Exchangeable subordinated notes, 1.375%, due 2010	193	79
Convertible subordinated notes, 5.0%, due 2010	531	530
Loans payable to banks:
Unsecured term loans, weighted average rate 3.02%, due 2010 — 2013	217	185
Secured term loans, weighted average rate 2.45%, due 2010	2	1
Notes payable to governmental entity, due 2010	20	21

Total long-term debt	963	816

During the six months ended March 31, 2009, the Company repurchased notional amounts of €130 million of its exchangeable subordinated notes due 2010 and during the six months ended March 31, 2009, €22 million of its convertible subordinated notes due 2010. The transactions resulted in net gains of €12 million and €48 million before tax, which was recognized in interest income during the three and six months ended March 31, 2009, respectively. The repurchases were made out of available cash.

Concurrently with the issuance of $248 million in convertible notes due 2013 by Qimonda (as guarantor) through its subsidiary Qimonda Finance LLC (as issuer) on February 12, 2008, Infineon loaned Credit Suisse International 20.7 million Qimonda American Depositary Shares ancillary to the placement of the convertible notes, which remained outstanding as of March 31, 2009.

The Company has established independent financing arrangements with several financial institutions, in the form of both short- and long-term credit facilities, which are available for anticipated funding purposes, as follows:

	Nature of Financial		As of March 31, 2009
	Institution	Purpose/	Aggregate
Term	Commitment	intended use	facility	Drawn	Available
			(€ in millions)

Short-term	firm commitment	working capital, guarantees	508	117	391
Short-term	no firm commitment	working capital, cash management	145	—	145
Long-term(1)	firm commitment	project finance	260	260	—

Total			913	377	536

(1)	Including current maturities.

Infineon Technologies AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements

14.	Equity

The changes in other components of equity for the six months ended March 31, 2008 and 2009, are as follows:

	2008			2009
	Pretax	Tax Effect	Net	Pretax	Tax Effect	Net
	(€ in millions)

Unrealized (losses) gains on securities:
Unrealized holding (losses) gains	(9)	—	(9)	2	—	2
Reclassification adjustment for losses (gains) included in net income or loss	—	—	—	—	—	—

Net unrealized (losses) gains	(9)	—	(9)	2	—	2

Unrealized gains on cash flow hedges	25	—	25	10	—	10
Foreign currency translation adjustment	(87)	—	(87)	157	—	157

Other components of equity	(71)	—	(71)	169	—	169

15.	Related Parties

The Company has transactions in the normal course of business with Equity Method Investments and related persons such as Management and Supervisory Board members (collectively, “Related Parties”). The Company purchases certain of its raw materials, especially chipsets, from, and sells certain of its products to, Related Parties. Purchases and sales to Related Parties are generally based on market prices or manufacturing costs plus a mark-up.

Related Party receivables consist primarily of trade, financial, and other receivables from Equity Method Investments and related companies, and totaled €78 million and €7 million as of September 30, 2008 and March 31, 2009, respectively.

Related Party payables consist primarily of trade, financial, and other payables from Equity Method Investments, and totaled €21 million and €21 million as of September 30, 2008 and March 31, 2009, respectively.

Related Party receivables and payables as of September 30, 2008 and March 31, 2009, have been segregated first between amounts owed by or to companies in which the Company has an ownership interest, and second based on the underlying nature of the transactions. Trade receivables and payables include amounts for the purchase and sale of products and services. Financial and other receivables and payables represent amounts owed relating to loans and advances and accrue interest at interbank rates.

In the six months ended March 31, 2008 and 2009, sales to Related Parties totaled €0 million and €2 million, respectively, whereas purchases from Related Parties totaled €269 million and €59 million, respectively.

16.	Additional Disclosure on Financial Instruments

The Company periodically enters into derivatives, including foreign currency forward and option contracts as well as interest rate swap agreements. The objective of these transactions is to reduce the impact of interest rate and exchange rate fluctuations on the Company’s foreign currency denominated net future cash flows. The Company does not enter into derivatives for trading or speculative purposes. Gains and losses on derivative financial instruments are included in determining net loss, with those related to operations included primarily in cost of goods sold, and those related to financial activities included in other non-operating income (expense).

Infineon Technologies AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements

The Euro equivalent notional amounts in millions and fair values of the Company’s derivative instruments are as follows:

	September 30, 2008		March 31, 2009
	Notional		Notional
	amount	Fair value	amount	Fair value
	(€ in millions)

Forward contracts sold:
U.S. dollar	213	(5)	265	7
Japanese yen	5	—	14	—
Singapore dollar	10	—	—	—
Malaysian ringgit	3	—	1	—
Norwegian krone	—	—	2	—
Forward contracts purchased:
U.S. dollar	157	(4)	96	(1)
Japanese yen	1	—	15	—
Singapore dollar	29	—	22	—
Great Britain pound	9	—	3	—
Malaysian ringgit	52	—	35	(1)
Norwegian krone	2	—	2	—
Currency Options sold:
U.S. dollar	177	(5)	—	—
Currency Options purchased:
U.S. dollar	163	1	—	—
Interest rate swaps	500	(1)	500	28
Other	77	(1)	78	(21)

Fair value, net		(15)		12

At September 30, 2008 and March 31, 2009, all derivative financial instruments are recorded at fair value. Foreign exchange gains (losses), net included losses of €3 million and €29 million for the six months ended March 31, 2008 and 2009, respectively, related to losses from foreign exchange transactions on operating business and on hedging transactions.

The Company enters into derivative instruments, primarily foreign exchange forward contracts, to hedge significant anticipated U.S. dollar cash flows from operations. During the six months ended March 31, 2009, the Company designated as cash flow hedges certain foreign exchange forward contracts and foreign exchange options related to highly probable forecasted sales denominated in U.S. dollars. The Company did not record any ineffectiveness for these hedges for the six months ended March 31, 2009. However, it excluded differences between spot and forward rates and the time value from the assessment of hedge effectiveness and included this component of financial instruments’ gain or loss as part of cost of goods sold. It is estimated that €4 million of the net gains recognized directly in other components of equity as of March 31, 2009, will be reclassified into earnings during the 2009 fiscal year. All foreign exchange derivatives designated as cash flow hedges held as of March 31, 2009, have maturities of six months or less. Foreign exchange derivatives entered into by the Company to offset exposure to anticipated cash flows that do not meet the requirements for applying hedge accounting are marked to market at each reporting period with unrealized gains and losses recognized in earnings. For the six months ended March 31, 2008 and 2009, no gains or losses were reclassified from other components of equity as a result of the discontinuance of foreign currency cash flow hedges resulting from a determination that it was probable that the original forecasted transaction would not occur.

Infineon Technologies AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements

17.	Commitments and Contingencies

Litigation and Investigations

In September 2004, the Company entered into a plea agreement with the Antitrust Division of the U.S. Department of Justice (“DOJ”) in connection with its investigation into alleged antitrust violations in the DRAM industry. Pursuant to this plea agreement, the Company agreed to plead guilty to a single count of conspiring with other unspecified DRAM manufacturers to fix the prices of DRAM products between July 1, 1999 and June 15, 2002, and to pay a fine of $160 million. The fine plus accrued interest is being paid in equal annual installments through 2009. The Company has a continuing obligation to cooperate with the DOJ in its ongoing investigation of other participants in the DRAM industry. The price-fixing charges related to DRAM sales to six Original Equipment Manufacturer (“OEM”) customers that manufacture computers and servers. The Company has entered into settlement agreements with five of these OEM customers and is considering the possibility of a settlement with the remaining OEM customer, which purchased only a very small volume of DRAM products from the Company. The Company has secured individual settlements with eight direct customers in addition to those OEM customers. As of March 31, 2009, the final installment of €20 million of the DOJ settlement remained unpaid. Such amount was recorded in the consolidated balance sheet as other current financial liabilities.

Subsequent to the commencement of the DOJ investigation, a number of putative class action lawsuits were filed against the Company, its U.S. subsidiary Infineon Technologies North America Corp. (“IF North America”) and other DRAM suppliers, alleging price-fixing in violation of the Sherman Act and seeking treble damages in unspecified amounts, costs, attorneys’ fees, and an injunction against the allegedly unlawful conduct. In September 2002, the Judicial Panel on Multi-District Litigation ordered that these federal cases be transferred to the U.S. District Court for the Northern District of California for coordinated or consolidated pre-trial proceedings as part of a Multi District Litigation (“MDL”). In September 2005, the Company and IF North America entered into a definitive settlement agreement with counsel for the class of direct U.S. purchasers of DRAM (granting an opportunity for individual class members to opt out of the settlement). In November 2006, court approved the settlement agreement and entered final judgment and dismissed the claims with prejudice.

In April 2006, Unisys Corporation (“Unisys”) filed a complaint against the Company and IF North America, among other DRAM suppliers, alleging state and federal claims for price-fixing and seeking recovery as both a direct and indirect purchaser of DRAM. The complaint was filed in the Northern District of California and has been related to the MDL proceeding described above. All defendants have filed joint motions for summary judgment and to exclude plaintiff’s principal expert in the Unisys case. On March 31, 2009, the court issued an order denying these motions with respect to a related case filed by Sun Microsystems against DRAM suppliers other than the Company and IF North America, but no ruling has yet been issued with respect to the Unisys case. On October 29, 2008 the Company and IF North America filed a motion to disqualify counsel for plaintiffs for Unisys Corporation, and the other “opt-out” plaintiffs (other than DRAM Claims Liquidation Trust) as described below. On December 18, 2008, the court issued an order disqualifying counsel for those plaintiffs from prosecuting those cases against the Company and IF North America, and ordered that new counsel be substituted. New counsel has been substituted. No trial date has been scheduled in the Unisys case. No specified amount of damages has been asserted by the plaintiff in the complaint filed by Unisys and no reasonable estimated amount can be attributed at this time to the potential outcome of the claim.

In February and March 2007, four more cases were filed by All American Semiconductor, Inc., Edge Electronics, Inc., Jaco Electronics, Inc., and DRAM Claims Liquidation Trust, by its Trustee, Wells Fargo Bank, N.A. The All American Semiconductor complaint alleges claims for price-fixing under the Sherman Act. The Edge Electronics, Jaco Electronics and DRAM Claims Liquidation Trust complaints allege state and federal claims for price-fixing. All four cases were filed in the Northern District of California and have been related to the MDL described above. All defendants have filed joint motions for summary judgment and to exclude plaintiffs’ principal expert in all of these cases. On March 31, 2009, the court issued an order denying these motions with respect to a related case filed by Sun Microsystems against DRAM suppliers other than the Company and IF North America, but no ruling has yet been issued with respect to these opt-out cases. On December 18, 2008, the court issued an order disqualifying counsel for those plaintiffs (other than DRAM Claims Liquidation Trust), as described above. New counsel has been

Infineon Technologies AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements

substituted. No specific amount of damages has been asserted by the plaintiffs and no reasonable estimated amount can be attributed at this time to the potential outcome of these claims.

Sixty-four additional cases were filed through October 2005 in numerous federal and state courts throughout the United States. Each of these state and federal cases (except for one relating to foreign purchasers, described below) purports to be on behalf of a class of individuals and entities who indirectly purchased DRAM in the United States during specified time periods commencing in or after 1999 (the Indirect U.S. Purchaser Class). The complaints variously allege violations of the Sherman Act, California’s Cartwright Act, various other state laws, unfair competition law, and unjust enrichment and seek treble damages in generally unspecified amounts, restitution, costs, attorneys’ fees and injunctions against the allegedly unlawful conduct.

The foreign purchaser’s case referred to above was dismissed with prejudice and without leave to amend in March 2006; the plaintiffs appealed to the Ninth Circuit Court of Appeals. On August 14, 2008, the Ninth Circuit issued its decision affirming the dismissal of this action. 23 of the state and federal court cases were subsequently ordered transferred to the U.S. District Court for the Northern District of California for coordinated and consolidated pretrial proceedings as part of the MDL proceeding described above. 19 of the 23 transferred cases are currently pending in the MDL litigation. The pending California state cases were coordinated and transferred to San Francisco County Superior Court for pre-trial proceedings. The plaintiffs in the indirect purchaser cases outside California agreed to stay proceedings in those cases in favor of proceedings on the indirect purchaser cases pending as part of the MDL pre-trial proceedings.

On January 29, 2008, the district court in the MDL indirect purchaser proceedings entered an order granting in part and denying in part the defendants’ motion for judgment on the pleadings directed at several of the claims. Plaintiffs filed a Third Amended Complaint on February 27, 2008. On March 28, 2008, the court granted plaintiffs leave to immediately appeal its decision to the Court of Appeals for the Ninth Circuit. On June 26, 2008, the Ninth Circuit Court of Appeals issued an order agreeing to hear the appeal. Plaintiffs have agreed to a stay of further proceedings in the MDL indirect purchaser cases until the appeal is complete. Plaintiffs in various state court indirect purchaser actions outside of the MDL have moved to lift the stays that were previously in place. On March 3, 2009, the judge in the Arizona state court indirect purchaser action issued an order denying plaintiffs’ motion to lift the stay. A hearing on plaintiffs’ motion to lift the stay in the Minnesota state court indirect purchaser action will be held on May 6, 2009. Plaintiffs also moved to lift the stay in the Wisconsin state court indirect purchaser action, and the Company and IF North America, along with its codefendants, filed an opposition on April 13, 2009.

In July 2006, the New York state attorney general filed an action in the U.S. District Court for the Southern District of New York against the Company, IF North America and several other DRAM manufacturers on behalf of New York governmental entities and New York consumers who purchased products containing DRAM beginning in 1998. The plaintiffs allege violations of state and federal antitrust laws arising out of the same allegations of DRAM price-fixing and artificial price inflation practices discussed above, and seek recovery of actual and treble damages in unspecified amounts, penalties, costs (including attorneys’ fees) and injunctive and other equitable relief. In October 2006, this action was made part of the MDL proceeding described above. In July 2006, the attorney generals of Alaska, Arizona, Arkansas, California, Colorado, Delaware, Florida, Hawaii, Idaho, Illinois, Iowa, Louisiana, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Nebraska, Nevada, New Mexico, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia and Wisconsin filed a lawsuit in the U.S. District Court for the Northern District of California against the Company, IF North America and several other DRAM manufacturers on behalf of governmental entities, consumers and businesses in each of those states who purchased products containing DRAM beginning in 1998. In September 2006, the complaint was amended to add claims by the attorneys general of Kentucky, Maine, New Hampshire, North Carolina, the Northern Mariana Islands and Rhode Island. This action is based on state and federal law claims relating to the same alleged anticompetitive practices in the sale of DRAM and plaintiffs seek recovery of actual and treble damages in unspecified amounts, penalties, costs (including attorneys’ fees) and injunctive and other relief. In October 2006, the Company joined the other defendants in filing motions to dismiss several of the claims alleged in these two actions. In August 2007, the court entered orders granting the motions in part and denying the motions in part. Amended complaints in both actions were filed on October 1, 2007. On April 15, 2008, the court issued two

Infineon Technologies AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements

orders in the New York and multistate attorneys general cases on the defendants’ motions to dismiss. The order in the New York action denied the defendants’ motion to dismiss. The order in the multistate attorney generals case partly dismissed and partly granted the motion. On May 13, 2008, the Company answered the complaint by the State of New York and the multistate complaint. On September 15, 2008, the Company filed an amended answer to the multistate complaint. Between June 25, 2007 and December 31, 2008, the state attorneys general of eight states, Alaska, Delaware, Ohio, New Hampshire, Texas, Vermont, Kentucky and the Northern Mariana Islands filed requests for dismissal of their claims. Plaintiffs California and New Mexico filed a joint motion for class certification seeking to certify classes of all public entities within both states. On September 5, 2008, the Court entered an order denying both states’ motions for class certification. On September 15, 2008, the New York State Attorney General filed a motion for judgment on the pleadings regarding certain defendants’ affirmative defenses to New York’s amended complaint. On January 5, 2009, the court denied the New York State Attorney General’s motion for judgment on the pleadings, but in the alternative granted New York’s request to reopen discovery concerning certain of defendants’ affirmative defenses.

On October 3, 2008, approximately 95 California schools, political subdivisions and public agencies that were previously putative class members of the multistate attorney general complaint described above filed suit in California Superior Court against the Company, IF North America, and several other DRAM manufacturers alleging DRAM price-fixing and artificial price inflation in violation of California state antitrust and consumer protection laws arising out of the alleged practices described above. The plaintiffs seek recovery of actual and treble damages in unspecified amounts, restitution, costs (including attorneys’ fees) and injunctive and other equitable relief.

No specified amount of damages has been asserted by the plaintiffs and no reasonable estimated amount can be attributed at this time to the potential outcome of the claims described above. In addition, certain of these matters are currently subject to mediation, pursuant to which the parties are prohibited from disclosing potential settlement amounts.

In April 2003, the Company received a request for information from the European Commission (the “Commission”) to enable the Commission to assess the compatibility with the Commission’s rules on competition of certain practices of which the Commission has become aware in the European market for DRAM products. On December 5, 2008, the Company received a request for information from the Commission regarding DRAM turnover data for its 2001 fiscal year. In January 2009, the European Commission indicated that it will open formal proceedings against the Company and other DRAM producers in connection with its request for information regarding DRAM turnover data for the Company’s 2001 fiscal year. The Commission invited the Company and the other producers that are parties to the proceedings to consider a settlement of the case. Infineon has agreed to participate in settlement proceedings. A settlement would result in a 10% reduction of any possible fine assessed by the Commission. The Commission has decided to include Siemens AG and IF North America in the proceedings, on the basis of the same charge as that against the Company. Qimonda is obligated to indemnify Infineon for any fines ultimately imposed by the Commission in connection with these proceedings. Due to Qimonda’s recent insolvency filing, however, it is unlikely that Qimonda will be able to indemnify Infineon against any such potential liabilities. Infineon may be obligated to indemnify Siemens AG in respect of any fines imposed by the Commission. In light of these recent developments, the Company increased the provision for such potential fines in the three months ended December 31, 2008. The exact amount of such potential fines cannot be predicted with certainty and, therefore, it is possible that any fine actually imposed on the Company by the Commission may be materially higher than the provision recorded. The Company is fully cooperating with the Commission in its investigation. No specified amount of damages has been asserted by the Commission. Any disclosure of the Company’s estimate of potential outcome could seriously prejudice the position of the Company in this case.

In May 2004, the Canadian Competition Bureau advised IF North America that it, its affiliates and present and past directors, officers and employees are among the targets of a formal inquiry into an alleged conspiracy to prevent or lessen competition unduly in the production, manufacture, sale or supply of DRAM, contrary to the Canadian Competition Act. No formal steps (such as subpoenas) have been taken by the Competition Bureau to date. The Company is fully cooperating with the Competition Bureau in its inquiry. No specified amount of damages has been asserted and no reasonable estimated amount can be attributed at this time to the potential outcome of the inquiries of the Canadian Competition Bureau.

Infineon Technologies AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements

Between December 2004 and February 2005, two putative class proceedings were filed in the Canadian province of Quebec, and one was filed in each of Ontario and British Columbia against the Company, IF North America and other DRAM manufacturers on behalf of all direct and indirect purchasers resident in Canada who purchased DRAM or products containing DRAM between July 1999 and June 2002, seeking damages, investigation and administration costs, as well as interest and legal costs. Plaintiffs primarily allege conspiracy to unduly restrain competition and to illegally fix the price of DRAM. No specified amount of damages has been asserted by the plaintiffs and no reasonable estimated amount can be attributed at this time to the potential outcome of the two putative class proceedings.

Between September and November 2004, seven securities class action complaints were filed against the Company and current or former officers in U.S. federal district courts, later consolidated in the Northern District of California, on behalf of a putative class of purchasers of the Company’s publicly-traded securities who purchased them during the period from March 2000 to July 2004 (the “Securities Class Actions”). The consolidated amended complaint alleges violations of the U.S. securities laws and asserts that the defendants made materially false and misleading public statements about the Company’s historical and projected financial results and competitive position because they did not disclose the Company’s alleged participation in DRAM price-fixing activities and that, by fixing the price of DRAM, defendants manipulated the price of the Company’s securities, thereby injuring its shareholders. The plaintiffs seek unspecified compensatory damages, interest, costs and attorneys’ fees. On January 25, 2008, the court entered into an order granting in part and denying in part the defendants’ motions to dismiss the Securities Class Action complaint. The court denied the motion to dismiss with respect to plaintiffs’ claims under §§ 10(b) and 20(a) of the U.S. Securities Exchange Act of 1934 and dismissed the claim under § 20A of the act with prejudice. On August 13, 2008 the court denied a motion for summary judgment brought by the Company based on the statute of limitations. On August 25, 2008, the Company filed a motion for judgment on the pleadings, or in the alternative, motion to dismiss for lack of subject matter jurisdiction, against foreign purchasers, i.e., proposed class members who are neither residents nor citizens of the United States who bought securities of the Company on an exchange outside the United States. On August 25, 2008, plaintiffs filed a motion for class certification. On March 6, 2009, the court denied the Company’s motion to dismiss the claims asserted by the foreign purchasers, and granted plaintiffs’ motion to certify a class of persons who acquired the Company’s securities between March 13, 2000 and July 19, 2004, including foreign purchasers, who sold their securities after June 18, 2002. On March 19, 2009, the Company filed a petition with the Court of Appeals for the Ninth Circuit, requesting permission to immediately appeal the court’s March 6, 2009 order granting class certification; the Ninth Circuit granted the petition on April 29, 2009. No specified amount of damages has been asserted by the plaintiffs. These matters are currently subject to mediation, pursuant to which the parties are prohibited from disclosing potential settlement amounts.

The Company’s directors’ and officers’ insurance carriers have denied coverage in the Securities Class Actions and the Company filed suit against the carriers in December 2005 and August 2006. The Company’s claims against one D&O insurance carrier were finally dismissed in May 2007. The claim against the other insurance carrier is still pending.

On October 31, 2007, Wi-LAN Inc. filed suit in the U.S. District Court for the Eastern District of Texas against Westell Technologies, Inc. and 16 other defendants, including the Company and IF North America. The complaint alleges infringement of three U.S. patents by certain wireless products compliant with the IEEE 802.11 standards and certain ADSL products compliant with the ITU G.992 standards, in each case supplied by certain of the defendants. On April 1, 2008, the Court granted the Company’s and other non-US defendant’s stipulated motion to dismiss without prejudice with respect to such non-US defendants. On July 29, 2008, the court scheduled the trial date for January 4, 2011 and the date for the “Markman-Hearing” on the construction of essential terms of the asserted patents for September 1, 2010 (see note 19).

In October 2007, CIF Licensing LLC, New Jersey, USA (“CIF”), a member of the General Electric Group, filed suit in the Civil Court of Düsseldorf, Germany against Deutsche Telekom AG (“DTAG”) alleging infringement of four European patents in Germany by certain CPE-modems and ADSL-systems (the “CIF Suit”). DTAG has given third-party notice to its suppliers — which include customers of Infineon — to the effect that a declaratory judgment of patent infringement would be legally binding on the suppliers. Since January 2008, various suppliers also gave their suppliers — including Infineon — third-party notice. On

Infineon Technologies AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements

January 28, 2008, Infineon became a party in the suit on the side of DTAG. CIF then filed suit against Infineon alleging indirect infringement of one of the four European patents. DTAG, most of its suppliers and most of their suppliers have formed a joint defense group. Infineon is contractually obliged to indemnify and/or to pay damages to its customers upon different conditions and to different extents, depending on the terms of the specific contracts. By July 16, 2008, DTAG and all the parties who joined the CIF suit in Düsseldorf had filed their answer to the complaint. At the same time, DTAG, Ericsson AB, Texas Instruments Inc., Nokia Siemens Networks and the Company partly jointly and partly separately filed actions of invalidity before the Federal Patent Court in Munich with respect to all four patents. In March 2009, CIF filed its replies both with the Civil Court of Duesseldorf and the Federal Patent Court in Munich. DTAG and the parties who joined the lawsuit on the side of DTAG must respond by September 28, 2009 for Duesseldorf and by May 29, 2009, for Munich. Oral arguments at the Civil Court of Duesseldorf are scheduled for December 1, 2009 regarding the one surviving patent; the court hearing for the three expired patents have been suspended and no new schedules have been set with respect thereto. In October 2008, CIF also filed suit in the Civil Court of Düsseldorf, Germany against Arcor GmbH &Co KG, (“Arcor”), Hansenet Telekommunikation GmbH (“Hansenet”), United Internet AG (“United Internet”) (all three, “New Defendants”) alleging infringement of the same four European patents. The New Defendants have partly given third-party notice to their suppliers. Alcatel has given Infineon third-party notice in the lawsuit against Arcor and AVM Computersysteme Vertriebs GmbH has given third-party notice in the lawsuit against United Internet.

On April 18, 2008, LSI filed a complaint with the U.S. International Trade Commission to investigate an alleged infringement by 18 parties of one LSI patent (the “ITC Case”). On June 6, 2008, LSI filed a motion to amend such complaint to add Qimonda and four other respondents to the investigation. In addition, LSI filed a lawsuit in the Eastern District of Texas on the same patent against all respondents in the ITC Case, including Qimonda. On June 20, 2008, the court in the Eastern District of Texas stayed the case while the ITC Case is pending. On October 17, 2008, Qimonda became a party to the ITC Case.

With respect to the patent infringement suits described in the paragraphs above, no specified amount of damages has been asserted by the plaintiffs. Any disclosure of Company’s estimate of potential outcomes, if such amounts could reasonably be estimated at this time, could seriously prejudice the position of the Company in these suits.

On October 21, 2008, the Company learned that the European Commission had commenced an investigation involving the Company’s Chip Card & Security business for alleged violations of antitrust laws. The investigation is in its very early stages, and the Company is assessing the facts and monitoring the situation carefully. No specified amount of damages has been asserted and no reasonable estimated amount can be attributed at this time to the potential outcome of this investigation.

On November 12, 2008, Volterra Semiconductor Corporation filed suit against Primarion, Inc., the Company and IF North America in the U.S District Court for the Northern District of California for alleged infringement of five U.S. patents by certain products offered by Primarion. On December 18, 2008 the Company, IF North America and Primarion filed an answer to the complaint denying any infringement and filed a counterclaim against Volterra Semiconductor Corporation alleging fraud on the U.S. Patent and Trademark Office and certain antitrust violations. Primarion, the Company and IF North America also counterclaimed that the patents underlying Volterra’s patent infringement claims are invalid. In February and March 2009 IF North America filed requests for re-examination at the US Patent and Trademark Office for all 5 patents asserted by Volterra. No specified amount of damages has been asserted by the plaintiff and no reasonable estimated amount can be attributed at this time to the potential outcome of the Volterra claim.

On November 25, 2008, the Company, Infineon Technologies Austria AG and IF North America filed suit in the U.S. District Court for the District of Delaware against Fairchild Semiconductor International, Inc. and Fairchild Semiconductor Corporation regarding (1) a complaint for patent infringement by certain products of Fairchild and (2) a complaint for declaratory judgment of non-infringement and invalidity of certain patents of Fairchild against the allegation of infringement of those patents by certain products of Infineon. Fairchild has filed a counterclaim in Delaware for a declaratory judgment on (1) infringement by Infineon of those patents which are subject of Infineon’s complaint for declaratory judgment and (2) non-infringement and invalidity of those patents which are the subject of Infineon’s complaint for infringement. Fairchild Semiconductor Corporation has further filed another patent infringement suit against the

Infineon Technologies AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements

Company and IF North America in the U.S. District Court for the District of Maine alleging that certain products of Infineon infringe on two more patents of Fairchild Semiconductor Corporation which are not part of the Delaware lawsuit. On January 22, 2009, IF North America answered the complaint filed by Fairchild Semiconductor Corporation with the District Court in Maine denying the claims of infringement and counterclaiming that the patents underlying Fairchild Semiconductor Corporation’s patent infringement claims are invalid. The Company has not yet been served process. No specified amount of damages has been asserted by the plaintiff and no reasonable estimated amount can be attributed at this time to the potential outcome of the counterclaim filed by Fairchild.

Provisions and the Potential Effect of these Lawsuits

Provisions related to legal proceedings are recorded when it is probable that a liability has been incurred and the associated amount can be reasonably estimated. Where the estimated amount of loss is within a range of amounts and no amount within the range is a better estimate than any other amount, the average amount is accrued. Under the contribution agreement in connection with the carve-out of the Qimonda business, Qimonda is required to indemnify the Company, in whole or in part, for any claim (including any related expenses) arising in connection with the liabilities, contracts, offers, uncompleted transactions, continuing obligations, risks, encumbrances and other liabilities the Company incurs in connection with the antitrust actions and the Securities Class Action described above. Due to Qimonda’s recent insolvency filing, however, it is unlikely that Qimonda will be able to indemnify Infineon against any such potential liabilities. As of March 31, 2009, provisions totaling €96 million were recorded by the Company in connection with the European antitrust investigation, the securities class action complaints, and the direct and indirect purchaser litigation described above.

As additional information becomes available, the potential liability related to these matters will be reassessed and the estimates revised, if necessary. These accrued liabilities would be subject to change in the future based on new developments in each matter, or changes in circumstances, which could have a material adverse effect on the Company’s financial condition and results of operations.

An adverse final resolution of the investigations or lawsuits described above could result in significant financial liability to, and other adverse effects on, the Company, which would have a material adverse effect on its results of operations, financial condition and cash flows. In each of these matters, the Company is continuously evaluating the merits of the respective claims and defending itself vigorously or seeking to arrive at alternative resolutions in the best interest of the Company, as it deems appropriate. Irrespective of the validity or the successful assertion of the claims described above, the Company could incur significant costs with respect to defending against or settling such claims, which could have a material adverse effect on its results of operations, financial condition and cash flows.

The Company is subject to various other lawsuits, legal actions, claims and proceedings related to products, patents, environmental matters, and other matters incidental to its businesses. The Company has accrued a liability for the estimated costs of adjudication of various asserted and unasserted claims existing as of the balance sheet date. Based upon information presently known to management, the Company does not believe that the ultimate resolution of such other pending matters will have a material adverse effect on the Company’s financial position, although the final resolution of such matters could have a material adverse effect on the Company’s results of operations or cash flows in the period of settlement.

Other Contingencies

On a group-wide basis the Company has guarantees outstanding to external parties of €78 million as of March 31, 2009. In addition, the Company, as parent company, has in certain customary circumstances guaranteed the settlement of certain of its consolidated subsidiaries’ obligations to third parties. Such third party obligations are reflected as liabilities in the condensed consolidated financial statements by virtue of consolidation. As of March 31, 2009, such guarantees, principally relating to certain consolidated subsidiaries’ third-party debt, aggregated €888 million, of which €663 million relates to convertible and exchangeable notes issued.

The Company has received government grants and subsidies related to the construction and financing of certain of its production facilities. These amounts are recognized upon the attainment of

Infineon Technologies AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements

specified criteria. Certain of these grants have been received contingent upon the Company maintaining compliance with certain project-related requirements for a specified period after receipt. The Company is committed to maintaining these requirements. Nevertheless, should such requirements not be met, as of March 31, 2009, a maximum of €37 million of these subsidies could be refundable. Such amount does not include any potential liabilities for Qimonda related subsidies (see note 4).

18.	Operating Segment and Geographic Information

The Company has reported its operating segment and geographic information in accordance with IFRS 8 “Operating Segments”.

Effective October 1, 2008, to better align the Company’s business with its target markets, the Company reorganized its core business into five operating segments: Automotive, Industrial & Multimarket, Chip Card & Security, Wireless Solutions, and Wireline Communications. Further, certain of the Company’s remaining activities for product lines sold, for which there are no continuing contractual commitments subsequent to the divestiture date, as well as new business activities, also meet the IFRS 8 definition of an operating segment, but do not meet the requirements of a reportable segment as specified in IFRS 8. Accordingly, these segments are combined and disclosed in the “Other Operating Segments” category.

Other Operating Segments includes revenue and earnings that Infineon’s 200-millimeter production facility in Dresden recorded from the sale of wafers to Qimonda under a foundry agreement, which was cancelled during the 2008 fiscal year. The Corporate and Eliminations segment reflects the elimination of these revenue and earnings.

The segments’ results of operations of prior periods have been reclassified to be consistent with the current reporting structure and presentation, as well as to facilitate analysis of current and future operating segment information.

Each of the segments has two or three segment managers reporting directly to the Management Board, which has been collectively identified as the Chief Operating Decision Maker (“CODM”). The CODM makes decisions about resources to be allocated to the segments and assesses their performance using revenues and, effective October 1, 2008, Segment Result. The Company defines Segment Result as operating income (loss) excluding asset impairments, net of reversals, restructuring and other related closure costs, share-based compensation expense, acquisition-related amortization and gains (losses), gains (losses) on sales of assets, businesses, or interests in subsidiaries, and other income (expense), including litigation settlement costs. Gains (losses) on sales of assets, businesses, or interests in subsidiaries, include, among others, gains or losses that may be realized from potential sales of investments and activities. The Company’s management uses Segment Result, to establish budgets and operational goals, manage the Company’s business and evaluate its performance. The Company reports Segment Profit because it believes that it provides investors with meaningful information about the operating performance of the Company and especially about the performance of its separate operating segments.

Information with respect to the Company’s operating segments follows:

Automotive

The Automotive segment designs, develops, manufactures and markets semiconductors for use in automotive applications. Together with its product portfolio, Infineon offers corresponding system know-how and support to its customers.

Industrial & Multimarket

The Industrial & Multimarket segment designs, develops, manufactures and markets semiconductors and complete system solutions primarily for use in industrial applications and in applications with customer-specific product requirements.

Infineon Technologies AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements

Chip Card & Security

The Chip Card & Security segment designs, develops, manufactures and markets semiconductors and complete system solutions primarily for use in chip card and security applications.

Wireless Solutions

The Wireless Solutions segment designs, develops, manufactures and markets a wide range of ICs, other semiconductors and complete system solutions for wireless communication applications.

Wireline Communications

The Wireline Communications segment designs, develops, manufactures and markets a wide range of ICs, other semiconductors and complete system solutions focused on wireline access applications.

The following tables present selected segment data:

	Six months ended
	March 31,
	2008	2009
	(€ in millions)

Revenue:
Automotive	634	395
Industrial & Multimarket	567	427
Chip Card & Security	237	171
Wireless Solutions(1)	450	401
Wireline Communications	208	167
Other Operating Segments(2)	123	10
Corporate and Eliminations(3)	(80)	6

Total	2,139	1,577

(1)	Includes revenues of €8 million and €1 million for the six months ended March 31, 2008 and 2009, respectively, from sales of wireless communication applications to Qimonda.

(2)	Includes revenues of €70 million for the six months ended March 31, 2008 from sales of wafers from Infineon’s 200-millimeter facility in Dresden to Qimonda under a foundry agreement.

(3)	Includes the elimination of revenues of €78 million and €1 million for the six months ended March 31, 2008 and 2009, respectively, since these sales were not part of the Qimonda disposal plan.

	Six months ended
	March 31,
	2008	2009
	(€ in millions)

Segment Result:
Automotive	48	(121)
Industrial & Multimarket	49	(5)
Chip Card & Security	36	(9)
Wireless Solutions	2	(73)
Wireline Communications	7	3
Other Operating Segments	7	(4)
Corporate and Eliminations	(2)	(3)

Total	147	(212)

Infineon Technologies AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements

The following is a summary of revenue by geographic area:

	Six months ended
	March 31,
	2008	2009
	(€ in millions)

Revenue:
Germany	460	315
Other Europe	409	286
North America	282	164
Asia/Pacific	848	720
Japan	104	72
Other	36	20

Total	2,139	1,577

Revenues from external customers are based on the customers’ billing location. No single customer accounted for more than 10 percent of the Company’s sales during the six months ended March 31, 2008 or 2009.

The following table provides the reconciliation of Segment Result to the Company’s income (loss) from continuing operations before income tax:

	Six months ended
	March 31,
	2008	2009
	(€ in millions)

Total Segment Result	147	(212)
Adjusted:
Asset impairments, net of reversals	2	(1)
Restructuring and other related closure cost	(9)	(6)
Share-based compensation expense	(3)	(1)
Acquisition-related amortization and losses	(14)	(12)
Gains (losses) on sales of assets, businesses, or interests in subsidiaries	14	(17)
Other expense, net	—	(11)

Operating income (loss)	137	(260)

Financial Income	31	81
Financial Expense	(88)	(88)
Income from investment accounted for using the equity method, net	2	3

Income (loss) from continuing operations before income tax	82	(264)

19.	Subsequent Events

Subsequent to March 31, 2009, the Company repurchased notional amounts of €19 million of its exchangeable subordinated notes due 2010. The purchase was made out of available cash.

On April 1, 2009, the local court in Munich formally opened insolvency proceedings for Qimonda AG and Qimonda Dresden GmbH & Co. oHG (see note 4).

On April 3, 2009, the Company announced its application to voluntarily delist from the New York Stock Exchange. The delisting took effect on April 24, 2009, and consequently, the American Depositary Shares are no longer traded on the New York Stock Exchange. The Company’s American Depositary Shares have been listed on the over-the-counter market OTCQX International under the ticker symbol “IFNNY” since April 24, 2009.

On April 24, 2009, former employees of Qimonda’s subsidiaries in the United States filed a complaint in the U.S. Federal District Court in Delaware against the Company, IF North America and Qimonda AG, individually and on behalf of several putative classes of plaintiffs. The suit relates to the termination of the plaintiffs’ employment in connection with Qimonda’s insolvency and the payment of severance and other benefits allegedly due by Qimonda. The complaint seeks to “pierce the corporate veil” and to impose

Infineon Technologies AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements

liability on the Company and IF North America under several theories. The Company is currently reviewing the complaint. The Company and IF North America have not served yet.

On April 24, 2009, Optimum Processing Solutions LLC, a Georgia limited liability company, filed a claim in the U.S. Federal District Court for the Northern District of Georgia against IF North America, Advanced Micro Devices, Inc., Freescale Semiconductor, Inc., Intel Corporation, International Business Machines Corporation, STMicroelectronics, Inc., Sun Microsystems, Inc. and Texas Instruments, Inc. The complaint alleges that certain microchips manufactured, used or offered for sale by IF North America and the other defendants infringe U.S. patent no. 5,117,497, allegedly held by the plaintiff. The Company is currently reviewing the complaint. The Company and IF North America have not served yet.

On May 5, 2009, the Company announced the launch of a cash tender offer in order to reduce its debt by purchasing outstanding subordinated convertible and exchangeable notes. The Company intends to use up to €150 million for the purchase of these notes, with the maximum purchase price for the exchangeable and the convertible notes being 75 percent of the nominal amount. The Company will determine the final purchase prices upon receipt of offers pursuant to a modified Dutch auction process, so that all offers submitted at or below the final purchase prices will be accepted up to the aggregate of €150 million. On May 11, 2009, the cash tender offer closed and pursuant to the offer, the Company has bought back notes with an aggregate nominal value of €53 million for an aggregate purchase price of €40 million (representing a discount of 25%).

On May 7, Wi-LAN and the Company settled their patent litigation pending in the U.S. District Court for the Eastern District of Texas by concluding license and patent acquisition agreements (see note 17).

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers

The laws of Germany make no provision for indemnification of the members of our supervisory and management boards.

We have provided for the indemnification of the members of our supervisory and management boards against general civil liability which they may incur in connection with their activities on behalf of our company. We will continue to provide insurance for the indemnification of the members of our supervisory and management boards against such liability, as well as against liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or person controlling the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 9.	Exhibits

The Exhibit Index is hereby incorporated by reference.

Item 10.	Undertakings

The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement,

Provided, however, that: paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant:

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions set forth in Item 8 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Munich, on July 16, 2009.

Infineon Technologies AG

By:	/s/ Peter Bauer
Name:     Peter Bauer

Title:	Member of the Management Board and
Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Dr. Marco Schröter
Name:     Dr. Marco Schröter

Title:	Member of the Management Board and
Chief Financial Officer
(Principal Financial Officer and Principal
Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints Peter Bauer and Dr. Marco Schröter, and each of them (with full power in each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form F-3 has been signed by the following persons in the capacities indicated on July 16, 2009.

Signature	Title

/s/ Peter Bauer Peter Bauer	Member of the Management Board and Chief Executive Officer (Principal Executive Officer)

/s/ Dr. Marco Schröter Dr. Marco Schröter	Member of the Management Board and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Prof. Dr. Hermann Eul Prof. Dr. Hermann Eul	Member of the Management Board

/s/ Dr. Reinhard Ploss Dr. Reinhard Ploss	Member of the Management Board

INFINEON TECHNOLOGIES NORTH AMERICA CORP.

By:	/s/ Gregg Bibbes
Name: Gregg Bibbes
Title: General Counsel
(Authorized representative in the United States)

EXHIBIT INDEX

Exhibit
Number		Description of Exhibit	Note

1.1		Form of Underwriting Agreement by and among Infineon Technologies AG, Credit Suisse Securities (Europe) Limited, Deutsche Bank AG, Merrill Lynch International and Citigroup Global Markets Limited	Filed herewith
1.2		Form of Contribution Agreement by and among Infineon Technologies AG, Credit Suisse Securities (Europe) Limited, Deutsche Bank AG, Merrill Lynch International and Citigroup Global Markets Limited	Filed herewith
3.1		Articles of Association (as of February 2008) (English translation)	Filed as Exhibit 1.1 to the Annual Report on Form 20-F of Infineon Technologies AG filed on December 29, 2008 (file no. 001-15000)
4.1		Amended and Restated Deposit Agreement, dated March 31, 2005, by and among Infineon Technologies AG, Deutsche Bank Trust Company Americas, and the holders and beneficial owners from time to time of American Depositary Receipts issued thereunder	Filed as Exhibit (a) to the Registration Statement on Form F-6 of Infineon Technologies AG filed on March 17, 2005 (file no. 333-123389)
4.2		Form of Rights Agency Agreement between Infineon Technologies AG and Deutsche Bank Trust Company Americas, including form of ADS rights certificate	Filed herewith
5.1		Opinion of Freshfields Bruckhaus Deringer regarding validity of securities	Filed herewith
8.1		Opinion of WilmerHale regarding U.S. tax matters	Filed herewith
8.2		Opinion of Freshfields Bruckhaus Deringer regarding German tax matters	Filed herewith
10.1		Investment Agreement, dated July 10, 2009, between Infineon Technologies AG and Admiral Participations (Luxembourg) S.à r.l.	Filed herewith
10	.2+	Asset Purchase Agreement, dated as of July 7, 2009, by and between Infineon Technologies AG and Wireline Holdings S.à r.l.	Filed herewith
10	.3+	Amendment No. 3, dated as of June 30, 2009, to Shareholder Agreement of ALTIS Semiconductor between Infineon Technologies Holding France and IBM XXI SAS dated as of June 24, 1999.	Filed herewith
10.4		Terms and Conditions of New Guaranteed Subordinated Convertible Notes due 2014 issued on May 26, 2009 by Infineon Technologies Holding B.V.	Filed herewith
23.1		Consent of KPMG AG Wirtschaftsprüfungsgesellschaft with respect to its reports regarding the consolidated IFRS financial statements of Infineon Technologies AG	Filed herewith
23.2		Consent of KPMG AG Wirtschaftsprüfungsgesellschaft with respect to its reports regarding the consolidated US GAAP financial statements of Infineon Technologies AG and the effectiveness of Infineon Technologies AG’s internal control over financial reporting	Filed herewith
24		Power of Attorney	Included on signature page

+	Confidential treatment requested as to certain portions, which portions have been filed separately with the Securities and Exchange Commission.